PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-296374

Up to 20,000,000 Ordinary Shares

Ruanyun Edai Technology Inc.

This prospectus relates to the issuance by us of an aggregate of up to 20,000,000 of our ordinary shares, par value $0.0002 per share, or the ordinary shares, by ARC Group International Ltd., or the Selling Shareholder, including 1,200,000 ordinary shares which have been issued as commitment shares, or the Commitment Shares, under the Purchase Agreement as a fee for the Selling Shareholder’s commitment to purchase shares under the Purchase Agreement. The shares included in this prospectus consist of ordinary shares that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Shareholder, from time to time after the date of this prospectus, pursuant to a purchase agreement we entered into with the Selling Shareholder on December 17, 2025, or the Purchase Agreement, in which the Selling Shareholder has committed to purchase from us, at our direction, up to $100.0 million of our ordinary shares, subject to terms and conditions specified in the Purchase Agreement. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Shareholder” for additional information regarding the Selling Shareholder.

We are not selling any ordinary shares being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Shareholder.

The Selling Shareholder may sell or otherwise dispose of the ordinary shares included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Shareholder may sell or otherwise dispose of the ordinary shares being offered in this prospectus. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

We are not a Chinese operating company but a Cayman Islands holding company with no operations. We conduct substantially all of our operations in the People’s Republic of China, or the PRC or China, through Jiangxi Ruanyun, the variable interest entity, or the VIE, and its subsidiaries through certain Contractual Arrangements (as defined below). We do not have any equity ownership of the VIE, instead, we have the power to direct the activities and receive the economic benefits and absorb losses of the VIE’s business operations through certain Contractual Arrangements and the VIE is consolidated for accounting purposes. This structure involves unique risks to investors. We are also currently planning to expand our business presence in the Middle East and globally, including with the establishment of our Saudi Arabia and Malaysia subsidiaries to spearhead our international diversification efforts.

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “RYET”. On June 17, 2026, the closing price of our ordinary shares was $1.16 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. We are a Cayman Islands holding company, not an operating company, with all of our operations conducted in the PRC by a variable interest entity and it’s subsidiaries, and this structure involves unique risks to investors. These risks are discussed more fully in “Risk Factors” beginning on page 15 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 24, 2026

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 We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our ordinary shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ordinary shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

We control and receive the economic benefits and absorb losses of the VIE and its subsidiaries’ business operations through the Contractual Arrangements (defined hereinafter). Based on the Contractual Arrangements, we account for Jiangxi Ruanyun as a VIE. More specifically, we have the power to direct the activities Jiangxi Ruanyun and become the primary beneficiary of Jiangxi Ruanyun for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our power to direct the activities of Jiangxi Ruanyun and our position of being the primary beneficiary of Jiangxi Ruanyun for accounting purposes are limited to the conditions that we met for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Accordingly, we consolidate the accounts of Jiangxi Ruanyun for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC Topic 810-10, Consolidation: Overall. We believe the Contractual Arrangements are in compliance with the current PRC laws and are legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could affect the validity of the Contractual Arrangements or limit our ability to enforce the Contractual Arrangements. Furthermore, the Contractual Arrangements have not been tested in a court of law. As a result, we may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. Our position of being the primary beneficiary of the VIE and its subsidiaries also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. As of the date of this prospectus, we believe that the agreements on the authorization to exercise shareholders’ voting power are valid and legally enforceable. See “Risk Factors-Risks Related to our Corporate Structure” for further information.

The legal and operational risks associated with operating in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments would be applicable to our subsidiary in Hong Kong.

We are offering ordinary shares of Ruanyun Edai Technology Inc., a holding company incorporated in the Cayman Islands.

“PRC” or “China” refers to the People’s Republic of China.

“Hong Kong” refers to the special administrative region of the People’s Republic of China.

“RMB” or “Renminbi” refers to the legal currency of China. “HKD” or “HK$” refers to the legal currency of Hong Kong. “$” or “U.S. dollars” refers to the legal currency of the United States.

“PRC laws”, “PRC laws and regulations” refers to the laws and regulations that apply to the mainland of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

All information in this prospectus assumes no exercise of outstanding warrants to purchase our ordinary shares.

Our reporting currency is U.S. dollars. The functional currency of the Company and its subsidiaries incorporated in Hong Kong is U.S. dollars. The functional currency of the Company’s PRC subsidiary, the VIE and its subsidiaries is RMB. The determination of the respective functional currency is based on the criteria of Accounting Standards Codification, or ASC, Topic 830, Foreign Currency Matters. The consolidated financial statements are translated from the functional currency to the reporting currency, USD. We use the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, except for equity, respectively. For equity items, we used the historical exchange rate to translate the equity items from functional currency to reporting currency. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders’ deficits. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical costs in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of operations and comprehensive loss. The consolidated balance sheet amounts, with the exception of equity, at March 31, 2025 and 2024 were translated RMB 7.2567 to $1.00 and at RMB 7.2203 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended March 31, 2025 and 2024 were RMB 7.2163 to $1.00 and RMB 7.1671 to $1.00, respectively. The unaudited condensed consolidated balance sheet amounts, with the exception of equity, at September 30, 2025 and 2024 were translated at RMB 7.1190 to $1.00 and at RMB 7.0176 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to unaudited condensed consolidated statements of operations and cash flows for the six months ended September 30, 2025 and 2024 were RMB 7.1947 to $1.00 and RMB 7.2023 to $1.00, respectively.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for information regarding risks you should consider before investing in our ordinary shares.

Overview - What is Ruanyun

We are a data-driven artificial intelligence, or A.I., technology company historically focused on K-12 education in China. Building upon our foundational K-12 business, we are currently undergoing a strategic transition and upgrade to comprehensively focus our domestic operations on the provision of "Smart Campus" services. We are committed to reforming the traditional Chinese education and learning model by facilitating schools, teachers, and students with new teaching, learning, and assessment methods in the A.I. era.

Our upgraded domestic business model centers on a comprehensive Smart Campus ecosystem. This suite of integrated solutions includes Smart Campus software and hardware infrastructure development, campus logistics and support services, the provision of textbooks and supplementary teaching materials, examination services, and alumni study-abroad advisory services. Furthermore, we are actively expanding our services beyond traditional education into A.I. vocational training across multiple industries. To facilitate and scale this A.I. vocational training business at the application layer, we have established and currently operate the Cogni AI and Yeezo platforms.

We have furthermore contemplated and initiated international and global expansion. To enable this expansion, following our initial public offering, we established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We are actively extending our Smart Campus and educational services overseas, a strategic initiative primarily spearheaded by our Hanlink Chinese learning platform. Through Hanlink, we aim to bridge our domestic and international service offerings and explore opportunities for Sino-foreign cooperative education programs. We currently intend for new international activities to be conducted through these subsidiaries and platforms in the future.

These initiatives are at different stages of development and commercialization. Although management has begun to describe certain strategic initiatives and operating categories for business planning and investor communication purposes, we currently continue to manage and report our financial results on a consolidated basis and have not presented separate reportable segments in this prospectus.

We believe the road to education and career success should come with clear directions. Our mission is to help students and learners of all ages understand their specialties and find their way to higher education, professional advancement, and future success. We believe we have built one of the most comprehensive online learning ecosystems, featuring extensive academic and vocational resources, interactive learning tools, and advanced A.I. algorithms, all of which are accessible online and on demand.

As of March 31, 2026, our online academic exercise question bank has accumulated more than 10 billion data points generated by approximately 15.15 million students in tests from more than 20,000 schools. With the continuous collection and analyzing of students’ online learning data, our A.I. algorithms are constantly expanding and upgrading, reaching an assumed evaluation accuracy rate of 97% (based solely on our internal calculations), thereby allowing us to provide students with tailored and effective learning strategies. We believe that, in time, our online learning platform will be proven revolutionary in affecting the traditional K-12 education system.

As of March 31, 2026, approximately 15.15 million students use Jiangxi Ruanyun to collect their daily homework exercise data, prepare for a test or attend the Academic Proficiency Assessment, which is an official assessment across all subjects taught in schools, conducted by the Education Testing Authority in China. This allows us to understand each student better and enables us to help them reach the next level of educational success with an effective strategy, every step of the way.

We value our proprietary technologies and strong research and development capabilities, which we believe differentiate us from other companies in our industry. As of March 31, 2026, we had an intellectual property portfolio consisting of 12 patents and 34 trademarks filed with the PRC State Intellectual Property Administration, 95 software copyrights registered with the PRC State Copyright Bureau, and 20 domain names.

We have furthermore contemplated and initiated international and global expansion, with a target of more than 50% of our annual revenue to be sourced outside the Chinese market by the end of 2027. This has been the subject of several announced planned initiatives.

The international revenue target described above represents a strategic objective and is subject to execution of our international initiatives, customer adoption, regulatory approvals, partner performance, revenue recognition and other factors. There is no assurance that this objective will be achieved on the expected timeline or at all.

What We Offer

Over the last decade, our A.I. learning platform has expanded from learning to assessment in school to A.I application, services and hardware. We believe we are a trend-setter in reforming the traditional education model in China using the technological progress brought about by the advent of A.I. technology. We believe we are a leading educational A.I. company in China that serves both everyday learning and Academic Proficiency Test in school. We provide computerized testing for China’s Academic Proficiency Test, or ATP, which is equivalent to the SAT in China. Our everyday learning to official assessment model allows us to expand into a range of personalized “online” services and “offline” products for students in high demand.

We currently sell our products and services through two primary product lines, namely our SmartExam® solution and SmartHomework® solution. Our SmartHomework® solution delivers personalized learning solutions for students to study more effectively. Teachers can adjust instructions for students based on their specific needs. In addition, our SmartExam® solution helps deliver China’s Academic Proficiency Test, which is required in China for obtaining a high-school diploma, in computer-based format. We also provide self-learning solutions and smart-devices, such as smart printer / smart headset for everyday study and test preparation.

These have been our historical principal education technology product lines. Building on these historical product lines, we are pursuing additional strategic initiatives, including Smart Campus Services, international education and language learning through HanLink, and AI application products such as Cogni AI and YeeZo.

Everyday Teaching and Learning

Our SmartHomework® system is a digital teaching and learning decision platform, which collects paper-based homework data with our intelligent scanning machine. During collection, the system can evaluate the grasp of knowledge for each student, and the teacher can adjust instructions for students based on their specific needs. Items that should be reviewed in the next class and AI generated instructions are provided to the teacher immediately.

As the homework data is collected, the system generates a personalized exercise book, or P.E. Book, with analogy questions personalized for each student. Our professional “Personalized Publishing” service delivers the P.E. Book in print within 24 hours. This helps each student study more effectively without changing their normal study habits. The items that students practice would be determined by their own study data, and it is published to them in a personalized and timely style.

In addition, our A.I. learning platform provides teachers and students with additional online services. Based on the homework data collected, the system helps teachers adjust their instructions for students who are either ahead or behind in their studies. The students, on the other hand, have access to their historic study data. Personalized online courses and adaptive online practices are also provided on demand. While practicing online, the system provides consistent feedback to help students stay on course in their studies. We believe this is a revolutionary tool for students to learn and that it can significantly improve their academic performance. We continuously accumulate students’ learning data during their learning process, analyzing students’ logical thinking, spatial imagination, language skills, analytical reasoning and other specific characteristics. This allows us to provide both scientific and empirical assessments to each student and recommend solutions based on his/her individual learning needs.

In July 2021, the China central government officially released the “Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education”, or the Opinions, policy, seeking to decrease workloads for students and overhaul the private tutoring sector. In the policy, it states that elementary students must finish homework in-school, and junior high school students finish most of their homework in-school. Our SmartHomework® solution provides in-school service aiming to help students to study more efficiently. Under the background of the Opinions, local governments have quickly chosen our SmartHomework® solution to push new reforms into effect throughout Jiangxi Province.

Academic Proficiency Test

China’s Academic Proficiency Test is an official assessment across all subjects taught in school. There are eleven subject assessments which include Chinese, Math, English, Physics, Chemistry, Biology, Political Science, History, Geography, Information Technology and General Technology. APT assessments covering these 11 subjects need to be taken both during the secondary, or middle, and high school periods. The secondary school, or middle school, APT assessments would be included as part of the high school admission process, while the high school APT is a pre-requisite for obtaining one’s high school diploma.

We began providing computer-based APT services for the subject of Biology in 2013 and expanded to all eleven subjects in 2017. Today, our SmartExam® platform covers all aspects of the APT test, from attesting and management of systems, to building test contents, and constructing certified test centers. We also provide services to help testing Authorities with staff training, onsite management to academic proficiency evaluations. We believe we are a leading computer-based educational APT assessment vendor in China for all subjects.

China’s education ministry promoted local education authorities to adopt computer-based APT to replace traditional paper-based exam gradually. Influenced by the “Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education”, or the Opinions, policy, high school and college admission decisions will take APT grades and multi-dimensional assessment into consideration. In such, for junior or senior high school students, APT scores are required for higher level education admissions. For senior high school graduates seeking to study overseas, official APT grades are widely accepted by institutions around the world.

Test Preparation

Building on the APT assessment services, we have introduced test-preparation books and adaptive practice applications and began to invest in building smart devices that further enhance students’ learning experience and efficiency. This is how we developed APT practices books for each subject and invented Jiangxi Ruanyun Smart-Headset for English assessments. Students who take any mock test in our online practice application have access to video lessons and will receive personalized study resources based on their test results.

Industry Background

China’s National People’s Congress enacted the PRC Educational Law which sets forth provisions relating to the fundamental education system in China. This includes the school system of preschool, elementary school, middle, or secondary, school and high school (namely, K-12), with grades from one through twelve being compulsory education. The law also stipulates a system of educational certificates, which require taking a series of tests and pass certain exams. The pinnacle of such exams is the National College Entrance Exam, or NCEE, also known as Gao Kao.

Today, China has the largest K-12 education system in the world. According to Ministry of Education of the People’s Republic of China, as of December 2023, China’s K-12 system had over 188 million students, including approximately 108 million primary school students (grades 1 through grade 7), 52 million secondary school, or middle school, students (grades 7 through 9) and 28 million high school students (grades 10 through 12) across over 211,200 schools.

Over the past 40 years, particularly since China resumed the NCEE in 1977, China’s K-12 educational system has been shouldering the responsibility of both providing public education to the masses as well as training and selecting a large number of qualified professionals. In July of each year, millions of Chinese high school graduates take the NCEE. Their NCEE scores will determine whether the students have the option to continue with their more advanced studies in colleges and universities, or enter into the general workforce, most occupations of which do not have college degree requirements and therefore inadvertently sustain a lesser social and economic status. Hence, the term “one test for life” describes Gao Kao as an existential turning point in millions of young people’s lives each year in China.

From 2019 to 2023, according to the National Bureau of Statistics of China as of December 2023, China’s national financial education expenditure was over 4% of GDP, which represented a higher level of such spending among developing and developed countries alike. Since 2017, China’s educational spending has exceeded RMB 4 trillion (approximately $59 billion) for seven consecutive years. Since 2016, the Education Ministry of China has made various attempts to reform China’s educational system, aiming to rid the “one test for life” reality and to evaluate students’ performance and potentials on a more comprehensive basis. This is a reform of tremendous undertaking and is expected to be carried out to each provincial and municipal level within China. However, in its early stage, China’s well-intended and sometimes heavy-handed approach to such a reform has not been without adverse consequences, which we believe mainly stem from the following issues:

●	The distribution of educational resources is uneven in China.

●	In a modern and fast-paced society, the traditional ways of teaching, learning and academic evaluation are seen as less efficient, effective and fair.

●	Without a new and more holistic approach in place, standardized test-taking still dominates students’ performance evaluation.

Consequently, the competition for resources and the emphasis on the results of standardized tests have only intensified, while tech-savvy students and parents look to the internet for gaining a competitive edge and academic advancement. As a result, central and local governments alike are seeking solutions to this matter. According to iResearch as of June 2023 the market size of China’s K-12 after-school tutoring education was expected to reach 117.6 billion RMB (approximately $16.89 billion) as of 2023. Meanwhile, according to the National Bureau of Statistics of China as of December 2023, China’s per capita expenditure on education, culture and entertainment was expected to grow at a CAGR of 5.46% from 2018 to 2023. We aspire to be the preferred A.I. educational technology provider to China’s approximate 188 million K-12 students in about 211,200 schools.

According to Beijing Kaijuan Information Technology Co., Ltd.’s “2023 Book Retail Market Annual Report”, as of December 2023, the retail market size of books in China for 2023 was RMB 91.2 billion (approximately $12.6 billion). With the recent digital transformation ongoing in China’s school system and advanced AI technologies, personalized homework books are introduced to help students study efficiently. Personalized homework books can be in both digital and paper-based format. Such books contain custom-made learning and practice content for each student by classification according to students’ current learning situations and learning abilities. They can be delivered to students online or published and delivered in paper by demand. We believe this new form of publishing is becoming one of the most sought after models with an approximate RMB 80 billion (approximately $12 billion) in market size in 2022 according to internal Company estimates and calculations. Moreover, we believe the market size is expected to change with the fluctuations in the number of students enrolled in China and the changes in China’s educational policies.

In addition, the computer-based APT is also setting a new trend for the test-preparation market. As the assessment is changing from paper-based to computerized format, the test preparation solutions and smart devices markets is experiencing rapid growth. The computer-based assessment is currently being implemented in one province (Jiangxi) as the pilot project for the China Education Department. According to iResearch, as of August 2024, the educational smart hardware for personal consumption market is expected to reach nearly RMB 100 billion (approximately $13.69 billion) in 2027.

Strategic Transition and Emerging Business Initiatives

Building upon our historical K-12 education technology foundation, we are pursuing a strategic transition toward a broader AI-enabled education, campus services and institutional technology platform. This transition is intended to build on our existing capabilities in assessment, AI-OCR, educational content, data processing, learning systems and school-facing service relationships. The principal areas of expansion currently include Smart Campus Services, international education and language learning initiatives, and AI application products. These areas are described as strategic initiatives and operating categories for business planning purposes and are not currently presented as separate reportable segments in this prospectus.

Smart Campus Services

Our Smart Campus Services initiative is designed to support campus operations and student-life services, which may include campus food-service management, merchant settlement, dormitory utility services, student-life workflows, vocational development and other institutional support services. This initiative is operated through certain PRC consolidated entities, including Jiangxi Yunxiaotong Technology Co., Ltd. and Gongqing City Yunxiao Bulter Technology Co., Ltd. The business remains subject to operational, licensing, gross-versus-net revenue presentation, consolidation and audit review considerations, and any unaudited operating revenue figures disclosed by us should not be viewed as necessarily indicative of future reported results.

AI Application Initiatives

Cogni AI is a multimodal AI agent and document intelligence initiative designed to support document digitization, recognition, automation and related institutional or enterprise workflow applications. YeeZo is an AI workflow and orchestration platform introduced to support AI-assisted content planning and multi-model content production. Cogni AI and YeeZo are at different stages of commercialization. Cogni AI has generated contracted commercial activity as described under “Prospectus Summary—Recent Developments,” while YeeZo is currently being evaluated for commercialization pathways and has not announced definitive commercial agreements.

International Education and HanLink

HanLink is our AI-powered Chinese language learning platform and serves as a principal initiative for international education expansion. We have established a Saudi Arabia subsidiary and a Malaysia subsidiary to support international development, market entry, partner relationships, implementation support and related opportunities. Certain HanLink commercialization activities in Saudi Arabia involve Link Door Smart Company, a strategic associate and related party, and revenue generated by Link Door is not automatically revenue of the Company unless and until recognized by us under applicable agreements and accounting standards.

Corporate History and Structure

The shares offered by this prospectus are shares of a Cayman Islands holding company with operations conducted in the PRC by a variable interest entity and its subsidiaries. Ruanyun Edai Technology Inc., or Ruanyun, is a holding company and was incorporated in the Cayman Islands on March 11, 2021. Ruanyun, through its consolidated subsidiaries, the VIE, and the VIE’s subsidiaries, is primarily engaged in providing online academic exercise question banks with A.I. capabilities, homework, and on-demand lectures and evaluations that cover all K-12 subject fields and grade levels. Our principal operations and geographic markets are mainly in the PRC. We are also currently planning to expand our business presence in the Middle East and globally, including with the establishment of our Saudi Arabia and Malaysia subsidiaries to spearhead our international diversification efforts.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through the VIE and its subsidiaries in China. We control and receive the economic benefits and absorb losses of the VIE and its subsidiaries’ business operations through certain contractual arrangements with Jiangxi Ruanyun and its shareholders, or the Contractual Arrangements. The ordinary shares offered by this prospectus are shares of our offshore holding company, Ruanyun Edai Technology Inc., instead of shares of the VIE or its subsidiaries in China. For a description of the Contractual Arrangements, see “Corporate History and Structure—Contractual Arrangements.” Based on the Contractual Arrangements, we account for Jiangxi Ruanyun as a VIE. More specifically, we have the power to direct the activities of Jiangxi Ruanyun and become the primary beneficiary of Jiangxi Ruanyun for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our power to direct the activities of Jiangxi Ruanyun and our position of being the primary beneficiary of Jiangxi Ruanyun for accounting purposes are limited to the conditions that we met for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Accordingly, we consolidate the accounts of Jiangxi Ruanyun for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC Topic 810-10, Consolidation: Overall. Only if we meet the aforementioned conditions to be the primary beneficiary of Jiangxi Ruanyun under U.S. GAAP, we will consolidate Jiangxi Ruanyun and Jiangxi Ruanyun will be treated as our consolidated affiliated entities for accounting purposes. We believe the Contractual Arrangements are in compliance with the current PRC laws and are legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could affect the validity of the Contractual Arrangements or limit our ability to enforce the Contractual Arrangements. Furthermore, the Contractual Arrangements have not been tested in a court of law. As a result, we may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. Our position of being the primary beneficiary of the VIE and its subsidiaries also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. As of the date of this prospectus, we believe that the agreements on the authorization to exercise shareholders’ voting power are valid and legally enforceable. See “Risk Factors—Risks Related to our Corporate Structure” for further information. We have furthermore contemplated and initiated international and global expansion, and in an effort to enable this expansion, since our IPO, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We currently intend for new international activities to be conducted through these subsidiaries in the future.

Reorganization

On March 11, 2021, Ruanyun was incorporated with limited liability under the laws of the Cayman Islands. On December 24, 2020, Soft Cloud Technology Limited, or Soft Cloud, was established in accordance with the law and regulations of Hong Kong and subsequently became the wholly owned subsidiary of Ruanyun. Soft Cloud is a holding company and holds all the equity interests of Rollingthunder Technology (Jiangxi) Co., Ltd, or the WFOE, which was established in the PRC on January 19, 2021. Jiangxi Ruanyun Technology Co., Ltd., or Jiangxi Ruanyun, or the VIE, was established on March 27, 2012 under the laws of the PRC. The main operations of Jiangxi Ruanyun include a focus on A.I. database and testing center development. Jiangxi Ruanyun formed the following subsidiaries subsequent to its establishment:

●	Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch), or Shenzhen Ruanyun, a company incorporated on March 27, 2017 in the PRC. It is a branch office of Jiangxi Ruanyun and mainly operating an A.I. database.

●	Jiangxi Alphabet Technology Co., Ltd., or Jiangxi Alphabet, a company incorporated on February 21, 2017 in the PRC. It is a 70% subsidiary of Jiangxi Ruanyun and mainly operates in paperless testing center development.

●	Jiangxi Huizuoye Technology Co., Ltd., or Jiangxi Huizuoye, a company incorporated on April 8, 2021 in the PRC. Jiangxi Ruanyun has 51% equity interest in Jiangxi Huizuoye, which mainly operates in electronic publications.

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Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. or Ruanyun Zhitou, a company incorporated on November 15, 2023 in the PRC. Jiangxi Ruanyun has 100% equity interest in Ruanyun Zhitou, which mainly operates in electronic publications.

●	Inner Mongolia Mengyun Digital Technology Co., Ltd., or Mengyun Digital, a company incorporated on March 6, 2018 in the PRC. Ruanyun Zhitou has 51% equity interest in Mengyun Digital, which mainly operated in education digitalization and information technology services. Mengyun Digital was deregistered on May 12, 2025. The deregistration of Mengyun Digital does not have a material impact on our operations in the region, as Jiangxi Ruanyun Technology Co., Ltd. has assumed its business functions. The decision to dissolve the joint venture was made as part of our ongoing efforts to reduce management and administrative costs.

●	Jiangxi Yunxiaotong Technology Co., Ltd., or Jiangxi Yunxiaotong, a company incorporated on September 11, 2025 in the PRC. It is a 51% subsidiary of Ruanyun Zhitou and mainly operates in school catering and accommodation services.

●	Gongqing City Yunxiao Bulter Technology Co., Ltd., or Gongqing Yunxaio, a company incorporated on September 16, 2025 in the PRC. It is a 100% subsidiary of Jiangxi Yunxiaotong and mainly operates in school catering services.

●	Chongqing Huizhi Plan Technology Co., Ltd, or Chongqing Huizhi, a company incorporated on July 18, 2025 in the PRC. It is a 60% subsidiary of Ruanyun Zhitou and mainly operates in digital publishing and technology services.

●	Soft Cloud Smart Technology Company, a company incorporated on December 15, 2025 in Saudi Arabia. It is a 100% subsidiary of Ruanyun.

●	Formind Global Holdings Sdn. Bhd., a company incorporated on April 30, 2026 in Malaysia. It is a 100% subsidiary of Ruanyun.

As a holding company with no material operations of our own, we, Ruanyun, conduct our operations through the VIE and its subsidiaries in China based on the Contractual Arrangements. On April 8, 2021, WFOE entered into a series of contractual arrangements with Jiangxi Ruanyun and its shareholders, which allow Ruanyun to have controlling financial interest in Jiangxi Ruanyun, or the VIE. Subject to the conditions that we have satisfied for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Under U.S. GAAP, Ruanyun was deemed to be the primary beneficiary of the VIE for accounting purposes and must consolidate the VIE. These Contractual Arrangements include an Exclusive Equity Interest Purchase Agreement, an Equity Interest Pledge Agreement, Powers of Attorney, an Exclusive Technical Consulting and Service Agreement and Supplementary Agreements to the Exclusive Technical Consulting and Service Agreement, or collectively, the Contractual Arrangements. Ruanyun together with its wholly-owned subsidiary Soft Cloud, and its subsidiary, WFOE and the VIE and its subsidiaries were effectively controlled by the same shareholders before and after the reorganization. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The charts below summarize our corporate legal structure and identify our subsidiaries, the VIE and its subsidiaries as of the date of this prospectus:

Offshore
Ruanyun Edai Technology Inc. (Cayman Islands)
100%
100%
100%
Formind Global Holdings Sdn. Bhd. (Malaysia)
Soft Cloud Technology Limited (Hong Kong)
Soft Cloud Smart Technology Company (Saudi Arabia)
100%
Onshore (PRC)
Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd
100%
Jiangxi Ruanyun Technology Co., ltd (Shenzhen Branch)
70%
51%
100%
Jiangxi Alphabet Technology Co., Ltd
Jiangzi Huizoyre Technology Co., Ltd
Joangxi Ruanyun Zhitou Education Consulting Co., Ltd
51%
60%
Jiangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd
100%
Gongqing City Yunxiao Bulter Technology Co., Ltd

Name	Background	Ownership
Soft Cloud Technology Limited	A Hong Kong company formed on December 24, 2020	100% owned by Ruanyun Edai Technology Inc.
Rollingthunder Technology (Jiangxi) Co., Ltd	A PRC company formed on January 19, 2021	100% owned by Soft Cloud Technology Limited
Jiangxi Ruanyun Technology Co., Ltd.	A PRC company formed on March 27, 2012	VIE of Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch)	A PRC company formed on March 27, 2017	100% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Alphabet Technology Co., Ltd.	A PRC company formed on February 21, 2017	70% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Huizuoye Technology Co., Ltd.	A PRC company formed on April 8, 2021	51% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd	A PRC company formed on November 15, 2023	100% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Yunxiaotong Technology Co., Ltd	A PRC company formed on September 11, 2025	51% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Gongqing City Yunxiao Bulter Technology Co., Ltd	A PRC company formed on September 16, 2025	100% owned by Jiangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd	A PRC company formed on July 18, 2025	60% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Soft Cloud Smart Technology Company	A Saudi Arabia company formed on December 15, 2025	100% owned by Ruanyun Edai Technology Inc.
Formind Global Holdings Sdn. Bhd.	A Malaysia company formed on April 30, 2026	100% owned by Ruanyun Edai Technology Inc.

The registered capital of Jiangxi Huizuoye Technology Co., Ltd. will be fully paid by 2030. The registered capital of Rollingthunder Technology (Jiangxi) Co., Ltd will be fully paid by 2050. The registered capital of Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. will be fully paid by 2029. The equity interests of Jiangxi Alphabet Technology Co., Ltd. was fully paid by 2023. The registered capital of the VIE, Jiangxi Ruanyun, was fully paid by 2019.

Share Consolidation

On October 17, 2022, Ruanyun, with the approval of its board of directors and shareholders, effected a 1-for-2 share consolidation of all of its issued and unissued ordinary shares, or the share consolidation, whereby each two ordinary shares of par value of $0.0001 each were consolidated into one ordinary share of par value of $0.0002 each, following which the share capital of Ruanyun was $1,000,000 divided into 5,000,000,000 shares with a par value of $0.0002 each. Any and all fractional shares were rounded up to the nearest whole share. As of June 17, 2026, 37,280,004 ordinary shares of Ruanyun are issued and outstanding. Unless otherwise stated in this prospectus, we have retroactively restated all share and per share data for all of the periods presented in this prospectus to reflect the share consolidation.

Contractual Arrangements

In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of value-added telecommunication services and other restricted businesses, we operate substantially all of our business through certain PRC domestic companies. As such, Jiangxi Ruanyun is controlled through the Contractual Arrangements, in lieu of any direct or indirect equity ownership by Ruanyun or any of its subsidiaries, which were signed on April 8, 2021.

Despite the lack of equity ownership, Ruanyun controls the VIE’s financial interest through the Contractual Arrangements. The equity interests of the VIE are legally held by PRC individuals, or the Nominee Shareholders. The Nominee Shareholders who individually hold more than 5% equity interests of the VIE, including Yan Fu, Cong Zhao, Baihua Li, Bin Wang, and Shanghai Yuyuan Asset Management Partnership (Limited Partnership), collectively own 71.78% of the VIE. Through the Contractual Arrangements, the Nominee Shareholders effectively assign all their voting rights underlying their equity interests in the VIE to Ruanyun, and therefore, Ruanyun has the power to direct the activities of the VIE that most significantly impact economic performance. Ruanyun also has the right to receive economic benefits and the obligation to absorb losses from the VIE that potentially could be significant to the VIE. Based on the above, Ruanyun consolidates the accounts of the VIE in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification, or ASC, Topic 810-10, Consolidation: Overall.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Equity Interest Purchase Agreement

Pursuant to the Exclusive Equity Interest Purchase Agreement entered into amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE, the Nominee Shareholders granted the WFOE or its designated party, an irrevocable and exclusive right to purchase all or part of the equity interests held by the Nominee Shareholders in Jiangxi Ruanyun at its sole discretion, to the extent permitted under the PRC laws, at an amount equal to the minimum consideration permitted under the applicable PRC law and administrative regulations. Any proceeds received by the Nominee Shareholders from the exercise of the options shall be remitted to the WFOE to the extent permitted under PRC laws. In addition, Jiangxi Ruanyun and the Nominee Shareholders have agreed that without prior written consent of the WFOE, they will not create any pledge or encumbrance on their equity interests in the VIE, or transfer or otherwise dispose of their equity interests in Jiangxi Ruanyun. The term of the agreement is ten years and can be extended by another ten years by the WFOE.

Equity Interest Pledge Agreement

Pursuant to the Equity Interest Pledge Agreement entered into amongst the WFOE and the Nominee Shareholders, the Nominee Shareholders pledged all of their equity interests in Jiangxi Ruanyun to the WFOE as collateral to secure their obligations. If the Nominee Shareholders breach their respective contractual obligations under the share pledge agreement, the WFOE, as pledgee, will be entitled to rights, including the right to dispose the pledged equity interests entirely or partially. The Nominee Shareholders agreed not to transfer or otherwise create any encumbrance on their equity interests in Jiangxi Ruanyun without prior consent of the WFOE. The Equity Interest Pledge Agreement will remain effective until all the obligations have been satisfied in full. Ruanyun has completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

Powers of Attorney

Pursuant to the Powers of Attorney entered into by the Nominee Shareholders, each Nominee Shareholder appointed the WFOE to act on behalf of the Nominee Shareholder as exclusive agent and attorney with respect to all matters concerning the shareholding including, but not limited to, (1) calling and attending shareholders’ meetings of Jiangxi Ruanyun; (2) exercising all the shareholders’ rights, including voting rights; and (3) appointing at its sole discretion a substitute or substitutes to perform any or all of its rights. The powers of attorney remain irrevocable and continuously valid from the date of execution so long as each Nominee Shareholder remains a shareholder of Jiangxi Ruanyun unless the WFOE issues adverse instructions in writing.

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement entered between the WFOE and Jiangxi Ruanyun, the WFOE or its designated entities affiliated with it has the exclusive right to provide Jiangxi Ruanyun with technical support and business support services in return for fees equal to 100% of the consolidated net profits of Jiangxi Ruanyun. The WFOE has sole discretion in determining the service fee charged under this agreement. Without the WFOE’s prior written consent, Jiangxi Ruanyun shall not, directly or indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. The WFOE will have the exclusive ownership of all intellectual property rights developed by performance of this agreement. This agreement will remain effective until it is terminated at the discretion of the WFOE or upon the transfer of all the shares of Jiangxi Ruanyun to the WFOE and/or a third party designated by the WFOE.

On April 2, 2022, Jiangxi Ruanyun and the WFOE signed the Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement, or the Supplementary Agreement. Pursuant to the Supplementary Agreement, consulting fees can be 100% of Jiangxi Ruanyun’s annual profits, and Jiangxi Ruanyun shall provide the WFOE with a report in relation to such consulting fees within three business days after each year in accordance with the Supplementary Agreement.

On October 18, 2022, Jiangxi Ruanyun and the WFOE signed an additional Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement, or the Second Supplementary Agreement. Pursuant to the Second Supplementary Agreement, the WFOE shall be obligated to provide financial support to Jiangxi Ruanyun to ensure it meets the cash flow requirements in daily operation and/or offsets any losses incurred during its operation.

Based on the foregoing Contractual Arrangements, we account for Jiangxi Ruanyun as a VIE. We have the power to direct the activities of Jiangxi Ruanyun and become the primary beneficiary of Jiangxi Ruanyun for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our power to direct the activities of Jiangxi Ruanyun and our position of being the primary beneficiary of Jiangxi Ruanyun for accounting purposes are limited to the conditions that we met for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Accordingly, we consolidate the accounts of Jiangxi Ruanyun for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC Topic 810-10, Consolidation: Overall. Only if we meet the aforementioned conditions to be the primary beneficiary of Jiangxi Ruanyun under U.S. GAAP, we will consolidate Jiangxi Ruanyun and Jiangxi Ruanyun will be treated as our consolidated affiliated entities for accounting purposes.

We do not hold any equity interests in the VIE, we control the VIE through the Contractual Arrangements, the Contractual Arrangement may not be effective in providing control over the VIE, and which may involve inherent risks and uncertainties including but not limited to: i) different interpretations and changes of the PRC laws and regulations or any future actions of the PRC government in this regard that could disallow the VIE structure, which may cause the Contractual Arrangements to be invalid and unenforceable, and as a result, we may not be able to consolidate the VIE nor be entitled to treat the VIE’s assets, revenue and results of operations as our assets, which would likely result in a material change in our operations and the value of our ordinary shares may depreciate significantly or become worthless; ii) there are uncertainties regarding the status of the rights of Ruanyun with respect to its Contractual Arrangements amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE. We may face difficulties in enforcing the Contractual Arrangements due to changes in relevant laws and regulations, legal uncertainties and jurisdictional limits, as all of our Contractual Arrangements are governed by the PRC laws and any disputes arising from the Contractual Arrangements will be solved through arbitration in the PRC, the relevant PRC authorities and PRC courts may have broad discretion in dealing with the validity and enforceability of the Contractual Arrangements and the disputes thereunder, potentially requiring us to restructure our current ownership structure or operations, imposing conditions or requirements that we or the VIE may not be able to comply, imposing fines or penalties on us or the VIE, which may severely affect our business operations and financial conditions, and may significantly impair the rights of the holders of our ordinary shares; iii) if we had equity interests in the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level, however, we rely on the performance of the VIE and its shareholders to fulfill their obligations under the Contractual Arrangements for us to exert control over and act as the primary beneficiary of the VIE; although Jiangxi Ruanyun does not have termination rights pursuant to the Contractual Arrangements, it could terminate, or refuse to perform its obligations under, the Contractual Arrangements, and the shareholders of the VIE may not act in the best interests of our Company and may also refuse to perform their obligations under the Contractual Arrangements, which would result in the distractions of our management team and incur substantial cost for us to seek for any possible legal remedies to enforce the Contractual Arrangements, and our business operations, financial conditions and future prospects may be materially and adversely affected, and the value of your ordinary shares may significantly decline or become worthless.

See “Risk Factors—Risks Related to our Corporate Structure—We conduct our business through Jiangxi Ruanyun by means of Contractual Arrangements. If these contractual arrangements do not comply with applicable laws and regulations, we will be subject to severe penalties and our business will be adversely affected. In addition, changes in such PRC laws and regulations will materially and adversely affect our business.”

Furthermore, we have been advised by our PRC counsel, Hui Ye Law Firm, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements between the WFOE, Jiangxi Ruanyun and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among the WFOE and Jiangxi Ruanyun and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, if any of the VIE and its subsidiaries or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC subsidiary and the VIE and its subsidiaries fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating license;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which we or the VIE and its subsidiaries may not be able to comply;

●	requiring us and the VIE and its subsidiaries to restructure the relevant ownership structure or operations, including termination of the Contractual Arrangements with the VIE and deregistering the equity pledge of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert financial control over the VIE;

●	restricting or prohibiting our use of the proceeds to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or

●	imposing fines or confiscating the income from the VIE and its subsidiaries.

The imposition of any penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects, and the value of your ordinary shares may depreciate significantly or become worthless. See “Risk Factors—Risks Related to our Corporate Structure—We conduct our business through Jiangxi Ruanyun by means of Contractual Arrangements. If these contractual arrangements do not comply with applicable laws and regulations, we will be subject to severe penalties and our business will be adversely affected. In addition, changes in such PRC laws and regulations will materially and adversely affect our business.”

How Cash Is Transferred Through our Organization

Under the Contractual Arrangements, cash is transferred among the Company, Soft Cloud, our WFOE, and the VIE, in the following manners: (i) dividends or other distributions may be paid by Rollingthunder Jiangxi, or our WFOE, to the Company through Soft Cloud Technology Limited, or Soft Cloud; (ii) Ruanyun Edai Technology Inc., or Ruanyun (the Cayman Islands holding company) transfers proceeds raised through any offering we conduct at this level to our wholly owned subsidiary, Soft Cloud Technology Limited, or Soft Cloud, which in turn transfers such proceeds down to its wholly owned subsidiary Rollingthunder Jiangxi, or the WFOE, in the form of capital contributions or shareholder loans, as the case may be, which in turn transfers such proceeds in the form of loans to the VIE pursuant to the Contractual Arrangements for the purpose of conducting business operations; and (iii) funds may be paid by Jiangxi Ruanyun, to our WFOE, as service fees according to the Contractual Arrangements.

In August 2021, Jiangxi Ruanyun paid Rollingthunder Jiangxi a loan of RMB 3,000 (approximately $467) for Rollingthunder Jiangxi to pay bank fees. As of the date of this prospectus, this has not been repaid. Other than this, as of the date of this prospectus, there were no cash flows among the Company, Soft Cloud, Rollingthunder Jiangxi, or our WFOE, and Jiangxi Ruanyun, or the VIE. As of the date of this prospectus, no dividends or distributions have been made to the respective shareholders of such entities.

For the foreseeable future, the VIE intends to keep any future earnings to re-invest in and finance the expansion of our business. As a result, we do not expect to pay any cash dividends in the near future.

We currently do not maintain any cash management policies that dictate the purpose, amount and procedure of cash transfers among the Company, Soft Cloud, our WFOE, the VIE, or investors. Rather, the funds can be transferred in accordance with applicable PRC laws and regulations.

Compliance issues regarding the transfer of foreign exchange between China’s overseas and China

There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands and Hong Kong restricting the Company’s ability to transfer cash between entities, across borders and to U.S. investors.

PRC laws regulate the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. In the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. Changes in laws and regulations may continue to strengthen capital regulations and the VIE dividends and other distributions may be subject to tightened regulation requirements in the future. The PRC laws also impose regulations on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits. Furthermore, if our subsidiary in the PRC incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.

Under our current corporate structure, to fund any cash and financing requirements we may have, the Company may rely on payments from the VIE under the Contractual Arrangements, and the distribution of dividends to Soft Cloud from WFOE, Rollingthunder Technology (Jiangxi) Co., Ltd. Certain payments from the VIE to WFOE are subject to PRC taxes, including VAT. According to the Contractual Arrangements, WFOE is entitled to 100% of the VIE’s yearly profit by providing exclusive technical consulting services to the VIE. The VIE shall pay the corresponding amount according to the agreement for a period of 10 years from April 8, 2021. Current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Therefore, WFOE can distribute the income obtained under the Contractual Arrangements to Soft Cloud in the form of dividends, with Soft Cloud in turn distributing such revenues to Ruanyun in the form of dividends.

The Cayman Companies Act (as amended) (the Companies Act) permits dividend distributions, subject to the provisions of the Company’s memorandum and articles of association (as amended), the payment of distributions or dividends to members may be made out of the share premium account provided that the Company is able to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid. With the exception of the foregoing, there are no statutory provisions relating to the payment of dividends or distributions. Based upon English case law, which is regarded as persuasive in the Cayman Islands, dividends may be paid only out of profits. The distributions or dividends of the Company could be distributed to all shareholders respectively in proportion to the shares they held, regardless whether the shareholders are U.S. investors or investors in other countries or regions.

Tax liability of VIE’s profit distribution to overseas (non-China) companies

Income of the WFOE comes from the exclusive technical consulting service fee paid by the VIE. According to the “VAT Law of the People’s Republic of China”, the WFOE shall pay 6% value-added tax of this income.

Current PRC regulations permit our PRC subsidiary to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. For more information on the regulation of dividend policy and dividend tax, please refer to “Dividend Policy.”

Also, according to the current effective laws in Cayman Islands, dividends from its companies are exempt from tax.

However, in accordance with the laws and regulations of the United States, U.S. investors shall pay taxes and fees on dividend income according to regulations after receiving the dividends paid in accordance with the law.

Recent Developments

●	In May 2025, we launched our proprietary AI-powered Chinese language learning platform, HanLink, in Saudi Arabia through a pilot program in cooperation with Education & Skills International School in Riyadh. The pilot involved approximately 500 students and achieved an average homework accuracy rate of 80%, with oral proficiency scores averaging 75 out of 100 and daily self-study usage averaging 15 minutes per student. In July 2025, we entered into a three-year strategic cooperation agreement with the Confucius Institute at Prince Sultan University to integrate HanLink into its accredited Chinese language curriculum. In April 2026, we entered into a license agreement with Link Door Smart Company, or Link Door, a Saudi Arabia based entity 75% owned by Ms. Yan Fu, our chief executive officer, and 25% owned by Mr. Cong Zhao, our chief technology officer, to deploy the HanLink platform in Saudi Arabia for a fixed license fee of RMB 10,000 for the initial customer arrangement, and in January 2026, Soft Cloud Smart Technology Company entered into a regional services and support agreement with Link Door for related implementation and support services. In May 2026, Link Door entered into a procurement and service agreement with a Saudi Arabia-based end customer for the deployment of the HanLink platform. In April 2026, we launched a grant-funded pilot project with the Center on Chinese Education at Teachers College, Columbia University, using our HanLink platform to support AI-assisted Chinese language learning.

●	In November 2025, we commercially launched Cogni AI, a multimodal AI agent for document digitization and automation. As of the date of this prospectus, the Cogni AI product line is supported by approximately $1.73 million in total contracted commercial activity, including approximately $0.4 million recognized as revenue, approximately $0.03 million in outstanding accounts receivable, and approximately $1.3 million in contracted but unearned deferred revenue subject to future revenue recognition. All of these figures are unaudited, based exclusively on our internal financial records, and do not constitute annual recurring revenue, backlog, profit contribution, cash collection, net revenue, or a guarantee of future revenue. Actual reported revenue may differ materially based on contract terms, acceptance, timing of recognition and other factors.

●	In February 2026, our board of directors approved a rebranding initiative to rename the Company to Formind Group Inc., subject to shareholder approval and completion of applicable corporate and administrative processes. We have reserved the Nasdaq ticker symbol “FMND.” The proposed change does not affect our corporate structure, operations, financial reporting, or existing contractual arrangements.

●	In April 2026, we completed an equity financing to issue and sell a total of 1.73 million ordinary shares at the price of $1.00 per share for gross proceeds of approximately $1.73 million.

●	In May 2026, we introduced YeeZo, an AI workflow and orchestration platform to support AI-assisted content planning and multi-model content production. We are currently evaluating commercialization pathways for YeeZo. We have not announced definitive commercial agreements for YeeZo, and there is no assurance that any pilot or arrangement will result in material revenue or proceed on anticipated timelines.

●	In June 2026, we entered into a one-year book sales contract with Nanjing Fanshufang Culture Technology Co., Ltd. for the sale of certain books and related book products suitable for use in K-12 schools, referred to by the Company as smart reading resources and related educational content services, with a net contracted settlement amount of approximately $1.20 million (RMB 8.17 million). The applicable goods and materials under the Sales Agreement were accepted and contractually confirmed on June 8, 2026. Revenue associated with the Sales Agreement will be recognized in accordance with applicable accounting standards and has not yet been reflected in the Company’s financial results.

●	In June 2026, we announced our Smart Campus Services business, which was launched in September 2025 and is operated through certain PRC consolidated entities, including Jiangxi Yunxiaotong Technology Co., Ltd. and Gongqing City Yunxiao Bulter Technology Co., Ltd. Based on unaudited internal financial records, Smart Campus Services generated approximately $9.49 million in cumulative operating revenue from launch through May 31, 2026, including approximately $5.66 million from launch through March 31, 2026 and approximately $3.83 million during April and May 2026. These figures are unaudited, based exclusively on internal financial records, subject to revenue recognition, gross-versus-net presentation, consolidation, audit and other accounting review, and are not necessarily indicative of future results. Pass-through student meal, catering, dormitory utility and similar funds collected or remitted on behalf of merchants or operators are excluded from these operating revenue figures.

●	In connection with the establishment of our Saudi Arabia and Malaysia subsidiaries in December 2025 and April 2026, we entered into non-binding memoranda of understanding to explore potential cooperation in education and related initiatives. We are also finalizing a contract with a Saudi Ministry of Education-affiliated provider for Chinese language proficiency testing services with an expected value of approximately $500,000, subject to final execution. There is no assurance this contract will be executed on the expected terms or at all.

●	In June 2026, our Malaysia subsidiary entered into a student recruitment and support services agreement with City Education Sdn. Bhd., the related operating entity of City University Malaysia, under which we will support international student recruitment activities in exchange for per-student commissions for qualifying enrolled and paid students. The agreement does not provide for guaranteed student numbers or minimum revenue.

Summary of Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our ordinary shares. These risks are discussed more fully in “Risk Factors” beginning on page 15.

As of June 17, 2026, our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, control approximately 55.75% of our ordinary shares. As a result, these shareholders, if they act together, will be able to control our management and affairs and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, on April 7, 2024, KWest Holdings Ltd, our largest shareholder, and its shareholder, Yan Fu, our director and chief executive officer and chief executive officer of Jiangxi Ruanyun, entered into a Concerted Action Agreement with five other major shareholders holding more than 5% of our shares or voting rights, namely ZC Investment Limited, Four Ocean Holding Ltd, Chao Xian Holding Limited, LBH Hope Investment Limited, and Five Mountains Holding Ltd and their respective shareholders, Cong Zhao, our chief technology officer, Ji’an Zhan, Bin Wang, Baihua Li, and Zijun Chen. The Concerted Action Agreement stipulates that each of the above major shareholders shall adopt the same intention and maintain full unanimity when exercising the right to make proposals to shareholders’ meetings and exercising the right to vote at shareholders’ meetings in respect of major matters relating to the Company’s operation and development. Article 1.2 of the Concerted Action Agreement further requires that, during its term, if any of the parties to the Concerted Action Agreement become members of the Company’s board of directors during its term, they must vote unanimously on all matters requiring approval of the board of directors, not just those related to annual meeting proposals. Moreover, in the event that full unanimity cannot be reached, the decision to act in concert shall be made in accordance with the majority shareholding, whereby the opinion supported by the majority of voting rights among the parties to the Concerted Action Agreement will be binding on all parties to the Concerted Action Agreement, and the other parties to the Concerted Action Agreement must act in accordance with this majority decision. The above persons acting in concert collectively hold 54.85% of our shares as of June 17, 2026, giving them substantial influence over the Company’s strategic direction and operational decisions. (see “Risk Factors—Risks Related to our Ordinary Shares—Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders”).

We may also be eligible to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules as more than 50% of our voting power as of the date of this prospectus is held by an individual, a group or another company, specifically the group of shareholders that have executed the Concerted Action Agreement and that collectively hold 54.85% of our shares as of June 17, 2026. However, even if we are deemed a “controlled company”, we do not currently intend to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to our initial public offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We have elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance and potential issuance of our ordinary shares (or securities convertible into or exercisable for our ordinary shares) at a price less than certain referenced prices, if such shares equal 20% or more of our ordinary shares or voting power outstanding before the issuance.

Corporate Information

Our principal executive office is located at No. 698 Jing Dong Avenue, ZheJiang University HighTech Campus, Nanchang, Jiangxi, China 330096. Our telephone number is 0791-88567739. Our registered office in the Cayman Islands is located at the offices of WB Corporate Services (Cayman) Ltd., of PO Box 2775, Artemis House, 67 Fort Street, Grand Cayman KY1-1111, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Ave., Suite 204, Newark, DE 19711. Our website may be found at http://investors.ruanyun.net. The information on our website is not a part of, and is not incorporated into, this document. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. All of the SEC filings made electronically by us are available to the public on the SEC website at www.sec.gov.

THE OFFERING

The summary below describes the principal terms of the offering of our ordinary shares. This summary is not complete and does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus before investing in our ordinary shares including the sections “Committed Equity Financing,” and “Risk Factors.”

Ordinary Shares Offered by the Selling Shareholder

Up to 20,000,000 shares, consisting of:

• up to 18,800,000 ordinary shares which we may sell to the Selling Shareholder from time to time over the next 36 months beginning on the date of the Purchase Agreement, at our sole discretion, in accordance with the Purchase Agreement; and

• 1,200,000 ordinary shares previously issued to the Selling Shareholder as consideration for its commitment to purchase our ordinary shares under the Purchase Agreement. We did not receive any cash proceeds from the issuance of these Commitment Shares.

Ordinary Shares outstanding immediately after this offering

57,280,004 ordinary shares, assuming the issuance of all 20,000,000 shares offered for resale by the Selling Shareholder pursuant to this prospectus, which includes the 1,200,000 ordinary shares previously issued to the Selling Shareholder as Commitment Shares, and based on 37,280,004 ordinary shares outstanding as June 17, 2026. The actual number of shares issued will vary depending on the number of shares sold to the Selling Shareholder pursuant to the Purchase Agreement.

Nasdaq Listing	Our ordinary shares are currently traded on the Nasdaq Capital Market under the symbol “RYET.”

Use of Proceeds	We will receive no proceeds from the sale of the ordinary shares by the Selling Shareholder in this offering. However, we may receive up to $100.0 million in aggregate gross proceeds under the Purchase Agreement from any sales of the ordinary shares from time to time after the date that the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. Depending on the market prices of our ordinary shares at the time we elect to issue and sell our ordinary shares to the Selling Shareholder under the Purchase Agreement, we may need to register for resale under the Securities Act additional ordinary shares in order to receive aggregate gross proceeds equal to the $100.0 million total commitment available to us under the Purchase Agreement. We currently intend to use any proceeds that we receive from the sale of ordinary shares to the Selling Shareholder under the Purchase Agreement for product development and increasing market share, as well as working capital and general corporate purposes.

Risk Factors	See “Risk Factors” for a discussion of risks you should carefully consider before investing in the ordinary shares.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks described below, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to This Offering

The sale or issuance of our ordinary shares to the Selling Shareholder may cause dilution and the sale of the ordinary shares acquired by the Selling Shareholder, or the perception that such sales may occur, could cause the price of our ordinary shares to fall.

On December 17, 2025, we entered into the Purchase Agreement with the Selling Shareholder, pursuant to which the Selling Shareholder committed to purchase up to $100.0 million of our ordinary shares. In connection with the execution of the Purchase Agreement, we issued 1,200,000 ordinary shares to the Selling Shareholder as a commitment fee on December 17, 2025. Any shares sold pursuant to the Purchase Agreement may be sold by us to the Selling Shareholder at our discretion from time to time over the 36-month period beginning December 17, 2025, subject to the terms of the Purchase Agreement. The purchase price for shares that we may sell to the Selling Shareholder under the Purchase Agreement will fluctuate based on the price of our ordinary shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our ordinary shares to fall.

We have the right to control the timing and amount of any sales of our shares to the Selling Shareholder in our sole discretion, subject to certain limits on the amount of shares that can be sold on a given date. Sales of our ordinary shares, if any, to the Selling Shareholder will depend upon market conditions and other factors to be determined by us. Therefore, the Selling Shareholder may ultimately purchase all, some or none of the ordinary shares that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, the Selling Shareholder may sell all, some or none of those shares. Sales to the Selling Shareholder by us could result in substantial dilution to the interests of other holders of our ordinary shares. Additionally, the sale of a substantial number of our ordinary shares to the Selling Shareholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our ordinary at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our ordinary shares in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our shareholders.

Subject to certain conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, on any business day selected by the Company, to require the Selling Shareholder to purchase up to the lesser of (i) 75% of the average of the Daily Value Traded of our ordinary shares over the 10 Trading Days immediately preceding the date an Advance Notice is delivered, or (ii) $5.0 million, or the Maximum Advance Amount. The Maximum Advance Amount may be amended by the mutual written consent of the Company and the Selling Shareholder.

Our ability to sell shares to the Selling Shareholder and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on the amounts we may sell to the Selling Shareholder at any one time, and a limitation on our ability to sell shares to the Selling Shareholder to the extent that it would cause the Selling Shareholder to beneficially own more than 4.99% of our outstanding ordinary shares. Therefore, we may not in the future have access to the full amount available to us under the Purchase Agreement, depending on the price of our ordinary shares. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell and issue all of our ordinary shares currently registered.

The extent we rely on the Selling Shareholder as a source of funding will depend on a number of factors including the prevailing market price of our ordinary shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the Selling Shareholder were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $100.0 million of ordinary shares under the Purchase Agreement to the Selling Shareholder, we may still need additional capital to finance our future plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares could be reduced. A financing could involve one or more types of securities including ordinary shares, convertible debt or warrants to acquire ordinary shares. These securities could be issued at or below the then prevailing market price for our ordinary shares. In addition, the holders of our outstanding debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on our outstanding debt would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management might apply any proceeds from the Selling Shareholder that we receive under the Purchase Agreement in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use any proceeds from the Selling Shareholder that we receive under the Purchase Agreement primarily for product development and increasing market share, as well as working capital and general corporate purposes. Our management has broad discretion as to the use of such proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might apply these proceeds in ways with which you do not agree or in ways that ultimately do not yield a favorable return. If our management applies such proceeds in a manner that does not yield a significant return, if any, on our investment of such net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our ordinary shares.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards.

We currently do not follow Nasdaq’s requirements regarding shareholder approval for certain issuances of securities under Nasdaq Listing Rule 5635. Under our memorandum and articles of association, our board of directors is authorized to issue securities including in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of us, rights issues at or below market price, certain private placements and issuance of convertible notes, and the issuance of 20% or more of our outstanding ordinary shares, subject to the provisions of the memorandum and articles of association.

Other than those described above, there are no significant differences between our corporate governance practices and those followed by U.S. domestic companies under Nasdaq corporate governance listing standards. We may in the future decide to use the foreign private issuer exemption with respect to other Nasdaq corporate governance rules. As a result, to the extent that we follow other home country practices, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Risks Related to Our Corporate Structure

We depend upon the Contractual Arrangements in conducting our business in China, which may not be effective in providing control over the VIE as equity ownership.

We do not hold any equity interests in Jiangxi Ruanyun, our affiliation with Jiangxi Ruanyun is managed through the Contractual Arrangements. The Contractual Arrangements allow us to have controlling financial interest in Jiangxi Ruanyun (which often hold the licenses necessary to conduct business in the PRC), which may not be effective in providing us with control over Jiangxi Ruanyun as equity control. The Contractual Arrangements are governed by and would be interpreted in accordance with the laws of the PRC. If Jiangxi Ruanyun fails to perform the obligations under the Contractual Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies or that the validity of the Contractual Arrangements could be threatened.

We may not be able to consolidate the operations and financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

Our business is conducted through Jiangxi Ruanyun, which is considered a VIE for accounting purposes, and we, through the WFOE, are considered the primary beneficiary, thus enabling us to consolidate our operations and financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s operations and financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s operations and financial results in our consolidated financial statements for accounting purposes. If such entity’s operations and financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Contractual Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and substantially all of our business operations are conducted through the Contractual Arrangements. Although Jiangxi Ruanyun does not have termination rights pursuant to the Contractual Arrangements, it could terminate, or refuse to perform under, the Contractual Arrangements. Because neither we, nor our subsidiaries, own equity interests of Jiangxi Ruanyun, the termination or non-performance of the Contractual Arrangements would sever our ability to receive payments from Jiangxi Ruanyun under our current holding company structure. While we are currently not aware of any event or reason that may cause the Contractual Arrangements to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Contractual Arrangements are terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, would affect the value of your investment.

Contractual arrangements in relation to the VIE may be subject to requirements by the PRC tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the Contractual Arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIE in the form of a transfer pricing adjustment. The PRC tax authorities could effectively disregard the VIE structure, resulting in increased tax liabilities. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIE’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

We conduct our business through Jiangxi Ruanyun by means of Contractual Arrangements. If these contractual arrangements do not comply with applicable laws and regulations, we will be subject to severe penalties and our business will be adversely affected. In addition, changes in such PRC laws and regulations will materially and adversely affect our business.

There are different interpretations and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the Contractual Arrangements between the WFOE, Jiangxi Ruanyun and its shareholders. We have been advised by our PRC counsel, Hui Ye Law Firm, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements with the WFOE, Jiangxi Ruanyun and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among the WFOE and Jiangxi Ruanyun and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are different interpretations and applications of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the Contractual Arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC counsel, Hui Ye Law Firm. Therefore, the Contractual Arrangements may be determined by PRC authorities to be inconsistent with the laws and regulations of the PRC, including those related to foreign investment in certain industries.

If any of the VIE and its subsidiaries or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of the VIE and its subsidiaries fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities will have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which we or the VIE and its subsidiaries may not be able to comply;

●	requiring us and the VIE and its subsidiaries to restructure the relevant ownership structure or operations, including termination of the Contractual Arrangements with the VIE and deregistering the equity pledge of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert financial control over the VIE;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or

●	imposing fines or confiscating the income from our PRC subsidiary or the VIE and its subsidiaries.

The imposition of any of these penalties will severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

If the Contractual Arrangements constituting part of the VIE structure do not comply with PRC laws and regulations, or if these laws and regulations change or are interpreted differently in the future, our shares will decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIE that conduct substantially all of our operations.

The shareholders of the VIE may have actual or potential conflicts of interest with us and as a result may refuse to perform, or may breach, the Contractual Arrangements, which may materially and adversely affect our business and financial condition.

The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may refuse to perform or sign or may breach, or cause the VIE to breach, or refuse to renew, the existing Contractual Arrangements, which would have a material and adverse effect on our ability to effectively control the VIE and receive economic benefits and absorb losses from it. As a result, control over, and funds due from, the VIE may be jeopardized if the shareholders of the VIE breach, or refuse to renew, the Contractual Arrangements. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the Contractual Arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Any failure by the VIE or its shareholders to perform their obligations under the Contractual Arrangements, or any unauthorized use of indicia of corporate power or authority, would have a material adverse effect on our business.

If the VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements or if any physical instruments, such as chops and seals, or other indicia of corporate power or authority, are used without our authorization, we may have to incur substantial costs and expend additional resources to seek legal remedies under PRC laws, including specific performance or injunctive relief, and/or claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of the VIE were to refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to the Contractual Arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to perform their contractual obligations.

The Contractual Arrangements are governed by PRC laws. Accordingly, any disputes would be resolved in accordance with PRC legal procedures. Uncertainties in the PRC legal system and amendments to and enactment of PRC laws could limit our ability to enforce the Contractual Arrangements or could affect the validity of the Contractual Arrangements, and as a result we may not be able to exert financial control over the VIE, and our ability to conduct our business may therefore be materially adversely affected.

Our current corporate structure and business operations may be adversely affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Since the Foreign Investment Law and its current implementation and interpretation rules are relatively new, they do not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council of the PRC, or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over the VIE through the Contractual Arrangements will not be deemed as foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list”. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over the VIE through the Contractual Arrangements is deemed as foreign investment in the future, and any business of the VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the Contractual Arrangements that allow us to have control over the VIE may be deemed as invalid and illegal, and we may be required to unwind such Contractual Arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our main operations in China through our Contractual Arrangements. As part of these arrangements, substantially all of our assets that are significant to the operation of our business are held by our affiliated entities. If any of these entities becomes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares. We are also currently planning to expand our business presence in the Middle East and globally, including with the establishment of our Saudi Arabia and Malaysia subsidiaries to spearhead our international diversification efforts.

Risks Related to Doing Business in Jurisdictions in Which We Operate

Substantially all of our operations are located in China. Our ability to operate in China may be impaired by changes in Chinese laws and regulations, including those relating to taxation, environmental regulation, restrictions on foreign investment, and other matters, which may cause us to make material changes to our operations, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be impaired by changes in laws and regulations in the PRC. For example, the PRC government has recently implemented a series of regulatory measures affecting business operations, including: (1) the Data Security Law and Personal Information Protection Law enacted in 2021, establishing data classification systems and requiring critical information infrastructure operators to store important data domestically; (2) enhanced antitrust oversight in the platform economy sector with the introduction of antitrust guidelines and enforcement actions; (3) updates to the Negative List for Foreign Investment alongside strengthened national security review mechanisms for foreign investments; (4) stricter environmental regulations promoting carbon neutrality goals and corporate disclosure requirements; and (5) capital market reforms involving improved data security review procedures for overseas listings and increased oversight of variable interest entity structures. These policy initiatives aim to balance market development with national security and public interest considerations while imposing new compliance obligations on businesses operating in China.

Governmental actions in China, including any decision to intervene or influence our operations at any time or to exert control over foreign investment in China-based issuers, may cause us to make material changes to our operations, may limit or completely hinder our ability to continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and therefore by the significant discretion of Chinese governmental authorities. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. The increased global focus on environmental and social issues and China’s potential adoption of more stringent standards in these areas may adversely impact the operations of China-based issuers, including us.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Although substantially all of our current operations remain in China, we have begun geographic expansion, and plan further expansion, creating a variety of operational challenges.

Although substantially all of our current operations remain in China, our growth strategy involves the further expansion of our operations and customer base internationally. We have begun implementing this strategy, including through the establishment of an operating subsidiary in Malaysia and a regional headquarters and operating subsidiary in Saudi Arabia, and we are continuing to adapt and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new partners in order to expand or continue our expansion into certain countries, including Saudi Arabia, and if we fail to identify, establish, and maintain such relationships, we may be unable to execute on our expansion plans. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

●	slower than anticipated adoption of our services and products by international businesses;

●	changes in a specific country’s or region’s political, economic, or legal and regulatory environment, including the effects of pandemics, tariffs and trade wars, sanctions, or long-term environmental risks;

●	the need to adapt and localize our platform for Saudi Arabia and other countries, and the engineering and related costs that we may incur when making those changes;

●	greater difficulty collecting accounts receivable and longer payment cycles;

●	unexpected changes in, or the selective application of, trade relations, regulations, or laws;

●	new, evolving, and potentially more stringent regulations relating to AI Technology;

●	challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

●	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

●	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations, including increased costs associated with changing and potentially conflicting environmental regulations and requirements;

●	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of utilizing mitigating derivative transactions and entering into hedging transactions to the extent we do so in the future;

●	limitations on, or charges or taxes associated with, our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

●	laws and business practices favoring local competitors or general market preferences for local vendors;

●	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents;

●	political instability, military conflict or war, or terrorist activities;

●	burdens of complying with laws and regulations related to taxation; and

●	regulations, adverse tax burdens, and foreign exchange controls that could make it difficult or costly to repatriate earnings and cash.

We expect to invest substantial time and resources to further expand our international operations, and, if we are unable to do so successfully and in a timely manner, our business and results of operations could suffer.

If we become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed China-based companies has decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our business operations will be severely hindered and your investment in our ordinary shares could be rendered worthless.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, particularly those entities that are located within China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

The Company’s auditor, Audit Alliance LLP, is PCAOB (defined below) registered and based in Singapore. Under the Holding Foreign Companies Accountable Act, or HFCAA, the Public Company Accounting Oversight Board, or PCAOB, is permitted to inspect the Company’s independent public accounting firm. However, if the PCAOB later determined that it cannot inspect or fully investigate our auditor, trading in our securities may be prohibited under the HFCAA, and, as a result, Nasdaq may determine to delist our securities.

Uncertainties with respect to China’s legal system could adversely affect our business operations.

Since the PRC legal system continues to rapidly evolve, and PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, and the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, PRC law still restricts certain foreign investments in China, and such laws are continually evolving. China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual arrangements and rights, including under the Contractual Arrangements, or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Further, such evolving laws and regulations and the inconsistent enforcement thereof could also lead to failure to obtain or maintain licenses and permits to do business in China, which would adversely affect us.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China and may have a material adverse effect on our business.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, service providers, and other partners. International trade disputes could result in tariffs and other protectionist measures that could adversely affect our business. Tariffs could increase the cost of the goods and products which could affect customers’ spending levels. In addition, political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence, which could adversely affect our business. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, including those obtained in the U.S., or bringing actions in China against us or our management based on foreign laws.

We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior employees reside within China for a significant portion of the time and most are PRC residents. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside mainland China, including our management. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions, including the U.S., in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

 We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiary for our cash requirements, including for services of any debt we may incur. Our PRC subsidiary’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our PRC subsidiary as a FIE is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion.

These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to its shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental regulation of currency conversion may affect us using the proceeds of our initial public offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiary are subject to the approval of the Ministry of Commerce of the PRC, or MOFCOM, or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiary is required to be registered with SAFE or its local branches, and (b) our PRC subsidiary may not procure loans which exceed the statutory amount as approved by the MOFCOM or its local branches. Any medium-or long- term loan to be provided by us to our PRC subsidiary must be approved by the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches. We may not obtain these government approvals or complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiary. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of our initial public offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by PRC law. In addition, the SAFE strengthened its oversight of the flow and use of Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. On July 4, 2014, SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched the pilot reform of administration regarding conversion of foreign currency registered capitals of FIEs in 16 pilot areas. According to SAFE Circular 36, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of an ordinary FIE in the pilot areas, and such FIE is permitted to use Renminbi converted from its foreign-currency registered capital to make equity investments in the PRC within and in accordance with the authorized business scope of such FIEs, subject to certain registration and settlement procedure as set forth in SAFE Circular 36. On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 36 and 142 on the same date. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, providing entrusted loans or repaying loans between non-financial enterprises. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 may significantly limit our ability to use Renminbi converted from the net proceeds of our initial public offering to fund the establishment of new entities in China by our subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish variable interest entities in the PRC, which may adversely affect our business, financial condition and results of operations. While we have successfully completed the necessary SAFE and MOFCOM registrations for approximately $3 million of the IPO proceeds, enabling us to remit such funds into China as shareholder loans, we cannot guarantee that the remaining balance of the proceeds can be transferred into our PRC subsidiaries on a timely basis, or at all. Any future capital contributions or loans will still be subject to NDRC filing/approval, SAFE registration, and compliance with Circular 19’s usage restrictions. Failure to obtain these approvals or registrations for the residual proceeds could continue to limit our ability to capitalize our PRC operations, which may materially and adversely affect our liquidity and expansion plans.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the Renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

Due to interventions or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets, our ability to utilize the net revenues may be restricted.

The PRC laws impose regulations of the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency into or out of China, which essentially may restrict the ability to transfer funds into or out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange regulations, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off its debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Regulation on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs will be required to register such investments with the SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of a SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We cannot assure you that all of our shareholders that may be subject to SAFE regulations have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37 and SAFE Circular 13, and we cannot assure you that these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our Company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our Company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as the interpretation and implementation of these foreign exchange regulations has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, which may have a material adverse effect on our financial condition and results of operations.

On February 3, 2015, the State Administration of Taxation of the PRC, or the SAT, issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 1, 2017 and December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which was partially revised. SAT Bulletin 37 came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our Company is transferor in such transactions, and may be subject to withholding obligations if our Company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Under the PRC Enterprise Income Tax Law, or EIT Law, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The PRC Enterprise Income Tax Law and its implementation rules provide that an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that we are not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of the filing of this prospectus with the SEC, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. Soft Cloud Technology Limited HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Soft Cloud Technology Limited HK.

Additional factors outside of our control related to doing business in China could negatively affect our business.

Additional factors that could negatively affect our business include a potential significant revaluation of the Renminbi, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of the country, whether due to port congestion, labor disputes, slowdowns, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns can negatively impact both the time and cost of transporting goods. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business. Further, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with, China, could significantly increase our cost of products exported outside of China and harm our business.

The recent joint statement by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, then SEC Chairman Jay Clayton and then PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for two consecutive years, the issuer’s securities are prohibited to trade on a U.S. securities exchange or U.S. over-the-counter market. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which was enacted on December 29, 2022 under the Consolidated Appropriations Act, 2023, as further described below, and amended the HFCAA to decrease the number of non-inspection years under the Holding Foreign Companies Accountable Act from three years to two, thus reducing the time period before an issuer’s securities would be prohibited from trading on any U.S. securities exchange or any U.S. over-the-counter market or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a non-U.S. jurisdiction because of a position taken by one or more authorities in any non-U.S. jurisdiction.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the Holding Foreign Companies Accountable Act. These amendments include the following:

●	The SEC now has the power to identify issuers whose auditors the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in any non-U.S. jurisdiction, or a PCAOB-Identified Firm. The SEC will provisionally identify any such issuer as a “Commission-Identified Issuer” on the SEC’s website. If such issuer does not dispute the identification within 15 business days, the SEC’s determination will be conclusive.

●	The SEC will impose an initial trading prohibition on Commission-Identified Issuers trading on U.S. securities exchanges and U.S. over-the-counter markets. If the SEC ends the initial trading prohibition and, thereafter, the issuer is again determined to be a Commission-Identified Issuer, the SEC will impose a subsequent trading prohibition on the issuer for a minimum of five years. To end an initial or subsequent trading prohibition, a Commission-Identified Issuer must certify that it has retained or will retain a non-PCAOB-Identified Firm.

●	A Commission-Identified Issuer that is not owned or controlled by a governmental entity in the foreign jurisdiction of its PCAOB-Identified Firm must submit to the SEC documentation establishing that the issuer is not so owned or controlled.

●	A Commission-Identified Issuer that is also a foreign issuer will be required to include additional disclosures in its annual report for each year in which it is Commission-Identified Issuer, including naming its PCAOB-Identified Firm, percentage ownership by foreign governmental entities, the name of each official of the Chinese Communist Party who is a member of the issuer’s board of directors or the operating entity with respect to the entity, and whether the issuer’s articles of incorporation contain any charter of the Chinese Communist Party.

●	In addition to providing the required disclosures for the Commission-Identified Issuer, the issuer must look through any VIE or similar structure that results in additional foreign entities being consolidated in its financial statements, and provide the required disclosures about any such consolidated operating company in the relevant jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions, which determinations were vacated by the PCAOB on December 15, 2022.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol, or the SOP, with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations, or together, the SOP Agreement, established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous December 16, 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. Chinese authorities will need to ensure that the PCAOB continues to have full access for inspections and investigations in the future. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in China and Hong Kong, among other jurisdictions. If the Chinese authorities do not allow the PCAOB complete access for inspections and investigations for two consecutive years, the SEC would prohibit trading in the securities of issuers engaging those audit firms, as required under the AHFCAA and the HFCAA.

If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China, and the PCAOB will make determinations under the HFCAA as and when appropriate. As a result, investors could be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Moreover, if we are identified as a Commission-Identified Issuer by the SEC pursuant to its rules implementing the Holding Foreign Companies Accountable Act, we may be subject to restrictions under such rules including prohibitions on the trading of our shares, either temporarily or indefinitely.

Marcum Asia CPAs LLP, or MarcumAsia, was our independent auditor during 2023. MarcumAsia was a PCAOB-registered public accounting firm headquartered in New York during the time it served as our independent auditor. Audit Alliance LLP has been our independent auditor since 2023. Our current auditor, Audit Alliance LLP, is a PCAOB registered public accounting firm headquartered in Singapore. Our current and former auditors are both subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and have been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the workpapers of our auditor and our auditor was not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated by the PCAOB on December 15, 2022. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

We are subject to potential adverse impacts on our business due to evolving PRC laws and regulations affecting both mainland China and Hong Kong operations.

We face significant legal and operational risks due to our operations in both mainland China and Hong Kong. These risks arise from the complex and constantly evolving legal and regulatory landscape in the PRC. While our Hong Kong-based holding company operates under a different legal system, it is not immune to these risks.

The legal and regulatory environment in the PRC is complex and subject to change. There is uncertainty regarding how recent PRC government statements and regulatory developments may be applicable to our subsidiary in Hong Kong. Any potential shift would subject our Hong Kong operations to the same legal risks affecting our mainland China operations, such as increased regulatory scrutiny, changes in compliance requirements, and potential governmental actions. Furthermore, the operational risks associated with being based in mainland China, including political instability, economic fluctuations, and changes in trade policies, also apply to our Hong Kong holding company.

Risks Related to Our Business and Industry

Our strategic transition and new business initiatives may not develop into material revenue streams or reportable business segments, and may divert management attention and resources from our historical business.

We are pursuing a strategic transition beyond our historical SmartExam® and SmartHomework® product lines, including Smart Campus Services, HanLink international education initiatives, Cogni AI, YeeZo and other AI application initiatives. These initiatives are at different stages of development and commercialization and may require additional capital, management attention, operational capabilities, licenses, technology development and partner relationships. We may not be able to commercialize these initiatives successfully, generate material revenue from them, or do so on expected timelines. In addition, although management may use operating categories for business planning and investor communication purposes, we currently manage and report our financial results on a consolidated basis and have not presented separate reportable segments in this prospectus. Any failure to execute this transition could materially and adversely affect our business, financial condition and results of operations.

Our Smart Campus Services business involves operational, accounting, regulatory and execution risks that differ from our historical education technology business.

Our Smart Campus Services initiative may involve campus operations, food-service management, merchant settlement, dormitory utilities, student-life workflows, vocational development and related institutional support services. These activities may expose us to operational risks, including reliance on third-party operators, merchants, schools and service providers; food safety, campus safety and service-quality risks; licensing, tax, payment, procurement, labor and local regulatory requirements; customer concentration and collection risks; and different margin and working-capital profiles from our historical business. In addition, any operating revenue figures that we disclose for this business may be based on unaudited internal financial records and may be subject to audit review, consolidation analysis and gross-versus-net presentation under applicable accounting standards. If we are unable to manage these risks, our business, reputation, financial condition and results of operations could be materially and adversely affected.

Our AI application initiatives, including Cogni AI and YeeZo, are subject to commercialization, implementation, data-security and output-reliability risks.

We have introduced AI application initiatives such as Cogni AI and YeeZo, and may introduce additional AI application products in the future. These initiatives may not achieve market acceptance or generate material revenue. Customers may require customization, private deployment, integration with legacy systems, data migration, training, support and ongoing maintenance, which may increase costs and lengthen sales cycles. AI systems may produce inaccurate, incomplete or inappropriate outputs, and any reliance by customers on such outputs could result in dissatisfaction, liability claims or reputational harm. These products may also involve the processing of enterprise, institutional or educational data and may therefore expose us to additional cybersecurity, confidentiality, data-protection and compliance risks. If we are unable to manage these risks, our business and results of operations could be materially and adversely affected.

Our international expansion and related-party channel arrangements may not result in material revenue to us and may create conflicts of interest.

Certain of our international initiatives involve subsidiaries, strategic associates, customers or partners outside China, including in Saudi Arabia and Malaysia. Certain arrangements relating to HanLink involve Link Door Smart Company, a Saudi Arabia-based entity owned 75% by Ms. Yan Fu, our chief executive officer, and 25% by Mr. Cong Zhao, our chief technology officer. Revenue generated by a strategic associate or channel partner is not automatically revenue of the Company, and we may receive only license, implementation, support, service, revenue-share or other fees to the extent provided by applicable agreements and recognized under applicable accounting standards. These structures may give rise to actual or perceived conflicts of interest, related-party transaction concerns, foreign regulatory requirements and execution risks. If we are unable to structure, approve, disclose and manage these arrangements appropriately, our business, reputation and results of operations could be materially and adversely affected.

We have a limited operating history. There is no assurance that our operations will be profitable. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We incurred a net loss of $4,569,013 and our revenue was $366,256 for the six months ended September 30, 2025. Given our limited operating history, there can be no assurance that we can build our business such that we can continuously earn a significant profit or any profit at all. The future of our business will depend upon our ability to obtain and retain customers and when needed, obtain sufficient financing and support from creditors, while we strive to achieve and maintain profitable operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we undertake. There is no history upon which to base any assumption that our business will prove to be successful, and there is significant risk that we will not be able to generate the sales volumes and revenues necessary to achieve profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis, our business, results of operations, financial condition and prospects will be materially adversely affected.

Our management team has limited public company experience. We have not previously operated as a public company in the United States and several of our senior management positions are currently held by employees who have been with us for a short period of time. Our entire management team, as well as other company personnel, will need to devote substantial time to compliance, and may not effectively or efficiently manage us as a public company. If we are unable to effectively comply with the regulations applicable to public companies or if we are unable to produce accurate and timely financial statements, which may result in material misstatements in our consolidated financial statements or possible restatement of financial results, our stock price may be materially adversely affected, and we may be unable to maintain compliance with the listing requirements of Nasdaq. Any such failures could also result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, harm to our reputation and diversion of financial and management resources from the operation of our business, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects. Additionally, the failure of a key employee to perform in his or her current position could result in our inability to continue to grow our business or to implement our business strategy.

There has been substantial doubt about our ability to continue as a going concern.

As discussed in note 2 of our condensed consolidated financial statements included elsewhere in this prospectus and as reflected in such financial statements, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As reflected in the accompanying consolidated financial statements, the Company incurred a net loss of $0.5 million and recorded a cash outflow from operating activities of $1.8 million for the year ended March 31, 2025 and, as of that date, the Company’s current liabilities exceeded its current assets by $2.1 million, its shareholders’ deficit was $0.5 million and its accumulated deficit was $15.6 million. As reflected in the accompanying unaudited condensed consolidated financial statements, the Company incurred net losses of $4.6 million for the six months ended September 30, 2025. Net cash used in operating activities was $6.5 million and $1.1 million for the six months ended September 30, 2025 and 2024, respectively. Accumulated deficit was $20.2 million and $15.6 million as of September 30, 2025 and March 31, 2025, respectively. These factors raise substantial doubt about our ability to continue as a going concern.

On April 7, 2025, the Company completed its initial public offering of 3,750,000 ordinary shares at a public offering price of $4.00 per share. On April 17, 2025, the Company received net proceeds from the offering of approximately $13.5 million. Based on our current operating plan, management believes that our operating cash flows, existing cash, cash equivalents and bank loans are sufficient to fund our operating activities, capital expenditures and other obligations for the next twelve months from the issuance date of the financial statements. However, our ability to continue as a going concern remains dependent on our ability to successfully execute our operating plan, improve profitability and, if necessary, obtain additional financing. If we are unable to do so on a timely basis or on acceptable terms, our business, financial condition and results of operations could be adversely affected.

The growth and success of our business depends on our ability to develop new services and products and enhance existing services and products in order to keep pace with rapid changes in technology.

The market for our services and products is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Our future growth and success depends significantly on our ability to anticipate developments in technologies, and develop and offer new services and products to meet our customers’ evolving needs. We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services or products we develop may not be successful in the marketplace. The development of some of the services and products may involve significant upfront investments and the failure of these services and products may result in our being unable to recover these investments, in part or in full. Further, services or products that are developed by our competitors may render our services or products uncompetitive or obsolete. Should we fail to adapt to the rapidly changing technologies or if we fail to develop suitable services and products to meet the evolving and increasingly sophisticated requirements of our customers in a timely manner, our business and results of operations could be materially and adversely affected.

The success and future growth of our business will be affected by the user acceptance and market trend of integration of technology and learning.

We operate in the intelligent learning industry, and our business model features integrating technology closely with learning to provide a more efficient and engaging learning experience. However, intelligent learning remains a relatively new concept in China, and there are limited proven methods to project user demand or preference or available industry standards on which we can rely. For example, there is no guarantee that our technology will continue to be well received by the broader user and student community. We cannot assure you that our products and services will continue to be attractive to our users in the future. If our AI-powered learning products and services become less appealing to our users, our business, financial condition and results of operations could be materially and adversely affected.

If we fail to develop and apply our technologies to support and expand our product and service offerings or if we fail to timely respond to the rapid changes in industry trends and users’ preference, we may lose market share and our business may be materially and adversely affected.

We believe our technologies are critical to our business. Over the years, we have developed a number of core technologies to support our comprehensive suite of products and services. We also rely on technologies to build and maintain our IT infrastructure. The intelligent learning industry is subject to rapid technological changes and innovations and is affected by unpredictable product lifecycles and user preferences. Our technologies may become obsolete or insufficient, and we may have difficulties in following and adapting to technological changes in the intelligent learning industry in a timely and cost-effective manner. New technologies and solutions developed and introduced by our competitors could render our offerings less attractive or obsolete thus materially affecting our business and prospects. In addition, our substantial investments in technology may not produce expected results. If we fail to continue to develop, innovate and utilize our technologies or if our competitors develop or apply more advanced technologies, our business, financial condition and results of operations could be materially and adversely affected.

We may not be effective in broadening our monetization channels, which could have a material adverse impact on our business, financial condition and results of operations.

We have developed a diversified monetization model and plan to explore additional opportunities to monetize our user base, content and technologies by, for example, offering additional technology solutions to our business customers and providing additional subscription options to users to increase their spending with us. If these efforts fail to achieve our anticipated results, we may not be able to increase or maintain our revenue growth. Specifically, in order to increase the number of our users and students and their levels of spending, we will need to address a number of challenges, including providing consistently high-quality and effective learning content, products and services; continuing to innovate and stay ahead of our competitors; and improving the effectiveness and efficiency of our sales and marketing efforts. If we fail to address any of these challenges, especially if we fail to offer high-quality learning content, products and services to meet user preferences and demands, we may not be successful in increasing the number of our users and increasing their spending, which could have a material adverse impact on our business, financial condition and results of operations.

We may not be able to improve or expand our product and service offerings in a timely and cost-effective manner, and our business, financial condition and results of operations could suffer.

We regularly and constantly update our existing product and service offerings and develop new products, services and content to meet our users’ demands and evolving market trends. New products, services and content may not be accepted by our users as we expect, and we may not be able to introduce them as quickly as our competitors introduce competing offerings. The development of new products, services and content could be costly and time-consuming and require us to make significant investments in research and product development, develop new technologies, and increase sales and marketing efforts, all of which may not be successful. If we are unsuccessful in improving or expanding our product and service offerings due to financial constraints, failure to attract qualified personnel or other reasons, our business, financial condition and results of operations could suffer.

We may be forced to reduce the prices of our services and products due to increased competition and reduced bargaining power with our customers, which could lead to reduced revenues and profitability.

Our industry in China is developing rapidly and related technology trends are constantly evolving. This results in the frequent introduction of new services and products and price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and or reductions in our costs. Furthermore, we may be forced to reduce the prices of our services and products in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our services and products, all of which could lead to reduced revenues and profitability.

We generate a significant portion of our revenues from a limited number of major customers and loss of business from these customers could reduce our revenues and significantly harm our business.

For the six months ended September 30, 2025, two major customers accounted for 21% and 11% of the total revenue, respectively. For the six months ended September 30, 2024, two major customers accounted for 48% and 22% of the total revenue, respectively. For the year ended March 31, 2025, two major customers accounted for 30% and 14% of the Company’s total revenue. For the year ended March 31, 2024, two major customers accounted for 57% and 32% of our total revenues. As of September 30, 2025, two major customers accounted for 22% and 21% of accounts receivable due from third parties. As of March 31, 2025, two major customers accounted for 20% and 19% of accounts receivable. As of March 31, 2024, two major customers accounted for 48% and 31% of accounts receivable. We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a number of major customers.

The customer that accounted for 21% of our total revenues for the six months ended September 30, 2025 was Jiangxi Yunen Technology Co., Ltd., with our core cooperation focused on smart exam services construction. The customer that accounted for 30% of our total revenues for the year ended March 31, 2025 and 57% of our total revenues for the year ended March 31, 2024 was Jiangxi Xinhua Distribution Group Co., Ltd., Education Books Branch, or Jiangxi Xinhua, a client in the digital publishing business. Cooperation with this client began in August 2020, when Jiangxi Ruanyun signed a Book Catalog Teaching Auxiliary Purchase and Sales Agreement with Jiangxi Xinhua, for which new agreements were signed in January 2023 and 2025, and a Education Book Purchase and Sales Contract was signed in January 2026. However, Jiangxi Xinhua did not account for any portion of our total revenues for the six months ended September 30, 2025. Although these arrangements historically generated annual revenues in the range of RMB 30 to 35 million (approximately $4.18 to $4.88 million), certain policies were issued by the Ministry of Education of China and the Jiangxi Provincial Department of Education that have caused us to gradually reduce this type of business. In April 2021, the Ministry of Education of China issued the “Management Methods for Extracurricular Reading Materials for Primary and Secondary School Students” to regulate the management of reading materials, enrich students’ reading, and prevent inappropriate materials from entering campuses. In April 2024, the Ministry of Education of China issued the “Notice of the General Office of the Ministry of Education on Carrying Out the ‘Standardized Management Year’ Action in Basic Education,” calling for strengthened standardized management in basic education. In September 2024, the Jiangxi Provincial Department of Education actively responded to the policy of the Ministry of Education of China and issued the “Notice of the Jiangxi Provincial Department of Education on the ‘Eight Strict’ Management of Teaching Auxiliary Materials and Extracurricular Reading Materials for Primary and Secondary Schools” (Jiangxi Provincial Department of Education Document 2024 No. 31), which strictly prohibits any form of mandatory or disguised mandatory purchase, ensuring that the choice of teaching auxiliary materials and extracurricular reading materials remains in the hands of students and parents, while also prohibiting any commercial promotion and sales activities from entering campuses, to safeguard the purity of the educational environment. Due to the impact of such policies issued by the Ministry of Education of China and the Jiangxi Provincial Department of Education, we have gradually reduced this type of business starting from April 2024 and began to shift towards digital technology services based on AI by continuing to upgrade our technology. At present, by leveraging our independently developed AI-OCR technology, we can efficiently process and convert various documents and image information, including intelligent document recognition, automated data collection and structured processing, automated data entry and verification, and customized OCR solutions, thereby helping our clients to automate their business processes, improve work efficiency, and accelerate their digital transformation. At the same time, it can diversify our customer base, which is no longer limited to the K-12 segment but is expected to extend to fields such as vocational and technical education, graduate studies, and adult education. Currently, we are advancing the business expansion in these directions.

Nevertheless, our ability to maintain close relationships with major customers is essential to the growth and profitability of our business. However, the volume of work performed for a specific customer is likely to vary from year to year, especially since we are generally not our customers’ exclusive technology services provider and we do not have long-term commitments from any of our customers to purchase our services. A major customer in one year may not provide the same level of revenues for us in any subsequent year. The services and products we provide to our customers, and the revenues and income from those services and products, may decline or vary as the type and quantity of services and products we provide changes over time. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts and terms of service. In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenues from a customer, and these factors are not predictable. These factors may include organization restructuring, pricing pressure, changes to its technology strategy, switching to another services provider or returning work in-house. The loss of any of our major customers could adversely affect our financial condition and results of operations.

We primarily rely on a limited number of vendors, and the loss of any such vendor could harm our business.

For the six months ended September 30, 2025, three vendors accounted for 22%, 16%, and 11% of the total purchases. For the six months ended September 30, 2024, four vendors accounted for 17%, 13%, 13% and 11% of the total purchases. For the year ended March 31, 2025, four vendors accounted for 14%, 12%, 12% and 11% of the Company’s total purchases. For the year ended March 31, 2024, three major vendors accounted for 18%, 13% and 12% of the Company’s total purchases. As of September 30, 2025, one vendor accounted for 10% of the accounts payable, respectively. As of March 31, 2025, four vendors accounted for 21%, 14%, 12% and 11% of the Company’s accounts payable. As of March 31, 2024, one vendor accounted for 10% of our accounts payable. Any difficulty in replacing such vendors could negatively affect our performance. If we are prevented or delayed in obtaining products, or components for products, due to political, civil, labor or other factors beyond our control that affect our vendors, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. Such delays could significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured.

Users may decide not to use our products and services for a number of reasons, including a perceived lack of improvement in their academic performance or general dissatisfaction with our offerings, which may adversely affect our business, financial condition and results of operation.

The success of our business depends on our ability to deliver a high-quality learning experiences and help users and students achieve their learning objectives. We may not always be able to meet our users’ and students’ expectations due to a variety of reasons, many of which are outside of our control. We may face increased user dissatisfaction due to our users’ perceptions of our failure to help them achieve their anticipated goals, their overall dissatisfaction with the quality of our offerings. These factors may contribute to reduced user engagement and increased challenges in attracting prospective users and students, all of which may materially and adversely affect our business, financial condition and results of operations.

We cannot assure you that we will not be subject to liability claims or legal or regulatory liability for any inappropriate or illegal content, which could subject us to liabilities and cause damages to our reputation.

Although we implement various monitoring procedures to identify and remove inappropriate or illegal content, we cannot assure you that there will be no inappropriate or illegal content included in our content offerings including, for example, our quiz banks and content generated and uploaded to our online platforms by our users and students. We may face civil, administrative or criminal liability or legal or regulatory sanctions, such as requiring us to restrict or discontinue our content, products or services, if an individual or corporate, governmental or other entity believes that any of the content offerings violates any laws, regulations or governmental policies or infringes upon its legal rights. Even if such a claim were not successful, defending such a claim may cause us to incur substantial costs. Moreover, any accusation of inappropriate or illegal content in our content offerings could lead to significant negative publicity, which could harm our reputation, business, financial condition and results of operations.

We face competition which could lead to pricing pressure and loss of market share and materially and adversely affect our business, financial condition and results of operations.

We operate in the competitive intelligent learning industry and are faced with competition in our business, including competition for users, technology and talent. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete for customers primarily on the basis of our brand name, price and the range of products and services that we offer. Across our business, we face competitors who are constantly seeking ideas which will appeal to customers and introducing new products and services that compete with our products and services. Many of our competitors may have competitive advantages, including longer operating histories, larger and broader customer bases, less-costly production, more established relationships with a broader set of suppliers and customers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. We cannot assure that we will be able to successfully compete against new or existing competitors. If we fail to maintain our reputation and competitiveness, customers demand for our products could decline.

In addition to existing competitors, new participants with a popular product or service idea could gain access to customers and become a significant source of competition in a short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in customer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability. We face competition from state-owned enterprises.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Although we believe our brand is recognized in the PRC, we still believe that maintaining and enhancing our brand recognition (especially with respect to recognition from regional educational authorities) in a cost-effective manner outside of that market is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

Our revenues and results of operations are affected by seasonal trends, and thus you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance.

Our business is affected by seasonal trends. The Company’s government procurement businesses (such as SmartExam® platform, SmartHomework® platform) are affected by seasonality, mainly in that the government usually purchases in the third and fourth quarters. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

Any failure to offer high-quality customer support may adversely affect our relationships with our customers, which could adversely affect our reputation, business, results of operations and financial condition.

Our ability to retain existing customers and attract new customers depends on our ability to maintain a consistently high level of customer service and technical support. Our customers depend on our service support team to assist them in utilizing our services effectively and to help them to resolve issues quickly and to provide ongoing support. If we are unable to hire and train sufficient support resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting to our services. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase our costs and adversely affect our business, results of operations and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, business, results of operations and financial condition.

Any significant disruption in our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure would reduce visitor traffic and may materially and adversely affect our business, reputation, financial condition and results of operations.

The proper functioning of our technology infrastructure is essential to our business. We heavily rely on our technology infrastructure to operate our business. We may encounter problems when upgrading our technology infrastructure including our online platform, systems and software. The development, upgrades and implementation of our technology infrastructure are complex processes. Issues not identified during pre-launch testing of new services may only become evident when such services are made available to our entire customer base. Therefore, our technology infrastructure may not function properly if we fail to detect or solve technical errors in a timely manner. In addition, our systems are potentially vulnerable to damage or interruption as a result of natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. These and other events may lead to the unavailability of the interruption of online course delivery, the availability of our tools and services, or other events which would affect our operations. If we experience frequent or persistent service disruptions, our reputation may be damaged and our students or users may switch to our competitors, which may have a material adverse effect on our business, financial condition and results of operations.

Incorrect or improper implementation or use of our services and products could result in customer dissatisfaction and negatively affect our business, results of operations, financial condition, and growth prospects.

We must often assist our customers in achieving successful implementations of our services and products, which we do through our technical support services. If our customers are unable to implement our services and products successfully, or unable to do so in a timely manner, customer perceptions of our services and products may be harmed, our reputation and brand may suffer, and customers may choose to cease usage of our services and products or not to expand their use of our services and products. Our customers may need training in the proper use of and the variety of benefits that can be derived from our services and products to maximize their benefits. If our services and products are not effectively implemented or used correctly or as intended, or if we fail to adequately train on how to efficiently and effectively use our services and products, our customers may not be able to achieve satisfactory outcomes. This could result in negative publicity and legal claims against us, which may cause us to generate fewer sales to new customers and reductions in renewals or expansions of the use of our services with existing customers, any of which would harm our business and results of operations.

Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services, which could have a material adverse effect on our business and results of operations.

We are required under various Chinese laws to obtain and maintain permits and licenses to conduct our business. If we do not maintain our licenses (such as Publication Business License (License No. 20477), and Value-Added Telecommunications Business License of the People’s Republic of China) or other qualifications to provide our services and products, we may not be able to provide services and products to existing customers or be able to attract new customers and could lose revenues, which could have a material adverse effect on our business and results of operations.

If our new enhancements to our services and products do not achieve sufficient market acceptance, our financial results and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new enhancements of our services and products to incorporate additional features, improve functionality or other enhancements in order to meet rapidly evolving demands. When we develop an enhancement to our services and products, we typically incur expenses and expend resources upfront to develop, market and promote the new enhancements. Therefore, when we develop and introduce new enhancements to our services and products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. If our new enhancements to our services and products do not garner widespread market adoption and implementation, our growth prospects, future financial results and competitive position could suffer.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business, results of operations, and financial condition.

Our continued growth depends in part on the ability of our existing customers and new customers to access our services and products at any time and within an acceptable amount of time. We may in the future experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors or capacity constraints. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance as our services and products become more complex. If our services and products are unavailable or if our customers are unable to access features of our services within a reasonable amount of time or at all, our business would be negatively affected.

We may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if our security, or that of our data center providers, is compromised, our services are unavailable or our customers are unable to use our services within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we expect that we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our service performance, especially during peak usage times, as the features of our services become more complex and the usage of our services increases. Any of the above circumstances or events may harm our reputation, cause customers to stop using our services, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base and otherwise harm our business, results of operations, and financial condition.

Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.

Our business involves the collection, storage, processing and transmission of significant amounts of data. An increasing number of organizations, including large merchants and businesses, other large technology companies, financial institutions and government institutions, have disclosed breaches of their information technology systems, some of which have involved sophisticated and highly targeted attacks, including on portions of their websites or infrastructure. We could also be subject to breaches of security by hackers. Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Concerns about security are increased when we transmit information. Electronic transmissions can be subject to attack, interception or loss. Also, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our associated participants, which can impact the confidentiality, integrity and availability of information, and the integrity and availability of our products, services and systems, among other effects. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or creating a diversion for other malicious activities. These types of actions and attacks could disrupt our delivery of products and services or make them unavailable, which could damage our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business.

On August 25, 2023, we had a data leakage incident. During routine system demonstrations, our ElasticSearch database, which contained anonymized student learning data used for machine learning purposes, was exposed due to servers hosted inside of Jiangxi Ruanyun’s external network environment being opened and the database using a default password. As a result, certain data from 2021 to 2022 stored on Alibaba Cloud servers was accessed and downloaded by hackers. The leaked data included district/county, school, grade, student unique ID, question ID, question content, knowledge point ID, difficulty, score, and response time. Although this type of data does not contain personal or sensitive information, in accordance with Articles 27 and 29 of the Data Security Law of the PRC, we took immediate measures to ensure compliance with data security regulations and to prevent further data leakage or loss.

Subsequently, the Cyberspace Affairs Office of Nanchang filed an investigation into the incident. On November 16, 2023, the investigation was completed and the Cyberspace Affairs Office of Nanchang imposed an administrative penalty of a fine of RMB 200,000 (approximately $27,885) on us. As of the date of this prospectus, we have paid the above fine in full and implemented network security rectification measures required by the Cyberspace Affairs Office of Nanchang, including but not limited to: (i) we closed the extranet ports and servers of the server involved to avoid another attack on the extranet; (ii) we destroyed the data and hard disk of the server involved to avoid the risk of data processing; (iii) we carried out security rectification of the server room, stopped using the broadband of the extranet involved, emptied servers in the server room, and carried out the security on the cloud and the equal protection evaluation; and (iv) we cooperated with the net information department to do the subsequent investigation and disposal work, such as assisting the Cyberspace Affairs Office of Nanchang in inspecting and accepting our rectification results. As of the date of the filing of this prospectus with the SEC, we have not received any further inquiry, notice, warning, sanction, or objection from the Cyberspace Affairs Office of Nanchang or any other PRC governmental or regulatory agency with respect to the data leakage incident.

Importantly, the data leakage incident did not impact our initial public offering approval status in the PRC. In July 2023, we received a notification from the CAC confirming that our initial public offering, was not subject to cybersecurity review by the CAC. Our PRC legal counsel, Hui Ye Law Firm, has advised us that, this determination remains valid and unaffected by the data leak because (i) the CAC’s decision was based on the information available at the time, and the incident occurred after the notification was issued, (ii) the administrative penalty was imposed under the data security law, which pertains solely to data management compliance and is unrelated to the cybersecurity review, and (iii) the leaked data involved only anonymized student learning information, which did not include any important data or personal information, nor did it raise any national security concerns given its nature and its limited scope, making it unlikely to trigger new cybersecurity concerns or require a reevaluation by the CAC.

Although the data leakage incident did not have a material adverse effect on our financial condition or results of operations-the fine of RMB 200,000 (approximately $27,885) accounting for approximately 0.53% of our total assets and approximately 0.30% of our total revenue for the year ended March 31, 2024-the unauthorized disclosure or improper use of data, or future cybersecurity breaches, could have severe consequences. This includes reputational harm, decreased customer trust, potential loss of business, increased operational costs for addressing such incidents, and potential penalties or litigation. Despite the completion of the aforementioned investigation and our implementation of the required rectification measures, we cannot assure you that a similar data leakage incident will not occur again in the future.

Our encryption of data and other protective measures may not prevent unauthorized access or use of sensitive data. A breach of our system or that of one of our associated participants may subject us to material losses or liability. A misuse of such data or a cybersecurity breach could harm our reputation and deter customers from using our products and services, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines under applying laws or regulations.

We cannot assure that there are written agreements in place with every associated participant or that such written agreements will prevent the unauthorized use, modification, destruction or disclosure of data or enable us or our customers to obtain reimbursement in the event we should suffer incidents resulting in unauthorized use, modification, destruction or disclosure of data. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, which could have a material adverse effect on our business, financial condition and results of operations.

Cybersecurity incidents are increasing in frequency and evolving in nature and include, but are not limited to, installation of malicious software, unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. Given the unpredictability of the timing, nature and scope of information technology disruptions, there can be no assurance that the procedures and controls we employ will be sufficient to prevent security breaches from occurring and we could be subject to manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of laws and other obligations regarding data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various regulatory requirements relating to the security and privacy of data, including restrictions on the collection and use of personal information and requirements to take steps to prevent personal data from being divulged, stolen, or tampered with. Regulatory requirements regarding the protection of data are constantly evolving and can be subject to different interpretations or significant change, making the extent of our responsibilities in that regard uncertain. For example, pursuant to the Cybersecurity Law of the PRC which became effective on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. It is possible that those regulatory requirements may be interpreted and applied in a manner that is inconsistent with our practices.

On December 28, 2021, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC released the Measures for Cybersecurity Review which took effect and replace the existing Measures for Cybersecurity Review on February 15, 2022. The newly promulgated Measures for Cybersecurity extend the scope of cybersecurity reviews to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country. The CAC also released the Regulations on the Administration of Network Data Security (Draft for Comments), or the Draft Regulations, on November 14, 2021, which reaffirmed such requirement. The Draft Regulations were later replaced by the formal version, the Network Data Security Management Regulations, issued in September 2024 and which took effect on January 1, 2025. The factors to be considered when assessing the national security risks of the relevant activities include: (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Further, it is required that any online platform operator with more than one million users’ personal information data shall apply for a mandatory cybersecurity review with the Cybersecurity Review Office prior to its listing in a “foreign country.” The cybersecurity review will also look into the potential national security risks from overseas listings.

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measure, we applied for a cybersecurity review with the CAC with respect to our initial public offering pursuant to the Cybersecurity Review Measure. Based on our understanding of the current PRC laws, rules, and regulations and the advice of our PRC legal counsel, Hui Ye Law Firm, the VIE and its subsidiaries qualify as “personal information processors” under the Law on Personal Information Protection, or the PIP Law, because they process personal information authorized by legal owners pursuant to signed agreements, which permit the use of such information to provide services within the authorization period. However, neither we nor the VIE or its subsidiaries is an operator of any “critical information infrastructure” as defined under the Cybersecurity Law and the Regulations on Security Protection of Critical Information Infrastructure (promulgated on July 30, 2021), as none of the entities engage in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood. Subsequently, in July 2023, we received notification from the CAC stating that our initial public offering was not subject to a cybersecurity review by the CAC.

In addition, the Office of the Central Cyberspace Affairs Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security, and the State Administration for Market Regulation jointly issued an announcement on January 23, 2019 regarding carrying out special campaigns against mobile internet application programs collecting and using personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services, or forcing users to give authorization in disguised manner. Further, the CAC issued the Provisions on the Cyber Protection of Children’s Personal Information on August 22, 2019, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children’s Personal Information requires, among others, that network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner, and shall obtain the consent of the children’s guardians. We have been taking and will continue to take reasonable measures to comply with such announcement and provisions; however, as the announcement and provisions are relatively new, we cannot assure you we can adapt our operations to it in a timely manner.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. If our data processing activities are found to not be in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits.

On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CA.

As the VIE and its subsidiaries do not engage in any operation of information in infrastructure or involve the process of personal data of more than 1,000,000 individual, and have not provided over 100,000 individual’s personal information or over 10,000 individual’s sensitive personal information since January 1 of the last years abroad, further, the PRC entities have not involved the “important data” under the Security Assessment Measures for Outbound Data Transfer. Therefore, the VIE and its subsidiaries are currently not subject to the data cross-border security assessment. However, if such assessment is required in the future, we cannot assure you that we will complete the relevant procedure on a timely basis.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were made available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings of China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis.

Any failure, or perceived failure, by us, or by our third-party partners, to maintain the security of our user data or to comply with applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, and other requirements, may result in civil or regulatory liability, including governmental or data protection authority enforcement actions and investigations, fines, penalties, enforcement orders requiring us to cease operating in a certain way, litigation, or adverse publicity, and may require us to expend significant resources in responding to and defending allegations and claims. Moreover, claims or allegations that we have failed to adequately protect our users’ data, or otherwise violated applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, or other requirements, may result in damage to our reputation and a loss of confidence in us by our users or our partners, potentially causing us to lose users, advertisers, content providers, other business partners and revenues, which could have a material adverse effect on our business, financial condition and results of operations.

If we are qualified as a tutoring institution under the Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education, or the Opinions, in the future, our business, financial condition and results of operations could be adversely affected due to the great uncertainties about how the policy will be implemented.

We are a big data technology company centering on test question database establishment and score evaluation, mainly serving competent authorities of education and public schools (hereinafter referred to as “G terminal”), B-terminal education (technology companies mainly providing API authorization service), and C-terminal students and parent users imported through G/B terminal users. Through AI technology, we can help students and teachers to reduce the burden of teaching and learning, help students reduce the burden of study and after-school tutoring. We do not operate any online or offline tutoring courses, so we are not qualified as a tutoring institution affected by the Opinions. There is no risk factor associated with it currently, but we cannot promise we will not be qualified as such tutoring institution in the future due to lack of detailed rules and plans for policy implementation. If that is the case, our business, financial condition and results of operations could be adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks which could significantly disrupt our operations.

In recent years, there have been outbreaks of epidemics in various countries, including China. In general, our business could be adversely affected by the effects of epidemics, including, but not limited to, COVID-19, avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, severe weather conditions such as a snowstorm, flood or hazardous air pollution, or other outbreaks. In response to an epidemic, severe weather conditions, or other outbreaks, government and other organizations may adopt regulations and policies that could lead to severe disruption to our daily operations, including temporary closure of our offices and other facilities. These severe conditions may cause us and/or our partners to make internal adjustments, including but not limited to, temporarily closing down business, limiting business hours, and setting restrictions on travel and/or visits with clients and partners for a prolonged period of time. Various impacts arising from severe conditions may cause business disruption, resulting in material, adverse impact to our financial condition and results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including amounts due to and from related parties, including Ms. Yan Fu, our director and chief executive officer and chief executive officer of Jiangxi Ruanyun, Mr. Cong Zhao, our chief technology officer, Mr. Linhua Wan, a management staff member of Jiangxi Alphabet, and Mr. Xili Huang, a majority shareholder of Jiangxi Yiluyun Technology Co., Ltd., of which a minority shareholder of Jiangxi Ruanyun is an affiliate. See “Related Party Transactions”. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of our shareholders. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests may arise when we transact business with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Our future growth depends in part on new products and new technology innovation, and failure to invent and innovate could adversely impact our business prospects.

Our future growth depends in part on maintaining our current products in new and existing markets, as well as our ability to develop new products and services to serve such markets. To the extent that competitors develop competitive products and services, or new products or services that achieve higher customer satisfaction, our business prospects could be adversely impacted. In addition, if regulatory approvals for new products or services may be required, these approvals may not be obtained in a timely or cost-effective manner, adversely impacting our business prospects.

If we are unable to conduct sales and marketing activities cost-effectively, our business, financial condition and results of operations may be materially and adversely affected.

We rely on our sales and marketing efforts to enlarge our user base and drive the growth of our paying users. Our sales and marketing activities may not be well received by the market and may not result in the levels of sales that we anticipate. We also may not be able to retain or recruit a sufficient number of experienced sales and marketing personnel, or to train newly hired sales and marketing personnel, which we believe is critical to implementing our sales and marketing strategies cost-effectively. Further, sales and marketing approaches and tools in China’s intelligent learning industry are evolving rapidly. This requires us to continually enhance our sales and marketing approaches and experiment with new methods to keep pace with industry developments and user preferences. Failure to engage in sales and marketing activities in a cost-effective manner may reduce our market share, cause our net revenues to decline, negatively impact our profitability, and materially harm our business, financial condition and results of operations.

We may be the subject of detrimental conduct by third parties such as our competitors, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation.

We may be the target of anti-competitive, harassing or other detrimental conduct by third parties including our competitors. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, business relationships, business prospects and business ethics. Additionally, allegations, directly or indirectly against us, may be posted online by anyone, whether or not related to us, on an anonymous basis. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be materially negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business.

Changes in demand for our products, services and business relationships with key customers and vendors may negatively affect operating results.

To achieve our objectives, we must develop and sell products that are subject to the demands of our customers. This is dependent on several factors, including managing and maintaining relationships with key customers, responding to the rapid pace of technological change and obsolescence, which may require increased investment by us or result in greater pressure to commercialize developments rapidly or at prices that may not fully recover the associated investment, and the effect on demand resulting from customers’ research and development, capital expenditure plans and capacity utilization. If we are unable to keep up with our customers’ demands, our sales, earnings and operating results may be negatively affected.

Our future success depends in part on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team listed in the section entitled “ “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. Recruiting and retaining other qualified employees for our business, including technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous companies for individuals with similar skill sets. The inability to recruit or loss of the services of any executive or key employee could adversely affect our business.

We may need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2026, we had 79 full-time employees and 4 part-time employees who signed part-time labor contracts with Jiangxi Ruanyun, and all of whom were located in China. As we continue to grow, we also expect to expand our employee base. In addition, we intend to grow by expanding our business, increasing market penetration of our existing products and services, developing new products and services and increasing our targeting of certain markets in China. Future growth would impose significant additional responsibilities on our management, including the need to develop and improve our existing administrative and operational systems and our financial and management controls and to identify, recruit, maintain, motivate, train, manage and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to effectively manage any future growth.

Failure of beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

The State Administration of Foreign Exchange, or SAFE, has promulgated regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its appendices. These regulations require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle”, or SPV. The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore SPVs by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the SPV, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a SPV fails to fulfill the required SAFE registration, the PRC subsidiaries of that SPV may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the SPV may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and there remains uncertainty with respect to its implementation. We cannot assure you that these direct or indirect shareholders of our Company who are PRC residents will be able to successfully update the registration of their direct and indirect equity interest as required in the future. If they fail to update the registration, our PRC subsidiary could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our Company, or prevent us from contributing additional capital into our PRC subsidiary. As a result, the VIE and its subsidiaries and our ability to make distributions to you could be materially and adversely affected. In addition, non-U.S. shareholders may experience unfavorable tax consequences if such non-U.S. shareholders are determined to be a resident enterprise for PRC tax purposes. See “Regulations—Regulations on Tax in the PRC” and “Material Income Tax Considerations—PRC Taxation” for further information.

As of the date of this prospectus, to our knowledge, 27 of our shareholders had registered according to SAFE Circular 37. The registration of foreign exchange return investment has been completed.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties, which could adversely affect our financial condition and results of operations.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations.

Currently, we are making contributions to the employee benefit plans based on the minimum standards, rather than based on the actual employee salaries, which may be considered as underpayment under PRC labor-related laws. In addition, we did not make contributions to the plans for our probationary employees. We may be required to make up the contributions for the social insurance as well as to pay a daily late fee at the rate of 0.05% of the outstanding amount of the social insurance fee from the due date, and if we still fail to pay the premiums within the prescribed time limit, we may be subject to a fine of 1-3 times the outstanding amount. In addition, we may be required to make up the contributions for the housing funds, and if we still fail to deposit the funds within the prescribed time limit, we may be subject to the enforcement by the people’s court. As of the date of the filing of this prospectus with the SEC, we have not received any notice of warning or been subject to any administrative penalties or other disciplinary actions from the relevant governmental authorities for our shortfall in social insurance and housing fund contribution. However, if we are ordered to make up the underpayment, or subject to late fees or fines or other sanctions in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We do not have business insurance coverage. Any future business liability, disruption or litigation we experience might divert management focus from our business and could significantly impact our financial results.

Availability of business insurance products and coverage in China is limited, and most such products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurances on commercially reasonable terms make it impractical for us to maintain such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which would have an adverse effect on our results of operations and financial condition.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

In addition to the proceeds raised in our initial public offering, we may need to obtain additional debt or equity financing to fund future capital expenditures. In December 2025, we entered into the Purchase Agreement. In connection with the execution of the Purchase Agreement, we issued the 1,200,000 Commitment Shares. Sales by us under the Purchase Agreement could result in substantial dilution to the interests of other holders of our ordinary shares. In April 2026, we also completed an equity financing to issue and sell a total of 1.73 million ordinary shares at the price of $1.00 per share for gross proceeds of approximately $1.73 million. While we do not anticipate seeking additional financing in the immediate future, any additional equity financing may result in dilution to the holders of our outstanding ordinary shares. Additional debt financing may impose affirmative and negative covenants that restrict our freedom to operate our business. We cannot guarantee that we will be able to obtain additional financing on terms that are acceptable to us, or any financing at all, and the failure to obtain sufficient financing could adversely affect our business operations.

Risks Related to Intellectual Property

If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected.

The value of our business depends in part on our ability to protect our intellectual property and information, including our patents, copyrights, trademarks, trade secrets, and rights under agreements with third parties, in China and around the world, as well as our customer, employee, and customer data. Third parties may try to challenge our ownership of our intellectual property in China and around the world. In addition, intellectual property rights and protections may be insufficient to protect material intellectual property rights. Further, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. The steps we have taken may not prevent unauthorized use of our intellectual property. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. If we fail to protect our proprietary intellectual property and information, including with respect to any successful challenge to our ownership of intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

If we are unable to adequately protect our intellectual property rights, or if we are accused of infringing on the intellectual property rights of others, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

Our commercial success will depend in part on our success in obtaining and maintaining patents, copyrights, trademarks, trade secrets and other intellectual property rights in China and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We cannot provide any assurances that any of our patents have, or that any of our future pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our products, any additional features we develop for our products or any new products. Other parties may have developed technologies that may be related or competitive to our system, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. Our patent position may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products.

Though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our patents, or develop and obtain patent protection for more effective technologies, designs or methods. We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, or if a court found that valid, enforceable patents held by third parties covered one or more of our products, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	any of our patents, or any of our future pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

●	any of our future pending patent applications will be issued as patents;

●	we will be able to successfully commercialize our products on a substantial scale, if approved, before our relevant patents we may have expire;

●	we were the first to make the inventions covered by each of our patents and future pending patent applications;

●	we were the first to file patent applications for these inventions;

●	others will not develop similar or alternative technologies that do not infringe our patents; any of our patents will be found to ultimately be valid and enforceable;

●	any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

●	we will develop additional proprietary technologies or products that are separately patentable; or

●	our commercial activities or products will not infringe upon the patents of others.

We rely, in part, upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Litigation or other proceedings or third-party claims of intellectual property infringement could necessitate significant time and financial resources, potentially hindering our product sales or impacting our stock price.

Our commercial success will depend in part on not infringing the patents or copyrights, or otherwise violating the other proprietary rights, of others. Significant litigation regarding patent rights and copyright rights occur in our industry. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of patents issued to third parties. In addition, patent applications in China and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. These applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. Third parties may, in the future, assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. As we continue to commercialize our products in their current or updated forms, launch new products and enter new markets, we expect competitors may claim that one or more of our products infringe their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technology involved, and the uncertainty of litigation may increase the risk of business resources and management’s attention being diverted to patent litigation. We have, and we may in the future, receive letters or other threats or claims from third parties inviting us to take licenses under, or alleging that we infringe, their patents.

Moreover, we may become party to future adversarial proceedings regarding our patent portfolio or the patents of third parties. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.

Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop making, selling or using products or technologies that allegedly infringe the asserted intellectual property;

●	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others; incur significant legal expenses;

●	pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing;

●	pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing;

●	redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and infeasible; and

●	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all, or from third parties who may attempt to license rights that they do not have.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages (which may be increased up to three times of awarded damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe the intellectual property rights of others. We could encounter delays in product introductions while we attempt to develop alternative methods or products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We rely on copyright, patent, trade secret, and trademark protection as well as confidentiality agreements with our employees, consultants and third parties, and we may in the future rely on additional intellectual property protection, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our business and competitive position could be harmed.

Third parties may assert ownership or commercial rights to inventions we develop, which could have a material adverse effect on our business.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. Any infringement claims or lawsuits, even if not meritorious, could be expensive and time consuming to defend, divert management’s attention and resources, require us to redesign our products and services, if feasible, require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies, and/or may materially disrupt the conduct of our business.

In addition, we may face claims by third parties that our agreements with employees, contractors or third parties obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such intellectual property. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property or may lose our exclusive rights in that intellectual property. Either outcome could harm our business and competitive position.

Third parties may assert that our employees or contractors have wrongfully used or disclosed confidential information or misappropriated trade secrets, which could result in litigation.

We may employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or contractors have inadvertently or otherwise used or disclosed intellectual property or personal data, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our computer systems and operations may be vulnerable to security breaches, which could adversely affect our business.

We believe the safety of our computer network and our secure transmission of information over the internet will be essential to our operations and our services. Our network and our computer infrastructure are potentially vulnerable to physical breaches or to the introduction of computer viruses, abuse of use and similar disruptive problems and security breaches that could cause loss (both economic and otherwise), interruptions, delays or loss of services to our users. It is possible that advances in computer capabilities or new technologies could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information, cause interruptions in our operations or utilize our network without authorization. Security breaches also could damage our reputation and expose us to a risk of loss, litigation and possible liability. We cannot guarantee you that our security measures will prevent security breaches.

Risks Related to our Ordinary Shares

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

Prior to our initial public offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended March 31, 2025 and 2024, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies. As defined in standards established by the Public Company Accounting Oversight Board (United States), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to (i) our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of the U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements and (ii) our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP. We plan to continue to take remedial measures including addressing financial-related matters, providing training for our finance staff, and establishing systems that comply with U.S. accounting standards. However, the implementation of these or other measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, and the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon the closing of our initial public offering, we became a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management’s assessment on our internal control over financial reporting in our second required annual report after completion of our initial public offering. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm may be required to attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our public company reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify and have previously identified other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we continue to fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we continue to fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

An active trading market for our ordinary shares may never develop or be sustained, which may impair the value of your shares and your ability to sell your shares at the time you wish to sell them.

An active trading market for our ordinary shares may never develop or, if developed, may not be sustained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our ordinary shares and entering into strategic partnerships or acquiring other complementary products, technologies or businesses by using our ordinary shares as consideration. In addition, if we fail to satisfy exchange listing standards, we could be delisted, which would have a negative effect on the price of our ordinary shares.

We expect that the price of our ordinary shares will fluctuate substantially. The market price of our ordinary shares is likely to be highly volatile and may fluctuate substantially due to many factors, including:

●	the volume and timing of sales of our products;

●	the introduction of new products or product enhancements by us or others in our industry;

●	disputes or other developments with respect to our or others’ intellectual property rights;

●	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

●	product liability claims or other litigation;

●	quarterly variations in our results of operations or those of others in our industry;

●	media exposure of our products or of those of others in our industry;

●	changes in governmental regulations or in reimbursement;

●	changes in earnings estimates or recommendations by securities analysts; and

●	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

If we fail to meet applicable listing requirements, Nasdaq may delist our ordinary shares from trading, in which case the liquidity and market price of our ordinary shares could decline.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. For example, legislative or other regulatory action in the United States could result in listing standards or other requirements that, if we cannot meet, may result in delisting and adversely affect our liquidity or the trading price of our shares that are listed or traded in the United States. If we fail to comply with the applicable listing standards and Nasdaq delists our ordinary shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our ordinary shares;

●	reduced liquidity for our ordinary shares;

●	a determination that our ordinary shares are “penny stock”, which would require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our ordinary shares are listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

A significant portion of our total outstanding shares are restricted from resale but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares in the public market could occur at any time. These sales, or the perception in the market that these sales may occur, could result in a decrease in the market price of our ordinary shares. 3,750,000 ordinary shares were issued in our initial public offering. The ordinary shares sold in our initial public offering may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing shareholders. 31,031,794 shares are currently restricted as a result of securities laws, but are able to be sold subject to securities laws. If held by one of our affiliates, the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of June 17, 2026, our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, control approximately 55.75% of our outstanding ordinary shares. As a result, these shareholders, if they act together, will be able to control our management and affairs and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

In addition, on April 7, 2024, KWest Holdings Ltd, our largest shareholder, and its shareholder, Yan Fu, our director and chief executive officer and chief executive officer of Jiangxi Ruanyun, entered into a Concerted Action Agreement with five other major shareholders holding more than 5% of our shares or voting rights, namely ZC Investment Limited, Four Ocean Holding Ltd, Chao Xian Holding Limited, LBH Hope Investment Limited, and Five Mountains Holding Ltd and their respective shareholders, Cong Zhao, our chief technology officer, Ji’an Zhan, Bin Wang, Baihua Li, and Zijun Chen. The Concerted Action Agreement stipulates that each of the above major shareholders shall adopt the same intention and maintain full unanimity when exercising the right to make proposals to shareholders’ meetings and exercising the right to vote at shareholders’ meetings in respect of major matters relating to the Company’s operation and development. Article 1.2 of the Concerted Action Agreement further requires that, during its term, if any of the parties to the Concerted Action Agreement become members of the Company’s board of directors during its term, they must vote unanimously on all matters requiring approval of the board of directors, not just those related to annual meeting proposals. Moreover, in the event that full unanimity cannot be reached, the decision to act in concert shall be made in accordance with the majority shareholding, whereby the opinion supported by the majority of voting rights among the parties to the Concerted Action Agreement will be binding on all parties to the Concerted Action Agreement, and the other parties to the Concerted Action Agreement must act in accordance with this majority decision. The above persons acting in concert collectively hold 54.85% of our shares as of June 17, 2026, giving them substantial influence over the Company’s strategic direction and operational decisions.

We are eligible to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules as more than 50% of our voting power is held by an individual, a group or another company, specifically the group of shareholders that have executed the Concerted Action Agreement and that collectively hold 54.85% of our shares as of the date of this prospectus. However, we currently do not intend to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules.

The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us or our assets, and might affect the prevailing market price of our ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

As a “controlled company” within the meaning of the Nasdaq listing rules, we may elect to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

As of the date of this prospectus, the group of shareholders that have executed the Concerted Action Agreement and that collectively hold 54.85% of our shares will hold more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we elected to rely on such exemptions in the future, during the period we remain a controlled company and during any transition period following a time when we are no longer a “controlled company”, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We expect to incur significant additional costs as a result of being a public company, which may adversely affect our business, financial condition and results of operations.

We expect to incur costs associated with corporate governance requirements that are applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Exchange Act, as well as the rules of the Nasdaq. These rules and regulations have significantly increased our accounting, legal and financial compliance costs and make some activities more time-consuming. These rules and regulations may also make it more expensive for us to obtain, and maintain if obtained, directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may adversely affect our business, financial condition and results of operations.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of our initial public offering, we became subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market of our ordinary shares will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

Economic substance legislation of the Cayman Islands may impact us and our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain geographically mobile activities which attract profits without real economic activity in the jurisdiction in which they are incorporated. With effect from January 1, 2019, the Cayman Islands Government enacted the International Tax Co-operation (Economic Substance) Act (as amended from time to time), or the Substance Act, introducing certain economic substance requirements for “relevant entities” which are engaged in “relevant activities” and receives “relevant income”. To support the Substance Act, the Cayman Islands Tax Information Authority, or TIA, has issued Guidance in relation to Economic Substance for Geographically Mobile Activities in relation to the Substance Act in accordance with section 5 of the Substance Act, or the Guidance Notes, as amended from time to time. The term “relevant entity” is defined under the Substance Act to mean:

(a)	a company, other than a domestic company, that is (i) incorporated under the Companies Act (as amended) of the Cayman Islands, or (ii) a limited liability company registered under the Limited Liability Companies Act (as amended) of the Cayman Islands;

(b)	a partnership as defined under section 3 of the Partnership Act (as amended) of the Cayman Islands, except where the partnership is a local partnership;

(c)	an exempted limited partnership as defined under section 2 of the Exempted Limited Partnership Act (as amended) of the Cayman Islands;

(d)	a foreign limited partnership registered under section 42 of the Exempted Limited Partnership Act (as amended) of the Cayman Islands;

(e)	a limited liability partnership that is registered in accordance with the Limited Liability Partnership Act (as amended) of the Cayman Islands; and

(f)	a company that is incorporated outside of the Islands and registered under the Companies Act (as amended) of the Cayman Islands,

but does not include:

(a)	an investment fund; or

(b)	an entity that is tax resident out of the Cayman Islands.

For Cayman Islands law purposes, the Company falls within the definition of a “relevant entity”, as per subparagraph (a) above.

There are nine “relevant activities” under the Substance Act, which are banking business, distribution and service center business, financing and leasing business, fund management business, headquarters business, holding company business, insurance business, intellectual property business, or shipping business but does not include investment fund business. Based on the current structuring of the Company, under the Substance Act, the Company can be classified as conducting “holding company business”. Holding company business means the business of being a “pure equity holding company”. Pure equity holding company means a company that only holds equity participations in other entities and only earns dividends and capital gains. A relevant entity (such as the Company) that is only carrying on a relevant activity that is the business of a pure equity holding company is subject to a reduced economic substance test under the Substance Act. The Company will satisfy this reduced economic substance requirement if the relevant entity (i.e. the Company) confirms that (a) it has complied with all applicable filing requirements under the Companies Act (as amended) in the Cayman Islands and (b) it has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. The Guidance Notes have interpreted how limb (b) of the reduced economic substance test as applicable to legal entities that conduct holding company business is satisfied. The Guidance Notes makes it clear that a pure equity holding company maintaining a registered office in the Cayman Islands and engaging its registered office service provider in accordance with the Companies Act (as amended) in the Cayman Islands may be able to satisfy these reduced economic substance requirements in the Cayman Islands, depending on the level and complexity of activity required to operate its business. Every company in the Cayman Islands, including the Company, will have a relationship with its registered office and as such is able to satisfy limb (b) in addition to complying with the statutory obligations under the Companies Act (as amended) of the Cayman Islands as required by limb (a). In consequence, the Company would, at present, satisfy the reduced economic substance test as required under the Substance Act.

Since the Company is considered to be a legal entity and conducting a relevant activity it will need to provide information to the TIA. The Company will need to notify the TIA annually of: (a) whether or not it is carrying on a relevant activity, (b) if it is carrying on a relevant activity, whether or not it is a relevant entity, (c) in the case of an entity that is carrying on a relevant activity and is tax resident in a jurisdiction outside the Cayman Islands and if so, shall provide appropriate evidence to support the information provided in the notification as may be reasonably required by the TIA. A relevant entity that is carrying on a relevant activity and receiving relevant income is required to satisfy the substance test must prepare and submit to the TIA an economic substance return annually for the purpose of the TIA’s determination whether the substance test has been satisfied in relation to that relevant activity. Compliance with the reduced substance requirements is unlikely to be onerous for the Company and at present subject to any change in the Substance Act or the Guidance Notes, the Company is complying with the reduced economic substance test.

Although it is presently anticipated that the Substance Act will have little material impact on us and our operations, as the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on us and our operations.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association (as amended), the Companies Act (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take actions against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may be narrower in scope or less developed than they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than register of mortgages and charges, memorandum and articles of association and special resolutions) or to obtain copies of lists of shareholders of these companies. However, a list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies of the Cayman Islands for inspection by any person on payment of a fee. Any person, by making payment of the fee specified in the Companies Act, is also entitled to the rights to inspect the particulars set out in Schedule 1A of the Companies Act and the inspection shall be subject to such conditions as the Registrar of Companies may impose. Our directors have discretion under our memorandum and articles of association (as amended) to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders unless required by the Companies Act (as amended) of the Cayman Islands or other applicable law or authorized by the directors or by ordinary resolution. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We have elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance and potential issuance of our ordinary shares (or securities convertible into or exercisable for our ordinary shares) at a price less than certain referenced prices, if such shares equal 20% or more of our ordinary shares or voting power outstanding before the issuance. Our shareholders may be afforded less protection than they would other enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (ii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

We are a foreign private issuer with the meaning of the rules under the Exchange Act, and as such we are exempted from certain provisions of the securities rules and regulations in the United States that are applicable to the United States domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. For example, we are not required to have a majority of the board consisting of independent directors, and not required to have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We have elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance and potential issuance of our ordinary shares (or securities convertible into or exercisable for our ordinary shares) at a price less than certain referenced prices, if such shares equal 20% or more of our ordinary shares or voting power outstanding before the issuance. Our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The price of our ordinary shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional shares of ordinary shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained, and thus holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

●	timing of the development of future business;

●	capabilities of our business operations;

●	expected future economic performance;

●	competition in our market;

●	continued market acceptance of our services and products;

●	protection of our intellectual property rights;

●	changes in the laws that affect our operations;

●	inflation and fluctuations in foreign currency exchange rates;

●	our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

●	continued development of a public trading market for our securities;

●	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

●	managing our growth effectively;

●	projections of revenue, earnings, capital structure and other financial items;

●	fluctuations in operating results;

●	dependence on our senior management and key employees; and

●	other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

COMMITTED EQUITY FINANCING

Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell and issue to the Selling Shareholder up to $100.0 million of ordinary shares over a three-year period, or the Total Commitment Amount, subject to the terms and conditions of the Purchase Agreement, applicable securities laws, and Nasdaq listing rules.

As consideration for the Selling Shareholder’s Total Commitment Amount, the Company issued to the Selling Shareholder the 1,200,000 Commitment Shares upon the signing of the Purchase Agreement. The Commitment Shares have an aggregate dollar value equal to 1.5% of the Total Commitment Amount, calculated using the lowest one-day volume-weighted average price, or VWAP, of the ordinary shares during the five trading days immediately preceding the execution date of the Purchase Agreement. No cash consideration was paid by the Selling Shareholder for the Commitment Shares.

For the purposes of this prospectus, we are registering for resale a total of 20,000,000 ordinary shares, which includes (i) 18,800,000 ordinary shares at an assumed offering price of $1.16 per ordinary share, which was the closing price of the ordinary shares on Nasdaq on June 17, 2026, and (ii) all of the Commitment Shares.

Pursuant to the Purchase Agreement, we may request advances in a written notice, each an Advance Notice, delivered to the Selling Shareholder at any time during the three-year period following the execution date of the Purchase Agreement. Each Advance Notice directs the Selling Shareholder to purchase ordinary shares in an amount up to the lesser of (i) 75% of the average of the daily value traded of the ordinary shares on the ten trading days immediately preceding the date an Advance Notice is delivered, and (ii) $5.0 million, or an Advance, subject to satisfaction of the conditions in the Purchase Agreement.

The Advance Shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder from time to time at a purchase price equal to 95% of the lowest closing VWAP of the ordinary shares during the pricing period specified in the Purchase Agreement following delivery of an Advance Notice and are subject to certain limitations. While any Advance is pending, subject to the terms of the Purchase Agreement, we may deliver a second Advance Notice specifying the amount of the Advance the Company desires to sell, which will begin another Advance. The purchase price of the ordinary shares in such Advance will be equal to 100% of the lowest intraday sale price of the ordinary shares on the same day the second Advance Notice is received, or the immediately following trading day if the second Advance Notice is received after 8:30 am Eastern Time.

Any sale of ordinary shares pursuant to the Purchase Agreement is subject to certain limitations, including that the Selling Shareholder is not permitted to purchase any ordinary shares that would result in the Selling Shareholder and its affiliates owning more than 4.99% of the then outstanding ordinary shares.

The ordinary shares being offered by the Selling Shareholder pursuant to this prospectus may be issued pursuant to the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our ordinary shares by the Selling Shareholder. However, we may receive up to $100.0 million in aggregate gross proceeds from sales of our ordinary shares to the Selling Shareholder that we may make under the Purchase Agreement, from time to time after the date of this prospectus.

The Selling Shareholder may sell the ordinary shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the ordinary shares by the Selling Shareholder pursuant to this prospectus. We have paid the Selling Shareholder’s legal fees in an amount of $30,000 related to the offer and sale of such ordinary shares.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the Selling Shareholder, ARC Group International Ltd., of our ordinary shares that have been and may be issued to the Selling Shareholder pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by the Selling Shareholder of our ordinary shares that may be issued to the Selling Shareholder under the Purchase Agreement.

The Selling Shareholder, may, from time to time, offer and sell pursuant to this prospectus up to 20,000,000 of our ordinary shares that we have issued or may issue to the Selling Shareholder. The Selling Shareholder may sell some, all or none of our ordinary shares. We do not know how long the Selling Shareholder will hold our ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of our ordinary shares. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of our ordinary shares by the Selling Shareholder as of the date of this prospectus. The percentages of shares owned before and after the offering are based on 37,280,004 ordinary shares outstanding as of the date of this prospectus, which includes the 1,200,000 Commitment Shares that we issued to the Selling Shareholder upon execution of the Purchase Agreement. The information in the table below with respect to the Selling Shareholder has been obtained from the Selling Shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their ordinary shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the ordinary shares being offered for resale by the Selling Shareholder through this prospectus, we are referring to the ordinary shares that have been and may be issued and sold by us to the Selling Shareholder pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering(2)		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus(3)	Number of Ordinary Shares Owned After Offering(4)
	Number	Percent		Number	Percent
ARC Group International Ltd.(1)	1,200,000	3.22%	20,000,000	0	—

(1) The business address of the Selling Shareholder is 10 East 53rd St, Suite 3001, New York, NY 10022.

(2) Represents the 1,200,000 Commitment Shares issued to the Selling Shareholder pursuant to execution of the Purchase Agreement on December 17, 2025, which are covered by the registration statement that includes this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the ordinary shares that we may issue and sell to the Selling Shareholder pursuant to the Purchase Agreement that are being registered for resale under the registration statement that includes this prospectus, other than the 1,200,000 Commitment Shares, because the issuance and sale of such shares to the Selling Shareholder under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of the Selling Shareholder’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of our ordinary shares to the Selling Shareholder under the Purchase Agreement are subject to certain limitations on the amounts we may sell to the Selling Shareholder at any time.

(3) Although the Purchase Agreement provides that we may sell up to $100.0 million of our ordinary shares to the Selling Shareholder, we are only registering 20,000,000 ordinary shares for resale under this prospectus, including the 1,200,000 Commitment Shares we issued to the Selling Shareholder pursuant to execution of the Purchase Agreement on December 17, 2025 (for which we did not receive any cash consideration). Therefore, only 18,800,000 of such shares represent shares that we may issue and sell to the Selling Shareholder as Purchase Shares for cash consideration under the Purchase Agreement from time to time, at our sole discretion, during the 36-month term of the Purchase Agreement. Depending on the price per share at which we sell our ordinary shares to the Selling Shareholder pursuant to the Purchase Agreement, we may need to sell to the Selling Shareholder under the Purchase Agreement more shares of our ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $100.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by the Selling Shareholder is dependent upon the number of shares we sell to the Selling Shareholder under the Purchase Agreement.

(4) Assumes the sale of all shares of our ordinary shares registered for resale by the Selling Shareholder pursuant to the registration statement that includes this prospectus, although the Selling Shareholder is under no obligation known to us to sell any ordinary shares at any particular time. Pursuant to the Purchase Agreement, the Selling Shareholder is not permitted to purchase nor acquire ordinary shares under the Purchase Agreement that would result in it beneficially owning in excess of 4.99% of the ordinary shares then outstanding at the time of any proposed sale pursuant to the Purchase Agreement.

PLAN OF DISTRIBUTION

On December 17, 2025, we entered into the Purchase Agreement with the Selling Shareholder. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Selling Shareholder is committed to purchase up to $100.0 million of our ordinary shares over a 36-month commitment period. Pursuant to the Purchase Agreement, we may request Advances in an Advance Notice delivered to the Selling Shareholder on any trading day, in an amount up to the lesser of (i) 75% of the average of the daily value traded of the ordinary shares on the ten trading days immediately preceding the date an Advance Notice is delivered, and (ii) $5.0 million, subject to satisfaction of the conditions in the Purchase Agreement. The ordinary shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder from time to time at a price equal to 95% of the lowest of the three daily VWAPs following an Advance Notice as set forth in the Purchase Agreement and would be subject to certain limitations. While any Advance is pending, we may deliver a second Advance Notice specifying the amount of the Advance the Company desires to sell, which will begin another Advance. The purchase price of the ordinary shares in such Advance will be equal to 100% of the lowest intraday sale price of the ordinary shares on the same day the second Advance Notice is received, or the immediately following trading day if the second Advance Notice is received after 8:30 am Eastern Time.

As consideration for the Selling Shareholder’s purchase commitment of up to $100.0 million of our ordinary shares, we issued to the Selling Shareholder 1,200,000 Commitment Shares having an aggregate dollar value equal to 1.5% of the Total Commitment Amount.

The ordinary shares offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares. We have agreed in the Purchase Agreement to provide customary indemnification to ARC Group.

It is possible that our ordinary shares may be sold from time to time by ARC Group in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, either through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than this prospectus.

The Selling Shareholder has agreed that, during the term of the Purchase Agreement, it shall not engage in any short sales or hedging transactions with respect to our ordinary shares, provided that upon receipt of an advance notice, the Selling Shareholder may sell ordinary shares that it is obligated to purchase under such advance notice prior to taking possession of such ordinary shares or other ordinary shares issued or sold by the Company to the Selling Shareholder pursuant to the Purchase Agreement which have been continuously held as a long position.

The Selling Shareholder and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act of 1934, as amended, or the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by the Selling Shareholder or any unaffiliated broker-dealer. Under these rules and regulations, the Selling Shareholder and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers our ordinary shares covered by the prospectus and any accompanying prospectus supplement that are a part of this registration statement with the number of copies of such prospectus and accompanying prospectus supplement which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by the Selling Shareholder and any unaffiliated broker-dealer.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the ordinary shares by the Selling Shareholder pursuant to this prospectus. We have paid the Selling Shareholder’s legal fees in an amount of $30,000 related to the offer and sale of such ordinary shares. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the ordinary shares covered by this prospectus by the Selling Shareholder. We will bear all expenses incident to the registration of the ordinary shares covered by this prospectus, including legal, accounting, and filing fees.

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “RYET”. On June 17, 2026, the closing price of our ordinary shares was $1.16 per share.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates and conclusions drawn by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the emerging industry in China in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by the Selling Shareholder. All of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from the sale of ordinary shares by the Selling Shareholder.

We may receive up to $100.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Shareholder pursuant to the Purchase Agreement.

We are unable to estimate the total amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our ordinary shares, among other factors.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. We may use the proceeds for purposes that are not contemplated at the time of this prospectus. It is also possible that no additional shares will be issued under the Purchase Agreement.

Subject to the broad discretion described above, we may use a portion of any proceeds for product development, commercialization, working capital and market expansion relating to our existing products and strategic initiatives, which may include SmartExam®, SmartHomework®, Smart Campus Services, HanLink, Cogni AI, YeeZo and other AI-enabled education, campus services, international education and institutional technology initiatives.

Any proceeds from the Selling Shareholder that we receive under the Purchase Agreement principally should be remitted to China before we will be able to use the funds there to grow our business. The procedure to remit funds may take several months, and we will be unable to use the such proceeds in China until remittance is completed. See “Risk Factors” under this prospectus for further information.

DIVIDEND POLICY

Our board of directors may from time to time pay interim dividends, or make such distributions out of the Company’s share premium account, subject to certain requirements of Cayman Islands law. In addition, our shareholders may in a general meeting declare dividends, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid out of share premium account if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Notwithstanding the above, we have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

We are a holding company incorporated in the Cayman Islands. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our WFOE, Rollingthunder Technology (Jiangxi) Co., Ltd.

Current PRC regulations permit our PRC subsidiary to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, WFOE and the VIE and its subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC laws also impose regulations on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiary and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Material Income Tax Considerations—PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Soft Cloud Technology Limited to WFOE, pursuant to Contractual Arrangements between them, and the distribution of such payments to Soft Cloud Technology Limited HK as dividends from our PRC subsidiary. Certain payments from our Soft Cloud Technology Limited to WFOE are subject to PRC taxes, including VAT. In addition, if Soft Cloud Technology Limited or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the twelve consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Soft Cloud Technology Limited HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Soft Cloud Technology Limited HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Soft Cloud Technology Limited HK. See “Risk Factors—Risks Related to Doing Business in Jurisdictions in Which We Operate—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

EXCHANGE RATE INFORMATION

Our reporting currency is U.S. dollars. The functional currency of the Company and its subsidiaries incorporated in Hong Kong is U.S. dollars. The functional currency of the Company’s PRC subsidiary, the VIE and its subsidiaries is RMB. The determination of the respective functional currency is based on the criteria of Accounting Standards Codification, or ASC, Topic 830, Foreign Currency Matters. The consolidated financial statements are translated from the functional currency to the reporting currency, USD. We use the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, except for equity, respectively. For equity items, we used the historical exchange rate to translate the equity items from functional currency to reporting currency. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ deficits. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical costs in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC law imposes regulation of its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

The consolidated balance sheet amounts, with the exception of equity, at March 31, 2025 and 2024 were translated RMB 7.2567 to $1.00 and at RMB 7.2203 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended March 31, 2025 and 2024 were RMB 7.2163 to $1.00 and RMB 7.1671 to $1.00, respectively. The unaudited condensed consolidated balance sheet amounts, with the exception of equity, at September 30, 2025 and 2024 were translated at RMB 7.1190 to $1.00 and at RMB 7.0176 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to unaudited condensed consolidated statements of operations and cash flows for the six months ended September 30, 2025 and 2024 were RMB 7.1947 to $1.00 and RMB 7.2023 to $1.00, respectively.

CORPORATE HISTORY AND STRUCTURE

The shares offered by this prospectus are shares of a Cayman Islands holding company with operations conducted in the PRC by a variable interest entity and its subsidiaries. Ruanyun Edai Technology Inc., or Ruanyun, is a holding company and was incorporated in the Cayman Islands on March 11, 2021. Ruanyun, through its consolidated subsidiaries, the VIE, and the VIE’s subsidiaries, is primarily engaged in providing online academic exercise question banks with A.I. capabilities, homework, and on-demand lectures and evaluations that cover all K-12 subject fields and grade levels. Our principal operations and geographic markets are mainly in the PRC. We are also currently planning to expand our business presence in the Middle East and globally, including with the establishment of our Saudi Arabia and Malaysia subsidiaries to spearhead our international diversification efforts.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through the VIE and its subsidiaries in China. We control and receive the economic benefits and absorb losses of the VIE and its subsidiaries’ business operations through certain contractual arrangements with Jiangxi Ruanyun and its shareholders, or the Contractual Arrangements. The ordinary shares offered by this prospectus are shares of our offshore holding company, Ruanyun Edai Technology Inc., instead of shares of the VIE or its subsidiaries in China. For a description of the Contractual Arrangements, see “Corporate History and Structure—Contractual Arrangements.” Based on the Contractual Arrangements, we account for Jiangxi Ruanyun as a VIE. More specifically, we have the power to direct the activities of Jiangxi Ruanyun and become the primary beneficiary of Jiangxi Ruanyun for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our power to direct the activities of Jiangxi Ruanyun and our position of being the primary beneficiary of Jiangxi Ruanyun for accounting purposes are limited to the conditions that we met for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Accordingly, we consolidate the accounts of Jiangxi Ruanyun for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC Topic 810-10, Consolidation: Overall. Only if we meet the aforementioned conditions to be the primary beneficiary of Jiangxi Ruanyun under U.S. GAAP, we will consolidate Jiangxi Ruanyun and Jiangxi Ruanyun will be treated as our consolidated affiliated entities for accounting purposes. We believe the Contractual Arrangements are in compliance with the current PRC laws and are legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could affect the validity of the Contractual Arrangements or limit our ability to enforce the Contractual Arrangements. Furthermore, the Contractual Arrangements have not been tested in a court of law. As a result, we may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. Our position of being the primary beneficiary of the VIE and its subsidiaries also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. As of the date of this prospectus, we believe that the agreements on the authorization to exercise shareholders’ voting power are valid and legally enforceable. See “Risk Factors—Risks Related to our Corporate Structure” for further information. We have furthermore contemplated and initiated international and global expansion, and in an effort to enable this expansion, since our IPO, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We currently intend for new international activities to be conducted through these subsidiaries in the future.

Reorganization

On March 11, 2021, Ruanyun was incorporated with limited liability under the laws of the Cayman Islands. On December 24, 2020, Soft Cloud Technology Limited, or Soft Cloud, was established in accordance with the law and regulations of Hong Kong and subsequently became the wholly owned subsidiary of Ruanyun. Soft Cloud is a holding company and holds all the equity interests of Rollingthunder Technology (Jiangxi) Co., Ltd, or the WFOE, which was established in the PRC on January 19, 2021. Jiangxi Ruanyun Technology Co., Ltd., or Jiangxi Ruanyun, or the VIE, was established on March 27, 2012 under the laws of the PRC. The main operations of Jiangxi Ruanyun include a focus on A.I. database and testing center development. Jiangxi Ruanyun formed the following subsidiaries subsequent to its establishment:

●	Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch), or Shenzhen Ruanyun, a company incorporated on March 27, 2017 in the PRC. It is a branch office of Jiangxi Ruanyun and mainly operating an A.I database.

●	Jiangxi Alphabet Technology Co., Ltd., or Jiangxi Alphabet, a company incorporated on February 21, 2017 in the PRC. It is a 70% subsidiary of Jiangxi Ruanyun and mainly operates in paperless testing center development.

●	Jiangxi Huizuoye Technology Co., Ltd., or Jiangxi Huizuoye, a company incorporated on April 8, 2021 in the PRC. Jiangxi Ruanyun has 51% equity interest in Jiangxi Huizuoye, which mainly operates in electronic publications.

●

Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. or Ruanyun Zhitou, a company incorporated on November 15, 2023 in the PRC. Jiangxi Ruanyun has 100% equity interest in Ruanyun Zhitou, which mainly operates in electronic publications.

●

Inner Mongolia Mengyun Digital Technology Co., Ltd., or Mengyun Digital, a company incorporated on March 6, 2018 in the PRC. Ruanyun Zhitou has 51% equity interest in Mengyun Digital, which mainly operated in education digitalization and information technology services. Mengyun Digital was deregistered on May 12, 2025. The deregistration of Mengyun Digital does not have a material impact on our operations in the region, as Jiangxi Ruanyun Technology Co., Ltd. has assumed its business functions. The decision to dissolve the joint venture was made as part of our ongoing efforts to reduce management and administrative costs.

●	Jiangxi Yunxiaotong Technology Co., Ltd., or Jiangxi Yunxiaotong, a company incorporated on September 11, 2025 in the PRC. It is a 51% subsidiary of Ruanyun Zhitou and mainly operates in school catering and accommodation services.

●	Gongqing City Yunxiao Bulter Technology Co., Ltd., or Gongqing Yunxaio, a company incorporated on September 16, 2025 in the PRC. It is a 100% subsidiary of Jiangxi Yunxiaotong and mainly operates in school catering services.

●	Chongqing Huizhi Plan Technology Co., Ltd, or Chongqing Huizhi, a company incorporated on July 18, 2025 in the PRC. It is a 60% subsidiary of Ruanyun Zhitou and mainly operates in digital publishing and technology services.

●	Soft Cloud Smart Technology Company, a company incorporated on December 15, 2025 in Saudi Arabia. It is a 100% subsidiary of Ruanyun.

●	Formind Global Holdings Sdn. Bhd., a company incorporated on April 30, 2026 in Malaysia. It is a 100% subsidiary of Ruanyun.

As a holding company with no material operations of our own, we, Ruanyun, conduct our operations through the VIE and its subsidiaries in China based on the Contractual Arrangements. On April 8, 2021, WFOE entered into a series of contractual arrangements with Jiangxi Ruanyun and its shareholders, which allow Ruanyun to have controlling financial interest in Jiangxi Ruanyun, or the VIE. Subject to the conditions that we have satisfied for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Under U.S. GAAP, Ruanyun was deemed to be the primary beneficiary of the VIE for accounting purposes and must consolidate the VIE. These Contractual Arrangements include an Exclusive Equity Interest Purchase Agreement, an Equity Interest Pledge Agreement, Powers of Attorney, an Exclusive Technical Consulting and Service Agreement and Supplementary Agreements to the Exclusive Technical Consulting and Service Agreement, or collectively, the Contractual Arrangements. Ruanyun together with its wholly-owned subsidiary Soft Cloud, and its subsidiary, WFOE and the VIE and its subsidiaries were effectively controlled by the same shareholders before and after the reorganization. We have furthermore contemplated and initiated international and global expansion, and in an effort to enable this expansion, since our IPO, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We currently intend for new international activities to be conducted through these subsidiaries in the future.

Our registered office in the Cayman Islands is located at the offices of WB Corporate Services (Cayman) Ltd., PO Box 2775, Artemis House, 67 Fort Street, Grand Cayman KY1-1111, Cayman Islands. Our principal executive office is located at No. 698 Jing Dong Avenue, ZheJiang University HighTech Campus, Nanchang, Jiangxi, China 330096, telephone no. +86-0791088567739. Our website may be found at http://investors.ruanyun.net. The information on our website is not a part of, and is not incorporated into, this document. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. All of the SEC filings made electronically by Ruanyun are available to the public on the SEC website at www.sec.gov.

Share Consolidation

On October 17, 2022, Ruanyun, with the approval of its board of directors and shareholders, effected a 1-for-2 share consolidation of all of its issued and unissued ordinary shares, or the share consolidation, whereby each two ordinary shares of par value of $0.0001 each were consolidated into one ordinary share of par value of $0.0002 each, following which the share capital of Ruanyun was $1,000,000 divided into 5,000,000,000 shares with a par value of $0.0002 each. Any and all fractional shares were rounded up to the nearest whole share. As of June 17, 2026, 37,280,004 ordinary shares of Ruanyun are issued and outstanding. Unless otherwise stated in this prospectus, we have retroactively restated all share and per share data for all of the periods presented in this prospectus to reflect the share consolidation.

Contractual Arrangements

In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of value-added telecommunication services and other restricted businesses, we operate substantially all of our business through certain PRC domestic companies. As such, Jiangxi Ruanyun is controlled through the Contractual Arrangements, in lieu of any direct or indirect equity ownership by Ruanyun or any of its subsidiaries, which were signed on April 8, 2021.

Despite the lack of equity ownership, Ruanyun controls the VIE’s financial interest through the Contractual Arrangements. The equity interests of the VIE are legally held by PRC individuals, or the Nominee Shareholders. The Nominee Shareholders who individually hold more than 5% equity interests of the VIE, including Yan Fu, Cong Zhao, Baihua Li, Bin Wang, and Shanghai Yuyuan Asset Management Partnership (Limited Partnership), collectively own 71.78% of the VIE. Through the Contractual Arrangements, the Nominee Shareholders effectively assign all their voting rights underlying their equity interests in the VIE to Ruanyun, and therefore, Ruanyun has the power to direct the activities of the VIE that most significantly impact economic performance. Ruanyun also has the right to receive economic benefits and the obligation to absorb losses from the VIE that potentially could be significant to the VIE. Based on the above, Ruanyun consolidates the accounts of the VIE in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification, or ASC, Topic 810-10, Consolidation: Overall.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Equity Interest Purchase Agreement

Pursuant to the Exclusive Equity Interest Purchase Agreement entered into amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE, the Nominee Shareholders granted the WFOE or its designated party, an irrevocable and exclusive right to purchase all or part of the equity interests held by the Nominee Shareholders in Jiangxi Ruanyun at its sole discretion, to the extent permitted under the PRC laws, at an amount equal to the minimum consideration permitted under the applicable PRC law and administrative regulations. Any proceeds received by the Nominee Shareholders from the exercise of the options shall be remitted to the WFOE to the extent permitted under PRC laws. In addition, Jiangxi Ruanyun and the Nominee Shareholders have agreed that without prior written consent of the WFOE, they will not create any pledge or encumbrance on their equity interests in the VIE, or transfer or otherwise dispose of their equity interests in Jiangxi Ruanyun. The term of the agreement is ten years and can be extended by another ten years by the WFOE.

Equity Interest Pledge Agreement

Pursuant to the Equity Interest Pledge Agreement entered into amongst the WFOE and the Nominee Shareholders, the Nominee Shareholders pledged all of their equity interests in Jiangxi Ruanyun to the WFOE as collateral to secure their obligations. If the Nominee Shareholders breach their respective contractual obligations under the share pledge agreement, the WFOE, as pledgee, will be entitled to rights, including the right to dispose the pledged equity interests entirely or partially. The Nominee Shareholders agreed not to transfer or otherwise create any encumbrance on their equity interests in Jiangxi Ruanyun without prior consent of the WFOE. The Equity Interest Pledge Agreement will remain effective until all the obligations have been satisfied in full. Ruanyun has completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

Powers of Attorney

Pursuant to the Powers of Attorney entered into by the Nominee Shareholders, each Nominee Shareholder appointed the WFOE to act on behalf of the Nominee Shareholder as exclusive agent and attorney with respect to all matters concerning the shareholding including, but not limited to, (1) calling and attending shareholders’ meetings of Jiangxi Ruanyun; (2) exercising all the shareholders’ rights, including voting rights; and (3) appointing at its sole discretion a substitute or substitutes to perform any or all of its rights. The powers of attorney remain irrevocable and continuously valid from the date of execution so long as each Nominee Shareholder remains a shareholder of Jiangxi Ruanyun unless the WFOE issues adverse instructions in writing.

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement entered between the WFOE and Jiangxi Ruanyun, the WFOE or its designated entities affiliated with it has the exclusive right to provide Jiangxi Ruanyun with technical support and business support services in return for fees equal to 100% of the consolidated net profits of Jiangxi Ruanyun. The WFOE has sole discretion in determining the service fee charged under this agreement. Without the WFOE’s prior written consent, Jiangxi Ruanyun shall not, directly or indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. The WFOE will have the exclusive ownership of all intellectual property rights developed by performance of this agreement. This agreement will remain effective until it is terminated at the discretion of the WFOE or upon the transfer of all the shares of Jiangxi Ruanyun to the WFOE and/or a third party designated by the WFOE.

On April 2, 2022, Jiangxi Ruanyun and the WFOE signed the Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement, or the Supplementary Agreement. Pursuant to the Supplementary Agreement, consulting fees can be 100% of Jiangxi Ruanyun’s annual profits, and Jiangxi Ruanyun shall provide the WFOE with a report in relation to such consulting fees within three business days after each year in accordance with the Supplementary Agreement.

On October 18, 2022, Jiangxi Ruanyun and the WFOE signed an additional Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement, or the Second Supplementary Agreement. Pursuant to the Second Supplementary Agreement, the WFOE shall be obligated to provide financial support to Jiangxi Ruanyun to ensure it meets the cash flow requirements in daily operation and/or offsets any losses incurred during its operation.

We believe the Contractual Arrangements are in compliance with the current PRC laws and are legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit our ability to enforce the Contractual Arrangements. As a result, we may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. Our position of being the primary beneficiary of the VIE and its subsidiaries also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. We believe that the agreements on the authorization to exercise shareholders’ voting power are legally enforceable. In addition, if the legal structure and contractual arrangements with the VIE were found to be in violation of any future PRC laws and regulations, we may be subject to fines or other actions. See “Risk Factors—Risks Related to our Corporate Structure” for further information. We believe the possibility that we will no longer be able to control and consolidate the VIE as a result of the aforementioned risks is remote.

Based on the foregoing Contractual Arrangements, we account for Jiangxi Ruanyun as a VIE. We have the power to direct the activities of Jiangxi Ruanyun and become the primary beneficiary of Jiangxi Ruanyun for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our power to direct the activities of Jiangxi Ruanyun and our position of being the primary beneficiary of Jiangxi Ruanyun for accounting purposes are limited to the conditions that we met for consolidation of Jiangxi Ruanyun under U.S. GAAP. Such conditions include that (i) we have the power to direct the activities that could most significantly affect the economic performance of Jiangxi Ruanyun, and (ii) we are entitled to receive benefits and obligated to absorb losses from Jiangxi Ruanyun that could potentially be significant to Jiangxi Ruanyun. Accordingly, we consolidate the accounts of Jiangxi Ruanyun for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and ASC Topic 810-10, Consolidation: Overall. Only if we meet the aforementioned conditions to be the primary beneficiary of Jiangxi Ruanyun under U.S. GAAP, we will consolidate Jiangxi Ruanyun and Jiangxi Ruanyun will be treated as our consolidated affiliated entities for accounting purposes.

We do not hold any equity interests in the VIE, we control the VIE through the Contractual Arrangements, the Contractual Arrangement may not be effective in providing control over the VIE, and which may involve inherent risks and uncertainties including but not limited to: i) different interpretations and changes of the PRC laws and regulations or any future actions of the PRC government in this regard that could disallow the VIE structure, which may cause the Contractual Arrangements to be invalid and unenforceable, and as a result, we may not be able to consolidate the VIE nor be entitled to treat the VIE’s assets, revenue and results of operations as our assets, which would likely result in a material change in our operations and the value of our ordinary shares may depreciate significantly or become worthless; ii) there are uncertainties regarding the status of the rights of Ruanyun with respect to its Contractual Arrangements amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE. We may face difficulties in enforcing the Contractual Arrangements due to changes in relevant laws and regulations, legal uncertainties and jurisdictional limits, as all of our Contractual Arrangements are governed by the PRC laws and any disputes arising from the Contractual Arrangements will be solved through arbitration in the PRC, the relevant PRC authorities and PRC courts may have broad discretion in dealing with the validity and enforceability of the Contractual Arrangements and the disputes thereunder, potentially requiring us to restructure our current ownership structure or operations, imposing conditions or requirements that we or the VIE may not be able to comply, imposing fines or penalties on us or the VIE, which may severely affect our business operations and financial conditions, and may significantly impair the rights of the holders of our ordinary shares; iii) if we had equity interests in the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level, however, we rely on the performance of the VIE and its shareholders to fulfill their obligations under the Contractual Arrangements for us to exert control over and act as the primary beneficiary of the VIE; although Jiangxi Ruanyun does not have termination rights pursuant to the Contractual Arrangements, it could terminate, or refuse to perform its obligations under, the Contractual Arrangements, and the shareholders of the VIE may not act in the best interests of our Company and may also refuse to perform their obligations under the Contractual Arrangements, which would result in the distractions of our management team and incur substantial cost for us to seek for any possible legal remedies to enforce the Contractual Arrangements, and our business operations, financial conditions and future prospects may be materially and adversely affected, and the value of your ordinary shares may significantly decline or become worthless.

See “Risk Factors—Risks Related to Our Corporate Structure—We conduct our business through Jiangxi Ruanyun by means of Contractual Arrangements. If these contractual arrangements do not comply with applicable laws and regulations, we will be subject to severe penalties and our business will be adversely affected. In addition, changes in such PRC laws and regulations will materially and adversely affect our business.”

Furthermore, we have been advised by our PRC counsel, Hui Ye Law Firm, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements between the WFOE, Jiangxi Ruanyun and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among the WFOE and Jiangxi Ruanyun and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, if any of the VIE and its subsidiaries or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC subsidiary and the VIE and its subsidiaries fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating license;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which we or the VIE and its subsidiaries may not be able to comply;

●	requiring us and the VIE and its subsidiaries to restructure the relevant ownership structure or operations, including termination of the Contractual Arrangements with the VIE and deregistering the equity pledge of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert financial control over the VIE;

●	restricting or prohibiting our use of the proceeds to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or

●	imposing fines or confiscating the income from the VIE and its subsidiaries.

The imposition of any penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects, and the value of your ordinary shares may depreciate significantly or become worthless. See “Risk Factors—We conduct our business through Jiangxi Ruanyun by means of Contractual Arrangements. If these contractual arrangements do not comply with applicable laws and regulations, we will be subject to severe penalties and our business will be adversely affected. In addition, changes in such PRC laws and regulations will materially and adversely affect our business.”

How Cash Is Transferred Through our Organization

Under the Contractual Arrangements, cash is transferred among the Company, Soft Cloud, our WFOE, and the VIE, in the following manners: (i) dividends or other distributions may be paid by Rollingthunder Jiangxi, or our WFOE, to the Company through Soft Cloud Technology Limited, or Soft Cloud; (ii) Ruanyun Edai Technology Inc., or Ruanyun (the Cayman Islands holding company) transfers proceeds raised through any offering we conduct at this level to our wholly owned subsidiary, Soft Cloud Technology Limited, or Soft Cloud, which in turn transfers such proceeds down to its wholly owned subsidiary Rollingthunder Jiangxi, or the WFOE, in the form of capital contributions or shareholder loans, as the case may be, which in turn transfers such proceeds in the form of loans to the VIE pursuant to the Contractual Arrangements for the purpose of conducting business operations; and (iii) funds may be paid by Jiangxi Ruanyun, to our WFOE, as service fees according to the Contractual Arrangements.

In August 2021, Jiangxi Ruanyun paid Rollingthunder Jiangxi a loan of RMB 3,000 (approximately $467) for Rollingthunder Jiangxi to pay bank fees. As of the date of this prospectus, this has not been repaid. Other than this, as of the date of this prospectus, there were no cash flows among the Company, Soft Cloud, Rollingthunder Jiangxi, or our WFOE, and Jiangxi Ruanyun, or the VIE. As of the date of this prospectus, no dividends or distributions have been made to the respective shareholders of such entities.

For the foreseeable future, the VIE intends to keep any future earnings to re-invest in and finance the expansion of our business. As a result, we do not expect to pay any cash dividends in the near future.

We currently do not maintain any cash management policies that dictate the purpose, amount and procedure of cash transfers among the Company, Soft Cloud, our WFOE, the VIE, or investors. Rather, the funds can be transferred in accordance with applicable PRC laws and regulations.

Compliance issues regarding the transfer of foreign exchange between China’s overseas and China

There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands and Hong Kong restricting the Company’s ability to transfer cash between entities, across borders and to U.S. investors.

PRC laws regulate the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. In the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. Changes in laws and regulations may continue to strengthen capital regulations and the VIE dividends and other distributions may be subject to tightened regulation requirements in the future. The PRC laws also impose regulations on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits. Furthermore, if our subsidiary in the PRC incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.

Under our current corporate structure, to fund any cash and financing requirements we may have, the Company may rely on payments from the VIE under the Contractual Arrangements, and the distribution of dividends to Soft Cloud from WFOE, Rollingthunder Technology (Jiangxi) Co., Ltd. Certain payments from the VIE to WFOE are subject to PRC taxes, including VAT. According to the Contractual Arrangements, WFOE is entitled to 100% of the VIE’s yearly profit by providing exclusive technical consulting services to the VIE. The VIE shall pay the corresponding amount according to the agreement for a period of 10 years from April 8, 2021. Current PRC regulations permit our PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Therefore, WFOE can distribute the income obtained under the Contractual Arrangements to Soft Cloud in the form of dividends, with Soft Cloud in turn distributing such revenues to Ruanyun in the form of dividends.

The Cayman Companies Act (as amended) (the Companies Act) permits dividend distributions, subject to the provisions of the Company’s memorandum and articles of association (as amended), the payment of distributions or dividends to members may be made out of the share premium account provided that the Company is able to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid. With the exception of the foregoing, there are no statutory provisions relating to the payment of dividends or distributions. Based upon English case law, which is regarded as persuasive in the Cayman Islands, dividends may be paid only out of profits. The distributions or dividends of the Company could be distributed to all shareholders respectively in proportion to the shares they held, regardless whether the shareholders are U.S. investors or investors in other countries or regions.

Tax liability of VIE’s profit distribution to overseas (non-China) companies

Income of the WFOE comes from the exclusive technical consulting service fee paid by the VIE. According to the “VAT Law of the People’s Republic of China”, the WFOE shall pay 6% value-added tax of this income.

Current PRC regulations permit our PRC subsidiary to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. For more information on the regulation of dividend policy and dividend tax, please refer to “Dividend Policy.”

Also, according to the current effective laws in Cayman Islands, dividends from its companies are exempt from tax.

However, in accordance with the laws and regulations of the United States, U.S. investors shall pay taxes and fees on dividend income according to regulations after receiving the dividends paid in accordance with the law.

Initial Public Offering

We completed our initial public offering, or IPO, in April 2025, raising gross proceeds of approximately $15.0 million through the sale of 3,750,000 ordinary shares at a public offering price of $4.00 per share. Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “RYET.” On June 17, 2026, the closing price of our ordinary shares was $1.16 per share.

Since the IPO, we have continued to expand our business and global reach. For example, in May 2025, we launched our proprietary AI-powered Chinese language learning platform, HanLink, in Saudi Arabia through a pilot program in cooperation with Education & Skills International School in Riyadh. The pilot involved approximately 500 students and achieved an average homework accuracy rate of 80%, with oral proficiency scores averaging 75 out of 100 and daily self-study usage averaging 15 minutes per student. For a description of this and certain other recent developments, see “Prospectus Summary—Recent Developments”.

Capital Expenditures and Divestitures

Since the beginning of our fiscal year 2022, we have made principal capital investments in the development of our AI infrastructure, cloud platform, and hardware products, including our SmartExam and SmartHomework devices. Capital expenditures during this period totaled approximately $930,904, funded through a combination of internal cash flows and proceeds from our IPO. These investments were primarily concentrated in our operations in mainland China, with more recent expansion into Saudi Arabia.

We have not completed any material divestitures during the past three fiscal years. However, we continue to evaluate strategic opportunities for collaboration, equity investments, or asset acquisitions in adjacent technology and education sectors. As of the date of this prospectus, we have no binding agreements for acquisitions or divestitures.

We are currently investing in the localization and deployment of our HanLink platform in Saudi Arabia and exploring broader expansion across the Gulf Cooperation Council region. Capital expenditures for these initiatives are projected to be approximately $1.0 million. These projects are being financed through internal resources, including the remaining proceeds from our IPO and a recent equity financing completed in April 2026.

We have also set a direction for the international expansion of our services after our IPO, and we have set targets for increasing the contribution of global markets to our overall revenue, which has currently been set at greater than 50% revenue contribution from markets outside of China by the end of 2027. As part of our efforts to realize these goals, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We intend that a portion of the proceeds of any future fundraising will go towards expansion of these initiatives.

The international revenue target described above represents a strategic objective and is subject to execution of our international initiatives, customer adoption, regulatory approvals, partner performance, revenue recognition and other factors. There is no assurance that this objective will be achieved on the expected timeline or at all.

Organizational Structure

The charts below summarize our corporate legal structure and identify our subsidiaries, the VIE and its subsidiaries as of the date of this prospectus:

Offshore
Ruanyun Edai Technology Inc.
(Cayman Islands)
100%
100%
100%
Formind Global Holdings Sdn. Bhd. (Malaysia)
Soft Cloud Technology Limited
(Hong Kong)
Soft Cloud Smart Technology Company
(Saudi Arabia)
100%
Onshore (PRC)
Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd
100%
Jiangxi Ruanyun Technology Co., ltd (Shenzhen Branch)
70%
51%
100%
Jiangxi Alphabet Technology Co., Ltd
Jiangzi Huizoyre Technology Co., Ltd
Joangxi Ruanyun Zhitou Education Consulting Co., Ltd
51%
60%
Jiangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd
100%
Gongqing City Yunxiao Bulter Technology Co., Ltd

Name	Background	Ownership
Soft Cloud Technology Limited	A Hong Kong company formed on December 24, 2020	100% owned by Ruanyun Edai Technology Inc.
Rollingthunder Technology (Jiangxi) Co., Ltd	A PRC company formed on January 19, 2021	100% owned by Soft Cloud Technology Limited
Jiangxi Ruanyun Technology Co., Ltd.	A PRC company formed on March 27, 2012	VIE of Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch)	A PRC company formed on March 27, 2017	100% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Alphabet Technology Co., Ltd.	A PRC company formed on February 21, 2017	70% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Huizuoye Technology Co., Ltd.	A PRC company formed on April 8, 2021	51% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd	A PRC company formed on November 15, 2023	100% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Yunxiaotong Technology Co., Ltd	A PRC company formed on September 11, 2025	51% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Gongqing City Yunxiao Bulter Technology Co., Ltd	A PRC company formed on September 16, 2025	100% owned by Jiangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd	A PRC company formed on July 18, 2025	60% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Soft Cloud Smart Technology Company	A Saudi Arabia company formed on December 15, 2025	100% owned by Ruanyun Edai Technology Inc.
Formind Global Holdings Sdn. Bhd.	A Malaysia company formed on April 30, 2026	100% owned by Ruanyun Edai Technology Inc.

The registered capital of Jiangxi Huizuoye Technology Co., Ltd. will be fully paid by 2030. The registered capital of Rollingthunder Technology (Jiangxi) Co., Ltd will be fully paid by 2050. The registered capital of Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. will be fully paid by 2029. The equity interests of Jiangxi Alphabet Technology Co., Ltd. was fully paid by 2023. The registered capital of the VIE, Jiangxi Ruanyun, was fully paid by 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. As a holding company with no material operations of our own, we, Ruanyun, conduct our operations through the VIE and its subsidiaries in China based on the Contractual Arrangements. We have furthermore contemplated and initiated international and global expansion, and in an effort to enable this expansion, since our IPO, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We currently intend for new international activities to be conducted through these subsidiaries in the future. For a description of certain recent developments affecting our business, see “Prospectus Summary—Recent Developments”.

Overview

We are a data-driven artificial intelligence technology company focused on K-12 education in China. We bring technology into schools, aiming to facilitate teaching reforms for schools, teachers, and students through new teaching, learning, and assessment methods in the era of artificial intelligence, thereby transforming the traditional Chinese education model.

We currently sell products and services through two main product lines: the SmartExam® solution and the SmartHomework® solution. Our SmartExam® solution provides academic proficiency assessment tests required for Chinese high school graduation in a computerized format. Our SmartHomework® solution offers personalized learning for students, helping them learn more effectively. Teachers can adjust their teaching based on students’ specific needs. These have been our historical principal education technology product lines. Building on these historical product lines, we are pursuing additional strategic initiatives, including Smart Campus Services, international education and language learning through HanLink, and AI application products such as Cogni AI and YeeZo.

Since our inception, our online academic exercise question bank has accumulated over 10 billion test data points from approximately 15.15 million students across more than 20,000 schools. Through continuous collection and analysis of students’ online learning data, our AI algorithms are constantly expanding and upgrading, achieving an assessment accuracy rate of 97% (based on our internal calculations only), thereby allowing us to provide students with tailored and effective learning strategies.

Revenue for the six months ended September 30, 2025 was $366,256 a decrease of $3,743,433, or approximately 91.1%, compared to $4,109,689 for the six months ended September 30, 2024. The Company incurred net losses of $4,569,013 and $680,241 for the six months ended September 30, 2025 and 2024, respectively.

Following regulatory and market changes affecting certain historical K-12 publishing, digitalization and school-facing service activities, we have been reducing reliance on certain legacy revenue streams while developing newer initiatives such as Smart Campus Services, Cogni AI, HanLink and YeeZo. These initiatives are at different stages of commercialization and may not generate material revenue on expected timelines or at all. Any unaudited operating figures disclosed for recent initiatives are based on internal financial records and remain subject to revenue recognition, gross-versus-net presentation, consolidation, audit and other accounting review.

Key Factors Affecting Our Results of Operations

Our results of operations are primarily affected by the following company-specific factors:

Growth Capability of Platform Development Business

As of September 30, 2025, our platform development business within our SmartExam® solution and SmartHomework® solution product lines accounted for nil and 9.0% of our total revenue, respectively. This is a key factor affecting our revenue as it impacts our ability to attract and retain student subscriptions for our premium services. We plan to increase our market share by expanding our products to more provinces in China.

Ability to Expand and Improve SmartHomework® Content

We will continue to expand and enhance our SmartHomework® content, which we believe will improve our ability to attract more students to subscribe to our services and more schools to implement our platform. For the six months ended September 30, 2025 and 2024, 83.2% and 88.8% of our total revenue, respectively, was derived from SmartHomework® solution products and services. We believe that our ability to enhance SmartHomework® content will contribute to our sustainable long-term growth.

Ability to Integrate Technology into Products and Services

We believe we possess strong technological integration capabilities to embed technology into our products and services, which we consider a key differentiating advantage and a critical factor affecting our revenue and financial performance. With significant investments in technological innovation, we have successfully developed industry-leading proprietary technologies, including Optical Character Recognition (OCR), data mining, and data analytics, and continuously integrate them into our comprehensive suite of products and services. In the future, we will continue to increase our investment in technology development and upgrades, focusing on optimizing our products and services. We believe that the significant growth potential of our business depends on our ability to continuously integrate technology into our products and services and provide smarter, better solutions.

Ability to Manage Costs and Expenses

We have incurred significant costs and expenses in building our platform, expanding our customer base, and developing our artificial intelligence technology capabilities. Our platform is designed to support our continuous growth. Our cost of revenue primarily consists of equipment costs for platform development projects and employee compensation. For the six months ended September 30, 2025 and 2024, our total operating expenses increased by 65.9%, from $2,290,729 in 2024 to $3,800,945 in 2025. The significant increase in our total operating expenses was primarily attributable to increased operating expenses as a listed company. Looking ahead, as we continue to invest in existing and new technologies and services, increase the number of students using our services, and improve our content, we expect the absolute amount of costs and expenses to continue to increase. As we grow in scale and achieve platform synergies, we expect to realize significant operating leverage. Our ability to manage costs and expenses will impact whether we can sustain our current expansion and growth plans.

Ability to Maintain and Expand Collaborations with Schools

A majority of our revenue is derived from collaborations with schools, which are our primary source of student customers. Since our inception, we have served over 20,000 schools. Our operating results would be adversely affected if we fail to maintain or further expand our customer base.

Government Policies May Impact Our Business and Operating Results

Changes in Chinese government policies and regulations may adversely affect our business. As of September 30, 2025, our SmartExam® solution and SmartHomework® solution revenue decreased by $3,805,146, or 92.6%, from the six months ended September 30, 2024 to the six months September 30, 2025. This was primarily attributable to our actions taken to comply with the latest Chinese regulations. We will continue to adjust our business strategy and model to comply with Chinese regulations in the foreseeable future. Any adverse changes in government policies could impact the demand for our products and could have a significant adverse effect on our operating results.

Key Financial Performance Indicators

Our key financial performance indicators, including our revenue, gross profit and gross margin, and operating expenses, are discussed in the following paragraphs.

Revenue

We commenced operations in 2013, and since 2017, the vast majority of our revenue has been derived from our two main product lines, SmartExam® solution and SmartHomework® solution, with revenue generated from six primary streams: platform development, other testing services, software customization and content development, licensing, personalized exercise books and MOTK Pro, and digitalization services. The SmartExam® solution includes (1) the development and implementation of examination platforms that provide computerized tests for academic proficiency assessment in China, and (2) other testing services, including software customization, hardware sales, and other comprehensive professional testing services. The SmartHomework® solution is a platform that provides various digital teaching and learning content and services to customers.

Our revenue is primarily derived from (1) platform development, (2) software customization and content development, (3) licensing, (4) personalized exercise books and MOTK Pro, and (5) digitalization services.

The following table presents our revenue breakdown for the years indicated, in absolute amounts and as a percentage of total revenue:

	For the Years Ended March 31,
	2025		2024
	$	%	$	%
SmartExam® Solution	—	—%	462,317	11.2%
SmartHomework® Solution	304,543	83.2%	3,647,372	88.8%
Others	61,713	16.8%	—	—%
Total revenues	366,256	100.0%	4,109,689	100.0%

Substantially all of our revenue is currently generated by our consolidated variable interest entity (VIE) and its subsidiaries. We expect this structure to continue to account for the majority of our revenue for the foreseeable future.

We generate revenue from both our SmartExam® solution and SmartHomework® solution product lines.

SmartExam® Solution - Platform Development revenue is primarily derived from project development fees for building examination platforms for computerized examination centers providing academic proficiency assessment tests in China, which we charge to schools. The number of projects is affected by various factors, including, but not limited to, the overall demand for our products, the geographical markets where our products are offered, the pricing of our products, fees charged by competitors for the same or similar products or services, and changes in regulatory requirements in the Chinese education industry. For the six months ended September 30, 2025 and 2024, our SmartExam® solution completed nil and one project respectively, and revenue decreased by 100.0%, primarily attributable to the changes in Chinese government policies and regulations in for the six months ended September 30, 2025. Our future revenue growth will primarily depend on our ability to gain or maintain market share to capitalize on the growth of computerized testing centers for academic proficiency assessment tests in China.

We began providing other services for the SmartExam® solution in fiscal year 2022, including software customization, hardware sales, and other comprehensive professional testing services, such as exam registration, test paper sampling, and test site evaluation. For the six months ended September 30, 2025 and 2024, revenue generated from other services under our SmartExam® solution decreased by 100.0% from $249,257 in the six months ended 2024 to nil in the six months ended September 30, 2025. This decrease was primarily due to our ongoing international expansion, which typically require an extended period for customer development and market establishment.

SmartHomework® Solution Platform Development revenue is primarily derived from our platform implementation service fees and project development fees for digital teaching and learning (such as AI learning rooms), which we charge to customers. The amount of revenue is directly correlated with the number of projects we implement. The number of projects is affected by various factors, including, but not limited to, the overall demand for our products, the variety and selection of our content products, the geographical markets where our products are offered, the pricing of our products, fees charged by competitors for the same or similar products or services, changes in regulatory requirements in the Chinese education industry, and our brand reputation. For the six months ended September 30, 2025 and 2024, we had nil and 3 projects, respectively. The total number of projects decreased by 100.0% in the six months ended September 30, 2025 compared to the six months ended September 30, 2024. The decrease in revenue was mainly due to projects of this revenue type potentially involving upfront hardware investment, which carries higher capital risk. Currently, the repayment cycle for domestic government projects is longer, placing significant financial pressure on the company, leading to a reduction in the construction of such projects and thus a decrease in revenue.

In fiscal year 2022, we launched a new product line under the SmartHomework® solution brand, software customization and content development, where we design, develop, and install customized software and develop educational content for customers. For the six months ended September 30, 2025 and 2024, revenue from software customization and content development under our SmartHomework® solution decreased by 72.2% from $1,089,680 in the six months ended September 30, 2024 to $303,121 in the six months ended September 30, 2025. The decrease in revenue was primarily due to the decrease in market demand.

SmartHomework® Solution Licensing revenue is primarily derived from monthly or annual subscription fees charged to other education service providers and educational technology companies for the sale of online content (i.e., our academic exercise question bank). Our licensing revenue is directly correlated with the number of companies subscribing to our content. For the six months ended September 30, 2025 and 2024, there were nil companies subscribing to our services, respectively. There were no revenue for the six months ended September 30, 2024 and 2025.

SmartHomework® Solution Personalized Exercise Book and MOTK Pro revenue is primarily derived from service subscription fees charged to students on a semester or academic year basis. This type of revenue is directly correlated with the number of students subscribing to our services. For the six months ended September 30, 2025 and 2024, the revenue decreased 95.8%, or $32,340 from $33,762 in the six months ended September 30, 2024 to $1,422 in the six months ended September 30, 2025. The decrease was primarily due to the changes of governmental regulations.

SmartHomework® Digitalization Services revenue is primarily derived from fees received from publishers for converting publications into digital formats. Prior to the end of fiscal year 2025, SmartHomework® digitalization services primarily relied on manual digitalization services, with manual verification as the standard for editing and proofreading. The number of publications converted is directly correlated with this revenue stream. For the six months ended September 30, 2025 and 2024, we converted nil and 1.4 million publications, respectively. The decrease was primarily attributable to the impact of Chinese education policies, which previously allowed students to purchase multiple supplementary materials but now only permit one, leading to a decrease in the quantity of digitized supplementary materials. However, this business will no longer be a core part of our future operations. The initial purpose of conducting this type of business was to attract students and parents to notice, understand, and use our services, with the aim of selling our other products to them in the future. Currently, we are continuously upgrading our technology, and the services we provide have gradually shifted towards AI-based digital technology services. By utilizing our self-developed AI Optical Character Recognition (AI-OCR) technology, we can efficiently process and convert various documents and image information, including intelligent document recognition, automated data collection and structured processing, automated data entry and verification, and customized OCR solutions, thereby helping our customers automate business processes, improve work efficiency, and accelerate their digital transformation. The upgrade and iteration of technology have injected the power of artificial intelligence into this product line, significantly improving production line efficiency, shortening delivery cycles, and contributing to the revenue growth of this business. Simultaneously, it will diversify our customer base, no longer limited to the K-12 sector, but with the potential to expand to vocational and technical education, postgraduate education, and adult education. We are currently pursuing business expansion in these directions.

Cost of Revenue

Our cost of revenue primarily includes equipment costs for platform development projects, employee compensation, depreciation of related equipment, amortization of capitalized software development costs, and other administrative expenses. We expect the amount of cost of revenue to decrease in future periods as we plan to discontinue businesses with significant hardware investment, reduce cost input, and increase gross profit.

Gross Margin

We use gross margin to measure the adequacy of our profit from selling products and services. Our gross margin is affected by various factors, including, but not limited to, our ability to procure competitive suppliers, our ability to maintain employee headcount and commensurate compensation, the demand for our products, and our pricing strategies. Our gross margin decreased from 42.1% in the six months ended September 30, 2024 to 26.2% in the six months ended September 30, 2025. The decrease in gross margin was primarily attributable to: 1) the changes of governmental regulations that altered the competitive landscape in our domestic business markets, resulting in reduced demand and pricing pressure; and 2) our strategic decision to discontinue Digitization services and pivot toward higher-growth international markets. Therefore, our overall gross profit decreased significantly. We will continue to strive to enhance our products and services and optimize our cost structure to sustain business growth.

Operating Expenses

Our operating expenses consist of (i) selling expenses, (ii) general and administrative expenses, and (iii) research and development expenses. Share-based payment expenses are included in our research and development expenses as incurred.

The following table presents the components of our operating expenses for the periods indicated, in absolute amounts and as a percentage of total net revenue:

	For the Years Ended March 31,
	2025		2024
	$	%	$	%
Selling expenses	910,724	248.7%	1,027,469	25.0%
General and administrative expenses	2,434,355	664.7%	749,799	18.2%
Research and development expenses	455,866	124.5%	513,461	12.5%
Total operating expenses	3,800,945	1,037.9%	2,290,729	55.7%

Our selling expenses primarily consist of marketing expenses, sales personnel compensation, and related expenses. For the six months ended September 30, 2025 and 2024, these accounted for 248.7% and 25.0% of our total revenue, respectively. The selling expenses for both years were incurred in line with revenue changes, maintaining a consistent investment ratio. If our business volume and geographical coverage expand further, we expect our overall selling and marketing expenses, including, but not limited to, advertising expenses, brand promotion expenses, and salaries, to continue to increase in the foreseeable future.

Our general and administrative expenses primarily consist of compensation and related costs for employees engaged in general corporate functions (including accounting, finance, tax, legal, and human resources), third-party professional service fees, and other general corporate costs. For the six months ended September 30, 2025 and 2024, these accounted for 664.7% and 18.2% of our revenue, respectively. The increase in general and administrative expenses as a percentage of revenue for the six months ended September 30, 2025, was primarily due to an increase in non-recurring professional service fees and other administrative costs associated with preparing for our initial public offering. As business operations expand, we expect our general and administrative expenses, including, but not limited to, salaries and third-party professional service fees, to continue to increase in the foreseeable future as we hire more personnel and incur additional expenses.

Our research and development expenses primarily consist of technology infrastructure expenses, and compensation and related costs for employees engaged in application development, category expansion, and other system support. For the six months ended September 30, 2025 and 2024, these accounted for 124.5% and 12.5% of our revenue, respectively, with the proportion of R&D expenses to revenue remaining flat across both years. With our overseas market expansion, R&D expenses are expected to increase significantly.

Other Income (Expenses)

Other income (expenses) consist of (i) government grants, (ii) net interest expense, and (iii) other net (expenses) income.

The following table presents the components of other income (expenses) for the periods indicated, in absolute amounts and as a percentage of total revenue.

	For the Years Ended March 31,
	2025		2024
	$	%	$	%
Interest expenses, net	(34,358)	(9.4)%	(121,058)	(2.9)%
Government subsidy	1,164	0.3%	—	—%
Other income (expenses), net	(830,763)	(226.8)%	187	0.0%
Total other income (expenses), net	(863,957)	(235.9)%	(120,871)	(2.9)%

Net Interest Expense. Our net interest expense includes interest expense and incidental costs related to bank borrowings, less interest received on bank deposits and interest earned on long-term receivables.

Government Grants. Our government grants consist of subsidies received from the Chinese government.

Other Net Income (Expenses). Other net income (expenses) includes VAT deductions and regulatory penalties and compliance-related charges, less other operating expenses.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, there is no direct taxation in the Cayman Islands and interest, dividends and gains payable to the Company will be received free of all Cayman Islands taxes. In addition, our payment of dividends to our shareholders, if any, is not subject to withholding tax in the Cayman Islands. The Company is registered as an “exempted company” pursuant to the Companies Act. The Company may apply for an undertaking from the Government of the Cayman Islands to the effect that, for a period of twenty years from the date of such undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under the Company, or to the Participating Shareholders thereof, in respect of any such property or income.

Hong Kong

Our subsidiary incorporated in Hong Kong is subject to the two-tiered profits tax rates regime, which the first 2 million Hong Kong Dollar, or HKD, of profits of the qualifying group entity will be taxed at 8.25% and profits above HKD2 million will be taxed at 16.5%. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income and there are no withholding taxes in Hong Kong on the remittance of dividends.

PRC

Our subsidiary, the VIE and the VIE’s subsidiaries incorporated in China are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. For the years ended March 31, 2025 and 2024, Shenzhen Ruanyun, Huizuoye and WFOE were qualified as “Small Enterprise with Low Profit” entities in accordance with PRC tax laws. These entities received a preferential income tax rate of 5% until December 31, 2027.

We are currently subject to value added tax, or VAT, at rates between 6% and 13% on the services and products that we provide, less any deductible VAT we have already paid or borne.

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors-Risks Related to Doing Business in Jurisdictions in Which We Operate-Under the PRC Enterprise Income Tax Law, or EIT Law, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Results of Operations

The following table presents a summary of our consolidated results of operations for the periods indicated, in absolute amounts and as a percentage of total revenue. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for any period are not necessarily indicative of results that may be expected for any future period.

Comparison of the Six Months Ended September 30, 2025 and 2024

The following table summarizes our results of operations for the six months ended September 30, 2025 and 2024, and provides information regarding dollar and percentage increases or decreases for these periods.

	For the Six Months Ended September 30,
	2025		2024		Change
	$	%	$	%	$	%
Total revenues	366,256	100.0%	4,109,689	100.0%	(3,743,433)	(91.1)%
Cost of revenues	(270,367)	(73.8)%	(2,378,330)	(57.9)%	(2,107,963)	(88.6)%
Gross profit	95,889	26.2%	1,731,359	42.1%	(1,635,470)	(94.5)%
Operating expenses
Selling expenses	(910,724)	(248.7)%	(1,027,469)	(25.0)%	(116,745)	(11.4)%
General and administrative expenses	(2,434,355)	(664.7)%	(749,799)	(18.2)%	1,684,556	224.7%
Research and development expenses	(455,866)	(124.5)%	(513,461)	(12.5)%	(57,595)	(11.2)%
Total operating expenses	(3,800,945)	(1,037.9)%	(2,290,729)	(55.7)%	1,510,216	65.9%
Loss from operations	(3,705,056)	(1,011.7)%	(559,370)	(13.6)%	3,145,686	562.4%
Other income (expenses), net
Interest expenses, net	(34,358)	(9.4)%	(121,058)	(2.9)%	(86,700)	(71.6)%
Government subsidy	1,164	0.3%	—	—%	1,164	100.0%
Other (income) expenses, net	(830,763)	(226.8)%	187	0.0%	(830,950)	(444,358.3)%
Loss before income tax	(4,569,013)	(1,247.6)%	(680,241)	(16.5)%	3,888,772	571.7%
Income tax expenses	—	—%	—	—%	—	—
Net loss	(4,569,013)	(1,247.6)%	(680,241)	(16.5)%	3,888,772	571.7%

Revenue

Our revenue decreased by $3,743,433, or 91.1%, from $4,109,689 in the six months ended September 30, 2024 to $366,256 in the six months ended September 30, 2025. The decrease in revenue primarily reflects an overall decrease in SmartHomework® solution and SmartHomework® solution business, as detailed below.

The following table presents our revenue breakdown for the years indicated, in absolute amounts and as a percentage of total revenue:

	For the Six Months Ended September 30,
	2025		2024
	$	%	$	%
SmartExam® Solution:
Platform Development	—	—%	212,790	5.2%
Others	—	—%	249,527	6.1%
SmartHomework® Solution:
Platform Development	—	—%	159,127	3.9%
Software customization and content development	303,121	82.8%	1,089,680	26.5%
License	—	—%	—	—%
Personalized Exercise Book and MOTK Pro	1,422	0.4%	33,762	0.8%
Digitization Services	—	—%	2,364,803	57.5%
Others	61,713	16.8%	—	—%
Total revenues	366,256	100.0%	4,109,689	100.0%

SmartExam® Solution

1.	Platform Development. Our SmartExam® solution platform development revenue decreased by $212,790, or 100.0%, from $212,790 in the six months ended September 30, 2024 to nil in the six months ended September 30, 2025. For the six months ended September 30, 2025 and 2024, our SmartExam® solution completed nil and one project in the six months ended September 30, 2025 and 2024, which was primarily attributable to the changes in Chinese government policies and regulations. Our future revenue growth will primarily depend on our ability to adopt the market changes and gain the new market share in China.

2.	Other. We began providing other services under the SmartExam® solution in fiscal year 2022, including software customization, hardware sales, and other comprehensive professional testing services. Revenue decreased by $249,527, or 100.0% from $249,257 in the six months ended 2024 to nil in the six months ended September 30, 2025. This decrease was primarily due to our ongoing international expansion, which typically require an extended period for customer development and market establishment.

SmartHomework® Solution

1.	Platform Development. SmartHomework® solution platform development revenue decreased by $159,127, or 100.0%, from $159,127 in the six months ended September 30, 2024 to nil in the six months ended September 30, 2025. The decrease was due to projects of this revenue type potentially involving upfront hardware investment, which carries higher capital risk. Currently, the repayment cycle for domestic government projects is longer, placing significant financial pressure on the company, leading to a reduction in the construction of such projects and thus a decrease in revenue.

2.	Software Customization and Content Development. Software customization and content development services commenced in June 2021. Revenue decreased by $159,127 or 100.0%, from $159,127 in the six months ended September 30, 2024 to nil in the six months ended September 30, 2025. The decrease in revenue was primarily due to the decrease in market demand in domestic market.

3.	Licensing. Licensing revenue was nil for the six months ended September 30, 2024 and 2025. The absence of this revenue was primarily attributable to the changes in Chinese government policies and regulations .

4.	Personalized Exercise Book and MOTK Pro. Revenue from personalized exercise books and MOTK Pro decreased by $32,340, or 95.8%, from $33,762 in the six months ended September 30, 2024 to $1,422 in the six months ended September 30, 2025. The decrease in revenue was primarily attributable to the changes of governmental regulations.

5.	Digitalization Services. SmartHomework® digitalization services primarily refer to the process of converting traditional paper-based books/documents into digital formats readable on electronic devices through a series of technical means such as scanning, photography, image processing, Optical Character Recognition (OCR), layout analysis, and editing and proofreading. Prior to the end of fiscal year 2025, SmartHomework® digitalization services primarily relied on manual digitalization services, with manual verification as the standard for editing and proofreading. These technologies were primarily applied to supplementary educational materials for primary and secondary schools in Jiangxi Province. Digitalization services revenue decreased by $2,364,803, or 100.0%, from $2,364,803 in the six months ended September 30, 2024 to nil in the six months ended September 30, 2025. The decrease was primarily attributable to the impact of Chinese education policies, which previously allowed each student to purchase multiple supplementary materials but now only permits one, leading to a decrease in the quantity of digitized supplementary materials. However, this business will no longer be a core part of our future operations. The initial purpose of conducting this type of business was to pave the way for us to charge parents and students. This business will no longer be a core part of our future operations. Currently, we are continuously upgrading our technology, and the services we provide have gradually shifted towards AI-based digital technology services. By utilizing our self-developed AI Optical Character Recognition (AI-OCR) technology, we can efficiently process and convert various documents and image information, including intelligent document recognition, automated data collection and structured processing, automated data entry and verification, and customized OCR solutions, thereby helping our customers automate business processes, improve work efficiency, and accelerate their digital transformation. The upgrade and iteration of technology have injected the power of artificial intelligence into this product line, significantly improving production line efficiency, shortening delivery cycles, and contributing to the revenue growth of this business. Simultaneously, it will diversify our customer base, no longer limited to the K-12 sector, but with the potential to expand to vocational and technical education, postgraduate education, and adult education. We are currently pursuing business expansion in these directions.

Cost of Revenue Our cost of revenue decreased by $2,107,963, or 88.6%, from $2,378,330 in the six months ended September 30, 2024 to $270,367 in the six months ended September 30, 2025. The decrease was primarily attributable to our diminished sales volume stemming from regulatory shifts in our domestic market and our strategic decision to cease Digitization services operations.

Gross Profit As a result of the foregoing, our gross profit decreased by $1,635,470, or 94.5%, from $1,731,359 in the six months ended September 30, 2024 to $95.889 in the six months ended September 30, 2025. Our gross margin decreased by from 42.1% in the six months ended September 30, 2024 to 26.2% in the six months ended September 30, 2025. This was primarily attributable to: 1) the changes of governmental regulations that altered the competitive landscape in our domestic business markets, resulting in reduced demand and pricing pressure; and 2) our strategic decision to discontinue Digitization services and pivot toward higher-growth international markets. Therefore, our overall gross profit decreased significantly. We will continue to strive to enhance our products and services and optimize our cost structure to sustain business growth.

Operating Expenses Our operating expenses increased by $1,510,216, or 65.9%, from $2,290,729 in the six months ended September 30, 2024 to $3,800,945 in the six months ended September 30, 2025. The decrease was primarily due to a $116,745 decrease in selling expenses and a $1,648,556 increase in general and administrative expenses, partially offset by a $57,595 decrease in research and development expenses.

Selling Expenses Our selling expenses decreased by $116,745, or 11.4%, from $1,027,469 in the six months ended September 30, 2024 to $910,724 in the six months ended September 30, 2025. This decrease was primarily attributable to a primarily due to the decrease in our advertising and promotion expenses, which decreased by $232,833 or 36.4% from $639,134 for the six months ended September 30, 2024 to $406,301 for the six months ended September 30, 2025, as result of the decrease demand and reduced activity within our domestic market.

General and Administrative Expenses Our general and administrative expenses increased by $1,684,556, or 224.7%, from $749,799 in the six months ended September 30, 2024 to $2,434,355 in the six months ended September 30, 2025. The increase was primarily attributable to increase in provision for credit losses, which increased by $1,304,692 or 100.0% from nil in the six months ended September 30, 2024 to $1,304,692, in the six months ended September 30, 2025, mainly due to the lengthen repayment cycle of the domestic governmental projects. The increase is also attributed to the increase in staff compensation and benefits, which increased by $327,826 or 175.7% from $186,603 in the six months ended September 30, 2024 to $514,429 in the six months ended September 30, 2024.

Research and Development Expenses Our research and development expenses decreased by $57,595, or 11.2%, from $513,461 in the six months ended September 30, 2024 to $455,866 in the six months ended September 30, 2025. The decrease was primarily attributable to a decrease of $23,420 in employee compensation and benefits allocated to research activities conducted before technological feasibility was established and a decrease of other research and development expense of $37,190.

Net Interest Expense Our net interest expense decreased by $86,700, or 71.6%, from $121,058 in the six months ended September 30, 2024 to $34,358 in the six months ended September 30, 2025. This decrease was primarily due to the repayment of borrowings from Ms. Fu Yan, our Chief Executive Officer and Director, in fiscal year 2024, eliminating the need for interest payments in fiscal year 2025.

Government Grants Government grants increased by $1,164, or 100.0%, from nil in the six months ended September 30, 2024 to $1,164 in the six months ended September 30, 2025. The increase in revenue was primarily attributable to a new government grants received during the period.

Other Income (Expenses) Other income (expenses) decreased by $830,950, or 444,358.3%, from $187 of other income in the six months ended September 30, 2024 to $830,763 of other expenses in the six months ended September 30, 2025. The decrease in other income was mainly attributable to the increase in regulatory penalties and compliance-related charges of $731,080 in the six months ended September 30, 2025.

Net Loss For the six months ended September 30, 2025 and 2024, we recorded net losses of $5,069,013 and $680,242, respectively. This change was primarily attributable to the decrease in revenue not being able to cover costs and operating expenses.

Liquidity and Capital Resources

To date, we have primarily funded our operations through capital contributions, bank loans, and necessary shareholder working capital. As shown in our unaudited financial statements, for the six months ended September 30, 2025 and 2024, we recorded net losses of $4.6 million and $0.7 million, respectively. Net cash used in operating activities was $6.5 million and $1.1 million for the six months ended September 30, 2025 and 2024, respectively. As of September 30, 2025 and March 31, 2025, the accumulated deficits were $20.2 million and $15.6 million respectively. The aforementioned facts raise substantial doubt about our ability to continue as a going concern. On April 7, 2025, the Company completed its initial public offering, or IPO, of 3,750,000 ordinary shares at a public offering price of $4.00 per share. On April 17, 2025, the Company received net proceeds from the offering of approximately $13.5 million. As a result, we believe that our operating cash flows, existing cash, and bank loans are sufficient to meet our operating activities, capital expenditures, and other obligations for the next 12 months from the issuance date of the financial statements. In assessing our liquidity, management monitors and analyzes our cash on hand, our ability to generate sufficient revenue streams in the future, and our operating and capital expenditure commitments. We plan to meet future working capital requirements and capital expenditures through cash flows from operating activities and financing from third parties and related parties. To improve liquidity, we plan to implement cost-cutting measures, such as setting specific budgets for operating teams and reducing the number of non-core employees. In addition, management has increased marketing efforts and plans to expand business from within the province to outside the province, and from domestic to international markets. As of the date of this prospectus, domestically, we have signed sales agreements with clients in Hainan and Tianjin, and internationally, we have collaborated with businesses in the United States and Saudi Arabia. To support our working capital needs, we completed an IPO on April 7, 2025, raising $13.5 million and we also obtained renewed loans. If our efforts in cost reduction, revenue expansion, and securing new financing sources are unsuccessful, we will need to obtain further funding through equity issuance or debt financing. Further financing may not be available on acceptable terms or at all. Any failure to raise funds as needed will negatively impact our financial condition and our ability to execute our business strategy, and we may be forced to curtail or cease operations.

As of the September 30, 2025 and March 31, 2025, our cash balances were $2,668,147 and $673,397, respectively. As of September 30, 2025, we had gross accounts receivable balance of $1,490,274, of which approximately 20% or $0.3 million has been subsequently collected from third parties as of January 31, 2026. The remaining balance, net of allowance for credit losses is expected to be collected within extended credit terms. The collection of these receivables makes cash available for our operations as working capital, if necessary. We generally grant third-party customers payment terms of one to four months after credit sales. As of September 30, 2025, 14% of uncollected accounts receivable were aged within six months. We have provided extended payment terms of up to 12 months for some customers. If our extended accounts receivable remains uncollectible in future fiscal years, we will process them accordingly.

As of September 30, 2025, our short-term bank loan balance was $4,282,905, compared to $4,408,340 as of March 31, 2025. We expect that, based on experience and good credit history, we will be able to renew existing short-term bank loans. We believe that our operating cash flows, existing cash, and bank loans are sufficient to meet our operating activities, capital expenditures, and other obligations for the next 12 months. However, if business conditions change or other circumstances arise, we may require additional cash resources in the future. We may also require additional cash resources in the future if we wish to pursue investment, acquisition, capital expenditure, or similar opportunities. If we determine that our cash needs exceed our cash and cash equivalents on hand, we may seek to obtain additional lines of credit or issue debt or equity securities. We decide to enhance our liquidity position or increase our cash reserves through additional capital and financing. Incurring debt will lead to increased fixed obligations. We cannot assure you that financing will be available in acceptable amounts or on acceptable terms, or at all.

Most of our future revenue in the foreseeable future is expected to be denominated in RMB. Under current Chinese foreign exchange administration regulations, payments under current accounts, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currency as long as certain routine procedural requirements are met, without prior approval from the State Administration of Foreign Exchange (SAFE). Therefore, our Chinese subsidiaries can pay foreign currency dividends to us in accordance with certain routine procedural requirements without prior SAFE approval. However, if RMB needs to be converted into foreign currency and remitted out of China to pay for capital expenditures, such as repaying foreign currency-denominated loans, approval or registration from relevant government departments is required.

The following table presents a summary of our cash flows for the periods indicated:

	For the Six Months Ended September 30,
	2025	2024
Net cash used in operating activities	$(6,549,304)	$(1,126,848)
Net cash provided by (used in) investing activities	8,585,046	(127)
Net cash used in (provided by) financing activities	(208,486)	1,686,962
Effect of exchange rate fluctuation on cash and restricted cash	154,350	50,193
Net decrease in cash and restricted cash	1,981,606	610,180
Cash and restricted cash at beginning of the period	798,958	1,227,429
Cash and restricted cash at end of the period	$2,780,564	$1,837,609

Operating Activities For the six months ended September 30, 2025, net cash used in operating activities was $6,549,304, while the net loss for the same period was $4,569,013. The net change was due to non-cash adjustments of $1,412,588 and changes in operating assets and liabilities of $3,392,879. Non-cash adjustments primarily included depreciation and amortization of $93,542 and provision for credit losses of $1,304,692, while there was nil provided for the six months ended September 30, 2024. Changes in operating assets and liabilities primarily included a decrease in accounts receivable of $559,382, primarily due to a decrease in accounts receivable of $1,819,869, and an increase in provision for credit losses of $1,304,692, an increase if prepayment and other current assets of $4,550,542, primary due to the prepaid market development and promotion expenses paid during the period, and an increase in accounts payable of $659,596, primarily due to lengthen payment cycles to suppliers. Net cash used in operating activities amounted to $1,126,849 for the six months ended September 30, 2024, as compared to a net loss of $680,241 for the same period. The net change was due to $164,615 for non-cash adjustments and $611,222 changes in our working capital. Non-cash adjustment primarily consisted of depreciation and amortization of $164,615. Changes in working capital accounts primarily consisted of an increase in accounts receivable of $1,603,595, which was mainly due to the increase in sales close to the period ended September 30, 2024, and an increase in accounts payable of $361,145, mainly due to the extend payment period made to our suppliers, partially offset by a decrease in inventories of $181,658, which was mainly due to the decrease in sales related to our SmartHomework® platform development.

Investing Activities For the six months ended September 30, 2025, net cash provided by investing activities was $4,585,046, primarily attributable to the acquisition of property and equipment of $41,321, a payment for the short-term investment of $8,200,000 and net amounts received from the IPO of $12,826,367. Net cash used in investing activity amounted to $127 for the six months ended September 30, 2024, primarily attributable to acquisition of property and equipment of the same amount.

Financing Activities For the six months ended September 30, 2025, net cash used in financing activities was $208,486, primarily attributable to proceeds from bank loans of $1,111,930, partially offset by repayment of bank loans of $1,320,416. For the six months ended September 30, 2024, net cash provided by financing activities was $1,686,962, primarily attributable to proceeds from bank loans of $2,776,891, partially offset by repayment of bank loans of $,1784,152.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2025:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Short-term lease	$261,211	$261,211	$—	$—	$—
Short-term bank loans (1)	4,282,905	4,282,905	—	—	—
Total	$4,544,116	$4,544,116	$—	$—	$—

Notes: (1) The amount of our contractual obligations for the repayment of outstanding short-term bank loans includes the remaining balance of unamortized guarantee fees deducted as described below, and is comprised of the following bank loans:

●	In March 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of China of RMB4,000,000 ($0.5 million) bearing an interest rate of 3.45% per annum. The loan was guaranteed by Ms. Yan Fu, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

●	In May 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Beijing of RMB10,000,000 ($1.4 million) bearing an interest rate of 3.60% per annum. The loan was guaranteed by Ms. Fu Yan, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

●	In November 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Ganzhou Bank for RMB9,990,000 ($1.4 million) at an annual interest rate of 3.85%. This loan was also pledged with a property of Jiangxi Ruanyun and guaranteed by Ms. Fu Yan, our Director and Chief Executive Officer and CEO of Jiangxi Ruanyun.

●	In August 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Communication of RMB8,000,000 ($1.1 million) bearing an interest rate of 3.00% per annum. The loan was guaranteed by Ms. Fu Yan, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

Holding Company Structure

Ruanyun Edai Technology Inc. is a holding company with no material operations of its own. We primarily conduct our operations through our wholly-owned subsidiaries, consolidated variable interest entities (VIEs), and their subsidiaries in China, or the PRC Entities. Therefore, our ability to pay dividends depends on the dividends paid by our PRC Entities. If our PRC Entities or any newly formed subsidiaries borrow in their own name in the future, their debt agreements may restrict their ability to pay dividends to us. Additionally, our PRC Entities can only pay dividends to us based on their retained earnings, if any, as determined under Chinese accounting standards and regulations. Under Chinese law, each of our PRC Entities is required to set aside at least 10% of its after-tax profits, if any, each year to a statutory reserve fund until such reserve fund reaches 50% of its registered capital. Furthermore, our PRC Entities may, at their discretion, allocate a portion of their after-tax profits (as determined under Chinese accounting standards) to a discretionary surplus fund. The statutory reserve fund and discretionary surplus fund cannot be distributed as cash dividends. Dividends remitted from a Wholly Foreign-Owned Enterprise in China are subject to examination by the bank designated by the State Administration of Foreign Exchange. Our PRC Entities have not paid dividends, and some of them cannot pay dividends until they generate accumulated profits and satisfy the statutory reserve fund requirements.

Off-Balance Sheet Commitments and Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support, or other interests. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts indexed to our shares and classified as shareholder equity, nor have we reflected these contracts in our consolidated financial statements. Furthermore, we do not have any retained or contingent interests in assets transferred to unconsolidated entities that serve as credit, liquidity, or market risk support for such entities. We do not have any variable interests in any unconsolidated entities that provide us with financing, liquidity, market risk, or credit support, or engage in leasing, hedging, or research and development services with us.

Liquidity Risk

As of September 30, 2025 and March 31, 2025, we had cash of $2,668,147 and $637,397, respectively, while total current liabilities were $7,132,111 and $6,381,149.

Cash refers to cash on hand and demand deposits with banks that are not restricted as to withdrawal or use and have original maturities of less than three months.

As presented in our unaudited financial statements, we incurred net losses of $4.6 million, $0.7 million for the six months ended September 30, 2025 and 2024, respectively. Net cash (used in) from operating activities was $6.5 million and $1.1 million for the six months ended September 30, 2025 and 2024, respectively. As of September 30, 2025 and March 31, 2025, our accumulated deficits were $20.2 million and $15.6 million, respectively.

The aforementioned facts raise substantial doubt about our ability to continue as a going concern. In assessing our liquidity, management monitors and analyzes our cash on hand, our ability to generate sufficient revenue streams in the future, and our operating and capital expenditure commitments. We plan to meet future working capital requirements and capital expenditures through cash flows from operating activities and financing from third parties and related parties. To improve liquidity, we plan to implement cost-cutting measures, such as setting specific budgets for operating teams and reducing the number of non-core employees. In addition, management has increased marketing efforts and plans to expand business from within the province to outside the province, and from domestic to international markets. As of the date of the filing of this prospectus with the SEC, domestically, we have signed sales agreements with clients in Hainan and Tianjin, and internationally, we have collaborated with businesses in the United States and Saudi Arabia. To support our working capital needs, we completed an IPO on April 7, 2025, raising $15 million. As a result, we believe that our operating cash flows, existing cash, and bank loans are sufficient to meet our operating activities, capital expenditures, and other obligations for the next 12 months from the issuance date of the financial statements.

Research and development, patents and licenses, etc.

Research and Development

Jiangxi Ruanyun and its subsidiaries invest significant resources in research and development-not only to support our existing business and enhance our service and product offerings-but also to incubate new business initiatives. We have invested significant resources to maintain our technological advantages and intend to continue to extensively invest in our research and development capabilities.

Our research and development expense was $455,866 and $513,461 for the six months ended September 30, 2025 and 2024, respectively. We intend to continue to invest in research and development to support and enhance our existing products and services and to develop future product and service offerings to enhance our position in the market.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our patents, trademarks, copyrights, and domain names. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes. We have also adopted a comprehensive set of internal guidelines for intellectual property management. These guidelines set forth the obligations of our employees and create a reporting mechanism in connection with our intellectual property protection. We also own the copyrights to the content we develop in-house, and we have entered into standard employment agreements with our faculty members and R&D employees, which provide that the intellectual property created by them in connection with their employment with us is our intellectual property.

We believe that a core aspect of our business is comprised of our intellectual property. As a result, we strive to maintain a robust intellectual property portfolio. Our future revenue growth may depend, in part, on our ability to protect our intellectual property as products and services that are material to our operating results incorporate intellectual property.

We have pursued rights in intellectual property since our founding and we focus our intellectual property efforts in China. Our strategy is designed to provide a balance between the need for coverage in our strategic market and the need to maintain reasonable costs.

We believe our rights to patents, copyrights, trademarks and other intellectual property rights serve to distinguish and protect our products from infringement and contribute to our competitive advantages. As of March 31, 2026, we had an intellectual property portfolio consisting of 12 patents and 34 trademarks with the PRC State Intellectual Property Administration, 95 software copyrights with the PRC State Copyright Bureau, and 20 domain names.

If in the future we have any pending patent, trademark or copyright applications, we cannot assure you that any patents, trademarks or copyrights will be issued from any such pending applications. In addition, any rights granted under any of our existing or future patents, trademarks or copyrights may not provide meaningful protection or any commercial advantage to us. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. We may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or to protect our trade secrets. Additional information about the risks relating to our intellectual property is provided under “Risk Factors-Risks Related to Intellectual Property” in this prospectus.

Trend information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause our reported financial information not to be indicative of future operating results or financial condition.

Critical Accounting Estimates

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the financial reporting period. The most significant estimates and assumptions include the allowance for credit losses, estimated useful lives and impairment of long-lived assets, and revenue recognition. We continually evaluate these estimates and assumptions, which we believe are reasonable in the current circumstances. We rely on these evaluations as the basis for judging the carrying values of assets and liabilities that are not readily apparent from other sources. Because the use of estimates is an integral part of the financial reporting process, actual results could differ materially from those estimates. Some of our accounting policies require a higher degree of judgment in their application than others. We believe the critical accounting policies disclosed in this prospectus reflect the more significant judgments and estimates used in preparing our consolidated financial statements.

Although our significant accounting policies are more fully described in Note 3 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in preparing our consolidated financial statements. The following is a description of our critical accounting policies and estimates. They should be read in conjunction with our consolidated financial statements and other disclosures contained in this prospectus.

BUSINESS

Overview - What is Ruanyun

We are a data-driven artificial intelligence, or A.I., technology company historically focused on K-12 education in China. Building upon our foundational K-12 business, we are currently undergoing a strategic transition and upgrade to comprehensively focus our domestic operations on the provision of "Smart Campus" services. We are committed to reforming the traditional Chinese education and learning model by facilitating schools, teachers, and students with new teaching, learning, and assessment methods in the A.I. era.

Our upgraded domestic business model centers on a comprehensive Smart Campus ecosystem. This suite of integrated solutions includes Smart Campus software and hardware infrastructure development, campus logistics and support services, the provision of textbooks and supplementary teaching materials, examination services, and alumni study-abroad advisory services. Furthermore, we are actively expanding our services beyond traditional education into A.I. vocational training across multiple industries. To facilitate and scale this A.I. vocational training business at the application layer, we have established and currently operate the Cogni AI and Yeezo platforms.

We have furthermore contemplated and initiated international and global expansion. To enable this expansion, following our initial public offering, we established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We are actively extending our Smart Campus and educational services overseas, a strategic initiative primarily spearheaded by our Hanlink Chinese learning platform. Through Hanlink, we aim to bridge our domestic and international service offerings and explore opportunities for Sino-foreign cooperative education programs. We currently intend for new international activities to be conducted through these subsidiaries and platforms in the future.

These initiatives are at different stages of development and commercialization. Although management has begun to describe certain strategic initiatives and operating categories for business planning and investor communication purposes, we currently continue to manage and report our financial results on a consolidated basis and have not presented separate reportable segments in this prospectus.

For a description of certain recent developments affecting our business, see “Prospectus Summary—Recent Developments”.

We believe the road to education and career success should come with clear directions. Our mission is to help students and learners of all ages understand their specialties and find their way to higher education, professional advancement, and future success. We believe we have built one of the most comprehensive online learning ecosystems, featuring extensive academic and vocational resources, interactive learning tools, and advanced A.I. algorithms, all of which are accessible online and on demand.

Ruanyun was founded because we believe we can connect students with suitable learning materials to help improve their learning efficiency through data and A.I. technology. We believe understanding student’s academic status is the foundation for matching and distributing high quality, personalized educational resources and that this is an effective way of learning. We are committed to delivering a modern, efficient and effective learning model by providing schools, teachers and students with new teaching, learning and evaluation tools using the internet and A.I. As of March 31, 2025, there were approximately 20,177 primarily paying premium subscribers, approximately 80,452 total subscribers, and approximately 329.1 thousand average monthly active users. As of September 30, 2025, there were 44,821 primarily paying premium subscribers and total subscribers, and approximately 26.70 thousand monthly active users. We are forming and building on strategic business alliances with large national publishers and other such companies with large customer resources in order to gain a large number of paying premium subscribers. Please refer to “Business-Personalized Exercise Book and MOTK Pro” for more details. As of March 31, 2026, we had over 15.15 million K-12 students who were using our online SmartHomework® learning platform, of which approximately 21 thousand were average monthly active users.

In 1995, China’s National People’s Congress enacted the PRC Education Law which sets forth provisions regarding the foundational education system in China. Among other things, this includes a school system of kindergartens, elementary schools, middle schools and high schools, with grades from Kindergarten through twelve that provide compulsory education. Such law also stipulates a series of official diplomas to be granted upon students’ passing various levels and exams; and the pinnacle of such exams is the National College Entrance Exam, or the NCEE, also known as Gao Kao.

As of the date of this prospectus, we believe we are a leading A.I. educational service provider that is integrated with the public K-12 education system of an entire province (Jiangxi) within China. We believe we have built one of the most comprehensive online learning ecosystems, featuring extensive academic and vocational resources, interactive learning tools, and advanced A.I. algorithms, all of which are accessible online and on demand.. Homework, and on-demand lectures and evaluation, which were only supplementary to the traditional in-school education in the recent past, are becoming more mainstream, especially after the coronavirus outbreak in 2019. With our SmartHomework® platform in place, we believe schools could quite easily provide daily live-classes, while assigning homework, administrating tests and conducting evaluations online.

As of the date of this prospectus, we believe we are a leading supplier of online academic exercise contents paired with evaluation tools in China. Since inception, our online academic exercise question bank has accumulated more than 10 billion data points generated by approximately 15.15 million students in tests from more than 20,000 schools (over 15,000 in Jiangxi Province and over 5,200 in other provinces). Online learning data and our A.I. algorithms are constantly expanding and upgrading, reaching an assumed evaluation accuracy rate of 97% (based solely on our internal calculations), allowing us to provide students with tailored and effective learning strategies. We believe that, in time, our online learning platform will be recognized as revolutionary in affecting the advancement of China’s K-12 education system.

As a holding company with no material operations of our own, we, Ruanyun, conduct our operations through the VIE and its subsidiaries in China based on the Contractual Arrangements. We have furthermore contemplated and initiated international and global expansion, with a target of more than 50% of our annual revenue to be sourced outside the Chinese market by the end of 2027. This has been the subject of several announced planned initiatives. In an effort to enable this expansion, since our IPO, we have established a regional headquarters in Saudi Arabia and a global operations company in Malaysia. We currently intend for new international activities to be conducted through these subsidiaries in the future.

The international revenue target described above represents a strategic objective and is subject to execution of our international initiatives, customer adoption, regulatory approvals, partner performance, revenue recognition and other factors. There is no assurance that this objective will be achieved on the expected timeline or at all.

Industry Background

China’s National People’s Congress enacted the PRC Educational Law which sets forth provisions relating to the fundamental education system in China. This includes the school system of preschool, elementary school, middle school and high school (namely, K-12), with grades from one through twelve being compulsory education. The law also stipulates a system of educational certificates, which require taking a series of tests and exams to earn. The pinnacle of such exams is the National College Entrance Exam, or the NCEE, also known as Gao Kao.

Today, China has the largest K-12 education system in the world.

According to Ministry of Education of the People’s Republic of China, as of December 2023, China’s K-12 system had over 188 million students, including approximately 108 million primary school students (grades 1 through 7), 52 million secondary school, or middle school, students (grades 7 through 9) and 28 million high school students (grades 10 through 12) across over 211,200 schools.

Over the past 40 years, particularly since the resumption of the NCEE in 1997, China’s K-12 educational system has been shouldering the responsibility of providing both public education to the masses as well as training and selecting a large number of qualified professionals. In July of each year, millions of Chinese high school graduates take the NCEE. Their NCEE scores will determine whether the students have the option to continue with their more advanced studies in colleges and universities, or enter into the general workforce, most occupations of which do not have college degree requirements and therefore inadvertently sustain a lesser social and economic status. Hence, the term “one test for life” describes Gao Kao as an existential turning point in millions of young people’s lives each year in China.

From 2019 to 2023, according to the National Bureau of Statistics of China as of December 2023, China’s national financial education expenditure was over 4% of GDP, which represented a higher level of such spending among developing and developed countries alike. Since 2017, China’s educational spending has exceeded RMB 4 trillion for seven consecutive years. Since 2016, the Education Ministry of China has made various attempts to reform China’s educational system, aiming to rid the “one test for life” reality and to evaluate students’ performance and potentials on a more comprehensive basis. This is a reform of tremendous undertaking and is expected to be carried out to each provincial and municipal level within China. However in its early stage, China’s well-intended and sometimes heavy-handed approach to such a reform has not been without adverse consequences, which we believe mainly stem from the following issues:

●	The distribution of educational resources is uneven in China.

●	In a modern and fast-paced society, the traditional ways of teaching, learning and academic evaluation are seen as less efficient, effective and fair.

●	Without a new and more holistic approach in place, standardized test-taking still dominates students’ performance evaluation.

Consequently, the competition for resources and the emphasis on the results of standardized tests have only intensified, while tech-savvy students and parents look to the internet for gaining a competitive edge and academic advancement. As a result, central and local governments alike are seeking solutions to this matter. According to an iResearch report dated as of June 2023, the market size of China’s K-12 after-school tutoring education was expected to reach 117.6 billion RMB (approximately $16.89 billion) as of 2023. Meanwhile, according to the National Bureau of Statistics of China as of December 2023, China’s per capita expenditure on education, culture and entertainment was expected to grow at a CAGR of approximately 5.46% from 2018 to 2023. We aspire to be the preferred A.I. educational technology provider to China’s approximate 188 million K-12 students in about 211,200 schools. First, our online learning tools can be tailor-made for each individual school, class, teacher, and/or student. Second, our adaptive learning platform requires different investment amounts for different users, hence, even school districts or students with modest budgets can afford our products and services. Third, our solution can bridge the gap between standardized classroom teaching and adaptive individualized learning, as we use the internet as a means of distribution of otherwise scarce valuable educational resources.

Aside from public K-12 education, the traditional K-12 student homework book market alone reached over RMB 91.2 billion (approximately $12.6 billion) in 2023, according to Beijing Kaijuan Information Technology Co., Ltd. as of December 2023. With the recent digital transformation ongoing in China’s school system and advanced AI technologies, personalized homework books are introduced to help students study efficiently. Personalized homework books can be in both digital and paper-based format. Such books contain custom-made learning and practice content for each student by classification according to students’ current learning situations and learning abilities. They can be delivered to students online or published and delivered in paper form on demand. We believe this new form of publishing is becoming one of the most sought after models. In July 2021, the “Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education”, or the Opinions, policy was released by the China central government, seeking to decrease workloads for students and overhaul the private tutoring sector. In the policy, it states that elementary students must finish homework in-school, and junior high school students finish most of their homework in-school. In addition, the policy states “tiered, flexible and personalized homework is encouraged”. Our SmartHomework® solution provides in-school service aiming to help students to study more efficiently by providing personalized homework to each student. Based on the Opinions, local governments have quickly chosen our SmartHomework® solution to push new reforms into effect. In Jiangxi, our “Personalized Publishing” service has been granted Exclusive Operation Right by government authority throughout the entire Province of Jiangxi.

In addition, the computer-based Academic Proficiency Test, or APT, is also setting a new trend for the test-preparation market. As the assessment is changing from paper format to computerized format, the test preparation solutions and smart devices markets are experiencing rapid growth. The computer-based assessment is currently being implemented in one province (Jiangxi) as the pilot project for the China Education Department. According to iResearch, as of August 2024, the educational smart hardware for personal consumption market was expected to reach nearly RMB 100 billion (approximately $13.69 billion) in 2027.

Our online SmartHomework® platform provides effective learning tools to students, and can meaningfully improve students’ academic performance. In the meantime, we continuously accumulate students’ learning data, analyzing their logical thinking, spatial imagination, language skills, analytical reasoning and other specific characteristics. This allows us to provide both scientific and empirical evaluation to each student, and recommend solutions to his/her individual learning needs.

As of March 31, 2026, over 15.15 million students use Jiangxi Ruanyun to collect their daily homework exercise data, prepare for a test or attend the Academic Proficiency Assessment, which is an official assessment across all subjects taught in schools, conducted by the Education Testing Authority in China. We believe we are currently a leading company in China that has comprehensive study and test data for each student. This allows us to understand each student better and enables us to help them reach the next level of educational success with an effective strategy, every step of the way.

Strategic Transition and Emerging Business Initiatives

Building upon our historical K-12 education technology foundation, we are pursuing a strategic transition toward a broader AI-enabled education, campus services and institutional technology platform. This transition is intended to build on our existing capabilities in assessment, AI-OCR, educational content, data processing, learning systems and school-facing service relationships. The principal areas of expansion currently include Smart Campus Services, international education and language learning initiatives, and AI application products. These areas are described as strategic initiatives and operating categories for business planning purposes and are not currently presented as separate reportable segments in this prospectus.

Smart Campus Services

Our Smart Campus Services initiative is designed to support campus operations and student-life services, which may include campus food-service management, merchant settlement, dormitory utility services, student-life workflows, vocational development and other institutional support services. This initiative is operated through certain PRC consolidated entities, including Jiangxi Yunxiaotong Technology Co., Ltd. and Gongqing City Yunxiao Bulter Technology Co., Ltd. The business remains subject to operational, licensing, gross-versus-net revenue presentation, consolidation and audit review considerations, and any unaudited operating revenue figures disclosed by us should not be viewed as necessarily indicative of future reported results.

AI Application Initiatives

Cogni AI is a multimodal AI agent and document intelligence initiative designed to support document digitization, recognition, automation and related institutional or enterprise workflow applications. YeeZo is an AI workflow and orchestration platform introduced to support AI-assisted content planning and multi-model content production. Cogni AI and YeeZo are at different stages of commercialization. Cogni AI has generated contracted commercial activity as described under “Prospectus Summary—Recent Developments,” while YeeZo is currently being evaluated for commercialization pathways and has not announced definitive commercial agreements.

International Education and HanLink

HanLink is our AI-powered Chinese language learning platform and serves as a principal initiative for international education expansion. We have established a Saudi Arabia subsidiary and a Malaysia subsidiary to support international development, market entry, partner relationships, implementation support and related opportunities. Certain HanLink commercialization activities in Saudi Arabia involve Link Door Smart Company, a strategic associate and related party, and revenue generated by Link Door is not automatically revenue of the Company unless and until recognized by us under applicable agreements and accounting standards.

What We Offer

Over the last decade, our A.I. learning platform has expanded from learning to assessment in school to A.I application, services and hardware. We believe we are a trend-setter to aid in reforming the traditional education model in China with the technological progress brought about by the advent of A.I. technology. We believe we are a leading educational A.I. company in China that serves both everyday learning and Academic Proficiency Test in-school. By providing computerized testing for China’s Academic Proficiency Test, which is equivalent to the SAT in China, it enables us to serve every student. Our everyday learning to official assessment model allows us to expand into a range of personalized “online” services and “offline” products for students in high demand.

We currently sell our products and services through two primary product lines, namely our SmartExam® solution and SmartHomework® solution. Our SmartHomework® solution delivers personalized learning solutions for students to study more effectively. Teachers can adjust instructions for students based on their specific needs. In addition, our SmartExam® solution helps deliver China’s Academic Proficiency Test, which is required in China for obtaining a high-school diploma, in computer-based format. We also provide self-learning solutions and smart-devices, such as smart printer / smart headset for everyday study and test preparation.

These have been our historical principal education technology product lines. Building on these historical product lines, we are pursuing additional strategic initiatives, including Smart Campus Services, international education and language learning through HanLink, and AI application products such as Cogni AI and YeeZo.

Since 2019, we have been working with the Jiangxi Education Department to help bring high quality education and learning materials to every student regardless of where they are or how much money they have. With our SmartHomework® system, we could also help each student learn effectively. In July 2021, the “Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education”, or the Opinions, policy was released and some local governments have chosen our SmartHomework® solution to implement new reforms, and recommended that all schools in Jiangxi Province adopt our solutions.

In addition, the Ministry of Education of the People’s Republic of China encouraged local education authorities to adopt computer-based APT to replace traditional paper-based exam gradually. We believe that as a result of the Opinions policy, more high school and college admission departments will take APT grades and multi-dimensional assessment into consideration.

Everyday Teaching and Learning

Our SmartHomework® system is a digital teaching and learning decision platform, which collects students paper-based homework data with our intelligent scanning machine. During collection, the system can evaluate the grasp of knowledge for each student, and the teacher can adjust instructions for students based on their specific needs. Items that should be reviewed in the next class and AI generated instructions are being provided to the teacher immediately.

As the homework data is collected, the system immediately forms a personalized exercise book, or P.E. Book, with analogy questions personalized for each student based on mistakes or errors picked up in such homework data. Jiangxi Ruanyun and its subsidiaries professional “Personalized Publishing” service delivers the P.E. Book in print within 24 hours. We believe that this helps each student study more effectively without changing their normal study habits. The items that students practice would be determined by their own study data, and is then made available to them in a personalized and timely manner.

In addition, our A.I. learning platform provides teachers and students with additional online services. Based on the homework data collected, the system allows teachers to adjust their instructions for students who are either ahead or behind in their studies. The students, on the other hand, have access to their historic study data and information showing their academic strength and weaknesses. Personalized online courses and adaptive online practices are also provided on demand. While practicing online, the system provides consistent feedback to help students stay on course in their studies. We believe this is a revolutionary tool for students to learn and that it can significantly improve their academic performance.

We continuously accumulate students’ learning data during their learning process, analyzing students’ logical thinking, spatial imagination, language skills, analytical reasoning and other specific characteristics. This allows us to provide both scientific and empirical assessments to each student and recommend solutions based on his/her individual learning needs.

Academic Proficiency Test

China’s Academic Proficiency Test, or APT, is an official assessment across all subjects taught in school. There are eleven subject assessments which include Chinese, Math, English, Physics, Chemistry, Biology, Political Science, History, Geography, Information Technology and General Technology. All subject APTs need to be taken both during the secondary, or middle, and high school periods. The secondary school, or middle school, APT assessments would be included as part of the high school admission process, while the high school APT is a pre-requisite for obtaining one’s high school diploma. For high school graduates seeking to study overseas, official APT grade report could be issued by education authority as it is widely accepted by institutions around the world.

We began providing computer-based APT services for the subject of Biology in 2013 and expanded to all eleven assessment subjects in 2017. Today, our SmartExam® platform and service covers assessment question contents, grading and evaluation, onsite management, training and supervision and standard security. This allows us to cover every student in the serving provincial or municipal area. As of the date of this prospectus, we believe we are a leading computer-based educational APT assessment vendor in China.

Test Preparation

Building on the APT assessment services, we have introduced test-preparation books and adaptive practice applications and began to invest in building smart devices that further enhance students’ learning experience and efficiency. This is how we developed APT practices books for each subject and invented Jiangxi Ruanyun Smart-Headset for English assessments. Students who take any mock test in our online practice application have access to video lessons and will receive personalized study resources based on their test results.

Smart Devices

Building on daily learning and assessment services, we began to invest in building smart devices that further enhance students’ learning experiences and efficiency. Based on this, we invented Smart-Printer for personalized publishing and Jiangxi Ruanyun Smart-Headset for English assessments. For the introduction of Smart Printer, please refer to “Personalized Exercise Book-Smart Printer”.

Our Products and Services

In the early 2010s, with the advent of mobile internet and the proliferation of smart phones and wireless PCs in China, it was just a matter of time before more and more K-12 students began looking to the internet for gaining academic competitiveness and advancement. This was a trend identified by the founders of our Company, who, in 2012, initially set out to build a question bank of academic exercises for distribution online. In the subsequent years, centered around our 18.37 million Question Bank and A.I. Student Performance Evaluation, our products and services have evolved into two major segments, namely SmartHomework® and SmartExam® solutions, both of which serve the following purposes:

●	To use the internet to disseminate high quality K-12 educational resources;

●	To improve efficiency and effectiveness of modern-day learning and teaching; and

●	To facilitate students to be more engaged and to improve their academic performance and competitiveness.

① SmartHomework® Solution

In order to effectively support the needs of teachers, students and parents with all of their key daily educational activities, we offer a full suite of data-driven and user-friendly products for both in-school and after-school use. Our SmartHomework® products and services are the most popular among the over 15.5 million students we currently serve. SmartHomework®, which we launched in 2019, is a technology platform that combines advanced OCR optical handwriting and graph recognition, knowledge point structural diagramming, contents of our K-12 exercise question bank, our proprietary A.I. search engine and big data analytical software. We sell a primary version of our SmartHomework® to schools, who then provide it to teachers and their students complimentarily. Recognizing that after-class tutoring can be expensive, but necessary, and only affordable to wealthier families, local education authorities are providing (through schools) some after-class assistance to all students by deploying our SmartHomework® platform.

Through SmartHomework® we deliver a best-in-class user experience for all homework-related activities. To provide an integrated education experience, our system matches the corresponding teacher, student and parent accounts to streamline homework assignments, synchronize updates on learning progress and outcomes and facilitate communications among them.

Homework Assignment

Our applications not only allow teachers to assign traditional paper based homework, but also give teachers the ability to easily access our massive, proprietary question bank when assigning homework to their students. Our question bank is highly localized, which, given the significant regional differences in China’s K-12 education, is necessary to effectively improve students’ educational outcomes. Since its launch in 2018, millions homework assignments have been completed using our SmartHomework® solution. Leveraging our high-quality algorithm technologies, our applications automatically generate and recommend to teachers a wide variety of homework sets sourced from our proprietary question bank. These homework sets are tailored according to a number of corresponding local and personal factors, including textbook versions, learning objectives, specific knowledge points and weaknesses and areas for improvement. They are further categorized for specific use cases, such as day-to-day, after-class homework and exam preparation.

We provide teachers with the flexibility to create their own customized homework sets using questions sourced from our question bank. Teachers may also use our applications to distribute paper-based homework assignments to their students digitally. The screenshot below illustrates the homework assignment-related functions of our teacher applications:

Homework Submission and Supervision

Any student can get connected with us online and use their own smart devices or our OCR scanners to upload their paper-and-handwritten versions of graded homework, in-class exercises, quizzes, and tests to our SmartHomework® platform. Our system will then perform an analysis to determine incorrect answers and will return with the correct answers and digital explanations. Our system simultaneously collects data on the student’s submissions and, in time, forms an academic “portrait” of such student. We believe that our SmartHomework® service provides solutions to the following issues:

●	It affords all students with a basic but essential tutoring service; more importantly, such service is provided for after-class instead of after-school, which means it imposes no extra study time or financial burden to public school students.
●	It takes workload off teachers who are generally overworked.
●	It helps students to form more efficient study habits by using online tools.
●	It assists school districts in compiling academic performance records on students as opposed to relying solely on test results.

For digital assigned homework, our applications allow students to submit the answers digitally through a range of common input mechanisms, including typing, digital handwriting and voice. Our teacher applications automatically grade or, at a minimum, generate preliminary marks for all homework sourced from our question bank as soon as students complete their assignments.

Each homework system will provide teachers with data evaluation of the class and individual students and corresponding course materials for the next class. When the entire class has completed an assignment collection, the teacher can view and analyze the results of the entire class assignment according to the page number or unit of the teaching aids in the applications. The teacher can focus on the problems with high error rate and can get the students’ answers for further analysis. The screenshot below illustrates the homework evaluation-related functions of our teacher applications:

We also enable parents to supervise their children’s homework in real-time. Our parent application sends automatic notifications for a range of activities, alerting parents of new assignments, delays and an overview of student homework results so that parents can easily track their children’s day-to-day learning progress. Under parental supervision, students can practice autonomously in our application to test their mastery of learning. If some topics are not mastered, parents can watch the micro class on the topic with their children to learn and practice again. The screenshot below illustrates the functions of our parent application:

Before examinations, parents can also choose to generate a comprehensive evaluation report in order to analyze the knowledge points students need to focus on. It also provides personalized learning and practice questions identified at student’s levels for pre-examination review. The screenshot below illustrates the knowledge points. The expansion of the personalized knowledge map informs the parents of the root cause of the knowledge not grasped.

Tracking and Analyzing Homework Results

We believe the SmartHomework® solution vastly improves the efficiency and depth with which teachers are able to track and analyze homework results to monitor student learning progress. For each homework assignment, our teacher applications automatically generate a comprehensive report based on insights from a wide variety of mission-critical data, including individual student results and class-wide accuracy rates, as well as average scores for each individual question. Our applications thereby promptly and precisely identify for teachers the weaknesses and areas of improvement of students both on a class-wide and an individual level, which is key to improving the effectiveness of their teaching and, ultimately, student educational outcomes. Our algorithm technologies also use this data to constantly fine-tune our homework recommendations for each teacher, creating a self-reinforcing cycle that rewards long-term, repeated use of our products. The screenshots below illustrate the functions of our teacher applications related to tracking and analyzing homework results:

Through their respective applications, students and parents can also access detailed compilations of all the mistakes students have made in the past, which constitute valuable personalized learning materials for students’ review and reference for parents’ guidance and supervision.

We believe schools and students who use our services will remain with us for the long-term because of the academic records we help schools build and maintain. Once accustomed to using our SmartHomework® suite of online products, students have shown a great reliance on them. At the same time, once our SmartHomework® platform is deployed and adopted, school districts, who are generally the payers, also typically prefer keeping us in place since we are perceived to be a leading educational service provider whose online platform, products and services are designed from the standpoint of the educators, and therefore we believe we can be easily integrated into the provincial K-12 public school system in China.

A.I. Study Room®

Through government contracts, we also build our proprietary A.I. Study Rooms® for schools. An A.I. Study Room® is a “retail outlet” of our comprehensive online interactive learning and A.I. big data platform. It is a designated classroom which is equipped with computers along with high-resolution scanners and printers. In this room, students can get connected with our online learning platform which allows them to upload their graded homework, quizzes and tests for evaluation, and they can also download study guides and/or recommendations for further study. It is a physical place where students are encouraged to utilize our SmartHomework® platform, and it is paid for by local schools and/or school districts. Every A.I. Study Room is unmanned and managed by software only. We believe this is not only an innovative way for us to integrate our SmartHomework® platform with students’ daily learning, but is also regarded by various educational authorities as an effective means to deliver additional academic help to those students who otherwise could not afford such help. Teachers also welcome our A.I. Study Rooms® since a meaningful portion of their pre- and post-class work can be done by our online software, therefore their time can be allocated to more productive matters.

We started building A.I. Study Rooms® in late 2020 and have completed more than 1,000 in Jiangxi Province and 32 in other provinces as of March 31, 2026.

As of the date of this prospectus, we formed three versions of the A.I. Study Room®: A.I. Study Room®, A.I. Study Room® Mini, and SmartHomework® Station. A.I. Study Room® is our standard version, which sells for RMB600,000 (approximately $92,308) per classroom. A.I. Study Room® Mini is a smaller version of the A.I. Study Room® which is designed for schools with less than 100 students. The mini version sells for RMB15,000 (approximately $2,308) per site. The SmartHomework® Station, which sells for RMB 6,000 (approximately $923) each, is placed into every physical classroom. Students can collect their own homework data in class and more frequently.

Personalized Exercise Book and MOTK Pro:

In December 2019, we introduced a premium version of our SmartHomework® program called “MOTK Pro” with an annual subscription price in the range of RMB50 to RMB200 (approximately $8 to $31) per student per semester. This premium service covers all subject fields for grades 4 through 12, and provides our “VIP students” (a term we only use internally to distinguish paying customers from regular ones for revenue recognition purpose) with the following extra perks:

●	They can print correct answers and explanations for further study off-line either in school, at home, or with tutors.
●	They can retrieve patterns of what they’ve done wrong pivoting on knowledge points and/or time horizon, so as to identify weakness and progress.
●	They can retrieve study strategies, like-kind exercise questions, and pre-recorded tutorial videos for further studying on their own time.
●	High school students can also get recommendations on which colleges or universities are most suited for their higher education based on their academic merits. In fact, as part of the ongoing education reform, the government is recommending weighing more (20%) on students’ progressive academic records for college admissions, rather than relying solely on their NCEE scores. When this policy is implemented, we believe our premium service will become more sought after since we believe this feature of “college accessibility” is a leader of its kind.

By the end of 2023, we had implemented strategic business partnerships with several nationwide companies as our MOTK Pro business partners.

In 2020, we introduced a print version of our SmartHomework® containing exercise questions that were originally answered incorrectly and similar questions, called Personalized Exercise Book, or P.E. Book. The P.E. Book is customized for each student based on items they have answered incorrectly and is delivered in paper based format daily or weekly with a subscription price in the range of RMB50 to RMB200 (approximately $8 to $31) per student per semester. Such subscription is renewable each semester, an affordable price for most families in Jiangxi Province. Of this fee, we receive RMB32 to RMB130 (approximately $5 to $20) per student each semester. This print service covers all subject fields for grades 4 through 12, and allows our “Print VIP students” (a term we only use internally to distinguish paying customers from regular ones for revenue recognition purpose) with the following extra perks:

●	Students can re-do what they have done wrong off-line on paper.
●	Students can identify strengths and weaknesses for further study.
●	Like-kind exercise questions will be picked out by A.I. system and provided to students on paper for further studying and practice on their own time.

By December 2020, the P.E. Book based on our SmartHomework® solution become so successful that Jiangxi Xinhua, which is a major publisher for the Jiangxi Province, made us a strategic business partner. Our cooperative business with Jiangxi Xinhua covers two areas: P.E. Book and SmartHomework® digitization services. Among these, the revenue from Jiangxi Xinhua’s distribution of SmartHomework® digitization services accounted for approximately 32.88% of our revenue from SmartHomework® solution in the year ended March 31, 2025, and approximately 86.32% of our digitization services revenue in the year ended March 31, 2025, and Jiangxi Xinhua was our largest customer for the years ended March 31, 2025 and 2024. The revenue from Jiangxi Xinhua’s distribution of SmartHomework® digitization services was nil from SmartHomework® solution for the six months ended September 30, 2025, and nil for our digitization services revenue for the six months ended September 30, 2025. We did not have any revenue from the digitization services for the six months ended September 30, 2025. This business will not be a core part of our future operations. The cooperation regarding P.E. Book was suspended from 2021 to 2023, and we are reinitiating this type of business cooperation this year. Jiangxi Xinhua provides the P.E. Book as a standard subscription service for each student in the range of RMB50 to RMB200 (approximately $8 to $31) per student per semester. Such subscription is renewable each semester, an affordable price for most families in Jiangxi Province. Of this fee, we receive RMB32 to RMB130 (approximately $5 to $20) per student each semester. The partnership creates a new publishing and distribution model, which we refer to as Personalized Publishing, Fragmented Distribution.

Key Operating Data for Personalized Exercise Book and MOTK Pro

	For the Years Ended March 31,
	2025	2024
Average Monthly Active Users[1] (in thousands)	99.1	73.0
Paying Users[2] (in thousands)	—	—

	As of March 31,
	2025	2024
Registered members[3] (in millions)	0.936	0.933

	For the Six Months Ended September 30,
	2025	2024
Average Monthly Active Users[1] (in thousands)	128.2	86.0
Paying Users[2] (in thousands)	—	—

	As of September 30,
	2025	2024
Registered members[3] (in millions)	0.937	0.935

Notes

1 “Monthly Active Users” are the average total number of customers that at least use once for our personalized exercise book or MOTK Pro during the specific period;

2 “Paying Users” are the total number of customers that paid for our personalized exercise book or MOTK Pro services; and

3 “Registered members” are the total number of customers that have registered and created accounts on our platform as of the specific date.

Smart Printer

The P.E. Book can also be delivered to students directly through our Smart-Printer with one click of button in MOTK Pro Application. Since September 2020, the Company has been providing VIP and printing services for no charge to its customers.

Question Bank Development

Our integrated, data-driven academic exercise question bank development capability is critical to the quality of all of our product offerings. We started designing and constructing our academic exercise question bank in 2013 with the assistance from more than 100 senior teachers who were considered experts in their respective subject fields. This question bank was constructed gradually and purposefully, and its contents encompass all subject fields and grade levels of China’s K-12 public education system. In constructing the question bank, we have been using our own LBMSA standard, as set forth below:

Localization: This refers to the consideration of the difference in difficulty levels of questions in different regions within China. This takes into account that students in big cities and coastal regions are sometimes noticeably more advanced than students of the same grade level from rural and more remote areas.

Balance: Within the question bank, the distribution of the number of questions for each knowledge point is balanced, and within each knowledge point, the number of questions of different difficulty levels is also balanced.

Multiple: This refers to the over 40 dimensional tags that we use for evaluation purposes while constructing the question bank.

Structure: The content of the question bank is structured to meet the needs of online testing.

Association: This refers to the quantitative storage of association between questions.

As of March 31, 2026, our question bank included approximately 18.37 million questions that cover 15,398 knowledge points and has an approximate expansion rate of 20% per year. Our expert teachers closely monitor the academic requirements and trends within China’s education system so as to ensure that our contents are up to date with the mandated K-12 curricula. We also constantly seek feedback from our customers (teachers, students, and other educational service providers that purchase contents from us) to help improve the overall quality and user experience of our contents.

Of the approximately 18.37 million exercise questions, approximately 16 million questions are designated by algorithm as the “frontal questions”, which are the newer or more up-to-date questions. These questions are for students’ daily homework, after-class practice, and test-taking. The other questions, which are labeled as “background questions”, are questions that have been previously used many times and have been “reassigned” to the “background”, mainly for the purpose of creating correct and incorrect answers and for students’ performance evaluation.

From an application point of view, our question bank has the following characteristics:

●	Auto-labeling of knowledge points of questions.
●	Auto-categorizing of like-kind content.
●	Auto-creation of regional question banks.
●	Deep Knowledge Tracing (a paper published by Google and Stanford University scholars in 2015 where they explored the utility of using Recurrent Neural Networks (RNNs) to model student learning) technology can predict any student user’s grasp on any given subject matter or knowledge point.
●	Auto-extraction of questions from homework and test images.
●	Auto-generation of personalized exercise question sets.
●	Image-to-image coordination and comparison based on contents.

While building and updating our question bank, we have vastly improved our human processing efficiency. This enables us to be able to serve a great number of customers with a minimal labor cost, which we believe may be a formidable barrier to entry for some of our competitors.

Technology

In recent years, the advancement of students’ tech-savviness as well as the evolution of “internet of things”, or IoT, have contributed to the continued demand for our products and services, which are built upon a series of technologies, such as advanced performance evaluation technology, OCR, content recognition and big data A.I. algorithms.

Technology is at the core of our business, driving our question bank development, product innovation and operational optimization. Our technology team’s expertise spans a broad range of related fields, such as Computer Vision/OCR, Adaptive Learning Engine, and Big Data analytics. We focus our research and development on how to efficiently and accurately collect student studying data and how to recommend localized and personalized studying content for students. We have developed the following core technologies as the foundation for all of our products and services:

Question Extraction from Pictures: Our patented algorithm enables us to accurately extract every single question from multiple submitted pictures. The unique feature of our patented algorithm can combine content of a question across multiple pictures or columns in one picture.

Optical Character Recognition (OCR): By owning over 15.15 million student’s homework pictures, we have rich materials to let us develop and train our own OCR model. Jiangxi Ruanyun’s OCR technology gives its speedy and accurate recognition of printed content by removing or ignoring handwriting content.

Adaptive Learning Engine: We believe we are a leading educational technology company that owns large quantity data of homework as well as exam data. With billions of such accountable studying data, we have built our proprietary adaptive learning engine and machine learning models. Our engine can provide intelligent assessment, personalized content recommendations, and make predictions about future performance.

A.I. Algorithms for Personalized Studying Contents Recommendation: Jiangxi Ruanyun’s patented recommendation algorithm allows us to deliver localized and personalized studying content based on student assessment scores on knowledge points, knowledge point graph, current grade and semester information, education level, and studying contents of a city or county.

A.I. Algorithms for Advanced Performance Evaluation: This is our proprietary A.I. technology that took us years and millions of dollars to develop. Simply put, it provides an evaluation and feedback mechanism that allows students to assess their performance on any given homework assignment, quiz, test and exam. If these tasks are performed online or on our paperless testing platform, such evaluation and feedback is given instantaneously; if they are performed on paper, then the students can upload their answers to our evaluation platform and expect feedback within a defined turnover time-frame, which could be as quick as a few minutes for an online reading, or within 24 hours for the delivery of a written report. To date, we have collected and analyzed homework and testing data consisting of over 10 billion answers from over 15.15 million students in a dozen provinces. By analyzing such a vast amount of data, we repeatedly tested and adjusted parameters for the “item response theory”, or IRT, and subsequently came up with our own “time-weighted item response theory”, or TW-IRT. This enables us to quickly and efficiently evaluate a given student’s grasp on a specific knowledge point (our assumed evaluation accuracy rate is 97%, based solely on our internal calculations). We cannot only predict a student’s test scores based on his/her track records, but also advise that student on the specific knowledge points he/she should spend more time on in order to potentially achieve better results.

A.I. Algorithms for Teacher Red Handwritten Marks Recognition: Our patented algorithm can extract teacher red handwritten marks from pictures of student homework under complicated lighting conditions and various of backgrounds. This algorithm is a crucial step of recognize whether a student answered a question correctly.

Business Intelligence: We extract valuable business intelligence from the vast amount of data we process and we optimize our efficiency in building and using our question banks for operation cost savings. Set forth below are some key points of business intelligence:

●	Data driven auto-labeling of knowledge points of questions.
●	Data driven auto-categorizing of like-kind contents for each questions.
●	Auto-creation of regional question banks.
●	Auto-extraction of questions from homework and test images.
●	Auto-generation of personalized exercise question sets.
●	Image-to-image coordination and comparison based on contents.

Question Bank and Technology Licensing

Through application programming interface, or API, we license our proprietary academic evaluation technology and A.I. algorithms, as well as sell content from our academic exercise question bank to other educational service providers and educational technology companies. In order to serve their end-users, our larger customers integrate these functionalities into their own platforms, whereas our smaller customers re-direct traffic to our online platform. At the same time, all learning data from our API customers is collected, analyzed and stored through feedback loops by our A.I. system.

Digital Publishing Services

SmartHomework® digitization services primarily refers to the process of converting traditional paper books and documents into digital formats that can be read on electronic devices through a series of technical means such as scanning, photography, image processing, optical character recognition (OCR), layout analysis, and editing proofreading. Before the end of fiscal 2024, the digital services for SmartHomework® digitization services mainly relied on manual digitalization services, with human verification being the standard in editing and proofreading. These technologies are mainly applied to educational auxiliary materials for primary and secondary schools in the Jiangxi Province. The main client of SmartHomework® digitization services was Jiangxi Xinhua. Cooperation with this client began in August 2020, when Jiangxi Ruanyun signed a Book Catalog Teaching Auxiliary Purchase and Sales Agreement with Jiangxi Xinhua, for which new agreements were signed in January 2023 and 2025, and a Education Book Purchase and Sales Contract was signed in January 2026. However, Jiangxi Xinhua did not account for any portion of our total revenues for the six months ended September 30, 2025. Although these arrangements historically generated annual revenues in the range of RMB 30 to 35 million (approximately $4.18 to $4.88 million), certain policies were issued by the Ministry of Education of China and the Jiangxi Provincial Department of Education that have caused us to gradually reduce this type of business.

The digital publishing service was implemented after the company obtained the “Publishing and Distribution Qualification” in August 2020.

This business will not be a core part of our future operations. The initial purpose of undertaking this type of business was to pave the way for us to attract students and parents to pay attention to us, get to know us, and use our services, with the aim of selling them our other products in the future. Now, we continue to upgrade our technology, and the services we provide have gradually shifted towards digital technology services based on AI. By leveraging our independently developed AI-OCR technology, we can efficiently process and convert various documents and image information, including intelligent document recognition, automated data collection and structured processing, automated data entry and verification, and customized OCR solutions, among others, thereby helping our clients to automate their business processes, improve work efficiency, and accelerate their digital transformation.

The upgrade and iteration of technology have infused this product line with the power of artificial intelligence, greatly improving production line efficiency, shortening delivery cycles, and contributing to the revenue growth of this business. At the same time, it can diversify our customer base, which is no longer limited to the K-12 segment but is expected to extend to fields such as vocational and technical education, graduate studies, and adult education. Currently, we are advancing the business expansion in these directions.

② SmartExam® Solution

China’s Academic Proficiency Test, or APT, is an official assessment across all subjects taught in school. There are eleven subject assessments which are Chinese, Math, English, Physics, Chemistry, Biology, Political Science, History, Geography, Information Technology and General Technology. All subject APTs need to be taken both during the secondary, or middle, and high school periods.

In recent years, computerized (or paperless) testing has become more main-steam among K-12 and other test takers due to new government initiatives and investments. Our SmartExam® platform was developed and put to use in China’s Academic Proficiency Test in December 2013 for the subject of Biology. Since 2017, the SmartExam® solution covers all 11 subjects for grades 7 to 12.

SmartExam® Testing Platform

Because of our track record and diverse question bank, we believe we are a leading vendor in the market that delivers a computerized Academic Proficiency Test. Our SmartExam® platform has the following characteristics:

●	Multiple level security mechanism design: Through ID verification and face recognition technology, the platform will verify the identity of examinees from the entrance check-in to system log-in, and then monitor the entire test-answering process to aim to prevent surrogate test-takers from taking the exam on an examinee’s behalf. The platform will shield unauthorized external connections, such as external network and USB flash drives. The exam questions will also show the shading of anti-photographing settings to prevent them from being photographed and transmitted.

●	Testing center seating layout: The special examination center seating layout allows each examinee who comes from a different school or class and adjacent examinees to have different test subjects, which we believe greatly reduces the possibility of plagiarism.
●	Intelligent real-time exam paper generator: After the examinee logs in, the SmartExam® test system will generate exam papers in real time based on the benchmark papers. Each examinee has the same examination papers with the same scope of examination and the same degree of difficulty, but the content of their questions is different.
●	Automatic system assessment: As an examinee completes the assessment test, the system will automatically grade and generate a personal academic proficiency report for each examinee.

While understanding the academic proficiency level of each student, we believe the SmartExam® platform reduces test fraud, test question leakage and test substitutes.

SmartExam® Testing Centers

Due to our track record and diverse question bank, we believe we are one of the few vendors in the market that can build or retrofit computerized testing centers that meet the China Ministry of Education’s specifications. These testing centers are for both K-12 academic paperless tests and exams as well as professional licensing test taking purposes. We also provide these test centers with the following products and services: test and exam question content, grading and evaluation, onsite management, training and supervision.

In 2020, we built a total of 9 such testing centers in the city of Nanchang. We completed 59 new sites from 2020 to March 2026.

The smart examination testing center construction service we provide is mainly to build, upgrade and transform the physical environment of the testing center. The standard testing center is designed and reformed with a single machine as the smallest grid unit. The core of our smart test machine is the central control box, which is self-developed to control all testing equipment. These devices include computers, test progress LCD, face recognition cameras, body sensing devices, and RFID card readers. These devices can sense whether students are using electronic devices, talking with other testers, and so on. Invigilator teachers or remote invigilator centers can also check the testing center and students’ answering progress in real time. The main clients of our smart exams: education includes the Provincial Department of Education, the Municipal Education Bureau, the Provincial Examination Institute, and the Municipal Examination Institute.

SmartExam® Lifting Table®

The lifting table aims at solving the dilemma of supervising in the English Listening and Oral test. It helps reduce the interface of external environment to the candidates during the test. Through lifting the screen of the table, it better prevents exam fraud for any test taken in the testing center. It also can be equipped with other test-related devices to facilitate students’ uses and to improve supervision management. The lifting tables are independently designed by Ruanyun, with OEM responsible for production of the model, and the supplier providing a 1-year warranty.

SmartExam® Central Control Box

The Central Control Box aims to solve the shortage of external interface due to partial USB interfaces damaged in some computer-based test centers. All test-related devices are connected through the central control box to be started or shut down for the convenience of the supervision in the process of the test. For the security of the test, only authorized and certified devices are available to be activated. The Central Control Boxes are independently designed by Ruanyun, with OEM responsible for production of the model, and the supplier providing a 3-year warranty.

SmartExam® Test Progress LCD

The SmartExam® Test Progress LCD aims to facilitate students locating their test seats in a short time. When the candidate registers the test through RFID card readers in the testing center, the Test Progress LCD in the test seat will be blinking promptly to help students find their seat.

The Test Progress LCD also facilitates the supervisor keeping track of status and progress of candidates. When the candidate logs in to the SmartExam® system, the LCD will show the basic information of the candidate, such as name, photo, class, and test subject. Meanwhile, the supervisor has access to check the status and progress of the candidate shown on the LCD.

SmartExam® Face Recognition Camera

The SmartExam® face recognition camera aims to prevent cheating during the test. The camera is to monitor the behavior of the candidate in the test seat, while collecting and monitoring other candidates’ faces who are sitting around the candidate. In the case of a network outage, each camera still can independently monitor and supervise candidates’ behavior in collection regions to aim to prevent cheating as well as to alarm when exceptional situations happen in real time through human face analysis and body sensing devices in order to help ensure fairness and justice during the examination.

SmartExam® Headset

The SmartExam® headset helps realize the interaction between human and computer in the English Listening and Oral test. It can be applied in both daily simulation practice and during the test.

●	The microphone is designed with noise reduction, which can effectively suppress background noise during testing.
●	The maximum sound pressure protection mechanism and DSP digital signal processing system are adopted to provide consistent sound quality for testing fairness.

SmartExam® Testing Service

Comprehensive professional testing services, including rapid deployment, organization and implementation of testing services of different scales. The services mainly include test registration, test paper sampling, test center evaluation, pre-test simulation on-site and remotely, technical support during the test, emergency handling, post-test score processing, score review and score analysis. For each test, we charge a testing service fee per person. The cost varies from RMB3 ($0.46) to RMB30 ($4.58) per person depending on the number of examinees taking the test.

Customers

Our customers are for each of our solutions:

Segment		Customers	Number of customers for the six months ended September 30,		Number of customers for the years ended March 31,
			2025	2024	2025	2024
SmartExam® Solution	Platform development and others	Schools, local educational bureaus and business entities	0	5	7	8
SmartHomework® Solution	Platform Development	Schools and local educational bureaus	0	2	6	6
	Software customization and content development	Schools, local educational bureaus and educational technology companies	19	5	17	3
	License	Other educational service providers and educational technology companies	2	0	1	2
	Personalized Exercise Book and MOTK Pro	Direct to Students (paying subscribers)	1,277	44,821	93,022	20,177
	Digitization Services	Publishers and business entities	1	5	8	6

We distribute our products and services through two primary channels: direct government procurement arrangements (which we refer to as our ‘2G’ market), through which we work with provincial and local education authorities and school districts; and a direct-to-consumer channel (which we refer to as our ‘2C’ market), through which we reach students directly and through partnerships with national publishers and educational content distributors.

Other Educational Services

We also offer a variety of other educational services bolstered by our exceptional capability to create educational content and our advanced technologies, primarily including educational ERP system construction services and human resources recruitment testing service for government entities and other businesses.

Data Privacy and Security

We believe data security is critical to our business operations because data is the foundation of our competitive advantages. We have internal rules and policies to govern how we may use and share personal information and study data, as well as protocols, technologies, and systems in place to ensure that such information will not be accessed or disclosed improperly. Users must acknowledge the terms and conditions of the user agreement before using our products, under which they consent to our collection, use and disclosure of their data in compliance with applicable laws and regulations.

From an internal policy perspective, we limit access to our servers that store our user and internal data on a “need to know” basis. We also adopt a data encryption system intended to ensure the secured storage and transmission of data and prevent any unauthorized member of the public or third parties from accessing or using our data in any unauthorized manner. Furthermore, we implement comprehensive data masking of user data for the purpose of fending off potential hacking or security attacks.

Content Monitoring

We are committed to complying with the applicable laws and regulations regarding the provision of content through the internet. For the content uploaded by us, such as our websites and WeChat public account, we undergo internal reviews and testing before public release. For user generated content, such as content uploaded by users, we require users to agree upon registration that they shall not distribute content in violation of any third-party rights or any applicable laws or regulations.

Our technology also enables us to monitor and remove inappropriate or illegal content from our platform in a timely manner. Text, images, and videos are screened by our content monitoring team, aided by systems that periodically filter our platform. We have also adopted various public reporting channels to identify and remove illegal or improper content. We may also take further actions to hold the content creators accountable for any illegal or inappropriate content.

Due to the massive amount of content displayed on our platform, we may not always be able to promptly identify content that is illegal, improper or may otherwise be found objectionable by the PRC government. See “Risk Factors—Risks Related to Our Business and Industry—We cannot assure you that we will not be subject to liability claims or legal or regulatory liability for any inappropriate or illegal content, which could subject us to liabilities and cause damages to our reputation.”

Research and Development

Jiangxi Ruanyun and its subsidiaries invest significant resources in research and development—not only to support our existing business and enhance our service and product offerings—but also to incubate new business initiatives. We have invested significant resources to maintain our technological advantages and intend to continue to extensively invest in our research and development capabilities.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our patents, trademarks, copyrights, and domain names. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes. We have also adopted a comprehensive set of internal guidelines for intellectual property management. These guidelines set forth the obligations of our employees and create a reporting mechanism in connection with our intellectual property protection. We also own the copyrights to the content we develop in-house, and we have entered into standard employment agreements with our faculty members and R&D employees, which provide that the intellectual property created by them in connection with their employment with us is our intellectual property.

We believe that a core aspect of our business is comprised of our intellectual property. As a result, we strive to maintain a robust intellectual property portfolio. Our future revenue growth may depend, in part, on our ability to protect our intellectual property as products and services that are material to our operating results incorporate intellectual property.

We have pursued rights in intellectual property since our founding and we focus our intellectual property efforts in China. Our strategy is designed to provide a balance between the need for coverage in our strategic market and the need to maintain reasonable costs.

We believe our rights to patents, copyrights, trademarks and other intellectual property rights serve to distinguish and protect our products from infringement and contribute to our competitive advantages. We value our proprietary technologies and strong research and development capabilities, which we believe differentiate us from other companies in our industry. As of March 31, 2026, we had an intellectual property portfolio consisting of 12 patents and 34 trademarks with the PRC State Intellectual Property Administration, 95 software copyrights with the PRC State Copyright Bureau, and 20 domain names.

If in the future we have any pending patent, trademark or copyright applications, we cannot assure you that any patents, trademarks or copyrights will be issued from any such pending applications. In addition, any rights granted under any of our existing or future patents, trademarks or copyrights may not provide meaningful protection or any commercial advantage to us. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. We may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or to protect our trade secrets. Additional information about the risks relating to our intellectual property is provided under “Risk Factors—Risks Related to Intellectual Property.”

Competition

We face competition in the evolving intelligent learning market from numerous competitors, particularly online and offline educational service providers. Participants in our industry include online and offline providers of courses and educational content and other categories of competitors. Our competitors may develop products and services similar to ours. We may also face competition from new and emerging companies.

Compared to our Company, our current and potential competitors may have:

●	better established credibility and market reputation, and broader service and product offerings;
●	greater financial, technical, marketing and other resources, which may allow them to pursue enhanced design, development, sales, marketing, distribution and support for their services and products; and
●	more extensive customer and partner relationships, which may position them to identify and respond more successfully to market developments and changes in customer demands.

However, we believe we are well positioned to compete in the market as a result of our service and product portfolio, research and development capabilities, diverse sales and marketing network and experienced management team.

The principal competitive factors in our market include:

●	brand recognition and reputation;
●	technology infrastructure and A.I. capabilities;
●	quality of content and service;
●	efficacy, reliability and ease of use of services and products;
●	ability to build customer loyalty, retain existing customers and attract new customers;
●	strength of sales and marketing efforts;
●	advancement of innovation and research and development of services and products; and
●	pricing of current offerings and the development of new offerings.

We believe we compete favorably with respect to the factors mentioned above.

Insurance

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Availability of business insurance products and coverage in China is limited, and most such products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to maintain such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which would have an adverse effect on our results of operations and financial condition.

Seasonality

Our business is affected by seasonal trends. The Company’s government procurement businesses (such as SmartExam® platform, SmartHomework® platform) are affected by seasonality, mainly in that the government usually purchases in the third and fourth quarters. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

Facilities

Our principal executive offices are located in Nanchang and Shenzhen, China. We also own one real property in Nanchang City, China with a space that totals 118.09 square meters, or approximately 1,271.11 square feet, which we have ownership of until September 24, 2079. Information on our material leased properties as of the date of this prospectus is summarized below:

Location	Space (In Square Meters)	Lease Period
Nanchang	3,047.43	January 1, 2026-December 31, 2026
Shenzhen	39.76	January 1, 2026-December 31, 2026
Total	3,087.19

Our principal executive office is located at No. 698 Jing Dong Avenue, ZheJiang University HighTech Campus, Nanchang, Jiangxi, China 330096, where we lease combined approximately 3047.43 square meters, or approximately 32,800 square feet, of office space. We lease this space under a lease agreement that terminates on December 31, 2026. We also have an office space free use certificate for office premises located at Room 1907, Guangyin Building, No. 38, Futian South Road, Huanggang Port, Futian District, Shenzhen, China 518000, covering approximately 39.76 square meters, or approximately 428 square feet. The period of use for this space terminates on December 31, 2026. We also have office space free use certificates for certain office premises located in Nanchang and Jiujiang, China. The period of use for these spaces terminates on December 31, 2026.

We are entitled to certain lease rights under the lease agreements for each of our lease offices, and our leased facilities are leased from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs and our needs for the immediate future, but we expect to seek additional space as needed to accommodate future growth. We expect that suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

Employees

As of March 31, 2024, we had 90 full-time employees and 14 part-time employees, and all of whom were located in China.

As of March 31, 2025, we had 83 full-time employees and 5 part-time employees who signed part-time labor contracts with Jiangxi Ruanyun, and all of whom were located in China.

As of March 31, 2026, we had 79 full-time employees and 4 part-time employees who signed part-time labor contracts with Jiangxi Ruanyun, and all of whom were located in China.

We enter into standard employment contracts with our full-time employees, including non-disclosure agreements and agreements of prohibition of business strife. Under PRC law, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance, and housing insurance. We also enter into part-time employment contracts with our part-time employees, including confidentiality agreements.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Legal Proceedings

From time to time we may become involved in legal proceedings or may be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATION

Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, or the Basic Law, was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative and independent judicial power, under the principle of “one country, two systems”; furthermore, the laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law, shall be maintained, except for any that contravene the Basic Law and are subject to any amendment by the legislature of Hong Kong, and the national laws of the PRC shall not be applied in Hong Kong except for those that relating to defense, foreign affairs and other matters that are outside the limits of the autonomy of Hong Kong as specified by the Basic Law, which are listed under Annex III to the Basic Law. However, notwithstanding the foregoing, the PRC government has significant authority to intervene or influence our Hong Kong operations at any time.

The following sets forth a summary of the most significant PRC laws and regulations that affect our business activities in China. Our recently established subsidiaries in Saudi Arabia and Malaysia will be subject to applicable local laws in those jurisdictions, which are not summarized herein given the early stage of those subsidiaries. We believe we are in material compliance with each of the following regulations.

Regulations on Value-added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecom Regulations, implemented on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, are the primary PRC law governing telecommunications services and set out the general framework for the provision of both “basic telecommunication services” and “value-added telecommunication services” by domestic PRC companies. “Value-added telecommunication services” is defined as telecommunications and information services provided through public networks, and, according to the Telecom Regulations, operators of value-added telecommunications services shall obtain operating licenses prior to commencing operations from the MIIT, or its provincial level counterparts. Enterprises operating telecommunication business in absence of operating license shall be ordered by the MIIT, or its provincial level counterparts, to rectify the violations, the illegal income shall be confiscated, and a penalty between three times and five times of the illegal income shall be imposed. If there is no illegal income or the illegal income is lower than RMB 50,000 (approximately $7,100), a penalty between RMB 100,000 (approximately $14,200) and RMB 1,000,000 (approximately $142,000) shall be imposed. In a serious case, the business shall be suspended.

The Catalogue of Telecommunications Business, or the Catalogue, which was issued as an attachment to the Telecom Regulations and recently revised and promulgated on June 6, 2019, further identifies information services and online data processing and transaction processing services as value-added telecommunications services. Pursuant to the Catalogue, the information services business refers to the business of directly providing voice information service (voice service) and online information and data retrieval services to end users via public communication network, through information collection, development and processing, and the building of information platform. We engage in business activities that are value-added telecommunications services as defined and described by the Telecom Regulations and the Catalogue.

On March 1, 2009, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which initially became effective on April 10, 2009 and was amended on July 3, 2017, effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures provide that there are two types of telecommunications operating licenses, or the VAT Licenses for operators in China, one for basic telecommunications services and one for value-added telecommunications services. A distinction is also made to licenses for value-added telecommunications services as to whether a license is granted for “intra-provincial” or “trans-regional” (inter-provincial) activities. An appendix to each license granted will detail the permitted activities of the enterprise to which it was granted. An approved telecommunications services operator must conduct its business (whether basic or value-added) in accordance with the specifications recorded in its VAT License.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which were issued by the State Council on December 11, 2001, became effective on January 1, 2002 and recently amended and issued on March 29, 2022, and the Industry Guidelines on Encouraged Foreign Investment (Year 2022), or the 2022 Encouraged Guidelines, which were promulgated by the NDRC and the MOFCOM on October 26, 2022 and became effective on January 1, 2023. On September 6, 2024, the NDRC and the MOFCOM promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2024 Version), or the Negative List, which became effective on November 1, 2024, replacing previous negative list. Under the aforesaid regulations, foreign invested telecommunications enterprises in the PRC, or FITEs, are generally required to be established as Sino-foreign equity joint ventures with limited exceptions. In general, the foreign party to a FITE engaging in value-added telecommunications services may hold up to 50% of the equity of the FITE, of which the geographical area it may conduct telecommunications services is provided by the MIIT in accordance with relevant provisions as mentioned above. In addition, the major foreign investor in a value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business overseas.

On June 30, 2016, the MIIT issued an Announcement of the Ministry of Industry and Information Technology on Issues concerning the Provision of Telecommunication Services in Mainland China by Service Providers from Hong Kong and Macau, or the MIIT Announcement, which provides that investors from Hong Kong and Macau may hold no more than 50% of the equity in FITEs engaging in certain specified categories of value-added telecommunications services.

On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Notice, which reiterates certain provisions of the FITE Regulations. In addition to the provisions stated in FITE Regulations, the MIIT Notice further provide that a domestic company that holds a value-added telecommunications license, is prohibited from leasing, transferring or selling the value-added telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. The MIIT Notice also requires each value-added telecommunications license holder to have appropriate facilities for its approved business operations and to maintain such facilities in the regions covered by its license, and specifically, with regard to the domain names and trademarks, the MIIT Notice required that trademarks and domain names that are used in the provision of Internet content services must be owned by the VAT License holder or its shareholders.

Regulations on Internet Information Services

The Administrative Measures on Internet Information Services, or the Internet Information Measures, which was issued by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of internet information services. Pursuant to the Internet Information Measures, “internet information services” are defined as services that provide information to online users through the internet. The Internet Information Measures classifies internet information services into commercial internet information services and non-commercial Internet information services. The commercial internet information services refer to services that provide information or services to internet users with charge. The Internet Information Measures requires commercial internet information services operators to obtain a value-added telecommunications business operating license, or the ICP License, from the relevant government authorities before engaging in any commercial internet information services operations in China.

In addition, internet information service providers are required to monitor their websites to ensure that they do not contain content prohibited by laws or regulations. Internet information service providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. The PRC government may require corrective actions to address non-compliance by ICP

License holders or revoke their ICP License for serious violations. Furthermore, the MIIT Circular on Regulating the Use of Domain Names in Internet Information Services, issued on November 27, 2017 and that took effect on January 1, 2018, requires internet information service providers to register and own the domain names they use in providing internet information services.

Regulations on Mobile Internet Application Information Services

The CAC issued the Administrative Provisions on Mobile Internet Application Information Services on June 14, 2022, which took effect on August 1, 2022, requiring internet information service providers, or ICPs, who provide information services through mobile internet applications, or APPs, i.e. mobile application providers, shall fulfill data security protection obligations, shall not endanger national security, public interest, shall not harm the legitimate rights and interests of others. If an ICP violates these regulations, mobile app stores through which the ICP distributes its APPs may issue warnings, suspend the release of its APPs, or terminate the sale of its APPs, and/or report the violations to governmental authorities.

ICPs are also required under the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which was issued on December 16, 2016 and took effect on July 1, 2017, to ensure that APPs, as well as its ancillary resource files, configuration files and user data, can be conveniently uninstalled by a user, unless it is a basic function software (i.e., software that supports the normal functioning of hardware and operating system of a mobile smart device).

Regulations on Off-Campus Tutoring for Students Undergoing Compulsory Education

On July 24, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council issued the “Opinions on Further Reducing the Burden of Excessive Homework and Off-Campus Tutoring for Students Undergoing Compulsory Education”, or the Opinions, along with a notice requiring all regions and departments to conscientiously implement it in light of actual conditions. The Opinions strengthen the government coordination, requires relevant departments to shoulder responsibilities, and gives full play to schools, making clear that the protection of students is a shared responsibility of parents, schools, and society. The Opinions adhere to the principles of overall coordination and steady implementation, fully implements the provisions on reducing the burden of excessive homework for students, conducting experiments on key and difficult issues, and actively publicize typical examples to ensure that the Opinions measure can be taken smoothly and orderly. The work objectives are to make sure the quality of school education and teaching and service levels are further improved, homework assignments become more scientific and reasonable, and after-school school services basically meet the needs of students. The tutoring by off-campus training institutions is further regulated. The burden of excessive homework and off-campus tutoring for students as well as family education expenses and the energy parents spend on the education of their children are effectively reduced within one year, and significant achievements are made within three years, in an effort to markedly improve people’s satisfaction with education.

The Opinions strictly exam and approve off-campus tutoring institutions. Each local government shall no longer approve newly established off-campus discipline-based tutoring institutions for students undergoing compulsory education. Existing discipline-based tutoring institutions shall be uniformly registered as non-profit institutions. The online discipline-based tutoring institutions that have been filed for record shall also be examined and re-approved. Provinces (autonomous regions, municipalities directly under the Central Government) shall conduct comprehensive examinations on online discipline-based tutoring institutions that have been filed for record. These institutions shall go through approval formalities again in accordance with relevant standards. For the institutions that fail to pass the approval, local authorities shall cancel their original registration record and their Internet Information Services Business License (ICP). For non-discipline-based tutoring institutions, local authorities shall classify them into different categories, such as sports, culture and arts, science and technology, and designate appropriate departments to formulate examination standards. Institutions without appropriate qualifications which carry out tutoring in multiple sites shall be seriously investigated and punished in accordance with relevant laws and regulations. Discipline-based tutoring institutions are prohibited to be listed for financing and shall not be allowed to undergo capitalized operation. Listed companies shall not invest in discipline-based tutoring institutions through financing in stock markets and shall not purchase assets of discipline-based tutoring institutions by issuing shares or paying cash. Foreign capital shall not hold or participate in discipline-based tutoring institutions through mergers and acquisitions, entrusted operations, franchise chains, the use of variable interest entities, etc. Those who violate the law shall be punished.

Regulations Relating to Information Security and Privacy Protection

Regulations on Information Security

In recent years, PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from abusing or unauthorized disclosure. Pursuant to the Decision on the Maintenance of Internet Security issued by the NPC Standing Committee on December 28, 2000, which was amended on August 27, 2009, persons may be subject to criminal liabilities in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; (v) infringe upon intellectual property rights or damage business credit or reputation of others; (vi) intentionally make, spread computer viruses and other destructive programs, attack computer systems and communication networks which lead to damages to such systems and networks; (vii) carry out theft, fraud, racketeering through internet; and (viii) other activities prohibited by relevant laws and regulations.

The Administration Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security of the PRC, or MPS, on December 16, 1997, and amended by the State Council on January 8, 2011, prohibits using the internet in ways that result in a leak of state secrets or a spread of socially destabilizing content. The MPS has supervision and inspection powers and relevant local security bureaus may also have jurisdiction. If a value-added-telecommunications service license holder violates these measures, the government of the PRC may revoke its value-added-telecommunications service license and shut down its websites.

On November 7, 2016, the NPC Standing Committee promulgated the Cyber Security Law of the PRC, or the PRC Cyber Security Law, which took effect on June 1, 2017, pursuant to which, network operators must comply with laws and regulations and fulfil their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks must take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data. It also states that network operator may not collect personal information that is irrelevant to the services it provides or collect or use the personal information in violation of the provisions of laws or agreements between both parties. Under the Cyber Security Law, network operators are subject to various security protection-related obligations, including:

●	complying with security protection obligations in accordance with tiered requirements with respect to maintenance of the security of Internet systems, which include formulating internal security management rules and developing manuals, appointing personnel who will be responsible for internet security, adopting technical measures to prevent computer viruses and activities that threaten Internet security, adopting technical measures to monitor and record status of network operations, holding Internet security training events, retaining user logs for at least six (6) months, and adopting measures such as data classification, key data backup, and encryption for the purpose of securing networks from interference, vandalism, or unauthorized visits, and preventing network data from leakage, theft, or tampering;

●	verifying users’ identities before signing agreements or providing services such as network access, domain name registration, landline telephone or mobile phone access, information publishing, or real-time communication services;

●	clearly indicating the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected when collecting or using personal information;

●	strictly preserving the privacy of user information they collect, and establish and maintain systems to protect user privacy; and

●	strengthening management of information published by users. When the network operators discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

On November 15, 2018, the CAC issued the Provisions on Security Assessment of the Internet Information Services with Public Opinion Attributes or Social Mobilization Capacity, which came into effect on November 30, 2018. The provisions require Internet information providers to conduct security assessments on their Internet information services if their services include forums, blogs, microblogs, chat rooms, communication groups, public accounts, short-form videos, online live-streaming, information sharing, mini programs or other functions that provide channels for the public to express opinions or have the capability of mobilizing the public to engage in specific activities. Internet information providers must conduct self-assessment on, among other things, the legality of new technology involved in the services and the effectiveness of security risk prevention measures, and file the assessment report with the local competent cyberspace administration authority and public security authority.

The Regulations on Cyber Security Supervision and Inspection of Public Security Organs, which was issued by the MPS on September 15, 2018 and came into effect on November 1, 2018, is an important basis for the Public Security Bureau to strengthen the enforcement of the Cyber Security Law.

Internet security in China is also regulated and restricted from a national security standpoint. On July 1, 2015, the SCNPC promulgated the new National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. According to the new National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the new National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. There are uncertainties on how the new National Security Law will be implemented in practice.

Pursuant to the Ninth Amendment to the Criminal Law issued by the NPC Standing Committee on August 29, 2015, which took effect on November 1, 2015, any Internet service provider that fails to fulfil the obligations related to internet information security administration as required by applicable laws and refuses rectification orders is subject to criminal liability for (i) any dissemination of illegal information in large scale, (ii) any severe effect due to leakage of the client’s information, (iii) any serious loss of criminal evidence, or (iv) other severe situation. These amendments also state that any individual or entity that (i) sells or provides personal information to others that violates applicable law, or (ii) steals or illegally obtains any personal information, is subject to criminal penalty for severe violations.

On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, which took effect on June 1, 2017. It clarifies several concepts regarding the crime of “infringement of citizens’ personal information,” including “citizen’s personal information,” “provision,” and “unlawful acquisition.”

In addition, the Civil Code of the PRC, which was issued by the NPC on May 28, 2020 and took effect on January 1, 2021, requires personal information of individuals to be protected. Any organization or individual requiring personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process, or transmit such personal information, or illegally buy, sell, provide, or publish such personal information.

Pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by APP, which was issued on January 23, 2019, APP operators should collect and use personal information in compliance with the Cyber Security Law and should be responsible for the security of personal information obtained from users and take effective measures to strengthen the personal information protection. Furthermore, APP operators should not force their users to make authorization by means of bundling, suspending installation or in other default forms and should not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of APPs Infringing upon User’s Personal Rights and Interests, which was issued by MIIT on October 31, 2019.

On October 21, 2019, the Supreme People’s Court and the Supreme People’s Procuratorate jointly issued the Interpretations on Certain Issues Regarding the Applicable of Law in the Handling of Criminal Case Involving Illegal Use of Information Networks and Assisting Committing Internet Crimes, which came into effect on November 1, 2019, and further clarifies the meaning of Internet service provider and the severe situations of the relevant crimes.

On June 10, 2021, the NPC Standing Committee promulgated the PRC Law of Data Security, or the Data Security Law, which took into effect on September 1, 2021. Pursuant to the Data Security Law, data collection shall be conducted in a legitimate and proper manner, and data processing activities shall be conducted based on data classification and hierarchical protection system for data security. In case of non-compliance with the Data Security Law, a data processor may be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, may be subject to penalties, including the revocation of business license or other permits.

On July 6, 2021, the General Office of the CCP and the General Office of the State Council jointly issued the Opinions on the Crackdown of Illegal Securities Activities in Strict Accordance with Laws, which require to speed up the revision of the provisions on strengthening the classification and archives management relating to overseas issuance and listing of securities, and to improve the laws and regulations relating to data security, cross-border data flow, and classified information management.

On December 28, 2021, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC released the Measures for Cybersecurity Review, which took effect on February 15, 2022. The Measures for Cybersecurity Review extends the scope of cybersecurity reviews to data processors engaging in data processing activities that affects or may affect national security, including listing in a foreign country. The CAC also released the Regulations on the Administration of Network Data Security (Draft for Comments), or the Draft Regulations, on November 14, 2021, which reaffirmed such requirement. The Draft Regulations were later replaced by the formal version, the Network Data Security Management Regulations, issued in September 2024 and which took effect on January 1, 2025. The factors to be considered when assessing the national security risks of the relevant activities include: (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Further, it is required that any online platform operator with more than one million users’ personal information data shall apply for a mandatory cybersecurity review with the Cybersecurity Review Office prior to its listing in a “foreign country.” The cybersecurity review will also look into the potential national security risks from overseas listings.

On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC.

On August 25, 2023, we had a data leakage incident and the Cyberspace Affairs Office of Nanchang filed an investigation. On November 16, 2023, the investigation was completed and the Cyberspace Affairs Office of Nanchang imposed an administrative penalty of a fine of RMB 200,000 (approximately $27,885) on us.

As of the date of this prospectus, we have paid the above fine in full and implemented network security rectification measures required by Cyberspace Affairs Office of Nanchang, including but not limited to: (i) we closed the extranet ports and servers of the server involved to avoid another attack on the extranet; (ii) we destroyed the data and hard disk of the server involved to avoid the risk of data processing; (iii) we carried out security rectification of the server room, stopped using the broadband of the extranet involved, emptied servers in the server room, and carried out the security on the cloud and the equal protection evaluation; and (iv) we cooperated with the net information department to do the subsequent investigation and disposal work, such as assisting the Cyberspace Affairs Office of Nanchang in inspecting and accepting our rectification results. As of the date of this prospectus, we have not received any further inquiry, notice, warning, sanction, or objection from the Cyberspace Affairs Office of Nanchang or any other PRC governmental or regulatory agency with respect to the data leakage incident.

Regulations on Privacy Protection

On December 13, 2005, the MPS issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006, requiring internet service providers to utilize standard technical measures for internet security protection. and to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least sixty (60) days and submit the above information as required by laws and regulations.

Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT on December 29, 2011 and that took effect on March 15, 2012, ICPs are also prohibited from collecting any personal user information or providing any information to third parties without the consent of the user. The Cyber Security Law provides an exception to the consent requirement where the information is anonymous, not personally identifiable and unrecoverable. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of user personal information and may only collect information necessary for its services. ICPs are also required to properly maintain user personal information, and in case of any leak or likely leak of user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection issued by the NPC Standing Committee on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to expressly inform their users of the internet service providers’ collection and use of user personal information, establish and publish policies regarding the purpose, manner and scope of Internet service providers’ collection and use of personal electronic information standards, collect and use user personal information only with the consent of the users and only within the scope of such consent and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. The decision also mandates that Internet services providers and their employees must keep strictly confidential user personal information that they collect.

Furthermore, MIIT’s Order on Protection of Personal Information of Telecommunications and Internet Users, or the Order, which was issued on July 16, 2013 and took effect on September 1, 2013, contains detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs. Most of the requirements under the Order that are relevant to Internet services providers are consistent with the requirements already established under the MIIT provisions discussed above, except that under the Order the requirements are more strict and have a wider scope. If an Internet services provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method and scope of any such collection or use, and must obtain consent from the users whose information is being collected or used. Internet services providers are also required to establish and publish their protocols relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet services providers are also required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant Internet service. Internet services providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties. The Order states, in broad terms, that violators may face warnings, fines, and disclosure to the public and, in the most severe cases, criminal liability.

On January 5, 2015, the SAIC promulgated the Measures on Punishment for Infringement of Consumer Rights, which was revised on October 23, 2020, pursuant to which business operators collecting and using personal information of consumers must comply with the principles of legitimacy, propriety and necessity, specify the purpose, method and scope of collection and use of the information, and obtain the consent of the consumers whose personal information is to be collected. Business operators may not (i) collect or use personal information of consumers without their consent, (ii) unlawfully divulge, sell or provide personal information of consumers to others or (iii) send commercial information to consumers without their consent or request, or when a consumer has explicitly declined to receive such information.

On August 22, 2019, the CAC promulgated the Provisions on the Cyber Protection of Children’s Personal Information, which took effect on October 1, 2019, requiring that before collecting, using, transferring or disclosing the personal information of a child, any Internet service operator should inform that child’s guardians in a noticeable and clear manner and obtain their consents. Meanwhile, Internet service operators should take measures like encryption when storing children’s personal information.

Upon reviewed by the 30th Session of the NPC Standing Committee, the Law on Personal Information Protection, or the PIP Law, was adopted and issued on August 20, 2021 and came into effect on November 1, 2021. The PIP Law, along with the Cybersecurity Law and the Data Security Law, will build a more complete, comprehensive and systematic legal protection system and form the standard data and digital policy in the field of information protection and cybersecurity in China. The PIP Law requires that personal information shall be processed in accordance for a specific and reasonable purpose, shall be limited to the minimum extent necessary to achieve processing purpose and in a manner that has the least impact on individual rights and interests, and shall not conduct any processing of personal information that is unrelated to its processing purpose. Further, the Law specifies that, in principle, an individual’s consent should be obtained for personal information processing, but there is no need to obtain consent under six different circumstances, other than “obtaining personal consent” under the Law. It is required by the PIP Law that, personal information processors who have processed personal information in an amount reaching a threshold prescribed by the national cyberspace authority, as well as those collected and produced in China by critical information infrastructure operators, shall store the personal information collected or generated by them within the territory of China. Where it is necessary to provide such information to an overseas recipient, a security assessment organized by the national cyberspace authority shall be passed. The PIP Law further stipulates that, if an overseas judicial or law enforcement agency requires the provision of personal information stored in China, no information can be provided without the approval of the competent PRC authorities. Responding to calls for the strengthening of the protection of personal information of minors, the PIPL provides stringent protection of the personal information of minors under the age of 14 as sensitive personal information, and on this basis sets forth special requirements such as being subject to a guardian’s consent and special rules for the processing of the personal information of such minors.

Regulations on Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress on September 7, 1990 and was last amended on November 11, 2020 and became effective as of June 1, 2021, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, constitute infringements of copyrights. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council on June 4, 1991 and amended on January 30, 2013, the National Copyright Administration, or the NCA, issued the Computer Software Copyright Registration Procedures on April 6, 1992 and amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights. The China Copyright Protection Center shall grant registration certificates to the computer software copyrights applicants which meet the requirements of both the software copyright registration procedures and the computer software protection regulations.

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was first promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and became effective from March 1, 1983, and was most recently amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods and/or services for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved, and may be renewed for another ten years provided relevant application procedures have been completed within twelve (12) months before the end of the validity period. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods and/or services without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark.

The Implementation Regulation for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014. Under the Trademark Law and the implementing regulation, the Trademark Office of the State Administration for Market Regulation, or the Trademark Office, is responsible for the registration and administration of trademarks. The Trademark Office handles trademark registrations. As with patents, China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. A registrant may apply to renew a registration within twelve (12) months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six (6) additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

In addition to the above, a Trademark Review and Adjudication Board was established for resolving trademark disputes. According to the Trademark Law, within three (3) months since the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities which violates relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within twelve (12) months upon the expiration of the announcement after investigation and verification, and notify the dissenting party and the person challenged in writing.

Patent

Pursuant to the Patent Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and became effective from April 1, 1985, and was most recently amended on October 17, 2020 and became effective on June 1, 2021, patents in China are classified into three categories, namely, inventions, utility models and designs. The term of protection for a patent right is 20 years for an invention, 10 years for a utility model, and 15 years for a design, all counted from the date of filing. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. After the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design.

Domain Name

Pursuant to the Administrative Measures on Internet Domain Names of China, which was recently amended by the MIIT on August 24, 2017 and became effective on November 1, 2017, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer. The principle of “first come, first serve” is followed for the domain name registration service. Applicants for registration of domain names shall provide the true, accurate and complete information of their identifications to domain name registration service institutions. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall write it off and notify the holder of the domain name in written form.

Laws and Regulations on Labor Protection in the PRC

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC on July 5, 1994, came into effect on January 1, 1995, and was most recently amended on December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012 and became effective as of July 1, 2013, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day, regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated under the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. if labor relationships are to be or have been established between employers and the employees An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts concluded prior to the enactment of the Labor Law and subsisting within the validity period thereof shall continue to be honored. With respect to a circumstance where a labor relationship has already been established but no formal written contract has been made, a written labor contract shall be entered into within one (1) month from the commencement date of the employment. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010, and became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. Where an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

According to the Interim Measures for Participation in the Social Insurance System by Foreigners Working within the Territory of China, which was promulgated by the Ministry of Human Resources and Social Security of the PRC on September 6, 2011, and became effective on October 15, 2011, or the Interim Measures for Foreigners, employers who employ foreigners shall participate in the basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity insurance in accordance with the relevant law, with the social insurance premiums to be contributed respectively by the employers and foreigner employees as required. In accordance with Interim Measures for Foreigners, the social insurance administrative agencies shall exercise their right to supervise and examine the legal compliance of foreign employees and employers and the employers who do not pay social insurance premiums in conformity with the laws shall be subject to the administrative provisions provided in the Social Insurance Law and the relevant regulations and rules mentioned above.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Council and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up housing provident fund, permission of labor union of the employer and approval of the local housing provident fund commission must first be obtained before the employer can suspend or reduce their payment of housing provident fund. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. The minimum standard for housing provident funds is 5% of employees’ average monthly salary of the preceding year, and such percentage rate may be uplifted by the local housing provident funds management commissions if examined by the people’s government of same level and approved by people’s government of provincial, or autonomous region or municipality level. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB 10,000 (approximately $1,400) to RMB 50,000 (approximately $7,100). When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

According to Interpretation I of the Supreme People’s Court on Issues Concerning the Application of Law in the Trial of Labor Dispute Cases, employees who perform the non-competition obligations after the termination of the labor contract can claim a monthly payment of economic indemnity from the employer as per 30% of the employee’s average monthly salary for the 12 months before the termination of the labor contract. If the employer refuses to pay the economic indemnity, the employee can refuse to perform the non-competition obligations.

Regulations on Tax in the PRC

Income Tax

In January 2008, the PRC Enterprise Income Tax Law took effect, which was last amended by the Standing Committee of the National People’s Congress on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, which was recently amended on April 23, 2019, together with the PRC Enterprise Income Tax Law, the EIT Law. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose “de facto management body” is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. The EIT Law applies a uniform 25% enterprise income tax rate to both resident enterprises and non-resident enterprises, except where tax incentives are granted to special industries and projects. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 20% with respect to their income sourced from inside the PRC. According to the EIT Law and the Announcement on Issues concerning the Implementation of the Preferential Income Tax Policies regarding High-Tech Enterprises promulgated by the SAT on June 19, 2017, enterprises qualified as “high-tech enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “high-tech enterprise” status.

The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a non-resident enterprise which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008, are exempt from PRC withholding tax.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, which was repealed by Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises in December 2017. According to the new announcement, which was amended on June 15, 2018, it shall apply to handling of matters relating to withholding at source of income tax of non-resident enterprises pursuant to the provisions of Article 37, Article 39 and Article 40 of the Enterprise Income Tax Law. According to Article 37, Article 39 of the Enterprise Income Tax Law, income tax over non-resident enterprise income pursuant to the provisions of the third paragraph of Article 3 shall be subject to withholding at the source, where the payer shall act as the withholding agent. The tax amount for each payment made or due shall be withheld by the withholding agent from the amount paid or payable. Where a withholding agent fails to withhold tax or perform tax withholding obligations pursuant to the provisions of Article 37, the taxpayer shall pay tax at the place where the income is derived. Where the taxpayer fails to pay tax pursuant to law, the tax authorities may demand payment of the tax amount payable, from a payer of the taxpayer with payable tax amounts from other taxable income items in China.

On April 30, 2009, the Ministry of Finance of the PRC, or the MOF, and the SAT jointly issued the Circular on Issues Concerning Treatment of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59, which became effective retroactively as of January 1, 2008 and was partially revised on January 1, 2014. By promulgating and implementing this circular, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident Enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 1, 2017 and December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Bulletin 7 introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to assess whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was revised on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax and provides that:

●	for the income from equity investment assets, the competent tax authority for the income tax of the invested enterprise shall be the competent tax authority, while for the income from the dividends, extra dividends and other equity investment, the competent tax authority for the income tax of the enterprise distributing the income shall be the competent tax authority;

●	the withholding obligator shall declare and pay the withheld tax to the competent tax authority in the place where such withholding obligator is located within seven (7) days from the date of occurrence of the withholding obligation;

●	where the income obtained by the withholding obligator and required to be withheld at source is in the form of dividends, extra dividends or any other equity investment gains, the date of occurrence of the obligation for withholding relevant payable tax is the date of actual payment of the dividends, extra dividends or other equity investment gains;

●	for the income tax required to be withheld under Article 37 of the Enterprise Income Tax Law, if the withholding obligator fails to withhold in accordance with the law or is unable to perform withholding obligation, the non-resident enterprise obtaining the income shall declare and pay the tax not withheld to the competent tax authority of the place of the occurrence of the income in accordance with Article 39 of the Enterprise Income Tax Law and complete the Form of Report on Withholding of Enterprise Income Tax of the People’s Republic of China; where the non-resident enterprise fails to declare and pay tax in accordance with Article 39 of the Enterprise Income Tax Law, the tax authority may order it to pay the tax within a specified time limit and the non-resident enterprise shall declare and pay the tax within the time limit determined by the tax authority; the non-resident enterprise that declares and pays the tax voluntarily before the tax authority orders it to pay tax within a specified time limit shall be deemed as having paid tax as scheduled;

●	the competent tax authority may require the taxpayer, withholding obligator and relevant parties with knowledge of relevant information to provide the contracts and other relevant materials relating to the withholding of tax;

where the withholding obligator fails to withhold the tax required to be withheld under Article 37 of the Enterprise Income Tax Law, the competent tax authority of the place where the withholding agent is located shall order the withholding obligator to make up for the withholding of tax in accordance with Article 23 of the Administrative Punishment Law of the People’s Republic of China and hold the withholding agent liable in accordance with the law; if recovery of tax payment from the taxpayer is necessary, the competent tax authority of the place where the income occurs shall implement the recovery in accordance with the law. If the place where the withholding obligator is located is different from the place where the income occurs, the competent tax authority of the place of occurrence of the income that is responsible for recovering the tax payment shall give notice to the competent tax authority of the place where the withholding obligator is located for verifying relevant information. The competent tax authority of the place where the withholding agent is located shall, within five (5) working days from the date.

If non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may be at risk of being required to file a return and be taxed under SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be held liable for any obligations under SAT Bulletin 7.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement promulgated by the State Administration of Taxation on 21 August, 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Value-Added Tax

According to the Temporary Regulations on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and was most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was promulgated by the MOF on December 25, 1993 and was amended on October 28, 2011, and became effective on November 1, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The tax rate of 17% shall be levied on general taxpayers selling or importing various goods and providing processing, repairing or replacement service; the applicable rate for the export of goods and cross-border sale of services and intangible assets by domestic organizations and individuals within the scope stipulated by the State Council shall be nil, unless otherwise stipulated. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value- added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. On April 4, 2018, the MOF and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT tax rate in regard to the sale of goods, provision of processing, repairs and replacement services and importation of goods into China shall be reduced from the previous 17% to 16% from May 1, 2018. According to the PRC VAT Regulations, the VAT rate for sale of services and sale of intangible properties is 6% unless otherwise specified. On March 20, 2019, the MOF, SAT, and the General Administration of Customs jointly promulgated the Relevant Policies Notice on Deepening Reform of VAT Tax, or the Notice 39, effective on April 1, 2019, which further changes the VAT tax rate of 16% and 10% into 13% and 9%. On December 25, 2024, the Thirteenth Meeting of the Standing Committee of the Fourteenth National People’s Congress adopted the Value-Added Tax Law of the People’s Republic of China (which came into effect on January 1, 2026), replacing the existing provisional regulations on value-added tax. In terms of tax rates, the new law maintains the existing rates of 13%, 9% and 6%. It also zero-rates exports of certain goods and services. A simplified method of calculating and paying VAT will be applied at a rate of 3%.

Regulations on Foreign Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Foreign currency revenues received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by SAFE. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015 and October 10, 2018, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of PRC companies and further improve the administration on foreign exchange settlement for FIEs.

On February 13, 2015, the SAFE promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular 13, effective from June 1, 2015, and was further amended on December 30, 2019, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment. In addition, SAFE Circular 13 simplifies the procedure of foreign exchange-related registration, under which investors shall register with banks for direct domestic investment and direct overseas investment.

On April 10, 2020 the SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income under capital account such as capital funds, foreign debts and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by FIEs in the PRC include the Company Law of the PRC, as recently amended in 2023 and Foreign Investment Law promulgated by SCNPC on March 15, 2019 and recently came into effect on January 1, 2020.

Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these FIEs may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the enterprise’s registered capital. These reserves are not distributable as cash dividends. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion.

Regulations Related to Mergers and Acquisitions and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Our PRC legal counsel, Hui Ye Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC under the M&A Rules for the approval of the listing and trading of our ordinary shares on Nasdaq because we established our PRC subsidiary by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

In addition, on February 17, 2023, the CSRC announced the Circular and released a set of new regulations which consists of the Trial Measures and five supporting guidelines. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified in the Trial Measures. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $140,000) and RMB 10.0 million (approximately $1.4 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

The Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by SAFE and effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before establishing, controlling and making contribution into a SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of SAFE Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC “resident’s name” and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37, or making misrepresentation on or failure to disclose controllers of a FIE that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

As of the date of this prospectus, to our knowledge, 27 of our shareholders had registered according to SAFE Circular 37. The registration of foreign exchange return investment has been completed.

On March 30, 2015, the SAFE promulgated Circular 19, which came into effect on June 1, 2015 and was partially repealed on December 30, 2019. According to Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretional Foreign Exchange Settlement. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of a FIE for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital of a FIE is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a FIE needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks. Circular 19 allows all foreign-invested enterprises established in China to use their foreign exchange capitals to make equity investment and prohibits foreign-invested enterprises from, among other things, using Renminbi fund converted from its foreign exchange capitals for expenditure beyond its business scope and providing entrusted loans or repaying loans between non-financial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented. Circular 19, Circular 16 and other related regulations may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions or loans to our PRC subsidiary and any violations of these circulars could result in severe monetary or other penalties.

Regulations on loans to and direct investment in the PRC entities by offshore holding companies

According to the Provisional Regulations on Statistics and Supervision of Foreign Debts promulgated by the State Council on August 27, 1987, which amended on November 29, 2020, and the Interim Measures on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOF and effective from March 1, 2003, which amended on September 1, 2022, foreign debt borrowed by foreign-invested enterprises are required to registered with the local branches of the SAFE. The total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a FIE is limited to the difference between the total investment and the registered capital of the foreign invested enterprise.

On January 12, 2017, the People’s Bank of China promulgated the Circular of the People’s Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financing. Under such mechanism, a company may carry out cross-border financing in Renminbi or foreign currencies at their own discretion. The total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, FIEs may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for FIEs will be determined by the People’s Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9. However, although the transitional period ended on January 10, 2018, as of the date of this prospectus, neither PBOC nor SAFE has issued any new regulations regarding the appropriate means of calculating the maximum amount of foreign debt for foreign-invested enterprises. Domestic-invested enterprises, have only been subject to the Net Assets Limit in calculating the maximum amount of foreign debt they may hold from the date of promulgation of PBOC Circular 9.

Regulations Relating to Foreign Investment

The Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. The latest version of the Catalogue became effective on January 1, 2022. The Guidance Catalogue stipulates restricted industries for foreign investment. The Negative List stipulates the prohibited and restricted industries for foreign investment. The Encouragement Catalogue stipulates the encouraged industries for foreign investment. The purpose of the Catalogue is to direct foreign investment into certain priority industry sectors while restricting or prohibiting investment in other sectors. If the investment falls within the “encouraged” category, foreign investment can be conducted through the establishment of a wholly foreign-owned enterprise. If the investment falls within the “restricted” category, foreign investment may be conducted through the establishment of a wholly foreign-owned enterprise if certain requirements are met or in some cases must be conducted through the establishment of a joint venture enterprise, with varying minimum shareholdings for the Chinese party, depending on the particular industry. If the investment falls within the “prohibited” category, foreign investment of any kind is not allowed. Any investment that occurs within an industry not falling into any of three categories is classified as a permitted industry for foreign investment According to the Negative List, other than E-commerce, domestic multiparty communication, store and forward, and call center services, the permitted foreign investment in value-added telecommunications service providers may not be more than 50%.

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law, together with their implementation rules and ancillary regulations. Meanwhile, the Regulations for the Implementation of the Foreign Investment Law, which were promulgated by the State Council on December 26, 2019 and came into effect as of January 1, 2020, clarified and elaborated the relevant provisions of the Foreign Investment Law. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. The Foreign Investment Law provides that FIEs operating in foreign restricted industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

On September 6, 2024, the NDRC and the MOFCOM promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2024 Version), or the Negative List, which became effective on November 1, 2024, replacing previous negative list. On October 26, 2022, the NDRC and the MOFCOM promulgated the Catalog of Industries for Encouraging Foreign Investment (2020 Version), or the Encouragement Catalogue, which became effective on January 1, 2023, replacing the previous encouragement catalogue. According to the Negative List and the Encouragement Catalogue, the value-added telecommunications business that we are operating falls into the restricted category.

On December 30, 2019, the MOFCOM and the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce) jointly promulgated the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Reporting Measures, which came into effect on January 1, 2020 and replaced the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises. The Foreign Investment Reporting Measures establish an online reporting system for foreign investment instead of the previous requirement of the Ministry of Commerce of the PRC filing and/or approval procedures. Pursuant to the Foreign Investment Reporting Measures, for foreign investment carried out directly or indirectly within the mainland China, foreign investors or foreign-invested enterprises shall submit investment information for establishments, modifications and dissolution and annual reports of the foreign-invested enterprises on the online. Meanwhile, the PRC establishes foreign investment security review system under which the security review shall be conducted on foreign investments affecting or likely to affect the state security, a decision legally made on security review will be considered as final. Furthermore, the Foreign Investment Law provides that FIEs established according to the previous PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law before the Foreign Investment Law took effect may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

On December 19, 2020, the NDRC and the MOFCOM promulgated Measures for Security Review of Foreign Investment, with an effective date of January 18, 2021. The Foreign Investment Security Review Mechanism, or the Security Review Mechanism, in charge of organization, coordination and guidance of foreign investment security review is thereunder established. A working mechanism office shall be established under the NDRC and led by the NDRC and the Ministry of Commerce to undertake routine work on the security review of foreign investment. According to the Security Review Mechanism, foreign investment activities falling in the scope such as important cultural products and services, important information technologies and Internet products and services, important financial services, key technologies and other important fields that concern state security while obtaining the actual control over the enterprises invested in, a foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress on December, 29 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and December 29, 2023, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and companies limited by shares. Our PRC operating subsidiary is a limited liability company. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Laws and Regulations on the Protection of Consumer Rights and Interests

Business operators in the business of supplying and selling manufactured goods or services to consumers, shall comply with the Law of the PRC on the Protection of Consumer Rights and Interests, or the Consumer Rights Protection Law, promulgated by the SCNPC on October 31, 1993, and effective as of January 1, 1994, and revised on August 27, 2009 and October 25, 2013.

According to the Consumer Rights Protection Law, business operators must ensure that the goods or services provided by them meet the requirements for safeguarding personal and property safety. For goods and services that may endanger personal and property safety, consumers should be provided with a true description and an explicit warning, as well as a description and indication of the proper way to use the goods or accept the services and the methods of preventing the occurrence of a hazard. If the goods or services provided by the business operators cause personal injuries to consumers or third parties, the business operators shall compensate the injured parties for their losses.

Laws on Contracts

On May 28, 2020, the Civil Code of the PRC was issued by the NPC and became effective on January 1, 2021 and replaced the General Principles of the Civil Law of the PRC, the Security Law of the PRC, the Contract Law of the PRC, the Real Right Law of the PRC, the General Rules of the Civil Law of the PRC and several other basic civil laws in the PRC. All of our contracts are subject to the Civil Code of the PRC. Under the Civil Code of the PRC, a natural person, legal person or other legally established organization shall have full capacity of civil right and civil conduct in order to enter into a valid contract. Except as otherwise required by other laws and regulations, the formation, validity, performance, modification, assignment, termination, and liability for breach of a contract are governed by the Civil Code of the PRC. A contracting party who failed to perform or failed to fulfill its contractual obligation shall bear the responsibility of a continued duty to perform or to provide remedies and compensation as provided by PRC laws.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices located at No. 698 Jing Dong Avenue, ZheJiang University HighTech Campus, Nanchang, Jiangxi, China 330096.

Name	Age	Position
Yan Fu	46	Director, Chief Executive Officer
Cong Zhao	55	Chief Technology Officer
Wei Hu	39	Chief Financial Officer
Liang Jing	42	Chief Marketing Officer
You Zhan	51	Director
Wei Wang(1)(2)(3)	52	Independent Director
Menglin Luo(1)(2)(3)	64	Independent Director
Liang Zou(1)(2)(3)	49	Independent Director

(1) Member of audit committee.

(2) Member of compensation committee.

(3) Member of nomination and governance committee.

Ms. Yan Fu is our co-founder and has served as a member of our board of directors since March 2021 and our chief executive officer since November 2021. Ms. Yan Fu is the founder of Jiangxi Ruanyun, the VIE, and has served as its chief executive officer and president since 2012. She has 14 years of information and software enterprise management experience. Prior to founding our Company, Ms. Fu served as director of quality assurance at IgnitionOne, managing its R&D process and quality assurance department from 2011 to 2012. From 2001 to 2011, she was the principal quality assurance analyst at Manhattan Associates, Inc. (Nasdaq: MANH), a supply chain software company in the U.S., and was responsible for quality control and team management of three software products. She earned a master’s degree in management of information technology, a master’s degree in business administration, and a bachelor’s degree in computer science, all from Indiana University. We believe Ms. Fu’s experience qualifies her to serve on our board of directors.

Mr. Cong Zhao is our co-founder and has served as our chief technology officer since November 2021, and is in charge of product design and R&D. He has over 20 years of software and platform development experience, and is specialized in big data analysis and A.I. algorithms. From 2004 to 2012, Mr. Zhao co-founded and built up SearchIgnite (later renamed to IgnitionOne), which tracks more than $2 billion in online advertising as well as $30 billion in online sales. From 2003 to 2005, Mr. Zhao was the chief architect of SmartVideo Inc., where he presided over the development of the first mobile TV video software and platform in the U.S. From 2000 to 2003, Mr. Zhao was the senior architect of SimplyHealth Inc. in the U.S., and was in charge of the development of large-scale B2B medical insurance software system. Mr. Zhao previously worked for LHS Communications (Nasdaq: LHCG) as senior developer from 1998 to 2000. In October 2021, he was appointed as a member of our board of directors, and in November 2022, he resigned as a member of our board of directors. He earned a master’s degree in computer science, and another master’s degree in statistics, both from Indiana University. Mr. Zhao also has a bachelor’s degree in mathematics from Nankai University.

Ms. Wei Hu has served as our chief financial officer since November 2021. She has over 10 years of financial management experience. Since November 2014, Ms. Hu has served as the chief financial officer of Jiangxi Ruanyun, the VIE, and is responsible for strategic planning, investment and financing, financial management and internal compliance related work of the company. From 2010 to 2014, Ms. Hu successively held the positions of cashier, cost accountant, general ledger accountant, and financial manager in Guangdong Dikesi Information Co., Ltd. In October 2021, she was appointed as a member of our board of directors, and in October 2021, she resigned as a member of our board of directors. She earned a bachelor’s degree in financial management from Henan University of Economics and Law.

Mr. Liang Jing has served as our chief marketing officer since November 2021. Since February 2019, he has served as chief marketing officer of Jiangxi Ruanyun, the VIE, and is mainly in charge of the development and maintenance of government projects. Since December 2014, Mr. Jing has served in Jiangxi Ruanyun, the VIE, successively as the director of the resource center and the head of the government business department, before becoming the chief marketing officer. He has rich experience in government project development and provincial project service experience. From 2013 to 2014, he worked in Jiangxi Beikang Information Technology Co., Ltd. for technical support in the marketing department. From 2011 to 2013, Mr. Jing worked in ZTE Software Technology Co., Ltd. He earned a master’s degree in computer technology from Jiangxi University of Finance and Economics.

Mr. You Zhan has served as a member of our board of directors since November 2025. Mr. Zhan has over 25 years of experience in securities, investment banking, and corporate senior management. Mr. Zhan most recently served Great Wall Securities Co., Ltd. as the General Manager of the Jiangxi Branch. Since joining the firm in 2013, he has held several key leadership positions, including Deputy General Manager of the Nanchang Business Department, General Manager of the Financial Street Business Department, and Deputy General Manager of the Jiangxi Branch. Prior to 2013, Mr. Zhan served Xinta Chemical from 2008 to 2012 as Vice Chairman and Executive Director, overseeing corporate governance and strategic development. Mr. Zhan holds a bachelor’s degree in investment finance from Jiangxi University of Finance and Economics. We believe Mr. Zhan’s experience qualifies him to serve on our board of directors.

Mr. Wei Wang has served as a member of our board of directors since October 2021. He has nearly 20 years of banking credit, investment and financing related work experience. Since 2013, Mr. Wang has been self-employed and has mainly engaged in asset management, investment management, equity investment, post-investment management and other related consulting work. From 1996 to 2013, Mr. Wang worked in the Shenzhen branch of China Construction Bank, where he was mainly engaged in bank credit, risk management and other related work. He earned a bachelor’s degree in investment finance from Jiangxi University of Finance and Economics. We believe Mr. Wang’s experience qualifies him to serve on our board of directors.

Ms. Menglin Luo has served as a member of our board of directors since November 2025. Ms. Luo possesses profound expertise in financial reporting, auditing, and internal controls, backed by decades of practical experience in managing complex financial systems within the educational sector. She is an expert in financial management and accounting with over 30 years of experience in both administrative finance and academic instruction. Ms. Luo most recently dedicated over three decades to Jiangxi Normal University of Science and Technology (formerly known as Nanchang College of Higher Education). From 2004 until her retirement in 2021, she served as an Associate Professor of Accounting at the School of Economics and Management. During her tenure, she was responsible for high-level academic instruction and research in accounting. Prior to her professorship, she joined the institution in 1990 and was extensively involved in the school’s financial management and administrative operations, gaining comprehensive experience in auditing and corporate finance. Ms. Luo holds a bachelor’s degree in accounting from Jiangxi Normal University. We believe Ms. Luo’s experience qualifies her to serve on our board of directors.

Mr. Liang Zou has served as a member of our board of directors since November 2022. Mr. Zou has nearly 20 years of working experience, with extensive experience in market development, corporate management and investment-related work. In his earlier years, Mr. Zou worked in the investment banking department of the Jiangxi branch of China Economic Development Trust and Investment Corporation From 2002 to 2008, in China Mobile Jiangxi, he was mainly responsible for marketing-related work. He was also a founding team member of Beijing Youbao Online Technology Co., Ltd, the first unmanned retail company in China, and has set up Shanghai, Hubei and Jiangxi companies, and is in charge of Zhejiang and Shanghai companies. He is currently the beneficial owner of Shanghai Youhehuo Science and Technology Co. He earned a master’s degree in corporate management from Université de Poitiers. We believe Mr. Zou’s experience qualifies him to serve on our board of directors.

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers, pursuant to which such individuals have agreed to serve as our executive officers for initial terms of 24 months. Per the agreements, such terms will automatically extend for successive 12-month periods, unless the agreements are terminated in accordance with their terms. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 60 days’ advance written notice. Each executive officer may resign at any time upon 60 days’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We also have entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

We also have entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

Board of Directors

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the transfer of shares in our Company, including the registration of such shares in our share register.

Under Cayman Islands law, all of our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association (as amended). Our Company has the right to seek damages if a duty owed by any of our directors is breached. You should refer to “Description of Share Capital and Governing Documents — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on the standard of corporate governance under Cayman Islands law.

Composition of our Board of Directors

Our board of directors currently consists of five directors. Our board of directors is composed of a majority of independent directors. Our board of directors has determined that each of Wei Wang, Menglin Luo, and Liang Zou is an “independent director” as defined under the Nasdaq rules.

Family Relationships

There are no family relationships between our directors or executive officers.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nomination and governance committee, which have the responsibilities and authority necessary to comply with applicable Nasdaq and SEC rules. The audit committee is comprised of Menglin Luo, Wei Wang and Liang Zou. The compensation committee is comprised of Wei Wang, Menglin Luo and Liang Zou. The nomination and governance committee is comprised of Liang Zou, Menglin Luo and Wei Wang.

Audit Committee

Menglin Luo, Wei Wang and Liang Zou serve as members of the audit committee. Menglin Luo serves as the chair of the audit committee. Our audit committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Menglin Luo possesses accounting or related financial management experience that qualifies Menglin Luo as an “audit committee financial expert” as defined by the rules and regulations of the SEC and Nasdaq. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Wei Wang, Menglin Luo and Liang Zou serve as members of the compensation committee. Wei Wang serves as the chair of the compensation committee. Our compensation committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The compensation committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nomination and Governance Committee

Liang Zou, Menglin Luo and Wei Wang serve as members of the nomination and governance committee. Liang Zou serves as the chair of the nomination and governance committee. Our nomination and governance committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The nomination and governance committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and for reviewing our corporate governance policies.

The composition of these committees meets the criteria for independence under, and the functioning of these committees will comply with the applicable requirements of, the Nasdaq and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics which codifies the business and ethical principles that govern all aspects of our business and complies with the standards expected of NASDAQ listed companies. You may be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We have elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance and potential issuance of our ordinary shares (or securities convertible into or exercisable for our ordinary shares) at a price less than certain referenced prices, if such shares equal 20% or more of our ordinary shares or voting power outstanding before the issuance.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

 Controlled Company

We may also be eligible to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules as more than 50% of our voting power as of the date of this prospectus is held by an individual, a group or another company, specifically the group of shareholders that have executed the Concerted Action Agreement and that collectively hold 54.85% of our shares as of the date of this prospectus. However, even if we are deemed a “controlled company”, we do not currently intend to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules.

As a “controlled company”, we would be permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

However, even if we are deemed a “controlled company”, we do not currently intend to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules. However, if we did elect to rely on these exemptions in the future, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2026, we paid an aggregate of RMB 1.5 million ($0.2 million) in cash to our officers and directors.

We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our subsidiaries and the VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. We have accrued all amounts required by law for the year ended March 31, 2026.

Equity Awards

We have not granted any equity awards to our directors or executive officers during the fiscal year ended March 31, 2026, except as set forth below.

 Incentive Compensation

On September 7, 2025, the Board of Directors of the Company adopted the 2025 Equity Incentive Plan, which became effective on the same date. The 2025 Equity Incentive Plan authorizes the issuance of up to 6,500,000 ordinary shares and is intended to provide equity-based compensation to employees, directors, and consultants of the Company and its affiliates. Awards under the 2025 Equity Incentive Plan may include non-qualified stock options, incentive stock options, restricted stock awards, and unrestricted stock awards. As of the date of this prospectus, 300,000 ordinary shares have been issued to Wei Hu, our chief financial officer, and 300,000 ordinary shares have been issued to Xili Huang, a consultant and a majority shareholder of Jiangxi Yiluyun Technology Co., Ltd., as equity-based compensation.

2026 Director and Executive Officer Compensation Table

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the fiscal year ended March 31, 2026.

Name	Fees Earned in Cash	All Other Compensation	Total
Yan Fu	RMB 387,300 ($54,535)	—	RMB 387,300 ($54,535)
Cong Zhao	RMB 512,232 ($72,126)	—	RMB 512,232 ($72,126)
You Zhan	—	—	—
Wei Wang	—	—	—
Wei Hu	RMB 407,000($57,309)	See above	RMB 407,000 ($57,309)
Liang Jing	RMB 213,340 ($30,040)	—	RMB 213,340 ($30,040)
Menglin Luo	—	—	—
Liang Zou	—	—	—

Employees

As of March 31, 2026, we had 79 full-time employees and 4 part-time employees who signed part-time labor contracts with Jiangxi Ruanyun, and all of whom were located in China. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

RELATED PARTY TRANSACTIONS

During the last three years and up to the date of this prospectus, we have engaged in the following transactions with our directors, officers, holders of more than 5% of our outstanding shares and other affiliates, which we refer to as our related parties:

As of September 30, 2025 and March 31, 2025, 2024, and 2023, certain related parties owed us the following amounts. These amounts are included in the consolidated financial statements as current assets – due from related parties. See Note 12 of the notes to the consolidated financial statements and Note 13 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Name of Related Party	Relationship	Nature	September 30, 2025	March 31, 2025	March 31, 2024	March 31, 2023
Jiangxi Huapeng Information System Co., Ltd	A company controlled by Mr. Bin Wang, the director and shareholder of one of our 5% or greater shareholders, and a director of Jiangxi Ruanyun also serves as the executive director and general manager of such company	Accounts receivables, net- related parties	—	—	—	$990,157
Mr. Linhua Wan(1)	A management staff of Jiangxi Alphabet	Unsecured, interest-free and no fixed repayment term	—	—	—	2,912
Mr. Cong Zhao(1) (2)	The Company’s chief technology officer	Unsecured, interest-free and no fixed repayment term	10,957	—	31,578	—
Ms. Xing Xie(1)	A shareholder and a management staff of Jiangxi Ruanyun	Unsecured, interest-free and no fixed repayment term	—	5,512	—	—
Mr. Xili Huang(1)(3)	A consultant and a majority shareholder of Jiangxi Yiluyun Technology Co., Ltd., an entity of which an affiliate of Jiangxi Ruanyun holds a minority ownership interest	Unsecured, interest-free and no fixed repayment term	6,012	5,898	5,928	4,673
Total			$16,969	$11,410	$37,506	$997,742

(1) All balances with the related parties as of September 30, 2025 and March 31, 2025, 2024 and 2023 were unsecured, interest-free and had no fixed terms of repayments.

(2) The amounts due from Mr. Cong Zhao were advances made for a business project.

(3) In November 2025, we issued 300,000 ordinary shares to Mr. Xili Huang pursuant to our 2025 Equity Incentive Plan as equity-based compensation for consulting services provided to the Company. Mr. Huang is a consultant to the Company and is a majority shareholder of Jiangxi Yiluyun Technology Co., Ltd., an entity of which an affiliate of Jiangxi Ruanyun holds a minority ownership interest.

As of September 30, 2025 and March 31, 2025, 2024, and 2023, we owed certain related parties the following amounts as a result of advance payments.

Name of Related Party	Relationship	Nature	September 30, 2025	March 31, 2025	March 31, 2024	March 31, 2023
Ms. Yan Fu(4)	Our director and chief executive officer and the chief executive officer of Jiangxi Ruanyun	Amount due to related parties	$46,012	$43,289	$63,403	34,247

(4) The amounts due to Ms. Yan Fu primarily consisted of (1) the operating lease expenses paid on behalf of the Company by Ms. Yan Fu and (2) sales commissions owed her.

These amounts are included in the consolidated financial statements as current liabilities - due to related parties. See Note 12 of the notes to the consolidated financial statements and Note 13 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

As of September 30, 2025 and March 31, 2025, 2024, and 2023, we made the following sales to related parties:

Name of Related Party	Relationship	Nature	September 30, 2025	March 31, 2025	March 31, 2024	March 31, 2023
Jiangxi Huapeng Information System Co., Ltd (5)	A company controlled by Mr. Bin Wang, the director and shareholder of one of our 5% or greater shareholders, and a director of Jiangxi Ruanyun also serves as the executive director and general manager of such company	Sales – related party	—	—	—	$878,291

(5) The sales made to the related party for the year ended March 31, 2023 were for a SmartExam® platform development service project.

Ms. Yan Fu has also guaranteed certain loans of Jiangxi Ruanyun, as discussed in Note 8 of the notes to the consolidated financial statements and Notes 9 and 15 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

In April 2026, Jiangxi Ruanyun entered into a license agreement with Link Door Smart Company, or Link Door, a Saudi Arabia based entity 75% owned by Ms. Yan Fu, our chief executive officer, and 25% owned by Mr. Cong Zhao, our chief technology officer, to deploy the HanLink platform in Saudi Arabia for a fixed license fee of RMB 10,000 for the initial customer arrangement, and in January 2026, Soft Cloud Smart Technology Company entered into a regional services and support agreement with Link Door for related implementation and support services.

Because Link Door is not a subsidiary of the Company and is not consolidated with the Company, revenue generated by Link Door from end customers does not automatically constitute revenue of the Company. The Company may recognize revenue only to the extent it is entitled to license, implementation, support, service, revenue-share or other fees under applicable agreements and only when recognition is appropriate under applicable accounting standards. The Company expects any future material related-party arrangements with Link Door or other related parties to be reviewed and approved in accordance with applicable related-party transaction policies and procedures.

Contractual Arrangements with the VIE and its Shareholders

See “Corporate History and Structure—Contractual Arrangements.”

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers pursuant to which such individuals have agreed to serve as our executive officers for initial terms of 24 months. Per the agreements, such terms will automatically extend for successive 12-month periods, unless the agreements are terminated in accordance with their terms. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 60 days’ advance written notice. Each executive officer may resign at any time upon 60 days’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We also have entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

We also have entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

See “Management—Employment Agreements, Director Agreements and Indemnification Agreements” for additional information.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee which is tasked with review and approval of all related party transactions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of June 17, 2026 for:

● each beneficial owner of 5% or more of our outstanding ordinary shares;

● each of our directors and executive officers; and

● all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of June 17, 2026. Percentage ownership calculations are based on 37,280,004 ordinary shares, par value $0.0002 per share, outstanding as of June 17, 2026.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

On April 7, 2024, KWest Holdings Ltd, our largest shareholder, and its shareholder, Yan Fu, our director and chief executive officer and chief executive officer of Jiangxi Ruanyun, entered into a Concerted Action Agreement with five other major shareholders holding more than 5% of our shares or voting rights, namely ZC Investment Limited, Four Ocean Holding Ltd, Chao Xian Holding Limited, LBH Hope Investment Limited, and Five Mountains Holding Ltd and their respective shareholders, Cong Zhao, our chief technology officer, Ji’an Zhan, Bin Wang, Baihua Li, and Zijun Chen. The Concerted Action Agreement stipulates that each of the above major shareholders shall adopt the same intention and maintain full unanimity when exercising the right to make proposals to shareholders’ meetings and exercising the right to vote at shareholders’ meetings in respect of major matters relating to the Company’s operation and development. Article 1.2 of the Concerted Action Agreement further requires that, during its term, if any of the parties to the Concerted Action Agreement become members of the Company’s board of directors during its term, they must vote unanimously on all matters requiring approval of the board of directors, not just those related to annual meeting proposals. Moreover, in the event that full unanimity cannot be reached, the decision to act in concert shall be made in accordance with the majority shareholding, whereby the opinion supported by the majority of voting rights among the parties to the Concerted Action Agreement will be binding on all parties to the Concerted Action Agreement, and the other parties to the Concerted Action Agreement must act in accordance with this majority decision. The above persons acting in concert collectively hold 54.85% of our shares as of June 17, 2026, giving them substantial influence over the Company’s strategic direction and operational decisions.

Except as otherwise indicated in the table below, addresses of our directors, executive officers and named beneficial owners are in care of Ruanyun Edai Technology Inc., No. 698 Jing Dong Avenue, ZheJiang University HighTech Campus, Nanchang, Jiangxi, China 330096.

	Shares Beneficially Owned
Name of Beneficial Owners	Number of Shares	%
5% or Greater Shareholders:
KWest Holdings Ltd (1)	7,148,339	19.18%
ZC Investment Limited (2)	3,120,486	8.37%
Four Ocean Holding Ltd (3)	2,770,782	7.43%
Chao Xian Holding Limited (4)	2,725,899	7.31%
LBH Hope Investment Limited (5)	2,402,279	6.44%
Five Mountains Holding Ltd (6)	2,279,394	6.11%
Directors and Executive Officers:
Yan Fu (7)	7,148,339	19.18%
Cong Zhao(8)	3,120,486	8.37%
You Zhan	—	—
Wei Hu(9)	325,969	0.87%
Liang Jing(10)	11,138	0.03%
Wei Wang	—	—
Menglin Luo	—	—
Liang Zou	—	—
All current directors and executive officers as a group (8 persons)	10,605,932	28.45%

(1)	The registered address of KWest Holdings Ltd, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Yan Fu, our chief executive officer and a member of our board of directors, is the sole director and shareholder of KWest Holdings Ltd and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(2)	The registered address of ZC Investment Limited, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Cong Zhao, our chief technology officer, is the sole director and shareholder of ZC Investment Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(3)	The registered address of Four Ocean Holding Ltd, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Jian Zhan is the sole director and shareholder of Four Ocean Holding Ltd and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(4)	The registered address of Chao Xian Holding Limited, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Bin Wang is the sole director and shareholder of Chao Xian Holding Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(5)	The registered address of LBH Hope Investment Limited, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Baihua Li is the sole director and shareholder of LBH Hope Investment Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(6)	The registered address of Five Mountains Holding Ltd, a British Virgin Islands company, is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Zijun Chen is the sole director and shareholder of Five Mountains Holding Ltd and may be deemed to hold voting and dispositive power over the ordinary shares held by it.
(7)	Represents 7,148,339 ordinary shares held directly by KWest Holdings Ltd. Yan Fu, our chief executive officer and a member of our board of directors, is the sole director and shareholder of KWest Holdings Ltd. See footnote (1) above.
(8)	Represents 3,120,486 ordinary shares held directly by ZC Investment Limited. Cong Zhao, our chief technology officer, is the sole director and shareholder of ZC Investment Limited. See footnote (2) above.
(9)	Includes 300,000 ordinary shares held directly by Wei Hu, our chief financial officer, and 25,969 ordinary shares held directly by HJLWX Investment Limited. Wei Hu is our chief financial officer and a 4.22% shareholder of HJLWX Investment Limited.
(10)	Represents 11,138 ordinary shares held directly by HJLWX Investment Limited. Liang Jing is our chief marketing officer and a 1.81% shareholder of HJLWX Investment Limited.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

●	Memorandum and Articles of Association (as amended);

●	The Companies Act (as amended) of the Cayman Islands, which is referred to as the Companies Act below; and

●	Common law of the Cayman Islands.

As of June 17, 2026, our authorized share capital is $1,000,000 divided into 5,000,000,000 shares with a par value of $0.0002 per share, which are referred to as ordinary shares in this prospectus. As of June 17, 2026, there are 37,280,004 ordinary shares issued and outstanding.

We have included summaries of material provisions of our amended and restated memorandum and articles of association insofar as they relate to the material terms of our share capital. The summaries do not purport to be complete and are qualified in their entirety by reference to our amended and restated memorandum and articles of association, which is filed as Exhibit 3.1 to the registration statement of which this prospectus is a part.

Issuance of Shares and Changes to Capital

Our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of our shareholders, either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. We will not issue bearer shares.

We may, subject to the provisions of the Companies Act, our memorandum and articles of association (as amended), the SEC and Nasdaq rules, from time to time by shareholders resolution passed by an ordinary resolution: increase our capital by such sum, to be divided into shares of such amounts, as the relevant resolution shall prescribe; consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination; sub-divide our existing shares, or any of them, into shares of smaller amounts than is fixed, provided that in the event of subdivision, the proportion between the amount paid and the amount unpaid, if any, on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may also, subject to the provisions of the Companies Act, our memorandum and articles of association (as amended), the SEC and Nasdaq rules, issue shares on terms that they are to be redeemed or are liable to be redeemed; purchase our own shares (including any redeemable shares); and make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of capital.

Dividends

Subject to the Companies Act, the Company may, by an ordinary resolution, declare dividends (including interim dividends) to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares, but if and so long as nothing is paid up on any of the shares, dividends may be declared and paid according to the par value of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of the memorandum and articles of association (as amended) as paid on the share. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

In addition, notwithstanding any provisions in our memorandum and articles of association (as amended) and subject to the Companies Act, our board of directors may resolve to capitalize an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued shares to be allotted and issued to: (1) employee, directors or service providers or its affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the directors or the shareholders; or (2) any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by us in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the directors or the shareholders.

Voting and Meetings

As a condition of receiving notice of, attending or voting at a shareholders’ meeting, a shareholder must be duly registered as our shareholder on the register of members at the applicable record date. Shareholders who are entitled to vote at a shareholders’ meeting shall not be entitled to vote any shareholders’ meeting unless all calls or other sums presently payable by him in respect of shares carrying the right to vote by him have been paid. Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per share on a poll.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our memorandum and articles of association (as amended) provide that we may (but shall not be obliged to, unless required by the Companies Act, or by the SEC and Nasdaq rules that we choose to follow in lieu of home country practices) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notice calling it.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association (as amended) provide that upon the requisition of shareholders representing at least 10 percent of the paid up voting share capital of the Company, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Our memorandum and articles of association (as amended) provide no other right to put any proposals before annual general meetings or extraordinary general meetings. Subject to regulatory requirements, our annual general meeting and any extraordinary general meetings must be called with at least ten days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote (with regards to an annual general meeting), and the holders of not less than 95% in nominal value of the shares entitled to attend and vote (with regard to an extraordinary general meeting), that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We may give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, the SEC and Nasdaq rules. The holders of registered shares may be convened for a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our register of members, or, subject to certain statutory requirements, by electronic means. Any shareholder present at any meeting shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

A quorum for a general meeting consists of one or more persons holding or representing by proxy at least one-third (or 33 1/3%) of all votes attached to all outstanding voting shares in issue and entitled to attend and vote at such general meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholders holding at least 10% of the votes attaching to the shares present in person or by proxy entitled to vote. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting and where a poll is taken regard shall be had in computing a majority to the number of votes to which each shareholder is entitled. A special resolution requires the affirmative vote of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing such a majority to the number of votes to which each shareholder is entitled. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association (as amended).

Our memorandum and articles of association (as amended) provide that a special resolution will be required for important matters such as a change of name, making changes to our memorandum and articles of association (as amended), a reduction of our share capital and the winding up of our company.

Transfers of Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association (as amended), any of our shareholders may transfer all or a portion of their ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by the SEC and Nasdaq rules or in any other form which our board of directors may approve. Our board of directors may, in its absolute discretion, refuse to register a transfer of any share that is not fully paid up or on which the Company has a lien.

If our board of directors refuses to register a transfer, they shall, within six weeks after the date on which the transfer was lodged with the Company, send to the transferee notice of such refusal.

Liquidation

Subject to other provisions in the Companies Act, the property of the Company shall be applied in satisfaction of its liabilities pari passu and subject thereto shall be distributed amongst the shareholders according to their rights and interests in the Company.

If we are wound up, the liquidator may with the sanction of an ordinary resolution and any other sanction required by the Companies Act, divide among our shareholders in specie the whole or any part of our assets and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders and different class or series of shares. The liquidator may also, with the like sanction, vest the whole or any part of these assets in trustees upon such trusts for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder will be compelled to accept any shares or other securities upon which there is a liability.

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association (as amended) may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Inspection of Books and Records

A list of the names of the current directors and alternate directors (if applicable) and the particulars set out in Schedule 1A of the Companies Act are made available by the Registrar of Companies of the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and shareholders. The company shall forward a copy of the memorandum of association having annexed thereto the articles of association and any special resolution (Where no articles of association have been registered) to any shareholder requesting the same on payment of certain amount.

Holders of ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, and any special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual audited financial statements.

Our directors have discretion under our memorandum and articles of association (as amended) to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders unless required by the Companies Act or other applicable law or authorized by the directors or by ordinary resolution.

Register of Members

Under Cayman Islands law, we must keep a register of members that includes: (a) the names and addresses of the shareholders, and a statement of the shares held by each shareholder, which shall (i) distinguish each share by its number, (ii) confirm the amount paid or agreed to be considered as paid, on the shares of each shareholder, (iii) confirm the number and category of shares held by each shareholder and (iv) whether each relevant category of shares held by a shareholder carries voting rights under our memorandum and articles of association (as amended), and if so whether such voting rights are conditional; (b) the date on which the name of any person was entered on the register as a shareholder; and (c) the date on which any person ceased to be a shareholder.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. An exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for twenty or thirty years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preferred Shares

Our board of directors is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Beneficial Ownership

The Company is incorporated under the Companies Act and is therefore subject to the Cayman Islands Beneficial Ownership Transparency Act, 2023 (as amended), known as the BOTA. Under the BOTA, certain legal persons may benefit from an alternative route to compliance, such that the legal person is not required to establish and maintain a beneficial ownership register, but must provide the competent authority with written confirmation as to the legal person’s relevant category. Pursuant to the BOTA, our company benefits from an alternative route to compliance, such that our company is not required to maintain a beneficial ownership register as a result of being listed on an approved stock exchange listed in Schedule 4 of the Companies Act. Our company’s corporate service provider is required to file with the competent authority such written confirmation in accordance with the BOTA which shall include the name and jurisdiction of the approved stock exchange.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

The Cayman Islands Companies Act is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States (particularly Delaware) and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association (as amended)
Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors owe fiduciary duties of care and loyalty to the corporation and its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in all of their responsibilities, including overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty requires that a director act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders and the corporation.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

● a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

● a duty not to personally profit from opportunities that arise from the office of director (unless the company permits him to do so);

● a duty not to put himself in a position where the structures of a company conflict with his or her personal interest or his or her duty to a third party to avoid conflicts of interest; and

● a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may be reasonably expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such a provision cannot eliminate or limit liability for breach of the fiduciary duty of loyalty, bad faith, intentional misconduct, a knowing violation of law, a transaction from which the director derived an improper personal benefit, an unlawful payment of dividends or an unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.
Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party to a proceeding (other than a derivative proceeding), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all reasonably incurred expenses, judgements and amounts paid in settlement so long as the person acted in good faith and in a manner the person believed to be in, or not opposed to, the best interests of the corporation, and if with respect to a criminal proceeding, the person had no reasonable cause to believe that his or her conduct would be unlawful.

A corporation has the power to indemnify a director, officer, employee or agent in connection with the defense or settlement of a derivative action against expenses reasonable and actually incurred provided such person acted in good faith and in a manner he or she reasonably believe to be in, or not opposed to, the corporation’s best interest and if such person has been adjudged liable only if a court determines that the person is fairly and reasonably entitled to indemnification. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding, such person shall be indemnified against expenses actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors

Under Delaware law, a transaction between a corporation and a director or with another organization in which a director has a financial interest shall not be void or voidable solely for that reason, solely because the director participates in the meeting at which the board authorizes the transaction, or solely because any such director’s votes are counted for such purpose, if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.
Voting Requirements

Delaware’s default rule is that the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is needed for corporate action (other than the election of directors). Certain actions, such as charter amendments, most mergers, dissolution and sales of all or substantially all of the corporation’s assets, require the affirmative vote of the majority of the outstanding voting power of the shares of the corporation entitled to vote. The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders unless the corporation’s board of directors approves the business combination or the transaction that resulted in the shareholder becoming an interested shareholder prior to the time the shareholder became an interested shareholder or another exemption applies.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Cumulative Voting	There is no cumulative voting for the election of directors unless the corporation’s certificate of incorporation provides for cumulative voting.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.
Directors’ Powers Regarding Bylaws

The certificate of incorporation may grant the directors the power to adopt, amend or repeal the corporation’s bylaws. The shareholders of the corporation possess the inherent right to adopt, amend or repeal the bylaws.

The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws (if any). Holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation or bylaws, the directors or the shareholders may fill board vacancies or newly created directorships.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

● the statutory provisions as to the required majority vote have been met;

● the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

● the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

● the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a tender offer is made and accepted by holders of not less than 90.0% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, so that a non-controlling shareholder may be permitted to commence derivative actions in the name of the company to challenge actions where:

● a company acts or proposes to act illegally or ultra vires;

● the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

● those who control the company are perpetrating a “fraud on the minority.”

Inspection of Corporate Records	Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages and charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals

Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.
Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.

The Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

Listing

Our ordinary shares have been listed on the Nasdaq Capital Market under the symbol “RYET” since April 2025. On June 17, 2026, the closing price of our ordinary shares was $1.16 per share.

Transfer Agent and Registrar of Shares

The transfer agent and registrar for our ordinary shares is Transhare Corporation. The transfer agent and registrar’s address is Bayside Center 1, 17755 North US Highway 19 Suite 140, Clearwater, Florida 33764.

MATERIAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations applicable to a Non-U.S. Holder (as defined below) with respect to the ownership and disposition of our ordinary shares acquired pursuant to this offering. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our ordinary shares acquired pursuant to this offering that is treated for U.S. federal income tax purposes as an individual, corporation, estate or trust, other than:

●	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our ordinary shares and persons that, for U.S. federal income tax purposes, are treated as partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

This discussion only addresses beneficial owners that are Non-U.S. Holders of shares of our ordinary shares acquired pursuant to this offering that hold such ordinary shares as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, banks, financial institutions, regulated investment companies, mutual funds, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, governmental organizations, Non-U.S. Holders who acquire our ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations (and shareholders therein), passive foreign investment companies (and shareholders therein), former citizens or former long-term residents of the United States, persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement, partnerships or other pass-through entities (and investors therein), corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes, persons deemed to sell our ordinary shares under the constructive sale provisions of the Code, and Non-U.S. Holders that hold our ordinary shares as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax, the alternative minimum tax, or the federal net investment income tax), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes. Except as discussed below, this summary does not address tax reporting requirements.

The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements and Treasury regulations, all as in effect and applicable as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a legal opinion from legal counsel or a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

Prospective purchasers should consult their own tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our ordinary shares.

Distributions

Distributions of cash or property that we pay in respect of our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “-U.S. Trade or Business Income,” “-Information Reporting and Backup Withholding” and “-FATCA,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our ordinary shares. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of such holder’s tax basis in our ordinary shares, and thereafter will be treated as capital gain. However, we (or the paying agent or other intermediary through which a Non-U.S. Holder holds its ordinary shares elects) may be required to withhold on the entire distribution, in which case a Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. If we are a USRPHC (as defined below) and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying such holder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisor regarding possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussions below under “-U.S. Trade or Business Income,” “-Information Reporting and Backup Withholding” and “-FATCA,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our ordinary shares unless:

●	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “-U.S. Trade or Business Income” below;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

●	we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and such Non-U.S. Holder’s holding period for the ordinary shares, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if such Non-U.S. Holder’s holdings (actually and constructively) at all times during the applicable period described in the third bullet point above constituted 5% or less of our ordinary shares, provided that our ordinary shares was regularly traded on an established securities market during such period as determined under the rules set forth in the Treasury regulations (the “Regularly Traded Exception”). We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our ordinary shares will be considered to be “U.S. trade or business income” if (i) such income or gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and (ii) a Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States and, if such treaty requires, such gain is attributable to a permanent establishment (or, if a Non-U.S. Holder is an individual, a fixed base) that Non-U.S. Holder maintains in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that a Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on such Non-U.S. Holder’s U.S. trade or business income. If a Non-U.S. Holder is a corporation, any U.S. trade or business income that a Non-U.S. Holder receives may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to such Non-U.S. Holder will generally be exempt from backup withholding if such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establish an exemption and we do not have actual knowledge or reason to know that such Non-U.S. Holder a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our ordinary shares to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless a Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our ordinary shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our ordinary shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against its U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends). While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of shares of our ordinary shares, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our ordinary shares in respect of amounts withheld. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA currently applies to dividends made in respect of our ordinary shares. To avoid withholding on dividends, Non-U.S. Holders may be required to provide us (or our withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or any holder of shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands. The Company has obtained an undertaking against the imposition of any future taxation from the Cabinet Office of the Cayman Islands and such undertaking is given for twenty years from September 16, 2021.

PRC Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. According to the Enterprise Income Tax Law and the Announcement on Issues concerning the Implementation of the Preferential Income Tax Policies regarding High-Tech Enterprises promulgated by the SAT on June 19, 2017, enterprises qualified as “high-tech enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “high-tech enterprise” status. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, known as Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC; (ii) decisions relating to the enterprise’s financial places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC and human resource matters (such as appointment, dismissal and salary and wages) are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

See Note 10 of the notes to the consolidated financial statements and note 11 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of taxation.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$2,692
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous	30,000
Total	$147,692

 LEGAL MATTERS

We are being represented by K&L Gates LLP with respect to U.S. federal securities laws. The validity of our ordinary shares and certain other matters of Cayman Islands law will be passed upon for us by Quality Law Services Ltd. Certain legal matters as to PRC law will be passed upon for us by Hui Ye Law Firm. Certain legal matters as to Hong Kong law will be passed upon for us by Chui and Lau Solicitors.

EXPERTS

The consolidated financial statements as of and for the years ended March, 31, 2025 and 2024 included in this prospectus have been so included in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of Audit Alliance LLP is 10 Anson Road #20-16 International Plaza, Singapore 079903.

ENFORCEMENT OF LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, our directors, Yan Fu and You Zhan, and our independent non-executive directors, Wei Wang, Menglin Luo, and Liang Zou, as well as our executive officers, Cong Zhao, Wei Hu, and Liang Jing, are all nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States in connection with this registration statement under the federal securities laws of the United States or of any State in the United States.

Cayman Islands

We have been advised by Quality Law Services Ltd, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by Quality Law Services Ltd that, notwithstanding there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

PRC

We have been advised by Hui Ye Law Firm, our counsel as to PRC law, that PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedure Law of the People’s Republic of China based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions, and that the United States and the PRC, and the Cayman Islands and the PRC do not have a treaty or other form of reciprocity providing for reciprocal recognition and enforcement of judgments of U.S., or Cayman Islands, courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States, or in the Cayman Islands, based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, or Cayman Islands laws would be enforceable in the PRC. This uncertainty relates to whether such a judgment would be determined by the courts of the PRC to be penal or punitive in nature.

We have also been advised by Hui Ye Law Firm that, according to the Civil Procedure Law of the People’s Republic of China, where a judgment or ruling made by a foreign court which has come into legal effect requires ratification and enforcement by a People’s Court of the People’s Republic of China, the parties concerned may submit an application directly to an intermediate People’s Court of the People’s Republic of China which has jurisdiction for ratification and enforcement, or the foreign court may, pursuant to the provisions of the international treaty concluded or participated by the country and the People’s Republic of China or in accordance with the principle of reciprocity, request for ratification and enforcement by the People’s Court. For a judgment or ruling made by a foreign court which has come into legal effect for which ratification and enforcement is applied or requested, where a People’s Court concludes, upon examination pursuant to the international treaty concluded or participated by the People’s Republic of China or in accordance with the principle of reciprocity, that the basic principles of the laws of the People’s Republic of China or the sovereignty, security or public interest of the People’s Republic of China is not violated, the People’s Court shall rule on ratification of the validity; where there is a need for enforcement, an enforcement order shall be issued and enforced pursuant to the relevant provisions of this Law. If here the People’s Court deems that the basic principles of the laws of the People’s Republic of China or the sovereignty, security or public interest of the People’s Republic of China is violated, the judgment or ruling made by the foreign court shall not be ratified or enforced. As a result, it is uncertain whether and on what basis a People’s Republic of China court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

Hong Kong

Chui and Lau Solicitors, our legal advisors as to Hong Kong law, have advised us that there is uncertainty as to whether the courts in Hong Kong would (i) recognize or enforce judgments granted by U.S. courts or (ii) entertain original actions brought in Hong Kong upon the securities laws of the U.S. or any state in the U.S.

Chui and Lau Solicitors have also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the U.S. is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the U.S., including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, cannot be enforced by the Hong Kong courts under the statutory regime. Accordingly, any judgments rendered by a court in the U.S. will need to be enforced under common law.

In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive upon merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong.

A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the U.S. was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States.

As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any state or territory within the U.S.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

We dismissed Marcum Asia CPAs LLP, or MarcumAsia, as our independent registered public accounting firm, effective as of August 19, 2023. We approved the engagement of Audit Alliance LLP, an independent registered public accounting firm, as our independent registered public accounting firm, effective as of August 19, 2023. The decision to change independent registered public accounting firms was approved by our audit committee.

MarcumAsia did not issue any reports on our consolidated financial statements as of and for each of our two most recent fiscal years. Furthermore, during our two most recent fiscal years and through August 19, 2023, there have been no disagreements with MarcumAsia on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MarcumAsia’s satisfaction, would have caused MarcumAsia to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

During our two most recent fiscal years and the subsequent period through August 19, 2023, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of Form 20-F, other than the material weaknesses reported by management in the Risk Factors section of the registration statement of which this prospectus is a part.

During our two most recent fiscal years and the subsequent period through August 19, 2023, neither we nor anyone acting on our behalf consulted Audit Alliance LLP with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of Form 20-F.

We provided MarcumAsia with a copy of the above disclosure and requested that MarcumAsia furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of MarcumAsia’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. The information on that website is not a part of this prospectus.

As of the date of this prospectus, we are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act.

We maintain a website at http://investors.ruanyun.net. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Ruanyun Edai Technology Inc.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of March 31,
	2025	2025
Assets
Current assets
Cash	$2,668,147	$673,397
Restricted cash	112,417	125,561
Accounts receivable, net	1,490,274	3,310,143
Due from related parties	16,969	11,410
Inventories	62,770	59,077
Deferred contract costs	307,983	63,392
Prepaid expenses and other current assets	4,635,548	35,923
Short-term investment	4,200,000	—
Total current assets	13,494,108	4,278,903

Non-current assets
Property and equipment, net	470,847	460,314
Capitalized software development cost, net	137,164	202,166
Deferred offering cost	—	838,804
Long term deposits	80,214	94,811
Total non-current assets	688,225	1,596,095

Total assets	$14,182,333	$5,874,998

LIABILITIES
Current liabilities
Short-term bank loans	$4,282,905	$4,408,340
Accounts payable	429,649	1,075,456
Deferred revenue	204,594	135,737
Due to related parties	46,012	43,289
Accrued expenses and other liabilities	2,168,951	718,327
Total Current and Total Liabilities	7,132,111	6,381,149

COMMITMENTS

EQUITY
Ordinary shares ($0.0002 par value, 5,000,000,000 shares authorized, 33,750,004 and 30,000,004 shares issued and outstanding as of September 30, 2025 and March 31, 2025)	6,750	6,000
Additional paid-in capital	27,190,636	15,210,301
Accumulated deficit	(20,192,106)	(15,630,351)
Accumulated other comprehensive income	390,515	252,250
Total Ruanyun Edai Technology Inc.’s shareholders’ (deficit) equity	7,395,795	(161,800)

Non-controlling interest	(345,573)	(344,351)
Total (Deficit) Equity	7,050,222	(506,151)

Total liabilities and equity	$14,182,333	$5,874,998

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the Six Months Ended September 30,
	2025	2024

REVENUE	$366,256	$4,109,689
COST OF REVENUE	(270,367)	(2,378,330)
GROSS PROFIT	95,889	1,731,359

OPERATING EXPENSES
Selling expenses	(910,724)	(1,027,469)
General and administrative expenses	(2,434,355)	(749,799)
Research and development expenses	(455,866)	(513,461)

Total operating expenses	(3,800,945)	(2,290,729)

Loss from operations	(3,705,056)	(559,370)

Interest expense, net	(34,358)	(121,058)
Government subsidy	1,164	—
Other income (expense), net	(830,763)	187)

LOSS BEFORE INCOME TAXES	(4,569,013)	(680,241)

Income tax expenses	—	—

NET LOSS	(4,569,013)	(680,241)

Net loss attributable to non-controlling interests	(7,258)	(63,337)

NET LOSS ATTRIBUTABLE TO RUANYUN SHAREHOLDERS	(4,561,755)	(616,904)

COMPREHENSIVE LOSS
Net loss	(4,569,013)	(680,241)
Foreign currency translation adjustment	(144,301)	(17,062)
Comprehensive loss	(4,713,314)	(697,303)
Less: comprehensive loss attributable to non-controlling interests	(13,294)	(69,007)
COMPREHENSIVE LOSS ATTRIBUTABLE TO RUANYUN SHAREHOLDERS	$(4,700,020)	$(628,296)

Loss per ordinary share - basic and diluted	$(0.14)	$(0.02)

Weighted average number of shares - basic and diluted	33,586,070	30,000,004

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

			Additional		Other	Total
	Ordinary Shares		paid-in	Accumulated	Comprehensive	Shareholders’	Non-controlling	Total
	Shares	Amount	Capital	Deficit	Income	Equity	Interest	Equity

As of March 31, 2024	30,000,004	$6,000	$15,210,301	$(15,233,789)	$257,751	$240,263	$(211,124)	$29,139

Net Loss for the period	—	—	—	(616,904)	—	(616,904)	(63,337)	(668,241)
Foreign currency translation adjustment	—	—	—	—	(11,392)	(11,393)	(5,670)	(17,062)

As of September 30, 2024	30,000,004	$6,000	$15,210,301	$(15,850,693)	$246,359	$(388,033)	$(280,131)	$(668,164)

As of March 31, 2025	30,000,004	$6,000	$15,210,301	$(15,630,351)	$252,250	$(161,800)	$(344,351)	$(506,151)

Net Loss for the period	—	—	—	(4,561,755)	—	(4,561,755)	(7,258)	(4,569,013)
Shares issuance from IPO, net	3,750,000	750	11,980,335	—	—	11,981,085	—	11,981,085
Foreign currency translation adjustment	—	—	—	—	138,265	138,265	6,036	144,301

As of September 30, 2025	33,750,004	$6,750	$27,190,636	$(20,192,106)	$390,515	$7,395,795	$(345,573)	$7,050,222

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended September 30,
	2025	2024
Cash Flows From Operating Activities:
Net Loss	$(4,569,013)	$(680,241)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for credit losses	1,304,692	—
Depreciation and amortization	93,542	164,615
Loss from disposal of property and equipment	14,354	—

Changes in operating assets and liabilities:
Accounts receivable	559,382	(1,603,595)
Due from related parties	(5,282)	19,389
Inventories	(2,523)	181,658
Deferred contract costs	(240,804)	(97,561)
Prepayments and other current assets	(4,550,542)	131,545
Long term deposits	16,258	7,886
Accounts payable	(659,596)	361,145
Deferred revenue	65,534	253,910
Due to related parties	1,865	58,914
Accrued expenses and other liabilities	1,422,829	75,487
Net cash used in operating activities	(6,549,304)	(1,126,848)

Cash Flows From Investing Activity
Acquisition of property and equipment	(41,321)	(127)
Payment for short-term investment	(4,200,000)	—
Share issuance from IPO, net	12,826,367	—
Net cash provided by (used in) investing activity	8,585,046	(127)

Cash Flows From Financing Activities:
Proceeds from bank loans	1,111,930	2,776,891
Repayments of bank loans	(1,320,416)	(1,784,152)
Proceeds from loan from related party	—	694,223
Net cash (used in) provided by financing activities	(208,486)	1,686,962

Effect of exchange rate fluctuation on cash and restricted cash	154,350	50,193

Net increase in cash and restricted cash	1,981,606	610,180
Cash and restricted cash at beginning of the period	798,958	1,227,429
Cash and restricted cash at end of the period	$2,780,564	$1,837,609
Check	—	—
Supplemental cash flow information:
Cash paid for interest expense	$197,954	$57,545

Supplemental of Non-cash Investing and Financing Activities:

The following table identifies the balance sheet line items included in cash, cash equivalents, and restricted cash presented in the consolidated statements of cash flows:
Cash	$2,668,147	$1,707,770
Restricted cash	112,417	129,839
	$2,780,564	$1,837,609

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Principal Activities

Ruanyun Edai Technology Inc. (‘‘Ruanyun’’ or the ‘‘Company’’) was incorporated in the Cayman Islands on March 11, 2021. Ruanyun, through its wholly-owned subsidiaries, the variable interest entity (“VIE”) and the variable interest entity’s subsidiaries is primarily engaged in providing online academic exercise question banks with A.I. capability, and homework, and on-demand lectures and evaluation that cover all K-12 subject fields and grade level. The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries in the People’s Republic of China (‘‘PRC’’ or “China”).

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the variable interest entity and the variable interest entity’s subsidiaries.

Reorganization

On March 11, 2021, the Company was incorporated with limited liability under the laws of the Cayman Islands.

On December 24, 2020, Soft Cloud Technology Limited (“Soft Cloud”) was established in accordance with the law and regulations of Hong Kong and subsequently become the wholly-owned subsidiary of the Company. Soft Cloud is a holding company and holds all the equity interests of Rollingthunder Technology (Jiangxi) Co., Ltd (“WFOE”), which was established in the PRC on January 19, 2021.

Jiangxi Ruanyun Technology Co., Ltd. (“Jiangxi Ruanyun) was established on March 27, 2012 under the laws of the PRC. Its main operation includes A.I. database and testing center development.

Jiangxi Ruanyun formed the following subsidiaries subsequent to its establishment:

●	Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch) (“Shenzhen Ruanyun”), a company incorporated on March 27, 2017 in the PRC. It is a wholly-owned subsidiary of Jiangxi Ruanyun and mainly operating in A.I database.
●	Jiangxi Alphabet Technology Co., Ltd. (“Jiangxi Alphabet”), a company incorporated on February 21, 2017 in the PRC. It is a 70% subsidiary of Jiangxi Ruanyun and mainly operates in paperless testing center development.
●	Jiangxi Huizuoye Technology Co., Ltd. (“Huizuoye”), a company incorporated on April 8, 2021 in the PRC. It is a 51.0% subsidiary of Jiangxi Ruanyun and mainly operates in digital publishing.
●	Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. (“Ruanyun Zhitou”), a company incorporated on November 15, 2023 in the PRC. It is a 100% subsidiary of Jiangxi Ruanyun and mainly operates in digital publishing.
●	Jiangxi Yunxiaotong Technology Co., Ltd. (“Jiangxi Yunxiaotong”), a company incorporated on September 11, 2025 in the PRC. It is a 51% subsidiary of Ruanyun Zhitou and mainly operates in school catering and accommodation services.
●	Gongqing City Yunxiao Bulter Technology Co., Ltd. (“Gongqing Yunxaio”), a company incorporated on September 16, 2025 in the PRC. It is a 100% subsidiary of Jiangxi Yunxiaotong and mainly operates in school catering services.
●	Chongqing Huizhi Plan Technology Co., Ltd (“Chongqing Huizhi”), a company incorporated on July 18, 2025 in the PRC. It is a 60% subsidiary of Ruanyun Zhitou and mainly operates in digital publishing and technology services.

On April 8, 2021, the WFOE has entered into a series of contractual agreements with Jiangxi Ruanyun and its shareholders, which allow Ruanyun to exercise absolute power to direct the most significant activities that impact the economic performance of Jiangxi Ruanyun and receive substantially all the economic benefits of Jiangxi Ruanyun (“the VIE”). These contractual agreements include an Exclusive Equity Interests Purchase Agreement, an Equity Interests Pledge Agreement, Powers of Attorney and an Exclusive Technical Consultation and Service Agreement (collectively “VIE Agreements”). Ruanyun is a VIE and the Company, through WFOE, is the primary beneficiary of Ruanyun under US GAAP, which provides the basis for the Company’s consolidation of Ruanyun. Ruanyun together with its wholly-owned subsidiary Soft Cloud and WFOE and the VIE and its subsidiaries were under common control before and after the reorganization. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The charts below summarize the Company’s corporate legal structure and identify its subsidiaries, the VIE and its subsidiaries as of the date of this prospectus:

Offshore
Ruanyun Edai Technology Inc.
(Cayman Islands)
100%
100%
100%
Formind Global Holdings Sdn. Bhd. (Malaysia)
Soft Cloud Technology Limited
(Hong Kong)
Soft Cloud Smart Technology Company
(Saudi Arabia)
100%
Onshore (PRC)
Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd
100%
Jlangxi Ruanyun Technology Co., ltd (Shenzhen Branch)
70%
51%
100%
Jiangxi Alphabet Technology Co., Ltd
Jiangzi Huizoyre Technology Co., Ltd
Joangxi Ruanyun Zhitou Education Consulting Co., Ltd
51%
60%
Jlangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd
100%
Gongqing City Yunxiao Bulter Technology Co., Ltd

Name	Background	Ownership
Soft Cloud Technology Limited	A Hong Kong company formed on December 24, 2020	100% owned by Ruanyun Edai Technology Inc.
Rollingthunder Technology (Jiangxi) Co., Ltd	A PRC company formed on January 19, 2021	100% owned by Soft Cloud Technology Limited
Jiangxi Ruanyun Technology Co., Ltd	A PRC company formed on March 27, 2012	VIE of Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch)	A PRC company formed on March 27, 2017	100% owned by Jiangxi Ruanyun Technology Co., Ltd.

Jiangxi Alphabet Technology Co., Ltd	A PRC company formed on February 21, 2017	70% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Huizuoye Technology Co., Ltd	A PRC company formed on April 8, 2021	51% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd	A PRC company formed on November 15, 2023	100% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Yunxiaotong Technology Co., Ltd	A PRC company formed on September 11, 2025	51% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Gongqing City Yunxiao Bulter Technology Co., Ltd	A PRC company formed on September 16, 2025	100% owned by Jiangxi Yunxiaotong Technology Co., Ltd
Chongqing Huizhi Plan Technology Co., Ltd	A PRC company formed on July 18, 2025	60% owned by Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.
Soft Cloud Smart Technology Company*	A Saudi Arabia company formed on December 15, 2025	100% owned by Ruanyun Edai Technology Inc.
Formind Global Holdings Sdn. Bhd.*	A Malaysia company formed on April 30, 2026	100% owned by Ruanyun Edai Technology Inc.

*This subsidiary was formed after September 30, 2025 and is not reflected in the unaudited condensed consolidated financial statements included herein.

The Contractual Arrangements

In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of value-added telecommunication services and other restricted businesses, the Company operates substantially all of its business through the VIE. Despite the lack of equity ownership, the Company has controlling financial interest of the VIE through the Contractual Arrangements and a parent-subsidiary relationship exists between the Company and the VIE. The equity interests of the VIE are legally held by PRC individuals (the “Nominee Shareholders”). Through the Contractual Arrangements, the Nominee Shareholders of the VIE effectively assign all their voting rights underlying their equity interests in the VIE to the Company, and therefore, the Company has the power to direct the activities of the VIE that most significantly impact economic performance. The Company also has the right to receive economic benefits and absorb losses from the VIE that potentially could be significant to the VIE. Based on the above, the Company consolidates the VIE in accordance with SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810-10 (“ASC 810-10”), Consolidation: Overall.

The following is a summary of the key Contractual Arrangements:

Exclusive Equity Interest Purchase Agreement

Pursuant to the Exclusive Equity Interest Purchase Agreement entered into amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE, the Nominee Shareholders granted the WFOE or its designated party, an irrevocable and exclusive right to purchase all or part of the equity interests held by the Nominee Shareholders in Jiangxi Ruanyun at its sole discretion, to the extent permitted under the PRC laws, at an amount equal to the minimum consideration permitted under the applicable PRC law and administrative regulations. Any proceeds received by the Nominee Shareholders from the exercise of the options shall be remitted to the WFOE to the extent permitted under PRC laws. In addition, Jiangxi Ruanyun and the Nominee Shareholders have agreed that without prior written consent of the WFOE, they will not create any pledge or encumbrance on their equity interests in the VIE, or transfer or otherwise dispose of their equity interests in Jiangxi Ruanyun. The term of the agreement is ten years and can be extended by another ten years by the WFOE.

Equity Interest Pledge Agreement

Pursuant to the Equity Interest Pledge Agreement entered into amongst the WFOE and the Nominee Shareholders, the Nominee Shareholders pledged all of their equity interests in Jiangxi Ruanyun to the WFOE as collateral to secure their obligations. If the Nominee Shareholders breach their respective contractual obligations under the share pledge agreement, the WFOE, as pledgee, will be entitled to rights, including the right to dispose the pledged equity interests entirely or partially. The Nominee Shareholders agreed not to transfer or otherwise create any encumbrance on their equity interests in Jiangxi Ruanyun without prior consent of the WFOE. The Equity Pledge Agreement will remain effective until all the obligations have been satisfied in full. The Company completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

Powers of Attorney

Pursuant to the Powers of Attorney entered into by the Nominee Shareholders, each Nominee Shareholder appointed the WFOE to act on behalf of the Nominee Shareholders as exclusive agent and attorney with respect to all matters concerning the shareholding including but not limited to (1) calling and attending shareholders’ meetings of Jiangxi Ruanyun; (2) exercising all the shareholders’ rights, including voting rights; and (3) appointing at its sole discretion, a substitute or substitutes to perform any or all of its rights. The powers of attorney remain irrevocable and continuously valid from the date of execution so long as each Nominee Shareholder remains a shareholder of Jiangxi Ruanyun unless the WFOE issues adverse instructions in writing.

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement entered between the WFOE and Jiangxi Ruanyun, the WFOE or its designated entities affiliated has the exclusive right to provide Jiangxi Ruanyun with technical support and business support services in return for fees equal to 100% of the consolidated net profits of Jiangxi Ruanyun. The WFOE has sole discretion in determining the service fee charged to the Ruanyun under this agreement. Without the WFOE’s prior written consent, Jiangxi Ruanyun shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. The WFOE will have the exclusive ownership of all intellectual property rights developed by performance of this agreement. This agreement will remain effective until it is terminated at the discretion of the WFOE or upon the transfer of all the shares of Jiangxi Ruanyun to the WFOE and/or a third party designated by the WFOE.

On April 2, 2022, Jiangxi Ruanyun and the WFOE signed a Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement. Pursuant to such Supplementary Agreement, consulting fees can be 100% of Jiangxi Ruanyun’s annual profits, and Jiangxi Ruanyun shall provide the WFOE with a report in relation to such consulting fees within three business days after each year in accordance with such Supplementary Agreement.

On October 18, 2022, Jiangxi Ruanyun and the WFOE signed an additional Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement. Pursuant to such Supplementary Agreement, the WFOE shall be obligated to provide financial support to Jiangxi Ruanyun to ensure it meets the cash flow requirements in daily operation and/or offsets any losses incurred during its operation.

Risks in relation to the VIE structure

In the opinion of the Company’s management, the contractual arrangements among its subsidiaries, the VIE and its shareholders are in compliance with the current PRC laws and legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. The Company’s position of being the primary beneficiary of the VIE also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. The Company believes that the agreements on the authorization to exercise shareholders’ voting power are legally enforceable. In addition, if the legal structure and contractual arrangements with the VIE were found to be in violation of any future PRC laws and regulations, the Company may be subjects to fines or other actions. The Company believes the possibility that it will no longer be able to control and consolidate the VIE as a result of the aforementioned risks is remote.

The following consolidated assets and liabilities information of the VIE and its subsidiaries as of September 30, 2025 and March 31, 2025, and consolidated operating results and cash flows information for the six months ended September 30, 2025 and 2024, have been included in the accompanying unaudited condensed consolidated financial statements:

	September 30,	March 31,
	2025	2025
	(Unaudited)
Current assets	$13,494,108	$4,278,903
Non-current assets	688,225	1,596,095
Total assets	$14,182,333	$5,875,998

Current liabilities	$7,132,111	$6,381,149
Non-current liabilities	—	—
Total liabilities	$7,132,111	$6,381,149

	For the Six Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Revenue	366,256	4,109,689
Net loss	(4,569,013)	(660,241)
Net cash used in operating activities	(6,549,304)	(1,126,848)
Net cash provided by (used in) investing activity	8,585,046	(127)
Net cash (used in) provided by financing activities	(208,486)	1,686,962

Note 2 Liquidity and Going Concern

As reflected in the Company’s unaudited condensed consolidated financial statements, the Company incurred net losses of $4.6 million for the six months ended September 30, 2025. Net cash used in operating activities was $6.5 million and $1.1 million for the six months ended September 30, 2025 and 2024, respectively. Accumulated deficit was $20.2 million and $15.6 million as of September 30, 2025 and March 31, 2025, respectively. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease or reduce its operations.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. As of September 30, 2025, the Company had cash of approximately $2.7 million and restricted cash of approximately $0.1 million. The Company’s accounts receivable of $1.5 million has been billed to its customers but has not been collected as of the balance sheet dates. As of the date of this prospectus, approximately $0.3 million, or 20%, of the accounts receivable balance as of September 30, 2025 has been collected. Such cash collection can be used to support the Company’s working capital needs. The Company also obtained loans from banks of approximately $1.4 million subsequent to September 30, 2025 in order to support the Company’s working capital needs.

The Company is attempting to improve its business profitability, its ability to generate sufficient cash flow from its operations to meet its operating needs on a timely basis, obtain additional working capital funds through debt and equity financing in order to meet its anticipated cash requirements. Based on the current operating plan, management believes that the cash from operations, existing cash, cash equivalents, and bank loans are sufficient to fund the Company’s operating activities, capital expenditures and other obligations for the next 12 months.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraphs and eventually secure other sources of financing and achieve profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Note 3 Summary of Significant Accounting Policies

(a) Basis of Presentation

The unaudited condensed consolidated financial statements of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP’’) and the rules of the Securities and Exchange Commission (“SEC”), for interim financial reporting and should be read in conjunction with the audited financial statements and notes that is included in elsewhere of this prospectus. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in elsewhere in this prospectus.

(b) Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE’s subsidiaries in which WFOE is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIE and the VIE’s subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considers whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company, through the WFOE holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

(c) Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to allowances for doubtful accounts, estimated useful lives and impairment of long-live assets, and revenue recognition. Actual results may differ materially from those estimates.

(d) Foreign Currency

The Company’s reporting currency is the United States dollars (“US$’’). The functional currency of the Company and the Company’s subsidiary incorporated in the Hong Kong Special Administrative Region (“HK’’ or “Hong Kong”) is the US$. The functional currency of the Company’s PRC subsidiary, the VIE and its subsidiaries is Renminbi (“RMB’’). The determination of the respective functional currency is based on the criteria of ASC Topic 830, Foreign Currency Matters.

The financial statements of the Company’s PRC subsidiary, the VIE and its subsidiaries are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the VIE and its subsidiaries are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Gains and losses resulting from the foreign currency transactions are recorded in the consolidated statements of operations and comprehensive loss during the year in which they occur.

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements in this prospectus:

	For the Six Months Ended September 30,		For the Year Ended
	2025	2024	March 31, 2025
Period/year-end spot rate	7.1190	7.0176	7.2567
Average rate	7.1947	7.2023	7.2163

(e) Cash and Restricted Cash

Cash consist of cash on hand and demand deposits placed with banks which are unrestricted as to withdrawal or use, and have original maturities less than three months.

Restricted cash consist of cash deposited with banks in conjunction with borrowings from banks. Restriction on the use of such cash is imposed by the banks and remains effective throughout the terms of the bank borrowings. Restricted cash is classified as current asset on the Company’s unaudited consolidated balance sheets, as all the balance is expected to be released to cash within the next 12 months from September 30, 2025.

(f) Accounts Receivable, Net

Accounts receivable, net mainly represent amounts due from customers and are recorded net of an allowance for doubtful accounts, if any. The Company, its wholly-owned subsidiaries, the VIE and its subsidiaries consider many factors in assessing the collectability of its accounts receivable, such as the age of the amounts due, the payment history, creditworthiness, and the financial condition of the debtor. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivables are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of September 30, 2025 and March 31, 2025, the allowance for doubtful accounts were $2,901,177 and $1,552,580, respectively.

(g) Inventories

Inventories comprise IT equipment, yet to deliver to customer at the end of the reporting period. Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in-first-out basis. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Write downs, if any, are recorded in cost of revenues in the unaudited condensed consolidated statements of operation and comprehensive loss.

As of September 30, 2025 and March 31, 2025, the Company, its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries had inventories in the amount of $62,770 and $59,077, respectively without any inventory write-down.

(h) Leases

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries lease office spaces which are classified as operating leases in accordance with ASC No.842, Leases (“Topic 842”). Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of its incremental borrowing rate.

At the commencement date, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. Operating lease expenses are recognized on a straight-line basis over the term of the lease. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of September 30, 2025 and March 31, 2025.

For short-term leases that have a lease term of 12 months or less, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries has elected to not recognize right-of-use assets and lease liabilities. Lease payments associated with these leases are expensed as incurred.

(i) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and impairment. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value (estimated at 5% of cost) over their estimated useful lives on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the period of the remaining lease term or their estimated useful lives, if shorter. The estimated useful lives are as follows:

Category	Estimated useful lives
Buildings	20 years
Electronic equipment	3-5 years
Office equipment	3-5 years
Motor vehicles	4-6 years

Expenditures for repairs and maintenance are expensed as incurred, whereas the costs of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the unaudited condensed consolidated statements of operation and comprehensive loss.

(j) Capitalized Software Development Costs, Net

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize costs to develop its software in accordance with ASC Topic 985 (“ASC 985”), Software. Software development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Company to develop, maintain, monitor and manage the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ products. Costs incurred for the development of software prior to the establishment of technological feasibility are expensed when incurred and are included in research and development expenses. Once a product has reached technological feasibility, all subsequent development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and documentation and only occurs when the product has a proven ability to operate. The amount of software development costs was amortized over the estimated life of the corresponding product, which is determined to be five years.

(k) Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(l) Long Term Deposits

Long term deposits represent deposits made by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries as a guarantee of performance which is required by certain government facilities. The deposits is usually 5% or 10% of the total contract amount and are paid at the inception of the contract. The deposits will be returned when the contractual warranty expires which is usually three years after the project is accepted by the customer.

As of September 30, 2025 and March 31, 2025, the balance of long term deposits were $80,214 and $98,811, respectively.

(m) Impairment of Long-lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had originally estimated. When these events occur, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. For the six months ended September 30, 2025 and 2024, there were no impairment of capitalized software.

(n) Fair Value of Financial Instruments

Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

Accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Short-term financial assets and liabilities of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries primarily consist of cash, restricted cash, accounts receivable, due from related parties, prepaid expenses and other current assets, short-term bank loans, accounts payable, due to related parties, accrued expenses and other current liabilities. As of September 30, 2025 and March 31, 2025, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

As of September 30, 2025 and March 31, 2025, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries did not have assets or liabilities measured at fair value on a recurring basis in periods subsequent to their initial recognition.

(o) Revenue Recognition

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries follow ASC 606, Revenue from Contracts with Customers (“ASC 606”), for revenue recognition. ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized, as performance obligations are satisfied.

The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries currently generate revenue from platform development, software customization and content development, license, personalized exercise book and MOTK Pro, and digitization services. Revenue recognition policies are discussed as following:

1. SmartExam® Solution

a Platform Development

The VIE and VIE’s subsidiaries contract with schools, local educational bureaus and business entities to provide SmartExam® solution to construct computer-based testing centers for a fixed price. Currently, the VIE and VIE’s subsidiaries construct testing centers for all eleven subjects through grade 7 to 12 of the China’s Academic Proficiency Assessment Test (“APT”). The SmartExam® platform development service is mainly to build, upgrade and transform the physical environment of the testing centers, which normally includes procurement of hardware, customization of software, installation and implementation of software and hardware. The VIE and VIE’s subsidiaries provide a perpetual license to its testing-taking software in the “SmartExam® Solution” upon transfer of the testing centers. The SmartExam® solution platform combines the A.I. algorithms and hardware including computers, test progress LCD, face recognition cameras, body sensing devices, and RFID card readers, and is capable of recognize the examinees, automatically assign seat for the examinees, generate exam questions and automatically assess the test results.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude its SmartExam® solution platform development contracts meet all five criteria under Step 1: identify contract with customers in accordance with ASC 606. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluate the SmartExam® solution platform development contracts to identify performance obligations. A performance obligation is a promise to transfer to the customer either 1) a good or service (or a bundle of goods or services) that is distinct; or 2) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider its promises to the customers include the construction of testing centers and providing a perpetual license to the testing-taking software. These two promises are capable of being distinct and separately identifiable in the contract.

For the construction of the testing centers, the VIE and VIE’s subsidiaries consider the goods or service promises in the contract include the hardware, customization of software, and installation and implementation of software and hardware. These goods or services are capable of being distinct because the customer can benefit from each of them on its own or together with other readily available resources. However, the promises to transfer these goods or services are not separately identifiable. The testing center is an integrated solution that includes test and exam question content, grading and evaluation, onsite management, training and supervision, and the VIE and VIE’s subsidiaries provide a significant service of integrating the hardware and software into the testing center that the customer has contracted for. Any separate delivery of hardware, software or installation and implementation of software and hardware cannot achieve customer’s the intended function that is, each of the promises represent the input into the testing center, which is the combined output which the customer has requested per the contract, thus the VIE and VIE’s subsidiaries treat them as a single performance obligation. The perpetual license provides customer the right to use the testing-taking software in the SmartExam® solution which has significant standalone functionality and does not require significant ongoing maintenance or effort from the VIE and VIE’s subsidiaries to assure the usefulness of the license. Accordingly, the VIE and VIE’s subsidiaries conclude each of its SmartExam® solution platform development contract contains two performance obligations which are a) the construction of testing centers and b) to provide the customer a perpetual license to its testing-taking software. The VIE and VIE’s subsidiaries allocate the fixed transaction price to each performance obligation based on their stand-alone selling price (“SSPs”). The customers sign acceptance to the VIE and VIE’s subsidiaries upon the transfer of the testing center and the VIE and VIE’s subsidiaries grant the perpetual license at the same time upon the acceptance of customers The VIE and VIE’s subsidiaries recognize revenue for the construction of testing center at a point in time when the performance obligation is satisfied which normally occur upon the acceptance of customers. For the perpetual license, the VIE and VIE’s subsidiaries consider the software license as a functional intellectual property since it has significant standalone functionality and recognizes the revenue at a point in time when such license is granted to the customer which normally occur at the point when customers accept the project.

For certain sales contracts, the customers require the VIE and VIE’s subsidiaries to provide a warranty for a period of 3 years after the completion of the implementation. The VIE and VIE’s subsidiaries determine that such product warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that a product will function as expected and comply with agreed-upon specifications. The VIE and VIE’s subsidiaries have not sold the warranty separately. Because of the nature of the projects, including contract owner inspections of the work both during construction and prior to acceptance, the VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

b Others

The VIE and VIE’s subsidiaries provide other SmartExam® Solution services, which include software customization, hardware sales and other comprehensive professional testing services, including test registration, test paper sampling, test center evaluation, and etc. The promised services in each contract are generally combined as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The revenue generated from these services are either recognized over the time or at a point in time if the satisfaction of the performance obligation does not meet any of the criteria to be recognized over the time. For revenue recognized over the time, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries measure the progress using the output method. For revenue recognized at a point in time, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognized the revenue when control of the service or products is transferred to the customer.

2. SmartHomework® Solution

a Platform Development

The VIE and VIE’s subsidiaries also contract with schools and local educational bureaus to provide SmartHomework® solution for a fixed price. The SmartHomework® platform development service is mainly to build, upgrade and transform the physical environment of the A.I. Study Room, which provides the customers a comprehensive combination of hardware and software including advanced OCR optical handwriting and graph recognition, knowledge point structural diagramming, and contents of the K-12 exercise question bank. The VIE and VIE’s subsidiaries provide a perpetual license to its proprietary academic evaluation technology, A.I. algorithms and contents of the online academic exercise question bank (in combination the SmartHomework® Solution) upon transfer of the A.I. Study Room. After the transfer of the A.I. Study Room, the VIE and VIE’s subsidiaries also provide unspecified software updates on a when-and-if-available basis which update the content of question bank, address security issues when they occur and address minor bugs discovered, and certain software-related cloud services including data collection, data cleaning, data modeling and data analysis under SmartHomework® Solution.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude the SmartHomework® solution platform development contracts with schools and local educational bureaus meet the criteria to be contracts with customers in accordance with ASC 606. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider its promises to the customers include the construction of the A.I. Study Room, providing a perpetual license and providing updates, cloud-based services associated with the software. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have identified up to four performance obligations for each of the platform development contract under SmartHomework® solution product line, which are a) the construction of A.I. Study Room and b) to provide a perpetual software license with the rights to use all the content and proprietary technology under SmartHomework® solution c) to provide certain software-related cloud services under SmartHomework® solution d) to provide the when-and-if-available software updates.

For the construction of the A.I. Study Room, similar to the construction of the testing centers under SmartExam® solution, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the promises to transfer the goods or services are capable of being distinct but not separately identifiable. The A.I. Study Room is a “retail outlet” of the comprehensive online interactive learning and A.I. big data platform and VIE and VIE’s subsidiaries provide a significant service of integrating the hardware and software into the A.I. Study Room that the customer has contracted for. Any separate delivery of hardware, software or installation and implementation of software and hardware cannot achieve the customer’s intended function that is, each of the promises represent the input into the A.I. Study Room, which is the combined output which the customer has requested per the contract, thus the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries treat them as a single performance obligation.

The fixed transaction price is allocated among these performance obligations based on their SSPs. Because the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries lack observable prices for the software-related cloud services and when-and-if-available software updates, the allocation of revenue is based on the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ estimated SSPs. The customers sign acceptance to VIE and VIE’s subsidiaries upon the transfer of the A.I. Study Room and VIE and VIE’s subsidiaries grant the perpetual license at the same time upon the acceptance of customers. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize revenue for the construction of A.I. Study Room at a point in time when the performance obligation is satisfied which normally occur upon the acceptance of customers. For the perpetual license, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the software license as a functional intellectual property since it has significant standalone functionality and recognizes the revenue at a point in time when such license is granted to the customer which is normally occurred at the point when customers accept the project. Revenue allocated to the software-related cloud services and unspecified software updates is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided. Revenue from the software-related cloud services and unspecified software updates are immaterial for the six months ended September 30, 2024 and 2023.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ process for determining estimated SSPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. Should future facts and circumstances change, the estimated SSPs and the future rate of related amortization for the software-related cloud services and unspecified software updates could change. Factors subject to change include the nature of the software-related cloud services and unspecified software updates, their estimated value and the estimated period they are expected to be provided.

For certain sales contracts, the customers require VIE and VIE’s subsidiaries to provide a warranty for a period of 3 years after the completion of the implementation. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determine that such product warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that a product will function as expected and comply with agreed-upon specifications. VIE and VIE’s subsidiaries have not sold the warranty separately. Because of the nature of the projects, including contract owner inspections of the work both during construction and prior to acceptance, VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

b Software Customization and Content Development

The VIE and VIE’s subsidiaries provide software customization and content development services based on customers’ specifications. Contracts of this revenue stream generally do not contain significant financing components or variable consideration. The promised services in each service contract are combined and accounted for as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The Company recognizes revenue from its software customization and content development service contracts at a point of time when the customers accept the customized software and / or content when the control of such software and / or content is transferred to the customer. Additionally, the Company provides product warranty on customized software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. No warranty is provided for customized content delivered. VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

c License

The VIE and VIE’s subsidiaries also enter into separate license agreement for license of the proprietary academic evaluation technology and A.I. algorithms, as well as sell contents of the academic exercise question bank to other educational service providers and educational technology companies. Customers purchase the right to access the cloud-based contents under time-based arrangement, which is generally one year. The VIE and VIE’s subsidiaries recognize revenue ratably over the respective term of agreement.

d Personalized Exercise Book and MOTK Pro

The VIE and VIE’s subsidiaries provide print version of SmartHomework® exercise book, which provide personalized exercises to students with subscription charged to the students per semester. The digitized SmartHomework® content, including the personalized exercise book, is covered by the SmartHomework® solution platform contracts between the VIE and VIE’s subsidiaries and the schools or local governmental bureau. Students are able to access to the contents through authorized hardware in school. The print version of SmartHomework® exercise books allow students to have a similar access when they are outside the campus. During the subscription period, personalized exercise book is delivered in paper-based format on a daily or weekly basis. Revenue is generally recognized ratably over the contract term beginning on the commencement date of each contract, which is the date the student is granted access to the print function.

VIE and VIE’s subsidiaries also provide a premium version of SmartHomework® program, called MOTK pro, with a typical annual subscription to students. This premium service cover all subject fields with unlimited access during the subscription period to the cloud-based contents from personal devices, such as personal smart phones or tablet. The VIE and VIE’s subsidiaries also sell the MOTK pro through many nationwide corporations, who are considered as MOTK Pro business partners. Revenue for sales of MOTK pro is recognized ratably over the subscription period, which starts on the date when the students activate the account and the content is made available to students.

d Digitization Services

The VIE and VIE’s subsidiaries provide digitization services to publishers, which convert the paper-based studying and exercise books into digital format. The VIE and VIE’s subsidiaries conclude there is only one performance obligation in each of the contracts with customers within this revenue stream, which is to provide digitization services to publishers. Revenues are recognized at a point in time when the VIE and VIE’s subsidiaries complete its digitalization service and the customer receives the fully digitalized materials.

The following table identifies the disaggregation of revenue for the six months ended September 30, 2025 and 2024, respectively:

	For the Six Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
SmartExam® Solution
a. Platform development	$—	$212,790
b. Others	—	249,527
SmartHomework® Solution
a. Platform development	—	159,127
b. Software customization and content development	303,121	1,089,680
c. License	—	—
d. Personalized exercise book and MOTK Pro	1,422	33,762
e. Digitization services	—	2,364,803
Others	44,664	—
Total revenues	$366,256	$4,109,689

The following table summarizes disaggregated revenue from contracts with customers by timing of revenue recognition for the six months ended September 30, 2025 and 2024, respectively:

	For the Six Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Services transferred at a point in time
Revenue from platform development	$—	371,917
Revenue from customized software and content development	303,121	1,339,207
Revenue from digitization services	—	2,364,803
Revenue from others	61,713	—
Services transferred over time
Revenue from license and others	—	—
Revenue from personalized exercise book and MOTK Pro	1,422	33,762
Total revenues	$366,256	$4,109,689

Contract Assets and Contract Liabilities

Contract assets include deferred contacts costs and contract liabilities include deferred revenue.

Deferred contracts costs

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries capitalize incremental costs incurred to fulfill contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ capitalized costs consist primarily of setup costs for each customer, which are incurred to satisfy stand-ready obligation to provide access to the connected offerings. These contract costs are recorded as cost of revenue upon the recognition of the related revenue. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates.

As of September 30, 2025 and March 31, 2025, VIE and VIE’s subsidiaries had deferred contract costs in the amount of $307,983 and $63,392, respectively. Amortization of deferred contract cost that charged to cost of revenue were $61,565 and $97,561, respectively for the six months ended September 30, 2025 and 2024. As of September 30, 2025 and March 31, 2025, no impairment allowance was recorded.

Deferred revenue

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ deferred revenue primarily consists of consideration paid by customers before the related performance obligation is satisfied. As of September 30, 2025 and March 31, 2025, VIE and VIE’s subsidiaries had deferred revenue of $204,594 and $135,737, respectively.

(p) Cost of Revenues

Cost of revenues consists of cost of inventory, staff payroll, amortization of intangible assets, bandwidth leasing costs, payments to various channels for promotion and other direct costs of providing these services or goods.

(q) Research and Development

Research and development expenses include payroll expenses, employee benefits, rental expenses and amortization and other expenses in associated with research and development functions. Costs incurred for the development of software prior to the establishment of technological feasibility and costs incurred for maintenance after the software are available for marketing are expensed when incurred and are included in research and development expenses.

(r) Income Tax

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest relating to income taxes were incurred during the six months ended September 30, 2025 and 2024. The Company does not believe there was any uncertain tax provision at September 30, 2025 and March 31, 2025.

(s) Value-Added Tax (“VAT”)

WFOE, Jiangxi Ruanyun and Jiangxi Ruanyun’s subsidiaries are subject to VAT for providing services and sales of products and VAT is reported as a deduction to revenue when incurred.

The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of services provided and sales of products (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

(t) Non-controlling Interest

A non-controlling interest in a subsidiary of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries represent the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries. Non-controlling interests are presented as a separate component of equity on the unaudited condensed consolidated balance sheet and net income and comprehensive income (loss) attributable to non-controlling interests are presented in the unaudited condensed consolidated statement of operations and comprehensive loss.

(u) Loss per Share

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries compute earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no dilutive shares in the six months ended September 30, 2025 and 2024.

(v) Segment Information

Operating segments are defined as components as an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ CODM has be identified as the CEO, who reviews consolidated results including revenue, gross profit and operating profit at a consolidate level only ad does not distinguish between services for the purpose of making decision about resources allocation and performance assessment. As such, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries concluded that it has one operating segment and one reporting segment. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries operate solely in the PRC and all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries long-lived assets are located in the PRC.

(w) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 13.

(x) Risk and Uncertainties

Political and economic risk

The operations of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries are located in the PRC. Accordingly, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ results may be adversely affected by changes in the political, regulatory, and social conditions in the PRC. Although the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Concentration of customers and suppliers

The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the six months ended September 30, 2025, two major customers accounted for 21% and 11% of the total revenue, respectively. For the six months ended September 30, 2024, two major customers accounted for 48% and 22% of the total revenue, respectively. As of September 30, 2025, two major customers accounted for 22% and 21% of accounts receivable due from third parties. As of March 31, 2025, two major customers accounted for 20% and 19% of accounts receivable.

For the six months ended September 30, 2025, three vendors accounted for 22%, 16%, and 11% of the total purchases. For the six months ended September 30, 2024, four vendors accounted for 17%, 13%, 13% and 11% of the total purchases.

As of September 30, 2025, one vendor accounted for 10% of the accounts payable, respectively. As of March 31, 2025, five vendors accounted for 21%, 14%, 12% and 11% of the Company’s accounts payable.

Concentration of credit risk

Assets that potentially subject the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries to significant concentrations of credit risk primarily consist of cash and accounts receivable. As of September 30, 2025 and March 31, 2025, substantially all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ cash were held by reputable financial institutions located in the PRC which management believes are of high credit quality and financially sound based on public available information.

Accounts receivable are typical unsecured and derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries perform on customers and its ongoing monitoring process of their outstanding balances. Although accounts receivable are generally unsecured, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the credit risk of accounts receivable is low.

Currency risk

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ operational transactions and its assets and liabilities are primarily denominated in RMB, which is not freely convertible into foreign currencies. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ cash denominated in RMB are subject to such government. The value of the RMB is subject to changes in the central government policies and international economic and political developments that affect the supply and demand of RMB in the foreign exchange market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the ‘‘PBOC’’). Remittances from China in currencies other than RMB by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance. As the Company does not have significant transactions between its PRC subsidiary and the VIE, the Company considers that the risk associated with the foreign exchange transactions is low.

(z) Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation.

(aa) Recent Accounting Pronouncements

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The ASU provides a practical expedient and accounting policy election for measuring expected credit losses on certain trade receivables and contract assets arising under ASC 606. The amendments are effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its measurement of expected credit losses.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805): Identification of the Accounting Acquirer When the Legal Acquiree Is a Variable Interest Entity. The ASU revises the guidance in ASC 805 on identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE), with the objective of improving comparability between business combinations that involve VIEs and those that do not. ASU 2025-03 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the standard to determine the impact of adoption on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires public companies to disclose, in the notes to financial statements, specified information about certain costs and expenses at each interim and annual reporting period. Additionally, companies will need to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. ASU 2024-03 should be applied prospectively to financial statements issued for reporting periods beginning after the effective date, but entities may elect to apply the ASU retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have material impact on the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ consolidated financial position, statements of operations, and cash flows.

Note 4 Accounts Receivable, Net

	September 30,	March 31,
	2025	2025
	(Unaudited)
Accounts receivable	$4,391,451	$4,862,723
Less: Allowance for doubtful accounts	(2,901,177)	(1,552,580)
Accounts receivable, net	$1,490,274	$3,310,143

The following table represent the movement of the allowance for doubtful accounts:

	September 30,	March 31,
	2025	2025
	(Unaudited)
Balance at the beginning of the period/year	$1,552,580	$1,159,182
Additions charged to bad debt expense	1,304,692	401,448
Foreign exchange loss	43,905	(8,050)
Balance at the end of the period/year	$2,901,177	$1,552,580

As of the date of this prospectus, approximately $0.3 million, or 20%, of the accounts receivable balance as of September 30, 2025 has been collected.

Note 5 Prepaid Expenses and Other Current Assets

	September 30,	March 31,
	2025	2025
	(Unaudited)
Prepaid expenses	$49,852	$68
Other current assets	85,696	35,855
Prepaid expenses and other current assets	$135,548	$35,923

Note 6 Deposit for long-term investment

On April 1, 2025, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries entered into a equity investment agreement with LARVO NET SDN.BHD. (“Larvo”) for RMB 4,200,000 for 9.5% of Larvo’s equity. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries deposited its capital contribution to Larvo within 10 workings days of signing the investment agreement. As of September 30, 2025, Larvo has yet to execute the change of the shareholders record, pending on some logistic issue. The change is expected to be completed in June 2026. As a result, the amount paid is presented in the consolidated balance sheet as of September 30, 2025, under the line item “Deposit for Investment in Joint Venture.”

Note 7 Property and Equipment, Net

	September 30,	March 31,
	2025	2025
	(Unaudited)
Electronic equipment	$439,207	$405,439
Building	398,651	391,086
Office equipment	69,732	67,847
Motor vehicles	185,479	181,959
Total property and equipment	1,093,069	1,046,332
Less: Accumulated depreciation	(622,222)	(586,018)
Total property and equipment, net	$470,847	$460,314

Depreciation expenses were $25,355 and $14,936 for the six months ended September 30, 2025 and 2024, respectively.

Note 8 Capitalized Software Development Cost, Net

	September 30,	March 31,
	2025	2025
	(Unaudited)
Software Development Cost	$2,867,177	$2,812,770
Less: Accumulated amortization	(2,730,013)	(2,610,604)
Capitalized software development cost, net	$137,164	$202,166

Amortization expenses were $68,187 and $149,679 for the six months ended September 30, 2025 and 2024, respectively.

The following is a schedule, by fiscal years, of amortization amount of capitalized software development cost as of September 30, 2025:

2026	$98,772
2027	10,969
2028	10,969
2029	10,969
Thereafter	5,485
Total	$137,164

Note 9 Short-term Bank Loans

Short-term bank loans from:	September 30,	March 31,
	2025	2025
	(Unaudited)
Bank of China(1)	$351,173	$551,215
Bank of Beijing(2)	1,404,692	1,378,037
GanZhou Bank(3)	1,403,287	1,376,659
Bank of Communication(4)	1,123,753	1,102,429
Total	$4,282,905	$4,408,340

(1) In March 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of China of RMB4,000,000 ($0.5 millions) bearing an interest rate of 3.45% per annum. The loan was guaranteed by Ms. Yan Fu, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

(2) In May 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Beijing of RMB10,000,000 ($1.4 millions) bearing an interest rate of 3.60% per annum. The loan was guaranteed by Ms. Fu Yan, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

(3) In November 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Ganzhou Bank for RMB9,990,000 ($1.4 million) at an annual interest rate of 3.85%. This loan was also pledged with a property of Jiangxi Ruanyun and guaranteed by Ms. Fu Yan, our Director and Chief Executive Officer and CEO of Jiangxi Ruanyun.

(4) In August 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Communication of RMB8,000,000 ($1.1 millions) bearing an interest rate of 3.00% per annum. The loan was guaranteed by Ms. Fu Yan, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

The weighted average interest rate for the bank loans was approximately 3.46% and 3.78% for the six months ended September 30, 2025 and 2024, respectively. For the six months ended September 30, 2025 and 2024, interest expense related to the bank loans amounted to $75,128 and $57,962 respectively.

Note 10 Accrued expenses and other liabilities

	September 30,	March 31,
	2025	2025
	(Unaudited)
Payroll payable	$174,093	$156,932
VAT and other taxes payable	197,855	245,739
Other payable	1,537,666	315,656
Accrued Expenses and Other Current Liabilities	$1,909,560	$718,327

Note 11 Income Tax

a) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazette on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%. Payments of dividends by the Hong Kong subsidiary to the Company is not subject to withholding tax in Hong Kong.

PRC

The Company’s PRC subsidiary, the VIE and its subsidiaries were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. For the six months ended September 30, 2024 and 2023, Shenzhen Ruanyun, Jiangxi Alphabet, Huizuoye and WFOE were qualified as “Small Enterprise with Low Profit” entities in accordance with PRC tax laws. These entities received a preferential income tax rate of 5% and a preferential income tax rate of 2.5%, respectively. Jiangxi Ruanyun was recognized as a “high and new technology enterprise” and received a preferential income tax rate of 15% for a period from 2021 to December 31, 2023.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

The components of loss before income taxes are as follows:

	For the Six Months Ended September 30,
	2025	2025
	(Unaudited)	(Unaudited)
Non PRC	$—	$—
PRC	(4,569,013)	(680,241)
	$(4,569,013)	$(680,241)

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had no current or deferred income tax expenses or benefits for the six months ended September 30, 2025 and 2024.

Reconciliation of the differences between PRC statutory income tax rate and the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ effective income tax rate for the six months ended September 30, 2024 and 2023 are as follows:

	For the Six Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Statutory income tax rate	25.00%	25.00%
Increase (decrease) in effective income tax rate resulting from
Preferential tax rate in China(1)	(12.41%)	(13.24%)
Non-deductible expenses	(0.28%	(0.80%)
Additional deduction of research and development expenses	1.08%	8.41%
Change in valuation allowance	(13.39%)	(19.37%)
Effective tax rate	—	—

(1) WFOE and VIE’s subsidiaries Shenzhen Ruanyun, Jiangxi Alphabet and Huizuoye are subject to a favorable tax rate of 5% for the year ended December 31, 2020 and a favorable tax rate of 2.5% starting from January 1, 2021. Jiangxi Ruanyun was recognized as a high-tech enterprise and received a preferential income tax rate of 15%. For the six months ended September 30, 2025 and 2024, the tax saving as the result of the favorable tax rate amounted to nil and nil respectively, and per share effect of the favorable tax rate were nil and nil.

b) Deferred tax assets

 The principle components of deferred tax assets and deferred tax liabilities are as follows:

	September 30,	March 31,
	2025	2025
	(Unaudited)
Deferred tax assets
Allowance for doubtful accounts receivables and other receivables	$195,704	$59,881
Net operating loss carrying forwards	2,629,501	2,139,793
Total deferred tax assets	2,825,205	2,199,674

Less: Valuation allowance	(2,825,208)	(2,199,674)
Deferred tax assets, net	$—	$—

In assessing the recoverability of its deferred tax assets, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider whether some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

As of September 30, 2025 and March 31, 2024, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries incurred accumulated net operating losses. As of September 30, 2025, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had net operating loss carry forwards of approximately $20,050,393 derived from entities in the PRC, which can be carried forward per tax regulation to offset future taxable income. The PRC taxable losses will expire from 2022 to 2026 if not utilized.

The management believes that it is more likely than not that the accumulated net operating losses and other deferred tax assets will not be utilized in the foreseeable future. Accordingly, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have provided full valuation allowance for the deferred tax assets as of September 30, 2025 and March 31, 2025.

The changes in valuation allowance as of September 30, 2025 and March 31, 2025 are as follows:

	September 30,	March 31,
	2025	2025
	(Unaudited)
Balance at the beginning of the period/year	$2,199,674	$2,283,883
Additions(reversal) of valuation allowance	541,322)	(84,209)
Foreign currency translation adjustments	84,209	—
Balance at the end of the period/year	$2,825,205	$2,199,674

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position as of September 30, 2025 and March 31, 2025.

Note 12 Equity

Ordinary Shares

When the Company was incorporated in the Cayman Islands on March 11, 2021, 10,000,000,000 (pre-share consolidation) ordinary shares were authorized and 60,000,000 (pre-share consolidation) were issued to the shareholders at a par value of $0.0001 (pre-share consolidation) each.

On October 17, 2022, Ruanyun, with the approval of its board of directors and shareholders, effected a 1-for-2 share consolidation of all of its issued and unissued ordinary shares, or the share consolidation, whereby each two ordinary shares of par value of $0.0001 each were consolidated into one ordinary share of par value of $0.0002 each, following which the share capital of Ruanyun was $1,000,000 divided into 5,000,000,000 shares with a par value of $0.0002 each. Any and all fractional shares were rounded up to the nearest whole share. As of the date of this prospectus, 37,280,004 ordinary shares of Ruanyun are issued and outstanding. The Company has retroactively restated all share and per share data for all of the periods presented to reflect the share consolidation.

On April 7, 2025, the Company completed its initial public offering of 3,750,000 ordinary shares at a public offering price of $4.00 per share. On April 17, 2025, the Company received net proceeds from the offering of approximately $13.5 million.

As noted in Note 1 “Organization and Principal Activities”, the incorporation and issuance of ordinary shares are part of the reorganization and are presented as if the transaction became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Non-controlling interest

As of September 30, 2025, the Company’s non-controlling interest represented 28.6% equity interest of Jiangxi Alphabet, 35.0% and 49.0% of Huizuoye. As of March 31, 2025, the Company’s non-controlling interest represented 28.6% equity interest of Jiangxi Alphabet, 35.0%, 49.0% of Huizuoye and 51.0% of Mengyun.

Note 13 Related Party Balance and Transactions

(a)	Related parties

Name of related parties	Relation with the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries

Ms. Yan Fu	The Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun

Mr. Cong Zhao	The Company’s chief technology officer

Mr. Linhua Wan	A management staff of the Jiangxi Alphabet

Mr. Xili Huang	A majority shareholder of Jiangxi Yiluyun Technology Co., Ltd.

(b)	The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had the following related party balances as of September 30, 2025 and March 31, 2025:

	September 30,	March 31,
	2025	2025
	(Unaudited)
Amount due from related parties:
Mr. Cong Zhao(1) (2)	$10,957	$—
Ms. Xing Xie(1)	—	5,512
Mr. Xili Huang(1)	6,012	5,898
	$16,969	$11,410

Amount due to related parties:
Ms. Yan Fu(3)	$46,012	$43,289

	For the Six Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Interest paid to related parties:
Ms. Yan Fu(3)	$—	$7,252

(1) All balances with the related parties as of September 30, 2025 and March 31, 2025 were unsecured, interest-free and had no fixed terms of repayments.

(2) The amounts due from Mr. Cong Zhao were advances made for a business project.

(3) The amounts due to Ms. Yan Fu primarily consisted of (1) the operating lease expenses paid on behalf of the Company by Ms. Yan Fu and (2) sales commissions owed her.

Note 14 - Commitments

a)	Operating lease commitments

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries leases offices under non-cancelable operating lease agreements. As of September 30, 2025 and March 31, 2025, all of the leases were no longer than twelve months.

b)	Capital and other commitments

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries did not have material capital and other commitments as of September 30, 2025.

Note 15 Subsequent Events

In November 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Jiangxi of RMB9,990,000 ($1,423,564) bearing an interest rate of 3.85% per annum. The loan was guaranteed by Ms. Fu Yan, the Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun Technology Co., Ltd.

On December 15, 2025, the Company established Soft Cloud Smart Technology Company, a wholly owned subsidiary registered in Saudi Arabia, in connection with its international expansion initiatives.

On April 7, 2026, the Company completed an equity financing to issue and sell a total of 1.7 million ordinary shares at the price of $1.00 per share for gross proceeds of approximately $1.73 million.

On April 30, 2026, the Company established Formind Global Holdings Sdn. Bhd., a wholly owned subsidiary registered in Malaysia. in connection with its international expansion initiatives.

In April 2026, Jiangxi Ruanyun entered into a license agreement with Link Door Smart Company, or Link Door, a Saudia Arabia based entity 75% owned by Ms. Yan Fu, the Company’s chief executive officer, and 25% owned by Mr. Cong Zhao, the Company’s chief technology officer, to deploy the HanLink platform in Saudi Arabia for a fixed license fee of RMB 10,000 for the initial customer arrangement, and in January 2026, Soft Cloud Smart Technology Company entered into a regional services and support agreement with Link Door for related implementation and support services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Ruanyun Edai Technology Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ruanyun Edai Technology Inc. and its subsidiaries (the “Company”) as of March 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years ended March 31, 2025 and 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years ended March 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2023.

PCAOB ID Number 3487

Singapore

July 31, 2025

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of March 31,
	2025	2025
Assets
Current assets
Cash	$2,668,147	$673,397
Restricted cash	112,417	125,561
Accounts receivable, net	1,490,274	3,310,143
Due from related parties	16,969	11,410
Inventories	62,770	59,077
Deferred contract costs	307,983	63,392
Prepaid expenses and other current assets	4,635,548	35,923
Deposit for long-term investment	4,200,000	—
Total current assets	13,494,108	4,278,903

Non-current assets
Property and equipment, net	470,847	460,314
Capitalized software development cost, net	137,164	202,166
Deferred offering cost	—	838,804
Long term deposits	80,214	94,811
Total non-current assets	688,225	1,596,095

Total assets	$14,182,333	$5,874,998

LIABILITIES
Current liabilities
Short-term bank loans	$4,282,905	$4,408,340
Accounts payable	429,649	1,075,456
Deferred revenue	204,594	135,737
Due to related parties	46,012	43,289
Accrued expenses and other liabilities	2,168,951	718,327
Total Current and Total Liabilities	7,132,111	6,381,149

COMMITMENTS

EQUITY
Ordinary shares ($0.0002 par value, 5,000,000,000 shares authorized, 33,750,004 and 30,000,004 shares issued and outstanding as of September 30, 2025 and March 31, 2025)	6,750	6,000
Additional paid-in capital	27,190,636	15,210,301
Accumulated deficit	(20,192,106)	(15,630,351)
Accumulated other comprehensive income	390,515	252,250
Total Ruanyun Edai Technology Inc.’s shareholders’ equity (deficit)	7,395,795	(161,800)

Non-controlling interest	(345,573)	(344,351)
Total Equity (Deficit)	7,050,222	(506,151)

Total liabilities and equity (deficit)	$14,182,333	$5,874,998

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the Six Months Ended September 30,
	2025	2024

REVENUE	$366,256	$4,109,689
COST OF REVENUE	(270,367)	(2,378,330)
GROSS PROFIT	95,889	1,731,359

OPERATING EXPENSES
Selling expenses	(910,724)	(1,027,469)
General and administrative expenses	(2,434,355)	(749,799)
Research and development expenses	(455,866)	(513,461)

Total operating expenses	(3,800,945)	(2,290,729)

Loss from operations	(3,705,056)	(559,370)

Interest expense, net	(34,358)	(121,058)
Government subsidy	1,164	—
Other income (expense), net	(830,763)	(187)

LOSS BEFORE INCOME TAXES	(4,569,013)	(680,241)

Income tax expenses	—	—

NET LOSS	(4,569,013)	(680,241)

Net loss attributable to non-controlling interests	(7,258)	(63,337)

NET LOSS ATTRIBUTABLE TO RUANYUN SHAREHOLDERS	(4,561,755)	(616,904)

COMPREHENSIVE LOSS
Net loss	(4,569,013)	(680,241)
Foreign currency translation adjustment	(144,301)	(17,062)
Comprehensive loss	(4,713,314)	(697,303)
Less: comprehensive loss attributable to non-controlling interests	(13,294)	(69,007)
COMPREHENSIVE LOSS ATTRIBUTABLE TO RUANYUN SHAREHOLDERS	$(4,700,020)	$(628,296)

Loss per ordinary share - basic and diluted	$(0.14)	$(0.02)

Weighted average number of shares - basic and diluted	33,586,070	30,000,004

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2025	2024
Assets
Current assets
Cash	$673,397	$1,101,235
Restricted cash	125,561	126,194
Accounts receivable, net	3,310,143	1,785,304
Due from related parties	11,410	37,506
Inventories	59,077	210,259
Deferred contract costs	63,392	379,284
Prepaid expenses and other current assets	35,923	269,339
Total current assets	4,278,903	3,909,121
Non-current assets
Property and equipment, net	460,314	405,365
Capitalized software development cost, net	202,166	357,264
Deferred offering Cost	838,804	441,067
Long term deposits	94,811	105,917
Total non-current assets	1,596,095	1,309,613
Total assets	$5,874,998	$5,218,734
LIABILITIES
Current liabilities
Short-term bank loans	$4,408,340	$2,471,374
Accounts payable	1,075,456	1,813,561
Deferred revenue	135,737	434,717
Due to related parties	43,289	63,403
Accrued expenses and other liabilities	718,327	406,540
Total current liabilities	6,381,149	5,189,595
Total non-current liabilities	—	—
Total liabilities	6,381,149	5,189,595
COMMITMENTS AND CONTINGENCIES
EQUITY
Ordinary shares (US$0.0002 par value, 5,000,000,000 shares authorized,
30,000,004 shares issued and outstanding as of March 31, 2025 and 2024)	6,000	6,000
Additional paid-in capital	15,210,301	15,210,301
Accumulated deficit	(15,630,351)	(15,233,789)
Accumulated other comprehensive income	252,250	257,751
Total Ruanyun Edai Technology Inc.’s shareholders’ (deficit) equity	(161,800)	240,263
Non-controlling interest	(344,351)	(211,124)
Total (Deficit) Equity	(506,151)	29,139
Total liabilities and equity	$5,874,998	$5,218,734

The accompanying notes are an integral part of these consolidated financial statements.
* Retroactively restated to reflect the Company’s 1-for-2 share consolidation effective on October 17, 2022

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended March 31,	For the Years Ended March 31,
	2025	2024

Revenues from third parties	$6,685,387	$9,154,072
Total revenues	6,685,387	9,154,072
Cost of revenues	(2,892,516)	(6,216,933)
Gross profit	3,792,871	2,937,139
Operating expenses
Selling and marketing expenses	(1,784,837)	(2,368,737)
General and administrative expenses	(1,563,423)	(1,438,046)
Research and development expenses	(930,904)	(1,251,593)
Total operating expenses	(4,279,164)	(5,058,376)
Loss from operations	(486,293)	(2,121,237)
Finance cost, net	(153,869)	(203,779)
Government subsidy	11,811	264,250
Other income (expense), net	108,644	(43,308)
Loss before income taxes	(519,707)	(2,104,074)
Income tax expenses	(16)	—
Net loss	(519,723)	(2,104,074)
Net loss attributable to non-controlling interests	(123,161)	(97,948)
Net loss attributable to common shareholders	(396,562)	(2,006,126)
COMPREHENSIVE LOSS
Net loss	(519,723)	(2,104,074)
Unrealized foreign currency translation loss	(15,567)	(20,450)
Comprehensive loss	(535,290)	(2,124,524)
Less: comprehensive loss attributable to non-controlling interests	(133,227)	(74,959)
Comprehensive loss attributable to common shareholders	$(402,063)	$(2,049,565)
Weighted average number of ordinary share outstanding
Basic and Diluted*	30,000,004	30,000,004
Loss per share
Basic and Diluted	$(0.01)	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements.
* Retroactively restated to reflect the Company’s 1-for-2 share consolidation effective on October 17, 2022

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

					Accumulated Other	Total
	Ordinary Shares		Additional Paid-in	Accumulated	Comprehensive	Shareholders’	Non-controlling	Total
	Shares*	Amount	Capital	Deficit	Income	(Deficit) Equity	Interest	Equity

As of March 31, 2023	30,000,004	$6,000	$15,210,301	$(13,227,663)	$301,190	$2,289,828	$(136,165)	$2,153,663
Net loss	—	—	—	(2,006,126)	—	(2,006,126)	(97,948)	(2,104,074)
Foreign currency translation adjustment	—	—	—	—	(43,439)	(43,439)	22,989	(20,450)
As of March 31, 2024	30,000,004	$6,000	$15,210,301	$(15,233,789)	$257,751	$240,263	$(211,124)	$29,139
Net loss	—	—	—	(396,562)	—	(396,562)	(123,161)	(519,723)
Foreign currency translation adjustment	—	—	—	—	(5,501)	(5,501)	(10,066)	(15,567)
As of March 31, 2025	30,000,004	$6,000	$15,210,301	$(15,630,351)	$252,250	$(161,800)	$(344,351)	$(506,151)

The accompanying notes are an integral part of these consolidated financial statements.
* Retroactively restated to reflect the Company’s 1-for-2 share consolidation effective on October 17, 2022

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,	For the Years Ended March 31,
	2025	2024
Cash Flows From Operating Activities:
Net loss	$(519,723)	$(2,104,074)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from disposal of property and equipment	—	(29,526)
Loss from written off property and equipment	11	—)
Depreciation and amortization	241,218	414,915
Provision for credit losses	401,833	414,577
Changes in operating assets and liabilities:
Accounts receivable	(1,943,829)	1,305,607
Inventories	150,967	(66,308)
Deferred contract costs	315,747	5,105
Due from related parties	26,052	(30,516)
Prepayments and other current assets	232,979	(112,880)
Long term deposits	10,633	(19,338)
Accounts payable	(733,088)	(676,544)
Deferred revenue	(298,462)	201,427
Due to related parties	(19,906)	31,057
Accrued expenses and other liabilities	315,580	(132,949)
Net cash used in operating activities	(1,819,988)	(799,447)

Cash flows from investing activities
Acquisition of property and equipment	(144,366)	(4,395)
Capital injection from minority shareholder	(18,413)	69,763
Net cash provided by (used in) investing activities	(162,779)	65,368

Cash Flows From Financing Activities:
Proceeds from bank loans	4,710,170	2,778,912
Repayment of bank loans	(3,152,082)	(2,640,782)
Net cash provided by financing activities	1,558,088	138,130

Effect of exchange rate changes on cash	(3,792)	(89,027)

Net decrease in cash	(428,471)	(684,976)
Cash at beginning of the year	1,227,429	1,912,405
Cash at end of the year	798,958	$1,227,429
Supplemental Cash Flow Information
Cash paid for interest expense	197,954	125,303

The following table identifies the balance sheet line items included in cash, cash equivalents, and restricted cash presented in the consolidated statements of cash flows:
Cash	$673,397	$1,101,235
Restricted cash	125,561	126,194
Total	$798,958	$1,227,429

The accompanying notes are an integral part of these consolidated financial statements.

RUANYUN EDAI TECHNOLOGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1- Organization and Principal Activities

Ruanyun Edai Technology Inc. (‘‘Ruanyun’’ or the ‘‘Company’’) was incorporated in the Cayman Islands on March 11, 2021. Ruanyun, through its wholly-owned subsidiaries, the variable interest entity (“VIE”) and the VIE’s subsidiaries is primarily engaged in providing online academic exercise question banks with A.I. capability and homework, and on-demand lectures and evaluation that cover all K-12 subject fields and grade level. The Company does not conduct any substantive operations of its own but conducts its primary business operations through its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries in the People’s Republic of China (‘‘PRC’’ or “China”).

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries.

Reorganization

On March 11, 2021, the Company was incorporated with limited liability under the laws of the Cayman Islands.

On December 24, 2020, Soft Cloud Technology Limited (“Soft Cloud”) was established in accordance with the law and regulations of Hong Kong and subsequently become the wholly-owned subsidiary of the Company. Soft Cloud is a holding company and holds all the equity interests of Rollingthunder Technology (Jiangxi) Co., Ltd (“WFOE”), which was established in the PRC on January 19, 2021.

Jiangxi Ruanyun Technology Co., Ltd. (“Jiangxi Ruanyun) was established on March 27, 2012 under the laws of the PRC. Its main operation includes A.I. database and testing center development.

Jiangxi Ruanyun formed the following subsidiaries subsequent to its establishment:

●	Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch) (“Shenzhen Ruanyun”), a company incorporated on March 27, 2017 in the PRC. It is a wholly-owned subsidiary of Jiangxi Ruanyun and mainly operating in A.I database.
●	Jiangxi Alphabet Technology Co., Ltd. (“Jiangxi Alphabet”), a company incorporated on February 21, 2017 in the PRC. It is a 70% subsidiary of Jiangxi Ruanyun and mainly operates in paperless testing center development.
●	Jiangxi Huizuoye Technology Co., Ltd. (“Huizuoye”), a company incorporated on April 8, 2021 in the PRC. It is a 51.0% subsidiary of Jiangxi Ruanyun and mainly operates in digital publishing.
●	Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd. (“Ruanyun Zhitou”), a company incorporated on November 15, 2023 in the PRC. It is a 100% subsidiary of Jiangxi Ruanyun and mainly operates in digital publishing.

On April 8, 2021, the WFOE has entered into a series of contractual agreements with Jiangxi Ruanyun and its shareholders, which allow Ruanyun to have controlling financial interest over Jiangxi Ruanyun and receive substantially all the economic benefits and absorb losses of Jiangxi Ruanyun (the “VIE”). Under the United States generally accepted accounting principles (“U.S. GAAP”), Ruanyun was deemed to be the primary beneficiary of the VIE for accounting purposes and must consolidate the VIE. These contractual agreements include an Exclusive Equity Interest Purchase Agreement, an Equity Interest Pledge Agreement, Powers of Attorney, an Exclusive Technical Consulting and Service Agreement and a Supplementary Agreement to Exclusive Technical Consulting and Service Agreement (collectively, the “Contractual Arrangements”). Ruanyun together with its wholly-owned subsidiary Soft Cloud and WFOE and the VIE were under common control before and after the reorganization.

The charts below summarize the Company’s corporate legal structure and identify its subsidiaries, the VIE and its subsidiaries as of the date of the issuance of these financial statements:

Name	Background	Ownership
Soft Cloud Technology Limited	A Hong Kong company formed on December 24, 2020	100% owned by Ruanyun Edai Technology Inc.
Rollingthunder Technology (Jiangxi) Co., Ltd	A PRC company formed on January 19, 2021	100% owned by Soft Cloud Technology Limited
Jiangxi Ruanyun Technology Co., Ltd.	A PRC company formed on March 27, 2012	VIE of Rollingthunder Technology (Jiangxi) Co., Ltd
Jiangxi Ruanyun Technology Co., Ltd. (Shenzhen Branch)	A PRC company formed on March 27, 2017	100% owned by Jiangxi Ruanyun Technology Co., Ltd.

Jiangxi Alphabet Technology Co., Ltd.	A PRC company formed on February 21, 2017	70% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Huizuoye Technology Co., Ltd.	A PRC company formed on April 8, 2021	51% owned by Jiangxi Ruanyun Technology Co., Ltd.
Jiangxi Ruanyun Zhitou Education Consulting Co., Ltd.	A PRC company formed on November 15, 2023	100% owned by Jiangxi Ruanyun Technology Co., Ltd.

The Contractual Arrangements

In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of value-added telecommunication services and other restricted businesses, the Company operates substantially all of its business through the VIE. Despite the lack of equity ownership, the Company has controlling financial interest of the VIE through the Contractual Arrangements and a parent-subsidiary relationship exists between the Company and the VIE. The equity interests of the VIE are legally held by PRC individuals (the “Nominee Shareholders”). Through the Contractual Arrangements, the Nominee Shareholders of the VIE effectively assign all their voting rights underlying their equity interests in the VIE to the Company, and therefore, the Company has the power to direct the activities of the VIE that most significantly impact economic performance. The Company also has the right to receive economic benefits and absorb losses from the VIE that potentially could be significant to the VIE. Based on the above, the Company consolidates the VIE in accordance with SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810-10 (“ASC 810-10”), Consolidation: Overall.

The following is a summary of the key Contractual Arrangements:

Exclusive Equity Interest Purchase Agreement

Pursuant to the Exclusive Equity Interest Purchase Agreement entered into amongst Jiangxi Ruanyun, the Nominee Shareholders and the WFOE, the Nominee Shareholders granted the WFOE or its designated party, an irrevocable and exclusive right to purchase all or part of the equity interests held by the Nominee Shareholders in Jiangxi Ruanyun at its sole discretion, to the extent permitted under the PRC laws, at an amount equal to the minimum consideration permitted under the applicable PRC law and administrative regulations. Any proceeds received by the Nominee Shareholders from the exercise of the options shall be remitted to the WFOE to the extent permitted under PRC laws. In addition, Jiangxi Ruanyun and the Nominee Shareholders have agreed that without prior written consent of the WFOE, they will not create any pledge or encumbrance on their equity interests in the VIE, or transfer or otherwise dispose of their equity interests in Jiangxi Ruanyun. The term of the agreement is ten years and can be extended by another ten years by the WFOE.

Equity Interest Pledge Agreement

Pursuant to the Equity Interest Pledge Agreement entered into amongst the WFOE and the Nominee Shareholders, the Nominee Shareholders pledged all of their equity interests in Jiangxi Ruanyun to the WFOE as collateral to secure their obligations. If the Nominee Shareholders breach their respective contractual obligations under the share pledge agreement, the WFOE, as pledgee, will be entitled to rights, including the right to dispose the pledged equity interests entirely or partially. The Nominee Shareholders agreed not to transfer or otherwise create any encumbrance on their equity interests in Jiangxi Ruanyun without prior consent of the WFOE. The Equity Pledge Agreement will remain effective until all the obligations have been satisfied in full. The Company completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

Powers of Attorney

Pursuant to the Powers of Attorney entered into by the Nominee Shareholders, each Nominee Shareholder appointed the WFOE to act on behalf of the Nominee Shareholders as exclusive agent and attorney with respect to all matters concerning the shareholding including but not limited to (1) calling and attending shareholders’ meetings of Jiangxi Ruanyun; (2) exercising all the shareholders’ rights, including voting rights; and (3) appointing at its sole discretion, a substitute or substitutes to perform any or all of its rights. The powers of attorney remain irrevocable and continuously valid from the date of execution so long as each Nominee Shareholder remains a shareholder of Jiangxi Ruanyun unless the WFOE issues adverse instructions in writing.

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement entered between the WFOE and Jiangxi Ruanyun, the WFOE or its designated entities affiliated has the exclusive right to provide Jiangxi Ruanyun with technical support and business support services in return for fees equal to 100% of the consolidated net profits of Jiangxi Ruanyun. The WFOE has sole discretion in determining the service fee charged to the Ruanyun under this agreement. Without the WFOE’s prior written consent, Jiangxi Ruanyun shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. The WFOE will have the exclusive ownership of all intellectual property rights developed by performance of this agreement. This agreement will remain effective until it is terminated at the discretion of the WFOE or upon the transfer of all the shares of Jiangxi Ruanyun to the WFOE and/or a third party designated by the WFOE.

On April 2, 2022, Jiangxi Ruanyun and the WFOE signed a Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement. Pursuant to such Supplementary Agreement, consulting fees can be 100% of Jiangxi Ruanyun’s annual profits, and Jiangxi Ruanyun shall provide the WFOE with a report in relation to such consulting fees within three business days after each year in accordance with such Supplementary Agreement.

On October 18, 2022, Jiangxi Ruanyun and the WFOE signed an additional Supplementary Agreement to the Exclusive Technical Consulting and Service Agreement. Pursuant to such Supplementary Agreement, the WFOE shall be obligated to provide financial support to Jiangxi Ruanyun to ensure it meets the cash flow requirements in daily operation and/or offsets any losses incurred during its operation.

Risks in relation to the VIE structure

In the opinion of the Company’s management, the contractual arrangements among its subsidiaries, the VIE and its shareholders are in compliance with the current PRC laws and legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and its subsidiaries in the consolidated financial statements. The Company’s position of being the primary beneficiary of the VIE also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. The Company believes that the agreements on the authorization to exercise shareholders’ voting power are legally enforceable. In addition, if the legal structure and contractual arrangements with the VIE were found to be in violation of any future PRC laws and regulations, the Company may be subjects to fines or other actions. The Company believes the possibility that it will no longer be able to control and consolidate the VIE as a result of the aforementioned risks is remote.

The following consolidated assets and liabilities information of the VIE and VIE’s subsidiaries as of March 31, 2025 and 2024, and consolidated operating results and cash flows information for the years ended March 31, 2025 and 2024, have been included in the accompanying consolidated financial statements:

	March 31,
	2025	2024
Current assets	$4,278,903	$3,909,121
Non-current assets	1,596,095	1,309,613
Total assets	$5,874,998	$5,218,734

Current liabilities	$6,381,149	$5,189,595
Non-current liabilities	—	—
Total liabilities	$6,381,149	$5,189,595

	For the Years Ended March 31,
	2025	2024
Revenue	$6,685,387	$9,154,072
Net loss	(517,723)	(2,121,237)
Net cash used in operating activities	(1,819,988)	(799,447)
Net cash provided by (used in) investing activities	(162,779)	65,368
Net cash provided by financing activities	$1,558,088	$138,130

Note 2- Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As reflected in the accompanying consolidated financial statements, the Company incurred a net loss of $0.5 million and recorded a cash outflow from operating activities of $1.8 million for the year ended March 31, 2025 and, as of that date, the Company’s current liabilities exceeded its current assets by $2.1 million, its shareholders’ deficit was $0.5 million and its accumulated deficit was $15.6 million. These factors raise substantial doubt about the Company having going concern for the next twelve months.

On April 7, 2025, the Company completed its initial public offering of 3,750,000 common shares at a public offering price of US$4.00 per share. On April 17, 2025, the Company received net proceeds from the offering were approximately US$13.5 million. As a result, the Company believes it has sufficient and appropriate financial abilities to enable it to undertake its liabilities and doubt about the Company’s ability to continue as a going concern for the next 12 months from the issuance date of the financial statements has been alleviated.

As a result of the above sufficient cash at bank balance and additional bank loan availability, the substantial doubt regarding the Company’s ability to continue as a going concern has been resolved.

Note 3- Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have been prepared in accordance with U.S. GAAP and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE’s subsidiaries in which WFOE is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considers whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company, through the WFOE holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

(c) Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to allowances for doubtful accounts, estimated useful lives and impairment of long-live assets, and revenue recognition. Actual results may differ materially from those estimates.

(d) Foreign Currency

The Company’s reporting currency is the United States dollars (‘‘US$’’). The functional currency of the Company of the Company and the Company’s subsidiary incorporated in the Hong Kong Special Administrative Region (‘‘HK’’ or “Hong Kong”) is the US$. The functional currency of the Company’s PRC subsidiary, the VIE and its subsidiaries is Renminbi (‘‘RMB’’). The determination of the respective functional currency is based on the criteria of ASC Topic 830, Foreign Currency Matters.

The financial statements of the WFOE, VIE and VIE’s subsidiaries are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the WFOE, VIE and VIE’s subsidiaries are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive loss. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Gains and losses resulting from the foreign currency transactions are recorded in the consolidated statements of operations and comprehensive loss during the year in which they occur.

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this prospectus:

	For the Years Ended March 31,
	2025	2024
Year-end spot rate	7.2567	7.2203
Average rate	7.2163	7.1671

(e) Cash and Restricted Cash

Cash consist of cash on hand and demand deposits placed with banks which are unrestricted as to withdrawal or use, and have original maturities less than three months.

Restricted cash consist of cash deposited with banks in conjunction with borrowings from banks. Restriction on the use of such cash is imposed by the banks and remains effective throughout the terms of the bank borrowings. Restricted cash is classified as current asset on the Company’s consolidated balance sheets, as all the balance is expected to be released to cash within the next 12 months from March 31, 2025.

(f) Accounts Receivable, Net

Accounts receivable are reported net of allowance for credit losses, which reflects management’s best estimate of expected credit losses under ASC 326. The Company measures its allowance using a CECL model based on historical loss experience, current conditions, and reasonable and supportable forecasts of future economic conditions.

Accounts are written off when management determines that collection is not probable. The change in allowance during the year is recognized as credit loss expense and is presented in the income statement.

As of March 31, 2025 and 2024, gross accounts receivable were $4.9 million and $2.9 million, respectively, with an allowance for credit losses of $1.6 million and $1.2 million, respectively, resulting in net accounts receivable of $3.3 million and $1.8 million.

(g) Inventories

Inventories comprise IT equipment, yet to deliver to customer at the end of the reporting period. Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in-first-out basis. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Write downs, if any, are recorded in cost of revenues in the consolidated statements of operation and comprehensive loss.

As of March 31, 2025 and 2024, VIE and VIE’s subsidiaries had inventories in the amount of $59,077 and $210,259, respectively without any inventory write-down.

(h) Leases

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries lease office spaces which are classified as short-term leases in accordance with ASC No.842, Leases (“Topic 842”). The lease contracts do not include renew options.

From January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The Group has elected the package of practical expedients, which allows the Group not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Group elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The Company recognises right-of-use assets at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets for the years ended March 31, 2023, 2024 and 2025.

Lease liabilities

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

As of March 31, 2025 and 2024, the Company did not recognize any right-of-use assets or lease liabilities on its consolidated balance sheet, as all lease arrangements qualified as short-term leases under ASC 842.

(i) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and impairment. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value (estimated at 5% of cost) over their estimated useful lives on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the period of the remaining lease term or their estimated useful lives, if shorter. The estimated useful lives are as follows:

Category	Estimated useful lives
Buildings	20 years
Electronic equipment	3-5 years
Office equipment	3-5 years
Motor vehicles	4-6 years

Expenditures for repairs and maintenance are expensed as incurred, whereas the costs of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operation and comprehensive loss.

(j) Capitalized Software Development Costs, Net

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize costs to develop its software in accordance with ASC Topic 350-40 (“ASC 350”), Internal-Use Software. Software development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Company to develop, maintain, monitor and manage the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ products. Costs incurred for the development of software prior to the establishment of technological feasibility are expensed when incurred and are included in research and development expenses. Once a product has reached technological feasibility, all subsequent development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and documentation and only occurs when the product has a proven ability to operate. The amount of software development costs was amortized over the estimated life of the corresponding product, which is determined to be five years.

(k) Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering.” Deferred Offering cost represents the incremental costs incurred for the Company’s initial public offering (“IPO”), consisting of underwriting, legal expense incurred for preparation of registration statements, financial advisor fees, registration fees and other expenses incurred through the balance sheet date that are directly related to the intended IPO. These costs are deferred and capitalized in the balance sheet as deferred offering costs which will be later recorded as a reduction of additional paid-in-capital upon the completion of the IPO. If the IPO is aborted, the deferred offering costs must be expensed immediately.

(l) Long-term Deposits

Long term deposits represent deposits made by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries as a guarantee of the Company’s performance which is required by certain government facilities. The deposits is usually 5% or 10% of the total contract amount and are paid at the inception of the contract. The deposits will be returned when the contractual warranty expires which is usually three years after the project is accepted by the customer.

As of March 31, 2025 and 2024, the balance of long-term deposits were $94,811 and $105,917, respectively.

(m) Impairment of Long-lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had originally estimated. When these events occur, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. For the years ended March 31, 2025 and 2024, there were no impairment of capitalized software.

(n) Fair Value of Financial Instruments

Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

Accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

Level 1-Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2-Include other inputs that are directly or indirectly observable in the marketplace.

Level 3-Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Short-term financial assets and liabilities of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries primarily consist of cash, restricted cash, accounts receivable, due from related parties, prepaid expenses and other current assets, short-term bank loans, accounts payable, due to related parties, accrued expenses and other current liabilities. As of March 31, 2025 and 2024, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

As of March 31, 2025 and 2024, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries did not have assets or liabilities measured at fair value on a recurring basis in periods subsequent to their initial recognition.

(o) Revenue Recognition

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries follow ASC 606, Revenue from Contracts with Customers (“ASC 606”), for revenue recognition. ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized, as performance obligations are satisfied.

The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries currently generate revenue from platform development, software customization and content development, license, personalized exercise book and MOTK Pro, digitization service. Revenue recognition policies are discussed as following:

1. SmartExam® Solution

a Platform Development

VIE and VIE’s subsidiaries contract with schools, local educational bureaus and business entities to provide SmartExam® solution to construct computer-based testing centers for a fixed price. Currently, VIE and VIE’s subsidiaries construct testing centers for all eleven subjects through grade 7 to 12 of the China’s Academic Proficiency Assessment Test (“APT”). The SmartExam® platform development service is mainly to build, upgrade and transform the physical environment of the testing centers, which normally includes procurement of hardware, customization of software, installation and implementation of software and hardware. VIE and VIE’s subsidiaries provide a perpetual license to its testing-taking software in the “SmartExam® Solution” upon transfer of the testing centers. The SmartExam® solution platform combines the A.I. algorithms and hardware including computers, test progress LCD, face recognition cameras, body sensing devices, and RFID card readers, and is capable of recognize the examinees, automatically assign seat for the examinees, generate exam questions and automatically assess the test results.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude its SmartExam® solution platform development contracts meet all five criteria under Step 1: identify contract with customers in accordance with ASC 606. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries evaluate the SmartExam® solution platform development contracts to identify performance obligations. A performance obligation is a promise to transfer to the customer either 1) a good or service (or a bundle of goods or services) that is distinct; or 2) a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider its promises to the customers include the construction of testing centers and providing a perpetual license to the testing-taking software. These two promises are capable of being distinct and separately identifiable in the contract.

For the construction of the testing centers, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the goods or service promises in the contract include the hardware, customization of software, and installation and implementation of software and hardware. These goods or services are capable of being distinct because the customer can benefit from each of them on its own or together with other readily available resources. However, the promises to transfer these goods or services are not separately identifiable. The testing center is an integrated solution that includes test and exam question content, grading and evaluation, onsite management, training and supervision, and VIE and VIE’s subsidiaries provide a significant service of integrating the hardware and software into the testing center that the customer has contracted for. Any separate delivery of hardware, software or installation and implementation of software and hardware cannot achieve customer’s the intended function that is, each of the promises represent the input into the testing center, which is the combined output which the customer has requested per the contract, thus the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries treat them as a single performance obligation. The perpetual license provides customer the right to use the testing-taking software in the SmartExam® solution which has significant standalone functionality and does not require significant ongoing maintenance or effort from VIE and VIE’s subsidiaries to assure the usefulness of the license. Accordingly, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude each of its SmartExam® solution platform development contract contains two performance obligations which are a) the construction of testing centers and b) to provide the customer a perpetual license to its testing-taking software. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries allocate the fixed transaction price to each performance obligation based on their stand-alone selling price (“SSPs”). The customers sign acceptance to VIE and VIE’s subsidiaries upon the transfer of the testing center and VIE and VIE’s subsidiaries grant the perpetual license at the same time upon the acceptance of customers. The Company, together with its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries, recognizes revenue for the construction of testing centers at a point in time when the performance obligation is satisfied, which typically occurs upon customer acceptance. For the perpetual license, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the software license as a functional intellectual property since it has significant standalone functionality and recognizes the revenue at a point in time when such license is granted to the customer which normally occur at the point when customers accept the project.

For certain sales contracts, the customers require VIE and VIE’s subsidiaries to provide a warranty for a period of 3 years after the completion of the implementation. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determine that such product warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that a product will function as expected and comply with agreed-upon specifications. VIE and VIE’s subsidiaries have not sold the warranty separately. Because of the nature of the projects, including contract owner inspections of the work both during construction and prior to acceptance, VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

b Others

VIE and VIE’s subsidiaries provide other SmartExam® Solution services, which include software customization, hardware sales and other comprehensive professional testing services, including test registration, test paper sampling, test center evaluation, and etc. The promised services in each contract are generally combined as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The revenue generated from these services are either recognized over the time or at a point in time if the satisfaction of the performance obligation does not meet any of the criteria to be recognized over the time. For revenue recognized over the time, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries measure the progress using the output method. For revenue recognized at a point in time, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognized the revenue when control of the service or products is transferred to the customer.

2. SmartHomework® Solution

a Platform Development

VIE and VIE’s subsidiaries also contract with schools and local educational bureaus to provide SmartHomework® solution for a fixed price. The SmartHomework® platform development service is mainly to build, upgrade and transform the physical environment of the A.I. Study Room, which provides the customers a comprehensive combination of hardware and software including advanced OCR optical handwriting and graph recognition, knowledge point structural diagramming, and contents of the K-12 exercise question bank. VIE and VIE’s subsidiaries provide a perpetual license to its proprietary academic evaluation technology, A.I. algorithms and contents of the online academic exercise question bank (in combination the SmartHomework® Solution) upon transfer of the A.I. Study Room. After the transfer of the A.I. Study Room, VIE and VIE’s subsidiaries also provide unspecified software updates on a when-and-if-available basis which update the content of question bank, address security issues when they occur and address minor bugs discovered, and certain software-related cloud services including data collection, data cleaning, data modeling and data analysis under SmartHomework® Solution.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude the SmartHomework® solution platform development contracts with schools and local educational bureaus meet the criteria to be contracts with customers in accordance with ASC 606. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider its promises to the customers include the construction of the A.I. Study Room, providing a perpetual license and providing updates, cloud-based services associated with the software. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have identified up to four performance obligations for each of the platform development contract under SmartHomework® solution product line, which are a) the construction of A.I. Study Room and b) to provide a perpetual software license with the rights to use all the content and proprietary technology under SmartHomework® solution c) to provide certain software-related cloud services under SmartHomework® solution d) to provide the when-and-if-available software updates.

For the construction of the A.I. Study Room, similar to the construction of the testing centers under SmartExam® solution, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the promises to transfer the goods or services are capable of being distinct but not separately identifiable. The A.I. Study Room is a “retail outlet” of the comprehensive online interactive learning and A.I. big data platform and VIE and VIE’s subsidiaries provide a significant service of integrating the hardware and software into the A.I. Study Room that the customer has contracted for. Any separate delivery of hardware, software or installation and implementation of software and hardware cannot achieve the customer’s intended function that is, each of the promises represent the input into the A.I. Study Room, which is the combined output which the customer has requested per the contract, thus the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries treat them as a single performance obligation.

The fixed transaction price is allocated among these performance obligations based on their SSPs. Because the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries lack observable prices for the software-related cloud services and when-and-if-available software updates, the allocation of revenue is based on the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ estimated SSPs. The customers sign acceptance to VIE and VIE’s subsidiaries upon the transfer of the A.I. Study Room and VIE and VIE’s subsidiaries grant the perpetual license at the same time upon the acceptance of customers. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize revenue for the construction of A.I. Study Room at a point in time when the performance obligation is satisfied which normally occurs upon the acceptance of customers. For the perpetual license, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the software license as a functional intellectual property since it has significant standalone functionality and recognizes the revenue at a point in time when such license is granted to the customer which is normally occurred at the point when customers accept the project. Revenue allocated to the software-related cloud services and unspecified software updates is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided. Revenue from the software-related cloud services and unspecified software updates are immaterial for the years ended March 31, 2025 and 2024.

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ process for determining estimated SSPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. Should future facts and circumstances change, the estimated SSPs and the future rate of related amortization for the software-related cloud services and unspecified software updates could change. Factors subject to change include the nature of the software-related cloud services and unspecified software updates, their estimated value and the estimated period they are expected to be provided.

For certain sales contracts, the customers require VIE and VIE’s subsidiaries to provide a warranty for a period of 3 years after the completion of the implementation. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries determine that such product warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that a product will function as expected and comply with agreed-upon specifications. VIE and VIE’s subsidiaries have not sold the warranty separately. Because of the nature of the projects, including contract owner inspections of the work both during construction and prior to acceptance, VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

b Software Customization and Content Development

VIE and VIE’s subsidiaries provide software customization and content development services based on customers’ specifications. Contracts of this revenue stream generally do not contain significant financing components or variable consideration. The promised services in each service contract are combined and accounted for as a single performance obligation, as the promised services in a contract are not distinct and are considered as a significant integrated service. The Company recognizes revenue from its software customization and content development service contracts at a point of time when the customers accept the customized software and / or content when the control of such software and / or content is transferred to the customer. Additionally, the Company provides product warranty on customized software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. No warranty is provided for customized content delivered. VIE and VIE’s subsidiaries have not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

c License

VIE and VIE’s subsidiaries also enter into separate license agreement for license of the proprietary academic evaluation technology and A.I. algorithms, as well as sell contents of the academic exercise question bank to other educational service providers and educational technology companies. Customers purchase the right to access the cloud-based contents under time-based arrangement, which is generally one year. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries recognize revenue ratably over the respective term of agreement.

d Personalized Exercise Book and MOTK Pro

VIE and VIE’s subsidiaries provide print version of SmartHomework® exercise book, which provide personalized exercises to students with subscription charged to the students per semester. The digitized SmartHomework® content, including the personalized exercise book, is covered by the SmartHomework® solution platform contracts between VIE and VIE’s subsidiaries and the schools or local governmental bureau. Students are able to access to the contents through authorized hardware in school. The print version of SmartHomework® exercise books allow students to have a similar access when they are outside the campus. During the subscription period, personalized exercise book is delivered in paper-based format on a daily or weekly basis. Revenue is generally recognized ratably over the contract term beginning on the commencement date of each contract, which is the date the student is granted access to the print function.

VIE and VIE’s subsidiaries also provide a premium version of SmartHomework® program, called MOTK pro, with a typical annual subscription to students. This premium service cover all subject fields with unlimited access during the subscription period to the cloud-based contents from personal devices, such as personal smart phones or tablet. VIE and VIE’s subsidiaries also sell the MOTK pro through many nationwide corporations, who are considered as MOTK Pro business partners. Revenue for sales of MOTK pro is recognized ratably over the subscription period, which starts on the date when the students activate the account and the content is made available to students.

e Digitization Services

VIE and VIE’s subsidiaries provide digitization services to publishers, which convert the paper-based studying and exercise books into digital format. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries conclude there is only one performance obligation in each of the contracts with customers within this revenue stream, which is to provide digitization service to publishers. Revenues are recognized at a point in time when VIE and VIE’s subsidiaries complete its digitalization service and the customer receives the fully digitalized materials.

The Company recognizes all revenue as a principal because it obtains control of the specified goods and services before they are transferred to customers and is responsible for fulfilling the promise to provide such goods and services. In addition, the Company bears inventory risk prior to transfer, has discretion in establishing prices, and is primarily responsible for ensuring the quality of the goods and services and providing related customer service.

The following table identifies the disaggregation of revenue for the years ended March 31, 2025 and 2024, respectively:

	For the Years Ended March 31,
	2025	2024
SmartExam® Solution
a. Platform development	$212,377	$310,135
b. Others	452,881	265,707
SmartHomework® Solution
a. Platform development	571,658	3,137,602
b. Software customization and content development	2,385,277	74,138
c. License	153,666	2,748
d. Personalized exercise book and MOTK Pro	33,775.00	88,815
e. Digitization services	2,875,753	5,274,927
Total revenues	$6,685,387	$9,154,072

The Company evaluated each category of our services to determine the appropriate timing of revenue recognition. Revenue is recognized at a point in time if none of the criteria under ASC 606 for over-time recognition are met: (a) the customers do not simultaneously receive and consume the benefits as the Company performs, (b) the Company’s performance does not create or enhance an asset that the customer controls as it is created or enhanced, and (c) the performance does not create an asset with no alternative use while providing the Company with an enforceable right to payment for performance completed to date. The following table summarizes disaggregated revenue from contracts with customers by timing of revenue recognition for the years ended March 31, 2025 and 2024, respectively:

	For the Years Ended March 31,
	2025	2024
Services transferred at a point in time
Revenue from platform development	$784,036	$3,447,737
Revenue from customized software and content development	2,695,107	224,111
Revenue from digitization services and others	2,875,753	5,274,927
Services transferred over time
Revenue from license and others	296,716	118,482
Revenue from personalized exercise book and MOTK Pro	33,775	88,815
Total revenues	$6,685,387	$9,154,072

Contract Assets and Contract Liabilities

Contract assets include deferred contacts costs and contract liabilities include deferred revenue.

Deferred contracts costs

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries capitalize incremental costs incurred to fulfill contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ capitalized costs consist primarily of setup costs for each customer, which are incurred to satisfy stand-ready obligation to provide access to the connected offerings. These contract costs are recorded as cost of revenue upon the recognition of the related revenue. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates.

As of March 31, 2025 and 2024, VIE and VIE’s subsidiaries had deferred contract costs in the amount of $63,392 and $379,284, respectively. As of March 31, 2025 and 2024, no impairment allowance was recorded.

Deferred revenue

Deferred revenue primarily consists of consideration paid by customers before the related performance obligation is satisfied. As of March 31, 2025 and 2024, total deferred revenue was $135,737 and $434,717, respectively.

(p) Cost of Revenues

Cost of revenues consists of cost of inventory, staff payroll, amortization of intangible assets, bandwidth leasing costs, payments to various channels for promotion and other direct costs of providing these services or goods.

(q) Research and Development

Research and development expenses include payroll expenses, employee benefits, rental expenses and amortization and other expenses in associated with research and development functions. Costs incurred for the development of software prior to the establishment of technological feasibility and costs incurred for maintenance after the software are available for marketing are expensed when incurred and are included in research and development expenses.

(r) Government Grants

Government grants, which mainly represent amounts received from local governments in connection with the Company’s contributions to technology development, are recognized as income in other income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Government grants that are to compensate incurred costs, expenses or losses without specific criteria are recognized in the current period upon receipt. Government grants that are to compensate future costs, expense or losses or with specific criteria are recognized in deferred grant income and recognized as income in the future or when the criteria is met. During the years ended March 31, 2025 and 2024, the Company did not receive any government grants compensating future costs, expenses or losses or with any criteria. As of March 31, 2025 and 2024, the Company did not have any deferred grant income.

(s) Income Tax

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest relating to income taxes were incurred during the years ended March 31, 2025 and 2024. The Company does not believe there was any uncertain tax provision at March 31, 2025 and 2024.

(t) Value Added Tax (“VAT”)

WFOE, Jiangxi Ruanyun and Jiangxi Ruanyun’s subsidiaries are subject to VAT for providing services and sales of products and VAT is reported as a deduction to revenue when incurred.

The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of services provided and sales of products (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).

(u) Non-controlling Interest

A non-controlling interest in a subsidiary of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries represent the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries. Non-controlling interests are presented as a separate component of equity on the consolidated balance sheet and net income and comprehensive loss attributable to non-controlling interests are presented in the consolidated statement of operations and comprehensive loss.

(v) Earnings (Loss) per Share

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries compute earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted earnings per share (EPS). Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no dilutive shares as of March 31, 2025 and 2024.

(w) Segment Information

Operating segments are defined as components as an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ CODM has be identified as the CEO, who reviews consolidated results including revenue, gross profit and operating profit at a consolidate level only ad does not distinguish between services for the purpose of making decision about resources allocation and performance assessment. As such, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have concluded that it has one operating segment and one reporting segment with two categories, SmartExam® and SmartHomework®. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries operate solely in the PRC and all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ long-lived assets are located in the PRC.

(x) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 12.

(y) Risk and Uncertainties

Political and economic risk

The operations of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries are located in the PRC. Accordingly, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ results may be adversely affected by changes in the political, regulatory, and social conditions in the PRC. Although the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Concentration of customers and suppliers

The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the year ended March 31, 2025, two major customers accounted for 30% and 14% of the Company’s total revenue, respectively. For the year ended March 31, 2024, two major customers accounted for 57% and 32% of the Company’s total revenue, respectively. As of March 31, 2025, two major customers accounted for 20% and 19% of accounts receivable, respectively. As of March 31, 2024, two major customers accounted for 48% and 31% of accounts receivable.

For the year ended March 31, 2025, four vendors accounted for 14%, 12%, 12% and 11% of the Company’s total purchases. For the year ended March 31, 2024, three major vendors accounted for 18%, 13% and 12% of the Company’s total purchases.

As of March 31, 2025, four vendors accounted for 21%, 14%, 12% and 11% of the Company’s accounts payable. As of March 31, 2024, one vendor accounted for 10% of the Company’s accounts payable.

Concentration of credit risk

Assets that potentially subject the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries to significant concentrations of credit risk primarily consist of cash and accounts receivable. As of March 31, 2025 and 2024 substantially all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ cash were held by reputable financial institutions located in the PRC which management believes are of high credit quality and financially sound based on public available information.

Accounts receivable are typical unsecured and derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries perform on customers and its ongoing monitoring process of their outstanding balances. Although accounts receivable are generally unsecured, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the credit risk of accounts receivable is low.

Currency risk

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ operational transactions and its assets and liabilities are primarily denominated in RMB, which is not freely convertible into foreign currencies. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ cash denominated in RMB are subject to such government. The value of the RMB is subject to changes in the central government policies and international economic and political developments that affect the supply and demand of RMB in the foreign exchange market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the ‘‘PBOC’’). Remittances from China in currencies other than RMB by the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance. As the Company does not have significant transactions between its PRC subsidiary and the VIE, the Company, its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries consider that the risk associated with the foreign exchange transactions is low.

(z) Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation.

(aa) Recent Accounting Pronouncements

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

Recently Issued Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805): Identification of the Accounting Acquirer When the Legal Acquiree Is a Variable Interest Entity. The ASU revises the guidance in ASC 805 on identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE), with the objective of improving comparability between business combinations that involve VIEs and those that do not. ASU 2025-03 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the standard to determine the impact of adoption on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses. The ASU requires companies to disaggregate operating expenses into specific categories such as employee compensation, depreciation, and intangible asset amortization, by relevant expense caption on the statement of operations. Additionally, in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures, to clarify the effective date of ASU 2024-03. ASU 2025-01 is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. The Company is currently evaluating the standard to determine the impact of adoption on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, an update to Topic 740, Income Taxes. The amendments in this update related to rate reconciliation and income taxes paid disclosures enhance transparency in income tax disclosures by requiring (1) increased disclosure of pretax income (or loss) and income tax expense (or benefit) to align with SEC Regulation S-X, Rule 210.4-08(h), General Rules of Application-General Notes to Financial Statements: Income Tax Expense, and (2) removal of disclosures no longer considered cost beneficial or relevant. For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2024. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied prospectively. Retrospective application is permitted.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements-Amendments to the Codification in Response to the SEC’s Disclosure Update and Simplification Initiative, which amends the disclosure or presentation requirements in Topic 230-10, Statement of Cash Flows-Overall, Topic 250-10, Accounting Changes and Error Corrections-Overall, Topic 260-10, Earnings Per Share-Overall, Topic 270-10, Interim Reporting-Overall, Topic 440-10, Commitments-Overall, Topic 470-10, Debt-Overall, Topic 505-10, Equity-Overall, Topic 815-10, Derivatives and Hedging-Overall, Topic 860-30, Transfers and Servicing-Secured Borrowing and Collateral, Topic 932-235, Extractive Activities-Oil and Gas-Notes to Financial Statements, Topic 946-20, Financial Services-Investment Companies-Investment Company Activities, and Topic 974-10, Real Estate-Real Estate Investment Trusts-Overall. These amendments represent changes designed to clarify or improve disclosures and presentations. Further discussion of recently issued accounting pronouncements is included in Note 3 to the consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have material impact on the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ consolidated financial position, statements of operations, and cash flows.

Note 4 - Accounts Receivable, Net

	March 31,
	2025	2024
Accounts receivable	$4,862,723	$2,944,486
Less: Allowance for credit losses	(1,552,580)	(1,159,182)
Accounts receivable, net	$3,310,143	$1,785,304

The following table represent the movement of the allowance for doubtful accounts:

	For the Years Ended March 31,
	2025	2024
Balance at the beginning of the year	$1,159,182	$787,417
Additions charged to bad debt expense	401,448	412,316
Foreign exchange gain	(8,050)	(41,551)
Balance at the end of the year	$1,552,580	$1,159,182

As of July 18, 2025, approximately $0.6 million, or 12%, of the accounts receivable balance as of March 31, 2025 has been collected.

Note 5 - Prepaid Expenses and Other Current assets

	For the Years Ended March 31,
	2025	2024
Prepaid expenses	$69	$91,490
Other receivables, net	35,855	177,849
Prepaid expenses and other current assets	$35,923	$269,339

Note 6 - Property and Equipment, Net

	For the Years Ended March 31,
	2025	2024

Electronic equipment	$405,439	$369,960
Building	391,086	393,058
Office equipment	67,847	68,189
Motor vehicles	181,959	130,420
Total property and equipment	1,046,332	961,627
Less: Accumulated depreciation	(586,018)	(556,262)
Total property and equipment, net	$460,314	$405,365

Depreciation expenses were $32,946 and $78,825 for the years ended March 31, 2025 and 2024, respectively.

Note 7 - Capitalized Software Development Cost, Net

	For the Years Ended March 31,
	2025	2024
Software Development Cost	$2,812,770	$2,772,872
Less: Accumulated amortization	(2,610,605)	(2,415,608)
Capitalized software development cost, net	$202,166	$357,264

Amortization expenses were $208,273 and $336,910 for the years ended March 31, 2025 and 2024, respectively. There were no impairment of capitalized software development cost for the years ended March 31, 2025 and 2024, respectively

The following is a schedule, by fiscal years, of amortization amount of capitalized software development cost as of March 31, 2025:

2026	100,511
2027	45,400
2028	2,448
Total	$148,359

As of March 31, 2025, the Company had capitalized $53,807 of research and development costs related to the SmartHomework® Solution Platform that have not yet been placed in service. Accordingly, these costs are not included in the future amortization schedule presented above.

Note 8 - Short-term Bank Loans

	For the Years Ended March 31,
Short-term bank loans from:	2025	2024
Bank of China(1)	$551,215	$692,492
Bank of Jiangxi(2)	—	393,898
Bank of Beijing(3)	1,378,037	1,384,984
GanZhou Bank(4)	1,376,659	—
China Transportation Bank(5)	1,102,429	—
Total	$4,408,340	$2,471,374

(1)	In March 2025, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of China for RMB4,000,000 ($0.6 million) at an annual interest rate of 3.10%. This loan was guaranteed by Ms. Fu Yan, our Director and Chief Executive Officer (CEO) of Jiangxi Ruanyun.

(2)	In July 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Bank if Jiangxi for RMB2,000,000 ($0.3 million) at an annual interest rate of 4.50%. This loan was also pledged with a property of Jiangxi Ruanyun and mortgaged with a patent of Jiangxi Ruanyun, with a combined estimated market value of RMB10 million ($1.5 million). This loan was repaid in November 2024.

(3)	In May 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Beijing for RMB10,000,000 ($1.4 million) at an annual interest rate of 4.60%.

(4)	In November 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Ganzhou Bank for RMB9,990,000 ($1.4 million) at an annual interest rate of 3.85%. This loan was also pledged with a property of Jiangxi Ruanyun and guaranteed by Ms. Fu Yan, our Director and Chief Executive Officer and CEO of Jiangxi Ruanyun.

(5)	In August 2024, Jiangxi Ruanyun entered into a one-year loan agreement with Bank of Construction for RMB8,000,000 ($1.1 million) at an annual interest rate of 3.35%. This loan was guaranteed by Ms. Fu Yan, our Director and Chief Executive Officer and CEO of Jiangxi Ruanyun.

Note 9 - Accrued Expenses and Other Current Liabilities

	For the Years Ended March 31,
	2025	2024
Payroll payable	$156,932	$174,431
VAT and other taxes payable	245,739	216,076
Other payable	315,657	16,033
Accrued expenses and other current liabilities	$718,327	$406,540

Note 10 - Income Tax

a) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazette on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%. Payments of dividends by the Hong Kong subsidiary to the Company is not subject to withholding tax in Hong Kong.

PRC

The Company’s PRC subsidiary, the VIE and its subsidiaries were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. For the years ended March 31, 2024 and 2023, Shenzhen Ruanyun, Huizuoye and WFOE were qualified as “Small Enterprise with Low Profit” entities in accordance with PRC tax laws. Jiangxi Alphabet was qualified as “Small Enterprise with Low Profit” entities in accordance with PRC tax laws for the year ended March 31, 2023. These entities received a preferential income tax rate of 2.5% starting from January 1, 2021. Jiangxi Ruanyun was recognized as a “high and new technology enterprise” and received a preferential income tax rate of 15% for a period from 2021 to 2023.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

The components of loss before income taxes are as follows：

	For the Years Ended March 31,
	2025	2024
Non PRC	$—	$—
PRC	(519,708)	(2,104,074)
	$(519,708)	$(2,104,074)

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had no current or deferred income tax expenses or benefits for the years ended March 31, 2025 and 2024.

Reconciliation of the differences between PRC statutory income tax rate and the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ effective income tax rate for the years ended March 31, 2025 and 2024 are as follows:

	For the Years Ended March 31,
	2025	2024
Statutory income tax rate	25.00%	25.00%
Increase (decrease) in effective income tax rate resulting from
Preferential tax rate in China(1)	(12.41%)	(12.41%)
Non-deductible expenses	(3.06%)	(1.84%)
Additional deduction of research and development expenses	(17.84%)	5.80%
Change in valuation allowance	27.37%	(16.55%)
Effective tax rate	—	—

(1) WFOE and VIE’s subsidiaries Shenzhen Ruanyun, Jiangxi Alphabet and Huizuoye are subject to a favorable tax rate of 5% for the tax basis year ended December 31, 2020 and a favorable tax rate of 2.5% starting from January 1, 2021. Jiangxi Ruanyun was recognized as a high-tech enterprise and received a preferential income tax rate of 15%. For the years ended March 31, 2025 and 2024 the tax saving as the result of the favorable tax rate amounted to nil and nil respectively, and per share effect of the favorable tax rate were nil and nil.

b) Deferred tax assets

The principle components of deferred tax assets and deferred tax liabilities are as follows:

	For the Years Ended March 31,
	2025	2024
Deferred tax assets
Allowance for doubtful accounts receivables and other receivables	$59,881	$175,288
Operating lease liabilities	—	—
Net operating loss carrying forwards	2,139,793	2,108,595
Total deferred tax assets	2,199,674	2,283,883

Deferred tax liabilities
Operating lease right of use assets	—	—

Deferred tax assets	2,199,674	2,283,883
Less: Valuation allowance	(2,199,674)	(2,283,883)
Deferred tax assets, net	$—	$—

In assessing the recoverability of its deferred tax assets, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider whether some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries consider the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries’ deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

As of March 31, 2025 and 2024, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries incurred accumulated net operating losses. As of March 31, 2025, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had net operating loss carry forwards of approximately $14,907,040 derived from entities in the PRC, which can be carried forward per tax regulation to offset future taxable income. The PRC taxable losses will expire from 2022 to 2026 if not utilized.

The management believes that it is more likely than not that the accumulated net operating losses and other deferred tax assets will not be utilized in the foreseeable future. Accordingly, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have provided full valuation allowance for the deferred tax assets as of March 31, 2025 and 2024.

The changes in valuation allowance for the years ended March 31, 2025 and 2024 are as follows:

	For the Years Ended March 31,
	2025	2024
Balance at the beginning of the year	$2,283,883	$1,984,853
Additions of valuation allowance	(84,209)	541,216
Foreign currency translation adjustments	—	(242,186)
Balance at the end of the year	$2,199,674	$2,283,883

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position as of March 31, 2025 and 2024.

The Company has evaluated the potential applicability of the OECD’s Pillar Two global minimum tax rules, including the Income Inclusion Rule (IIR) and Undertaxed Profits Rule (UTPR). As of the reporting date, the Company is incorporated in the Cayman Islands and conducts substantially all of its operations in PRC. The Company’s annual consolidated revenue is below the €750 million threshold established under the Pillar Two framework. In addition, the PRC has not enacted domestic legislation implementing Pillar Two rules as of March 31, 2025, and the Cayman Islands does not impose corporate income taxes. Accordingly, the Company has concluded that it is not currently subject to the global minimum tax regime, and no top-up tax or related deferred tax impact has been recorded in the consolidated financial statements.

Note 11 - Equity

Ordinary Shares

When the Company was incorporated in the Cayman Islands on March 11, 2021, 10,000,000,000 (pre-share consolidation) ordinary shares were authorized and 60,000,000 (pre-share consolidation) were issued to the shareholders at a par value of US$0.0001 (pre-share consolidation) each. As noted in Note 1 “Organization and Principal Activities”, the incorporation and issuance of ordinary shares are part of the reorganization and are presented as if the transaction became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

On October 17, 2022, Ruanyun, with the approval of its board of directors and shareholders, effected a 1-for-2 share consolidation of all of its issued and unissued ordinary shares, or the share consolidation, whereby each two ordinary shares of par value of $0.0001 each were consolidated into one ordinary share of par value of $0.0002 each, following which the share capital of Ruanyun was $1,000,000 divided into 5,000,000,000 shares with a par value of $0.0002 each. Any and all fractional shares were rounded up to the nearest whole share. As of the date of the issuance of these financial statements, 33,750,004 ordinary shares of Ruanyun are issued and outstanding.

As noted in Note 1 “Organization and Principal Activities”, the incorporation and issuance of ordinary shares are part of the reorganization and are presented as if the transaction became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Non-controlling interest

As of March 31, 2025, the Company’s non-controlling interest represented 28.6% equity interest of Jiangxi Alphabet, 35.0% equity interest of Jiaotou, 49.0% of Huizuoye and 51.0% of Mengyun.

As of March 31, 2024, the Company’s non-controlling interest represented 28.6% equity interest of Jiangxi Alphabet, 35.0% equity interest of Jiaotou and 49.0% of Huizuoye.

Note 12 - Related Party Balance and Transactions

(a)	Related parties

Name of related parties	Relation with the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries

Ms. Yan Fu	The Company’s director and chief executive officer and the chief executive officer of Jiangxi Ruanyun

Mr. Cong Zhao	The Company’s chief technology officer

Mr. Linhua Wan	A management staff of the Jiangxi Alphabet

Mr. Xili Huang	A majority shareholder of Jiangxi Yiluyun Technology Co., Ltd.

Jiangxi Huapeng Information System Co., Ltd.	A company controlled by Mr. Bin Wang, the director and shareholder of one of the Company’s 5% or greater shareholders, and a director of Jiangxi Ruanyun also serves as the executive director and general manager of such company

(b)	The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had the following related party balances as of March 31, 2025 and 2024:

	For the Years Ended March 31,
	2025	2024
Amount due from related parties:
Mr. Cong Zhao(1) (2)	$—	$31,578
Ms. Xing Xie(1)	5,512	—
Mr. Xili Huang(1)	5,898	5,928
	$11,410	$37,506
Amount due to related parties:
Ms. Yan Fu(3)	$43,289	$63,403

(1) All balances with the related parties as of March 31, 2025 and 2024 were unsecured, interest-free and had no fixed terms of repayments.

(2) The amounts due from Mr. Cong Zhao were advances made for a business project. Mr. Cong Zhao subsequently repaid $31,419 as of the date of the issuance of these financial statements.

(3) The amounts due to Ms. Yan Fu primarily consisted of (1) the operating lease expenses paid on behalf of the Company by Ms. Yan Fu and (2) sales commissions owed her.

Note 13 - Commitments

a) Operating lease commitments

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries leases offices under non-cancelable operating lease agreements. As of March 31, 2025 and 2024, the Company’s short-term lease commitments is $0.1 million and $0.1 million, respectively.

b) Capital and other commitments

The Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries did not have material capital and other commitments as of March 31, 2025.

Note 14 - Subsequent Events

On April 7, 2025, the Company completed its initial public offering of 3,750,000 common shares at a public offering price of US$4.00 per share. The shares commenced trading on the Nasdaq Capital Market under the ticker symbol “RYET” on April 8, 2025. Gross proceeds from the offering were approximately US$15.0 million, and net proceeds after offering-related expenses are expected to be approximately US$13.5 million. The Company intends to use the net proceeds for general corporate purposes.

In May 2025, the Company renewed a one-year loan agreement with Bank of Beijing for RMB10,000,000 (US$1,389,063) bearing an interest rate of 3.6% per annum, with a term from May 21, 2025 to May 20, 2026.

Up to 20,000,000 Ordinary Shares

Ruanyun Edai Technology Inc.

PROSPECTUS

June 24, 2026